     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 23, 1997.

                                                    REGISTRATION NO. 333-
================================================================================

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                     APPLIED INDUSTRIAL TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                            ------------------------

                                      OHIO
                        (State or other jurisdiction of
                         incorporation or organization)
                                      5085
                          (Primary Standard Industrial
                            Classification Code No.)
                                   34-0117420
                       (IRS Employer Identification No.)

                            ------------------------
                   3600 EUCLID AVENUE, CLEVELAND, OHIO 44115
                                 (216) 881-8900
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                            ------------------------
                            ROBERT C. STINSON, ESQ.
               VICE PRESIDENT -- ADMINISTRATION, HUMAN RESOURCES
                         GENERAL COUNSEL AND SECRETARY
                     APPLIED INDUSTRIAL TECHNOLOGIES, INC.
                               3600 EUCLID AVENUE
                             CLEVELAND, OHIO 44115
                                 (216) 881-8900
              (Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                            ------------------------
                                   COPIES TO:
                             DAVID A. ZAGORE, ESQ.
                        SQUIRE, SANDERS & DEMPSEY L.L.P.
                                 4900 KEY TOWER
                               127 PUBLIC SQUARE
                             CLEVELAND, OHIO 44114
                                 (216) 479-8500
                            ------------------------
        Approximate Date of Commencement of Proposed Sale to the Public:

    As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger of INVETECH Company ("INVETECH") with and into a subsidiary of the Registrant (the "Merger Sub"), as described in the enclosed Prospectus.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

==================================================================================================
  TITLE OF EACH CLASS OF                                       PROPOSED MAXIMUM
        SECURITIES           PROPOSED AMOUNT MAXIMUM OFFERING AGGREGATE OFFERING     AMOUNT OF
     TO BE REGISTERED       TO BE REGISTERED  PRICE PER SHARE        PRICE       REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Common Stock, without par
  value....................     2,300,000       $31.5625(1)       $72,593,750         $21,999
==================================================================================================

(1) Pursuant to Rule 457(f), the proposed maximum offering price per unit and proposed maximum aggregate offering price were computed in accordance with Rule 457(c) on the basis of the average of the high and low prices per share of the Common Stock of the Registrant on May 21, 1997.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                     APPLIED INDUSTRIAL TECHNOLOGIES, INC.

         CROSS-REFERENCE SHEET BETWEEN ITEMS IN FORM S-4 AND PROSPECTUS
                   PURSUANT TO ITEM 501(b) OF REGULATION S-K

ITEM NO.                 FORM S-4 CAPTION                         HEADING IN PROSPECTUS
--------   ---------------------------------------------  -------------------------------------
           A. INFORMATION ABOUT THE TRANSACTION
Item 1.    Forepart of Registration Statement and
           Outside Front Cover Page of Prospectus.......  Cover Page of Registration Statement;
                                                          Cross-Reference Sheet; Outside Front
                                                          Cover Page of Prospectus
Item 2.    Inside Front and Outside Back Cover Pages of
           Prospectus...................................  Inside Front Cover Page of
                                                          Prospectus; Table of Contents;
                                                          Available Information
Item 3.    Risk Factors, Ratio of Earnings to Fixed
           Charges and Other Information................  Summary; Selected Historical
                                                          Consolidated and Unaudited Pro Forma
                                                          Combined Financial Information;
                                                          Comparative Per Share Data and
                                                          Dividend History; Risk Factors; The
                                                          Merger; Invetech Special Meeting
Item 4.    Terms of the Transaction.....................  Summary; The Merger; Description of
                                                          Applied Common Stock; Comparison of
                                                          Rights of Holders of Applied Common
                                                          Stock and Invetech Common Stock
Item 5.    Pro Forma Financial Information..............  Summary; Unaudited Pro Forma Combined
                                                          Condensed Financial Statements
Item 6.    Material Contracts with the Company Being
           Acquired.....................................  Interests of Certain Persons in the
                                                          Merger
Item 7.    Additional Information Required for
           Reoffering by Persons and Parties Deemed to
           be Underwriters..............................  *
Item 8.    Interests of Named Experts and Counsel.......  Experts; Legal Matters
Item 9.    Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities..................................  *
           B. INFORMATION ABOUT THE REGISTRANT
Item 10.   Information with Respect to S-3
           Registrants..................................  *
Item 11.   Incorporation of Certain Information by
           Reference....................................  *
Item 12.   Information with Respect to S-2 or S-3
           Registrants..................................  *
Item 13.   Incorporation of Certain Information by
           Reference....................................  *
Item 14.   Information with Respect to Registrants Other
           Than S-3 or S-2 Registrants..................  Summary; Applied Management's
                                                          Discussion and Analysis of Financial
                                                          Condition and Results of Operations;
                                                          Information Concerning Applied;
                                                          Financial Statement Schedules
           C. INFORMATION ABOUT THE COMPANY BEING
              ACQUIRED
Item 15.   Information with Respect to S-3 Companies....  *
Item 16.   Information with Respect to S-2 or S-3
           Companies....................................  *
Item 17.   Information with Respect to Companies Other
           Than S-3 or S-2 Companies....................  Summary; Invetech Management's
                                                          Discussion and Analysis of Financial
                                                          Condition and Results of Operations;
                                                          Information Concerning Invetech;
                                                          Financial Statement Schedules

ITEM NO.                 FORM S-4 CAPTION                         HEADING IN PROSPECTUS
--------   ---------------------------------------------  -------------------------------------
           D. VOTING AND MANAGEMENT INFORMATION
Item 18.   Information if Proxies, Consents or
           Authorizations are to be Solicited...........  *
Item 19.   Information if Proxies, Consents or
           Authorizations are not to be Solicited or in
           an Exchange Offer............................  Summary; The Merger; Invetech Special
                                                          Meeting; Information Regarding
                                                          Beneficial Ownership of Principal
                                                          Applied Shareholders and Management;
                                                          Management of Applied; Compensation
                                                          of Directors and Executive Officers;
                                                          Information Regarding Beneficial
                                                          Ownership of Principal Invetech
                                                          Shareholders and Management

---------------

* Omitted because inapplicable or answer is in the negative.

PROSPECTUS

                                2,300,000 SHARES

                     APPLIED INDUSTRIAL TECHNOLOGIES, INC.

                                  COMMON STOCK

     This Prospectus relates to up to 2,300,000 shares of common stock (the "Applied Common Stock"), without par value, of Applied Industrial Technologies, Inc. ("Applied") that may be issued in connection with the merger (the "Merger") of INVETECH Company ("Invetech") with and into I.C. Acquisition Corp. ("Merger Sub") in accordance with the terms of the Plan and Agreement of Merger dated as of April 29, 1997 by and among Applied, Invetech and Merger Sub attached as Annex A hereto (the "Merger Agreement"). Applied Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "APZ." On May 21, 1997, the closing sale price for Applied Common Stock as reported on the NYSE Composite Tape was $31.625 per share.

     In the Merger, all of the outstanding shares of Class A common stock, $0.10 par value, of Invetech (the "Invetech Class A Common Stock") and Class B common stock, $0.10 par value, of Invetech (the "Invetech Class B Common Stock"; the Invetech Class A Common Stock and the Invetech Class B Common Stock shall be referred to herein collectively as the "Invetech Common Stock") will be converted into the right to receive shares of Applied Common Stock and cash, in the proportion designated by Invetech based upon preference specification forms solicited by Invetech from the holders of Invetech Common Stock (the "Invetech Shareholders"). The aggregate value of Applied Common Stock and cash to be paid to Invetech Shareholders will be Eighty-Three Million Dollars ($83,000,000) (the "Merger Consideration"); provided, however, in no event shall more than Two Million Three Hundred Thousand (2,300,000) shares of Applied Common Stock be issuable in connection with the Merger. The Merger Consideration is allocable
(i) 15% to the holders of Invetech Class A Common Stock and (ii) 85% to the holders of Invetech Class B Common Stock, on a pro rata basis to each holder's percentage interest in each class of Invetech Common Stock. Ten Million Dollars ($10,000,000) (the "Escrow Amount") of the Merger Consideration will be deposited and held in escrow pursuant to the terms of an escrow agreement substantially in the form of Annex B hereto (the "Escrow Agreement") to be entered into as of the Closing Date (as hereinafter defined) of the Merger for the purpose of funding the indemnification obligations of Invetech under the Merger Agreement. Assuming no claims for indemnification are asserted by Applied, the Escrow Amount shall be distributed to the Invetech Shareholders over a five-year period following the Effective Time (as hereinafter defined) in accordance with the terms of the Escrow Agreement. For purposes of computing the Merger Consideration, each share of Applied Common Stock will be assigned a value of Twenty-Eight Dollars and Sixty-Two Cents ($28.62) per share. The Merger Consideration is subject to adjustment on a dollar for dollar basis to the extent that the shareholders' equity of Invetech as reflected on the Closing Balance Sheet (as hereinafter defined), reduced as provided in the Merger Agreement for all transaction costs and certain other expenses incurred by Invetech in connection with the Merger, is greater than or less than Forty-Six Million Dollars ($46,000,000). In addition, Applied shall pay interest on the Merger Consideration, as adjusted, in an amount equal to the product of (x) the Merger Consideration, as adjusted, (y) the number of days elapsed between the date of the Closing Balance Sheet and the Closing (as hereinafter defined), and
(z) 0.0002191.

     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE MERGER.
                               ------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ------------------
            The date of this prospectus is June             , 1997.

                             AVAILABLE INFORMATION

     Applied is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities in the New York Regional Office, 7 World Trade Center, New York, New York 10048, and the Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, Washington, D.C. 20549. In addition, material filed by Applied can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005. The Commission also maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other reports and information filed electronically by Applied.

                               ------------------

     No person has been authorized to give any information or to make any representations not contained or incorporated in this Prospectus in connection with the matters referred to herein and, if given or made, such information or representations must not be relied upon as having been so authorized by Applied. This Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

                               ------------------

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. Those statements appear in a number of places in this Prospectus and include statements regarding intent, belief or current expectations of Applied. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. See "Risk Factors."

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
PROSPECTUS SUMMARY..............................     1
  The Companies.................................     1
    Applied Industrial Technologies, Inc........     1
    INVETECH Company............................     1
    Merger Sub..................................     2
  The Merger....................................     2
    General.....................................     2
    Merger Consideration........................     3
    Election Procedures Regarding Merger
      Consideration.............................     3
    Escrow Amount...............................     4
    Closing Date................................     4
    Effective Time..............................     4
    Conditions to Merger........................     4
    Termination.................................     5
    No Solicitation; Termination Fee............     5
    Approval and Recommendation of the Boards of
      Directors; Reasons for the Merger.........     5
    Certain Federal Income Tax Consequences.....     6
    Resale of Applied Common Stock..............     6
    Accounting Treatment of Merger..............     6
  Selected Historical Consolidated and Unaudited
    Pro Forma Combined Financial Information....     7
  Combined Condensed Financial Information......     8
  Comparative Per Share Data and Dividend
    History.....................................     9
  Comparative Stock Price Data and Dividend
    History.....................................    10
RISK FACTORS....................................    12
  Integration of Operations; Adverse Effect on
    Financial Results...........................    12
  Potential Dilutive Effect to Shareholders.....    12
  Depletion of Escrow Amount....................    12
  Potential Unavailability of "Reorganization"
    Tax Treatment of Merger.....................    13
  Risks Attendant to Future Acquisitions........    13
  Highly Competitive Markets....................    13
  Change in Relationship with Manufacturers.....    13
  General Market Conditions.....................    14
THE MERGER......................................    14
  General.......................................    14
  Background of the Merger......................    15
  Approval of Applied Board of Directors;
    Reasons for Merger..........................    17
  Recommendation and Approval of Invetech Board
    of Directors; Reasons for Merger............    18
  Opinion of Invetech's Financial Advisor.......    19
  Appraisal Rights..............................    20
  Certain Federal Income Tax Consequences of the
    Merger......................................    20
  Accounting Treatment..........................    21
  Regulatory Matters............................    21
INVETECH SPECIAL MEETING........................    21
INTERESTS OF CERTAIN PERSONS IN THE MERGER......    22
RESALE OF APPLIED COMMON STOCK..................    24
THE MERGER AGREEMENT............................    24
  General.......................................    25
  Merger Consideration..........................    25
  Election Procedures Regarding Merger
    Consideration...............................    25
  Escrow Amount.................................    26
  Closing Date..................................    26
  Conversion and Exchange of Shares.............    26

                                                  PAGE
                                                  ----
  Business of Invetech Pending the Merger.......    26
  Solicitation of Alternative Transactions......    27
  Corporate Structure and Related Matters After
    the Merger..................................    27
  Certain Covenants.............................    27
  Indemnification...............................    28
  Conditions to the Merger......................    29
  Termination or Amendment of the Merger
    Agreement; Termination Fee..................    30
  Fees and Expenses.............................    30
  Confidentiality Agreements....................    31
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS....................................    32
APPLIED MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS....................................    37
INFORMATION CONCERNING APPLIED..................    42
  Description of Business.......................    42
  General Development of the Business...........    42
  Financial Information about Industry
    Segments....................................    42
  Narrative Description of the Business.........    42
  Properties....................................    45
  Pending Legal Proceedings.....................    46
INFORMATION REGARDING BENEFICIAL OWNERSHIP OF
  PRINCIPAL APPLIED SHAREHOLDERS AND
  MANAGEMENT....................................    48
MANAGEMENT OF APPLIED...........................    49
  Executive Officers............................    49
  Directors.....................................    49
COMPENSATION OF DIRECTORS AND EXECUTIVE
  OFFICERS......................................    52
  Summary Compensation Table....................    52
  Aggregate Option Exercises in Last Fiscal Year
    and Fiscal Year End Option Values...........    54
  Report of the Compensation Committee..........    56
  Director Compensation.........................    58
INVETECH MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS....................................    60
INFORMATION REGARDING BENEFICIAL OWNERSHIP OF
  PRINCIPAL INVETECH STOCKHOLDERS AND
  MANAGEMENT....................................    62
INFORMATION CONCERNING INVETECH.................    64
DESCRIPTION OF APPLIED CAPITAL STOCK............
  Common Stock..................................    66
  Preferred Stock...............................    66
  Transfer Agent and Registrar..................    66
COMPARISON OF RIGHTS OF HOLDERS OF APPLIED
  COMMON STOCK AND INVETECH COMMON STOCK........    67
EXPERTS.........................................    69
LEGAL MATTERS...................................    69
INDEX TO FINANCIAL STATEMENTS...................   F-1
ANNEX A Plan and Agreement of Merger............   A-1
ANNEX B Escrow Agreement........................   B-1
ANNEX C Oppenheimer & Co., Inc. Opinion.........   C-1

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus and is hereby qualified in its entirety by reference to the full text of this Prospectus and the annexes hereto. Holders of Invetech Common Stock are urged to read this Prospectus and the accompanying annexes in their entirety. See "Risk Factors" for certain information that should be considered in connection with the Merger. Information set forth herein concerning Applied, Merger Sub and their respective affiliates has been furnished by Applied and information set forth herein concerning Invetech and its affiliates has been furnished by Invetech. This Prospectus contains certain information set forth more fully in the Merger Agreement and Escrow Agreement attached as Annexes A and B hereto, respectively, and is qualified by reference to the Merger Agreement and Escrow Agreement, which are hereby incorporated by reference. The Merger Agreement and Escrow Agreement should be read carefully by each recipient of this Prospectus.

                                 THE COMPANIES

APPLIED INDUSTRIAL TECHNOLOGIES, INC.

     Applied Industrial Technologies, Inc. is an Ohio corporation that, directly and through its subsidiaries (Applied and its subsidiaries shall be referred to herein collectively as "Applied"), engages in the distribution and sale of ball, roller, thrust, plane and linear type bearings, mechanical and electrical drive system products, industrial rubber products, fluid power products and specialty items used in connection with the foregoing such as seals, lubricants, locking devices, sealing compounds, adhesives and maintenance tools. Although Applied does not generally manufacture the products that it sells, it does assemble filter carts, fluid power components, hydraulic power units, hydraulic and pneumatic cylinders, speed reducers and electrical panels, modify conveyor belts and rebuild precision machine tool spindles.

     Applied's sales personnel advise and assist customers with respect to product selection and application. Applied considers this advice and assistance to be an integral part of its overall sales efforts. Beyond acting as a mere distributor, Applied markets itself to selected customers as a "single-source" applied technology supplier, offering product and process solutions involving multiple product technologies, which solutions reduce production downtime and overall procurement and maintenance costs for customers. By providing a high level of service, product knowledge and technical support, while at the same time offering competitive pricing, Applied seeks to develop closer, longer-lasting and more profitable relationships with its customers.

     Applied purchases from over 100 major suppliers of bearings, drive system products, industrial rubber products, fluid power products and specialty items and resells to customers in a wide variety of industries, including industrial machinery, forest products, primary metals, agriculture and food processing, chemical processing, transportation, mining, textiles and utilities. Its customers range from the largest industrial concerns in the country to the smallest. No single customer of Applied accounts for more than 3% of Applied's net sales taken as a whole.

     Applied and its predecessor companies have been engaged in this business since 1923. Applied was incorporated pursuant to the laws of Delaware in 1928 and reincorporated from Delaware to Ohio in 1988. Applied, formerly known as Bearings, Inc., adopted its current name as of January 1, 1997. Applied's executive offices are located at 3600 Euclid Avenue, Cleveland, Ohio 44115 and its telephone number is (216) 881-8900.

INVETECH COMPANY

     INVETECH Company, a Michigan corporation, and its wholly owned subsidiaries, American Bearing and Power Transmission, Inc., a Michigan corporation, and Moore Bearing Co., a Michigan corporation (Invetech and its subsidiaries shall be referred to herein collectively as "Invetech") engage in the distribution and sale of bearings, mechanical and electrical drive system products, industrial rubber products and specialty maintenance and repair products manufactured by others. Although Invetech does not manufacture the products that it sells, it assembles hydraulic and general purpose hose assemblies and power transmission products. Invetech has a machine shop at its Fort Street facility in Detroit, Michigan which specializes in bearing reconditioning, reducer rebuilds and repair, and machining and alterations.

     Invetech is a non-exclusive distributor for numerous manufacturers of the products it sells. Invetech purchases from over 100 major suppliers and resells to a wide range of customers, including automotive companies, industrial plants, machine shops, mines, paper mills, textile mills, food processing plants, agricultural concerns and other enterprises.

     Invetech's sales personnel advise and assist customers with respect to product selection and application. Invetech offers product and process solutions involving multiple technologies in an effort to reduce production downtime and overall procurement and maintenance costs for customers. Invetech believes it offers high levels of service, product knowledge and technical support as well as competitive pricing.

     Invetech's sales personnel include inside customer service representatives assigned to each branch who receive, process and expedite customer orders and assist in servicing customers. In addition, each branch has field account representatives who make on-site calls to customers and potential customers to provide product and pricing information, engineering assistance and other cost savings services to its customers. Invetech employs a number of product specialists to assist customers with applications in their particular area of expertise.

     Invetech, formerly Detroit Ball Bearing Company of Michigan, was incorporated in 1917. Invetech's principal executive offices are located at 1400 Howard Street, Detroit, Michigan 48216 and its telephone number is (313) 963-6011.

MERGER SUB

     I.C. Acquisition Corp., herein referred to as Merger Sub, is a wholly owned subsidiary of Applied recently organized under the Ohio General Corporation Law for the purpose of effecting the acquisition of Invetech. Merger Sub has no material assets and has not engaged in any activities except in connection with the proposed acquisition. Merger Sub's executive offices are located at 3600 Euclid Avenue, Cleveland, Ohio 44115 and its telephone number is (216) 881-8900.

                                   THE MERGER

GENERAL

     This Prospectus relates to up to 2,300,000 shares of Applied Common Stock that may be issued in connection with the merger of Invetech with and into Merger Sub. The Merger is conditioned upon, among other things, approval of the Merger Agreement by the Invetech Shareholders at a special meeting called for that purpose. Each share of Invetech Class A Common Stock and Invetech Class B Common Stock is entitled to one vote regarding approval of the Merger Agreement. The affirmative vote of the holders of at least a majority of the shares of the outstanding Invetech Class A Common Stock and the Invetech Class B Common Stock, voting separately as classes, is required for approval of the Merger Agreement. Pursuant to the Merger Agreement, J. Michael Moore and James T. Moore II, directors and executive officers of Invetech, who together beneficially own 100% of the outstanding shares of Invetech Class A Common Stock and approximately 26.7% of Invetech Class B Common Stock, have agreed to vote their respective shares in favor of the Merger. Invetech Shareholders will not be entitled to appraisal or dissenters' rights in connection with the Merger pursuant to
Section 762(2)(b) of the Michigan Business Corporation Act. See "Invetech Special Meeting."

     The Merger is intended to qualify as a reorganization for federal income tax purposes upon which no gain or loss will be recognized by Invetech Shareholders with respect to shares of Applied Common Stock received in the Merger. However, gain, but not loss, will be recognized to the extent Invetech Shareholders receive cash in the Merger. Upon consummation of the Merger, the separate corporate existence of Invetech shall cease and Merger Sub will succeed to all of the rights, franchises, assets, liabilities and business of Invetech. Merger Sub will thereafter continue to conduct business as a wholly owned subsidiary of Applied. By approving the Merger and the Merger Agreement, the Invetech Shareholders shall also thereby agree to be bound by the terms of the Escrow Agreement and the lock-up letter attached as Exhibit B to the Merger Agreement. In addition, by virtue of the Merger, at the Effective Time, all existing stock redemption agreements and shareholder agreements between Invetech and any Invetech Shareholder(s) shall be deemed to have been terminated and shall have no further force or effect. Following the Effective Time, to the extent the Invetech Shareholders receive shares of Applied Common Stock in the Merger, the rights of such Invetech Shareholders will be governed by Applied's Articles of Incorporation, Code of Regulations and the agreement of merger and plan of reorganization between Bearings, Inc. (Ohio) and Bearings, Inc. (Delaware) dated as of September 6, 1988.

MERGER CONSIDERATION

     In the Merger, all outstanding shares of the Invetech Common Stock will be converted into the right to receive shares of Applied Common Stock and cash, in the proportion designated by Invetech based upon preference specification forms solicited by Invetech from the Invetech Shareholders in connection with the Special Meeting of Invetech Shareholders (see "The Merger -- Election Procedures Regarding Merger Consideration"). The aggregate value of Applied Common Stock and cash to be paid to Invetech Shareholders will be Eighty-Three Million Dollars ($83,000,000) (the "Merger Consideration"); provided, however, in no event shall more than Two Million Three Hundred Thousand (2,300,000) shares of Applied Common Stock be issuable in connection with the Merger. The Merger Consideration is allocable (i) 15% to the holders of Invetech Class A Common Stock and (ii) 85% to the holders of Invetech Class B Common Stock, on a pro rata basis to each holder's percentage interest in each class of Invetech Common Stock. For purposes of computing the Merger Consideration, each share of Applied Common Stock will be assigned a value of Twenty-Eight Dollars and Sixty-Two Cents ($28.62), which was the average closing sale price of Applied Common Stock on NYSE for the twenty business days preceding February 5, 1997 (the day Applied executed the letter of intent relating to the Merger). The Merger Consideration is subject to adjustment on a dollar for dollar basis to the extent that the shareholders' equity of Invetech, as reflected on the Closing Balance Sheet, reduced as provided in the Merger Agreement for all transaction costs and certain other expenses incurred by Invetech in connection with the Merger, is greater than or less than Forty-Six Million Dollars ($46,000,000). In addition, Applied shall pay interest on the Merger Consideration, as adjusted, in an amount equal to the product of (x) the Merger Consideration, as adjusted, (y) the number of days elapsed between the date of the Closing Balance Sheet and the date of the Closing, and (z) 0.0002191.

     No fractional shares of Applied Common Stock will be issued in connection with the Merger. Each Invetech Shareholder otherwise entitled to a fractional share of Applied Common Stock will receive an amount of cash in lieu thereof, rounded up to the nearest cent, determined by multiplying (i) Twenty-Eight Dollars and Sixty-Two Cents ($28.62) by (ii) the fractional interest to which such Invetech Shareholder would otherwise be entitled.

ELECTION PROCEDURES REGARDING MERGER CONSIDERATION

     In connection with seeking approval by the Invetech Shareholders of the Merger Agreement and the Merger, Invetech will deliver to each Invetech Shareholder a merger consideration election form (the "Preference Specification"). The Preference Specification will allow each Invetech Shareholder to indicate his or her preference with respect to the portions of the Merger Consideration that such Invetech Shareholder would like to receive in Applied Common Stock and cash. Each Invetech Shareholder will be given the choice to elect to receive 78%, 70%, 60% or 50% of the aggregate Merger Consideration payable to such Invetech Shareholder in Applied Common Stock (at a value of $28.62 per share), with the balance of such Merger Consideration to be payable in cash. From such amounts, cash equal to approximately 12.05% of the Merger Consideration payable to each Invetech Shareholder will be deposited in the Escrow Account by Applied. See "The Merger -- Escrow Amount" and "-- Indemnification." The Preference Specification completed by each Invetech Shareholder will apply to all shares of Invetech Common Stock held by such Invetech Shareholder. A Preference Specification will only be effective if Invetech shall have received the Preference Specification properly completed and signed not less than five (5) business days prior to the Effective Time. In the event that a properly completed and signed Preference Specification for any Invetech Shareholder is not received by

Invetech by such date, such Invetech Shareholder shall be entitled to receive Merger Consideration allocated fifty percent (50%) to Applied Common Stock (at a value of $28.62 per share) and fifty percent (50%) to cash.

ESCROW AMOUNT

     At the Effective Time, Ten Million Dollars ($10,000,000) of the Merger Consideration will be deposited into an escrow account (the "Escrow Account") to secure the indemnification obligations of Invetech under the Merger Agreement. Subject to the prior lien of any claims for indemnification asserted by Applied which have not yet been paid from the Escrow Account, the Escrow Amount will be reduced to Five Million Dollars ($5,000,000) on January 1, 2000 and Two Million Five Hundred Thousand Dollars ($2,500,000) on April 1, 2001 and all amounts held in excess of the then applicable Escrow Amount shall be distributed to Invetech Shareholders in proportion to their respective interests. Unless the entire Escrow Amount shall have been paid to Applied in satisfaction of the indemnification obligations of Invetech (upon which the escrow will terminate), the escrow will terminate on the later of (i) five years following the Effective Time, and (ii) the date upon which all claims for indemnification made by Applied pursuant to the Merger Agreement and Escrow Agreement have been resolved and all amounts then held in the Escrow Account will be distributed to the Invetech Shareholders. See "The Merger Agreement -- Escrow Amount" and "-- Indemnification."

CLOSING DATE

     The closing of the transactions contemplated by the Merger Agreement (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions to Merger (the "Closing Date"), unless Applied and Invetech agree that the Closing should occur at some other time, as specified in the Merger Agreement. See "The Merger Agreement -- Conditions to the Merger."

EFFECTIVE TIME

     The Merger will become effective (the "Effective Time") following the Closing upon the later to occur of (i) the filing of a certificate of merger with the Secretary of State of the State of Ohio and (ii) the filing of a certificate of merger with the Corporation, Securities and Land Development Bureau of the State of Michigan. Except for certain pre-merger notification requirements under federal antitrust laws and for compliance with federal and state securities laws requirements, each of which requirements have been satisfied, the Merger is not subject to any other federal or state regulatory requirements. See "The Merger -- Regulatory Matters."

CONDITIONS TO MERGER

     Consummation of the Merger is subject to the satisfaction of various conditions, including, without limitation, (i) the approval of the Merger Agreement and the transactions contemplated therein by the Invetech Shareholders, (ii) receipt by Invetech and Applied of certain opinions of counsel, including receipt by Invetech of an opinion of counsel regarding tax matters, (iii) the effectiveness of the Registration Statement (of which this Prospectus is a part) with respect to the Applied Common Stock to be issued in connection with the Merger and approval for listing of such shares on NYSE, (iv) the continuing accuracy as of the Effective Time of the representations and warranties made by and the performance of all covenants and agreements of Applied, Invetech and the Merger Sub in the Merger Agreement, (v) Applied being satisfied with the environmental condition of the real property of Invetech,
(vi) Applied being satisfied that the shareholders' equity of Invetech as of December 31, 1996 and as of the Closing is not less than Forty-One Million Dollars ($41,000,000) nor greater than Fifty-One Million Dollars ($51,000,000),
(vii) Applied being satisfied that certain benefit plans and agreements to which Invetech and certain of its current or former directors, officers or employees were parties have been terminated and all obligations thereunder have been discharged, (viii) the execution of certain employment, consulting, noncompetition and confidentiality agreements between Applied and certain shareholders, directors, officers and employees of Invetech, (ix) the closing price of Applied Common Stock not exceeding $38.00 nor being less than $24.875 on any day subsequent to April 29, 1997 (the date of the Merger Agreement), (x) no material adverse change having occurred with respect to the business of Invetech, (xi) Applied being reasonably satisfied that all material customers, product vendors, suppliers, sales representatives and employees of Invetech will continue their respective relationships with Applied following the Effective Time, (xii) the absence of any restraining order, injunction or other legal restraint prohibiting consummation of the Merger, and (xiii) consent having been obtained by Invetech to the assignment by Invetech of certain intellectual property rights in the Variable Curvilinear Recirculating Element Bearing and a Traveling Windlass Drive Mechanism, also referred to as the Motion Roller/Bearing Assembly, to MRBA Company. For a complete list of conditions to the Merger, see "The Merger Agreement -- Conditions to the Merger."

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned prior to the Effective Time under certain circumstances specified in the Merger Agreement, including, without limitation, (i) by mutual written agreement of Applied and Invetech, (ii) by either party, if the Merger shall not have been consummated by July 31, 1997 or if there is issued any permanent restraining order, injunction or other legal restraint prohibiting consummation of the Merger, (iii) by Invetech, in the event the Board of Directors of Invetech, acting in good faith, determines that it is required, in order to discharge properly its fiduciary duties to the Invetech Shareholders, to withdraw, modify or change its approval of this Merger Agreement or the transactions set forth therein or, by Applied, if the Board of Directors of Invetech takes any such action, (iv) by either party, if the Invetech Shareholders fail to approve the Merger, or (v) by either party, upon a breach by the other party which results or would reasonably be expected to result in an adverse effect on the non-breaching party of Three Million Dollars ($3,000,000) or more before taxes. See "The Merger Agreement -- Termination or Amendment of the Merger Agreement."

NO SOLICITATION; TERMINATION FEE

     Invetech has agreed that it will not, prior to the Effective Time, initiate, solicit, or participate in discussions with any other party relating to, or enter into any acquisition proposal or other transaction, the consummation of which could prevent or materially delay the Merger, except to the extent the Board of Directors of Invetech reasonably determines that failure to take such action would constitute a breach of its fiduciary duties to the Invetech Shareholders; provided, however, if (x) prior to termination of this Agreement, any person other than Applied and its affiliates shall have commenced, proposed or communicated to Invetech an Acquisition Proposal (as defined in Section 4.2(c) of the Merger Agreement) and (y) within one year of termination of the Merger Agreement, such person, or any affiliate of such person, enters into any definitive agreement to effect a transaction contemplated by such Acquisition Proposal (or which is related thereto), then Invetech shall pay to Applied within five business days following consummation of the transaction that was contemplated by the Acquisition Proposal a termination fee of Three Million Dollars ($3,000,000). See "The Merger
Agreement -- Solicitation of Alternative Transactions" and "-- Termination or Amendment of the Merger Agreement; Termination Fee."

APPROVAL AND RECOMMENDATION OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGER

     The Boards of Directors of Applied and Invetech have unanimously approved the Merger and the Merger Agreement and the Board of Directors of Invetech has recommended the Merger to the Invetech Shareholders. During their respective evaluations of the Merger, each Board considered a number of potential benefits resulting to its shareholders from the Merger, including those benefits which may be realized as a result of the complementary nature of the businesses of Applied and Invetech, the opportunity for the combined company to achieve increased economies of scale and operational efficiency and the enhanced ability of the combined company to attract top quality employees, suppliers and customers. Each Board considered the risks that the potential benefits of the Merger may not be realized and that the Merger may result in a possible loss of customers or suppliers or dilution in their respective shareholders' investments in shares of Applied Common Stock. See "Risk Factors."

     For a discussion of the factors considered by the respective Boards of Directors in reaching their decisions to approve the Merger, see "The
Merger -- Approval of Applied Board of Directors; Reasons for Merger" and "The Merger -- Recommendation and Approval of Invetech Board of Directors; Reasons for Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a reorganization (a "Reorganization") for federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), upon which no gain or loss will be recognized for federal income tax purposes by Invetech Shareholders with respect to shares of Applied Common Stock received in exchange for their shares of Invetech Common Stock. However, gain, but not loss, if any, will be recognized to the extent that Invetech Shareholders receive cash in exchange for their shares of Invetech Common Stock. Consummation of the Merger is conditioned upon receipt by Invetech of an opinion from its legal counsel to that effect. Receipt of the aforementioned legal opinion may be waived by Invetech as a condition to consummation of the Merger. Neither party intends to seek a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Merger. The Merger will have no tax consequences to shareholders of Applied. ALL INVETECH SHAREHOLDERS SHOULD READ CAREFULLY THE DISCUSSION UNDER "The
Merger -- Certain Federal Income Tax Consequences of the Merger" and "The Merger Agreement -- Conditions to the Merger."

RESALE OF APPLIED COMMON STOCK

     For the purpose of ensuring qualification of the Merger as a tax-free reorganization for federal income tax purposes, in connection with the Merger, each Invetech Shareholder will be required to execute a "lock up" letter in the form attached as Exhibit B to the Merger Agreement. The lock up letter prohibits each Invetech Shareholder from disposing of any shares of Applied Common Stock obtained in the Merger prior to January 1, 1998, without first delivering an opinion of counsel satisfactory in form and substance to Applied to the effect that such disposition will not violate the continuity of shareholder interest requirement set forth in Section 1.368-1 of the official Treasury Department interpretation of the Code.

     Certain persons who are deemed to be "affiliates" of Invetech immediately prior to the Merger will be subject to additional restrictions relating to future resales of Applied Common Stock received in the Merger pursuant to Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"). See "Resale of Applied Common Stock".

ACCOUNTING TREATMENT OF MERGER

     The Merger will be accounted for by Applied as a purchase of Invetech for financial accounting purposes in accordance with generally accepted accounting principles.

  SELECTED HISTORICAL CONSOLIDATED AND UNAUDITED PRO FORMA COMBINED FINANCIAL
                                  INFORMATION

     The following selected historical consolidated financial information of Applied and Invetech has been derived from their respective historical consolidated financial statements, and should be read in conjunction with such consolidated financial statements and the footnotes thereto, which are included in this Prospectus. The selected Applied historical consolidated financial information as of and for the nine months ended March 31, 1997 and the selected Invetech historical consolidated financial information as of and for the three months ended March 31, 1997 presented below have been prepared on the same basis as the historical information derived from the audited financial statements and in the opinion of management of Applied and Invetech, respectively, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position and results of operations of Applied as of and for the nine months ended March 31, 1997 and Invetech as of and for the three months ended March 31, 1997.

     The selected unaudited pro forma combined financial information has been derived from the pro forma combined condensed financial statements and should be read in conjunction with such pro forma statements and the notes thereto, which are included in this Prospectus. These pro forma statements have been prepared as if the acquisition (to be accounted for as a purchase of Invetech) was consummated at the beginning of the fiscal year ended June 30, 1996.

     The selected unaudited pro forma combined financial information is presented for illustrative purposes and is not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the acquisition occurred on the dates indicated, nor do the pro forma financial statements represent a forecast of the combined financial position or results of operations for any future period. The selected unaudited pro forma combined financial information does not include the effect on the results of operations of a $3.7 million pre-tax nonrecurring charge for the accrual of estimated costs associated with the acquisition of Invetech, including the consolidation of operations of certain facilities, along with costs relating to certain duplicative assets. This charge principally includes accruals for severance costs, lease termination costs, and write-off of capital assets. The charge will be recorded in the period in which the acquisition is consummated. This pro forma financial information does not include any favorable effect on selling, distribution and administrative expenses resulting from the planned reduction in expenses, primarily salaries and employee benefits, upon consolidation of certain facilities and administrative functions of the two companies. The impact of the reductions is estimated to be approximately $15 million per year before the effect of income taxes.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF
                     APPLIED INDUSTRIAL TECHNOLOGIES, INC.

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          FISCAL YEAR ENDED JUNE 30,                  NINE MONTHS ENDED
                           --------------------------------------------------------       MARCH 31,
                             1992       1993       1994        1995         1996            1997
                           --------   --------   --------   ----------   ----------   -----------------
Net sales................  $817,813   $831,432   $936,254   $1,054,809   $1,143,749       $ 854,431
Net income (loss)........    (1,666)     8,927     12,687       16,909       23,334          18,163
Net income (loss) per
  share..................     (0.16)      0.82       1.12         1.46         1.90            1.47
Cash dividends per
  share..................      0.43       0.43       0.43         0.47         0.54            0.46
Total assets.............   330,619    315,935    343,519      359,231      404,072         397,779
Total long-term
  obligations............        --     80,000     80,000       74,286       62,857          57,143

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF
                                INVETECH COMPANY

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              YEAR ENDED DECEMBER 31,                   THREE MONTHS
                                ----------------------------------------------------   ENDED MARCH 31,
                                 1992*       1993       1994       1995       1996          1997
                                --------   --------   --------   --------   --------   ---------------
Net sales.....................  $221,658   $246,859   $280,313   $313,913   $314,318      $  83,360
Income before cumulative
  effect of change in
  accounting principle........     2,602      3,554      4,655      4,215      5,089          1,702
Income per share before
  cumulative effect of change
  in accounting principle.....      0.88       1.24       1.62       2.01       2.43           0.81
Cash dividends per share......      0.16       0.24       0.32       0.37       0.47           0.04
Total assets..................    89,810     90,486     98,458    107,697    101,477        104,069
Total long-term obligations...     8,149      8,662     11,341     28,162      8,517          8,517

---------------

* In 1992, the amounts indicated above exclude the cumulative effect of accounting change to adopt SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions."

                SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL
              INFORMATION OF APPLIED INDUSTRIAL TECHNOLOGIES, INC.
                              AND INVETECH COMPANY

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                             FISCAL YEAR ENDED     NINE MONTHS ENDED
                                                                 JUNE 30,              MARCH 31,
                                                                   1996                  1997
                                                             -----------------     -----------------
Net sales..................................................     $ 1,454,596           $ 1,092,405
Net income.................................................          24,443                19,904
Net income per share.......................................            1.67                  1.35
Cash dividends per share...................................            0.54                  0.46
Total assets...............................................         565,334               560,444
Total long-term obligations................................          89,057                65,660

                COMPARATIVE PER SHARE DATA AND DIVIDEND HISTORY

     The following tables set forth certain historical per share data of Applied and Invetech and combined per share data on an unaudited pro forma basis after giving effect to the acquisition using the purchase method of accounting. The information set forth below should be read in conjunction with the selected historical consolidated financial information, the unaudited pro forma combined condensed financial statements and the separate historical consolidated financial statements of Applied and Invetech and notes thereto. The unaudited pro forma combined condensed information is provided for illustrative purposes and is not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the acquisition occurred on the dates indicated, nor does the unaudited pro forma combined condensed financial information represent a forecast of the combined financial position or results of operations for any future period.

                     SELECTED HISTORICAL PER SHARE DATA OF
                     APPLIED INDUSTRIAL TECHNOLOGIES, INC.

                                                FISCAL YEAR ENDED JUNE 30,           NINE MONTHS ENDED
                                        ------------------------------------------       MARCH 31,
                                         1992     1993     1994     1995     1996          1997
                                        ------   ------   ------   ------   ------   -----------------
Book value per share(1)...............  $12.09   $11.97   $13.30   $13.59   $15.29        $ 16.11
Cash dividends per share..............    0.43     0.43     0.43     0.47     0.54           0.46
Net income per share..................   (0.16)    0.82     1.12     1.46     1.90           1.47

             SELECTED HISTORICAL PER SHARE DATA OF INVETECH COMPANY

                                                   YEAR ENDED DECEMBER 31,             THREE MONTHS ENDED
                                          ------------------------------------------       MARCH 31,
                                           1992     1993     1994     1995     1996           1997
                                          ------   ------   ------   ------   ------   ------------------
Book value per share(1).................  $14.70   $15.70   $17.05   $20.43   $22.39         $23.16
Cash dividends per share................    0.16     0.24     0.32     0.37     0.47           0.04
Income per share before cumulative
  effect of change in accounting
  principle.............................    0.88     1.24     1.62     2.01     2.43           0.81

              SELECTED UNAUDITED PRO FORMA COMBINED INFORMATION OF APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND INVETECH COMPANY

                                                             FISCAL YEAR ENDED     NINE MONTHS ENDED
                                                                 JUNE 30,              MARCH 31,
                                                                   1996                  1997
                                                             -----------------     -----------------
Book value per share (1)...................................       $ 17.61               $ 18.31
Cash dividends per share...................................          0.54                  0.46
Income per share...........................................          1.67                  1.35

NOTES TO THE COMPARATIVE PER SHARE DATA

     (1) -- Historical book value per share is computed by dividing total shareholders' equity by the number of common shares outstanding at the end of each period. Pro forma combined book value per share is computed by dividing pro forma shareholders' equity by the pro forma number of shares of Applied Common Stock outstanding after consideration of the projected issuance of 2.3 million shares to effect the acquisition.

               COMPARATIVE STOCK PRICE DATA AND DIVIDEND HISTORY

     There is no public trading market for the Invetech Class A Common Stock or the Invetech Class B Common Stock and there is no published information with respect to its market price. Invetech is not aware of any trading in Invetech's Class A Common Stock or Class B Common Stock during the past three years, except that Invetech purchased 780,755 shares of its Class B Common Stock in January, 1995, at a price of $12.37 per share.

     Applied Common Stock is listed on NYSE under the trading symbol "APZ." The following table sets forth, for the periods indicated, the quarterly high and low sale prices and dividend history per share of Applied Common Stock (as adjusted to give effect to a three-for-two stock split effected in December
1995).

                              APPLIED COMMON STOCK
                         FOR FISCAL YEARS 1995 TO DATE

                                                               HIGH       LOW       DIVIDEND
                                                              ------     ------     --------
     First quarter ended September 30, 1994.................  $22.17     $20.17      $ 0.11
     Second quarter ended December 31, 1994.................   23.09      20.42        0.12
     Third quarter ended March 31, 1995.....................   22.67      18.83        0.12
     Fourth quarter ended June 30, 1995.....................   21.50      18.33        0.12
     First quarter ended September 30, 1995.................   22.67      20.08        0.12
     Second quarter ended December 31, 1995.................   29.63      22.50        0.14
     Third quarter ended March 31, 1996.....................   29.38      24.00        0.14
     Fourth quarter ended June 30, 1996.....................   33.75      26.75        0.14
     First quarter ended September 30, 1996.................   31.13      25.63        0.14
     Second quarter ended December 31, 1996.................   29.25      25.75        0.16
     Third quarter ended March 31, 1997.....................   35.88      27.38        0.16

     On February 14, 1997, the last trading day prior to the announcement by Applied and Invetech that they had entered into a letter of intent relating to the Merger, the closing price of Applied Common Stock as reported on NYSE was $29.625 per share. As of February 14, 1997 and April 30, 1997, there were approximately 1,353 and 1,337 shareholders of record of Applied Common Stock, respectively.

     Because the market price of Applied Common Stock is subject to fluctuation, the market value of the shares of Applied Common Stock that the Invetech Shareholders will receive in the Merger may increase or decrease prior to the Effective Time. Invetech Shareholders are urged to obtain a current market quotation for Applied Common Stock.

     The holders of Invetech Common Stock are entitled to dividends when, as and if declared by the Board of Directors of Invetech out of funds legally available for that purpose. Shares of Invetech Class A Common Stock and Invetech Class B Common Stock are entitled to share equally in all cash dividends.

     The following table sets forth the dividends paid to the holders of Invetech Class A Common Stock and Invetech Class B Common Stock during calendar years 1995 and 1996 and for the period from January 1 to March 31, 1997.

                             INVETECH COMMON STOCK
                         FOR FISCAL YEARS 1995 TO DATE

                                         DIVIDEND
                                         --------
First Quarter ended March 31, 1995        $ 0.24
Second Quarter ended June 30, 1995          0.04
Third Quarter ended September 30,
  1995                                      0.04
Fourth Quarter ended December 31,
  1995                                      0.04
First Quarter ended March 31, 1996          0.25
Second Quarter ended June 30, 1996          0.04
Third Quarter ended September 30,
  1996                                      0.04
Fourth Quarter ended December 31,
  1996                                      0.04
First Quarter ended March 31, 1997          0.35

     Invetech's ability to pay dividends is dependent upon its earnings and the declaration of any dividends by Invetech's Board of Directors. Invetech intends to pay a $.04 per share dividend in June, 1997. If the merger is approved, Invetech Shareholders receiving shares of Applied Common Stock will participate in Applied dividends declared with a record date later than the Effective Time.

                                  RISK FACTORS

     The following risk factors should be carefully considered by Invetech Shareholders. The risks associated with the combination of the businesses of Applied and Invetech in the Merger will be additional risks faced by both Applied Shareholders and Invetech Shareholders following the Merger. These factors should be considered in conjunction with the other information included in this Prospectus.

INTEGRATION OF OPERATIONS; ADVERSE EFFECT ON FINANCIAL RESULTS

     The realization of the benefits sought from the Merger depends in part on the ability of the combined company to utilize sales and marketing channels, administrative functions and facilities better than either company could do separately. These benefits may not be achieved if the activities of Applied and Invetech are not integrated in a coordinated, timely and efficient manner, and there can be no assurance that this will occur. In addition, there can be no assurance that the combined company will be able to retain its existing suppliers or customers following the Merger. The combination of the two organizations will also require the dedication of management resources, which will temporarily detract attention from the day-to-day business of the combined company. There can be no assurance that the integration will be completed without disrupting Applied's or Invetech's businesses. Should the combined company not be able to achieve integration in a timely and coordinated fashion, a material adverse effect on the operating results of the combined company may result. In addition, there is no assurance that the combined company will be able to achieve the benefits projected to occur as a result of the integration or retain the key management, sales and marketing personnel who are critical to the integration and the combined company's future operations.

POTENTIAL DILUTIVE EFFECT TO SHAREHOLDERS

     There can be no assurance that the combining of the two companies' businesses, even if achieved in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to what would have been achieved by each company independently. The issuance of Applied Common Stock in connection with the Merger may have the effect of reducing Applied's net income per share from levels otherwise expected and could reduce the market price of the Applied Common Stock unless revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance can be achieved. As a consequence of the Merger, Invetech Shareholders will lose the chance to invest in Invetech on a stand-alone basis. Additionally, the combined company will have different management than Invetech's current management, and consequently the management of the combined company may make strategic and operational decisions that differ from those of Invetech's current management. It is possible that Invetech, if it remained independent, could achieve economic performance superior to that of the combined company. Consequently, there can be no assurance that Invetech Shareholders will achieve greater returns on investment through the combined company than if Invetech were to remain an independent company.

     From time to time, Applied issues shares and options to purchase Applied Common Stock, Performance-Accelerated Restricted Stock and other stock-based awards under its 1990 Long-Term Performance Plan and otherwise. As of April 30, 1997, options to purchase 758,106 shares of Applied Common Stock were outstanding, of which 349,541 were then currently exercisable. The exercise of such options or the future issuance of such stock, stock-based awards, options or Performance-Accelerated Restricted Stock will dilute the beneficial ownership of Invetech Shareholders following the Merger.

DEPLETION OF ESCROW AMOUNT

     Under the Merger Agreement, Invetech has agreed to indemnify Applied and Merger Sub against losses and expenses incurred by Applied and Merger Sub by reason of any breach of any representation, warranty, covenant or agreement of Invetech. The Escrow Amount is the sole source for funding this obligation. In the event that Applied or Merger Sub incurs indemnifiable losses or expenses, all or a portion of the Escrow Amount may be paid to Applied to satisfy Invetech's obligations under the Merger Agreement and such amounts will not be available for distribution to the Invetech Shareholders. See "The Merger Agreement -- Escrow Amount" and "-- Indemnification."

POTENTIAL UNAVAILABILITY OF "REORGANIZATION" TAX TREATMENT OF MERGER

     The Merger is intended to qualify as a tax-free reorganization under
Section 368(a) of the Code. In connection with such a reorganization, no gain or loss will be recognized for federal income tax purposes by Invetech Shareholders upon their receipt of shares of Applied Common Stock in exchange for their shares of Invetech Common Stock. However, gain, but not loss, will be recognized to the extent that Invetech Shareholders receive cash in exchange for their shares of Invetech Common Stock. The receipt of a satisfactory tax opinion (a "Tax Opinion") regarding the availability of such tax treatment is a condition to Invetech's obligations to consummate the Merger, although such condition may be waived by Invetech. See "The Merger Agreement -- Conditions to the Merger."

     Invetech Shareholders should be aware that the Tax Opinion does not bind the Internal Revenue Service (the "IRS"), and the IRS is therefore not precluded from successfully asserting a contrary opinion. A successful IRS challenge to the Reorganization status of the Merger would result in all Invetech Shareholders recognizing taxable gain or loss with respect to each share of Invetech Common Stock surrendered equal to the difference between the Invetech Shareholder's basis in such share and the fair market value, as of the Effective Time, of the Applied Common Stock and cash received in exchange therefor.

RISKS ATTENDANT TO FUTURE ACQUISITIONS

     Applied regularly considers the acquisition of other companies engaged in the same and related businesses as Applied. At any given time, Applied may be in various stages of considering such opportunities. Such acquisitions are subject to the negotiation of definitive agreements and to conditions typical in acquisition transactions, certain of which conditions may be beyond Applied's control. There is no assurance that Applied will be able to identify desirable acquisition candidates or will be successful in entering into any definitive agreements with respect to desirable acquisitions. Moreover, even if definitive agreements are entered into, there is no assurance that any future acquisition will thereafter be completed or, if completed, that the anticipated benefits of the acquisition will be realized. The process of integrating acquired operations into Applied's operations may result in unforeseen operating difficulties, may absorb significant management attention and may require significant financial resources that would otherwise be available for the ongoing development or expansion of Applied's existing operations. Future acquisitions by Applied could result in the incurrence of additional debt and contingent liabilities, which could have a material adverse effect on Applied's financial condition and results of operations.

HIGHLY COMPETITIVE MARKETS

     Applied considers the markets in which it operates to be highly competitive. In addition, such markets present few economic or technological barriers to entry. Applied's principal competitors are, and following the Merger, the combined company's principal competitors will be, other specialized bearing, drive system product, industrial rubber product, fluid power and specialty item distributors, and, to a lesser extent, mill supply houses. These competitors include single and multiple branch operations, some of which are divisions or subsidiaries of larger organizations that may have greater financial resources than the combined company. The combined company will also compete with the manufacturers of original equipment and their distributors in the sale of maintenance and replacement bearings, power transmission components and related items. Some of these manufacturers may have greater financial resources than the combined company. The identity and number of competitors vary throughout the geographic areas in which the combined company will do business.

CHANGE IN RELATIONSHIP WITH MANUFACTURERS

     Applied is a non-exclusive distributor for numerous manufacturers of the products which it sells. The principal bearing lines distributed by Applied are:
American, Barden, Cooper, FAG, Heim/RBC, INA, Kaydon, MB Manufacturing, McGill, MRC, Sealmaster, SKF, Symmco, Thomson, Timken and Torrington/Fafnir. The principal drive system product lines distributed by Applied are: Baldor, Browning, Electron, Falk, FMC, Foote Jones, Jeffrey, Kop-Flex, Lincoln Electric, Lovejoy, Martin, Morse, Reliance/Dodge, Rexnord/Link-Belt, Saftronics, Stephens Adamson, U.S. Electrical Motors and Winsmith. The principal industrial rubber product lines distributed by Applied are: Aeroquip, Boston, Dixon, Flexco, Gates, Globe, Goodyear, Habasit and Weatherhead. The principal fluid power product lines distributed by Applied are: Dana, Denison, Donaldson, Eaton Char-Lynn, Ingersoll Rand-ARO and Schrader Bellows. Specialty items, including seals, sealants, fluid sealing, "O" rings, retaining rings, adhesives, lubricants, maintenance equipment, skin care products and tools, are purchased from various suppliers. The principal specialty item lines distributed by Applied are: CR Industries, Dow Corning, Garlock, Gojo, Keystone, Loctite, Lubriplate, National/Federal Mogul, OTC/Power Team, Parker Hannifin, Rotor Clip and Skil/Bosch. The loss of certain of these suppliers could have an adverse effect on Applied's, and following the Merger, the combined company's, business.

     The operations of the combined company will contrast sharply with those of the manufacturers whose products it sells, in that the manufacturers generally confine their direct sales activities to large-volume transactions with original equipment manufacturers who incorporate the components purchased into the products they make. At present, the manufacturers generally do not sell replacement components directly to customers but rather refer such customers to Applied, Invetech or another distributor. There can be no assurance that this practice will continue, however, and any discontinuance of this practice could have an adverse effect on the combined company's business.

     There is also a trend among large industrial customers towards reducing the number of suppliers of maintenance and repair products with whom they deal. The combined company intends to respond to this trend by, among other things, continuing to broaden its product offerings and developing new methods for marketing its products. There can be no guarantee, however, that the trend referenced above will not have an adverse effect on the combined company's business.

GENERAL MARKET CONDITIONS

     Applied's operations are, and, following the Merger, the combined company's operations will be, dependent upon general industrial activities and economic conditions and would be adversely affected by the unavailability of raw materials to its suppliers or by any prolonged recession or depression that has an adverse effect on American industrial activity generally.

                                   THE MERGER

     The terms of, and conditions to, the Merger and certain related transactions are contained in the Merger Agreement and the Escrow Agreement which are attached as Annexes A and B, respectively, to this Prospectus. Information contained herein with respect to the terms of the Merger and such related transactions are qualified by reference to the more complete information set forth in the Merger Agreement and Escrow Agreement.

GENERAL

     This Prospectus relates to up to 2,300,000 shares of Applied Common Stock that may be issued in connection with the Merger in accordance with the terms of the Merger Agreement. The Merger is conditioned upon, among other things, approval of the Merger Agreement by the Invetech Shareholders at a special meeting called for that purpose. See "Invetech Special Meeting." The Merger will be consummated promptly after the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement. Upon consummation of the Merger, Invetech will be merged with and into Merger Sub, the separate corporate existence of Invetech shall cease and Merger Sub will succeed to all of the rights, franchises, assets, liabilities and business of Invetech. By approving the Merger and the Merger Agreement, the Invetech Shareholders shall also thereby agree to be bound by the terms of the Escrow Agreement and the lock-up letter attached as Exhibit B to the Merger Agreement. In addition, by virtue of the Merger, at the Effective Time, all existing stock redemption agreements and shareholder agreements between Invetech and any Invetech Shareholder(s) shall be deemed to have been terminated and shall have no further force or effect. Following the Effective Time, to the extent the Invetech Shareholders receive shares of Applied Common Stock, the rights of such Invetech Shareholders will be governed by Applied's Articles of Incorporation, Code of Regulations and the agreement of merger and plan of reorganization between Bearings, Inc. (Ohio) and Bearings, Inc. (Delaware) dated as of September 6, 1988.

     In the Merger, all of the outstanding shares of the Invetech Common Stock will be converted into the right to receive shares of Applied Common Stock and cash, in the proportion designated by Invetech based upon preference specification forms solicited by Invetech from the Invetech Shareholders in connection with the Special Meeting. The aggregate value of Applied Common Stock and cash to be paid to Invetech Shareholders will be Eighty-Three Million Dollars ($83,000,000) (the "Merger Consideration"); provided, however, in no event shall more than Two Million Three Hundred Thousand (2,300,000) shares of Applied Common Stock be issuable in connection with the Merger. The Merger Consideration is allocable (i) 15% to the holders of Invetech Class A Common Stock and (ii) 85% to the holders of Invetech Class B Common Stock, on a pro rata basis to each holder's percentage interest in each class of Invetech Common Stock. Ten Million Dollars ($10,000,000) (the "Escrow Amount") of the Merger Consideration will be deposited and held in escrow pursuant to the terms of the Escrow Agreement for the purpose of funding the indemnification obligations of Invetech under the Merger Agreement. Assuming no claims for indemnification are asserted by Applied, the Escrow Amount shall be distributed to the Invetech Shareholders over a five-year period following the Effective Time in accordance with the terms of the Escrow Agreement. For purposes of computing the Merger Consideration, each share of Applied Common Stock will be assigned a value of Twenty-Eight Dollars and Sixty-Two Cents ($28.62), which was the average closing sale price of Applied Common Stock on NYSE for the twenty business days preceding February 5, 1997 (the day Applied executed the letter of intent relating to the Merger). The Merger Consideration is subject to adjustment on a dollar for dollar basis to the extent that shareholders' equity of Invetech as reflected on the Closing Balance Sheet, reduced as provided in the Merger Agreement for all transaction costs and certain other expenses incurred by Invetech in connection with the Merger, is greater than or less than Forty-Six Million Dollars ($46,000,000). In addition, Applied shall pay interest on the Merger Consideration, as adjusted, in an amount equal to the product of (x) the Merger Consideration, as adjusted, (y) the number of days elapsed between the date of the Closing Balance Sheet and the date of the Closing, and (z) 0.0002191.

     No fractional shares of Applied Common Stock will be issued in connection with the Merger. Each Invetech Shareholder otherwise entitled to a fractional share of Applied Common Stock will receive an amount of cash in lieu thereof, rounded up to the nearest cent, determined by multiplying (i) Twenty-Eight Dollars and Sixty-Two Cents ($28.62) by (ii) the fractional interest to which such Invetech Shareholder would otherwise be entitled.

     At the Effective Time, Ten Million Dollars ($10,000,000) of the Merger Consideration will be deposited into an escrow account (the "Escrow Account") to secure the indemnification obligations of Invetech under the Merger Agreement. Subject to the prior lien of any claims for indemnification asserted by Applied which have not been paid, the Escrow Amount will be reduced to Five Million Dollars ($5,000,000) on January 1, 2000 and Two Million Five Hundred Thousand Dollars ($2,500,000) on April 1, 2001 and all amounts held in excess of the then applicable Escrow Amount shall be distributed to Invetech Shareholders in proportion to their respective interests. Unless the entire Escrow Amount shall have been paid to Applied in satisfaction of the indemnification obligations of Invetech (upon which the escrow will terminate), the escrow will terminate on the later of (i) five years following the Effective Time, and (ii) the date upon which all claims for indemnification made by Applied pursuant to the Merger Agreement and Escrow Agreement have been resolved and all amounts then held in the Escrow Account will be distributed to the Invetech Shareholders. See "The Merger Agreement--Escrow Amount" and "--Indemnification."

BACKGROUND OF THE MERGER

     The holders of the Invetech Class A Common Stock (the "Class A Shareholders") have the sole right to elect the Board of Directors of Invetech and must approve any sale of Invetech or similar transaction (a "Sale"). Consequently, the Invetech Class B Common Stock shareholders (the "Class B Shareholders"), acting alone, have no right to effect a Sale or otherwise obtain liquidity for their shares. During 1993, certain of the Class B Shareholders advised Invetech that they had an interest in obtaining liquidity for their shares. In response, Invetech offered to purchase 808,407 shares of the Invetech Class B Common Stock at a price of

$12.37 per share. Pursuant to such offer, in January, 1995, Invetech purchased 780,755 shares of Invetech Class B Common Stock at such price.

     In addition to addressing issues regarding liquidity for the Invetech Class B Common Stock, the Invetech Board considered the need either to rapidly expand the business of Invetech through acquisitions or to enter into a Sale to a larger organization in order to effectively compete in a rapidly changing marketplace. In this context, the Invetech Board considered the limited capital resources available to Invetech for the purposes of making large acquisitions.

     In 1996, the Class B Shareholders entered into negotiations with the Class A Shareholders (consisting of J. Michael Moore and James T. Moore II). As a result of such negotiations, the Class A Shareholders and the Class B Shareholders (except for one shareholder) entered into the Invetech Company Shareholder Agreement dated July 16, 1996 (the "Shareholders Agreement") for, among other matters, the purpose of determining the fair market value of the Invetech Class A Common Stock relative to the Invetech Class B Common Stock. The Shareholders Agreement provided, in part, that upon a Sale, (i) the aggregate consideration for shares of Invetech received or to be received by the Class B Shareholders and the Class A Shareholders would be allocated 85% to the Class B Shareholders and 15% to the Class A Shareholders; and (ii) the present or future value of any consideration paid or payable to any Class A Shareholder in the form of any employment agreement, consulting contract, covenant not to compete, technical services agreement, director fees or other amounts paid in connection with certain existing agreements with the Class A Shareholders would not be included in such 85%-15% allocation of value upon a Sale and the Class A Shareholders would not be required to share any such consideration with any Class B Shareholder.

     After execution of the Shareholders Agreement, Invetech's management initiated actions to determine the feasibility of a Sale. Invetech's management interviewed several investment banking firms and hired the firm of Oppenheimer & Co., Inc. ("Oppenheimer") in July, 1996. Thereafter, Oppenheimer and Invetech's management developed a list of seven potential purchasers from approximately thirty candidates initially identified by Oppenheimer. Invetech's management determined that Applied would be the most logical purchaser of Invetech, because of the potential synergies between the businesses of Invetech and Applied and the compatibility of their cultures.

     In July, 1996, Oppenheimer initiated discussions with Applied regarding a potential Sale of Invetech. On August 2, 1996, Applied entered into a confidentiality agreement with Oppenheimer, as investment advisor representing Invetech. On August 7, 1996, representatives of Applied and Invetech met in Sandusky, Ohio to discuss Applied's interest in a possible Sale transaction.

     Following a meeting of the Board of Directors of Applied on August 29, 1996, Applied sent an indication of interest to Invetech to purchase all of the equity of Invetech for $40 to $50 million. Soon thereafter, discussions were discontinued by Invetech's management for lack of a suitable offer from Applied. Thereafter, Invetech's management authorized Oppenheimer to contact the other potential purchaser candidates and Oppenheimer proceeded to contact all six of such candidates. Pursuant to such contacts, Invetech's management entered into discussions with Motion Industries Inc., a wholly owned subsidiary of Genuine Parts Company, regarding a Sale, which discussions were ultimately terminated as a result of renewed discussions with Applied as described below.

     On November 5, 1996, after receipt of additional information from Invetech, Applied delivered a revised indication of interest to Invetech increasing the purchase price for Invetech's outstanding equity to $80 million. Following discussions between representatives of Invetech and Applied regarding the indication of interest, on November 25 and 26, 1996, representatives of Applied commenced preliminary due diligence.

     On December 17, 1996, after receiving reports from members of Applied's management and Applied's financial advisor, the TransAction Group, Applied's Board of Directors authorized its management to deliver to Invetech a non-binding letter of intent providing for the acquisition of Invetech by Applied at a purchase price of $85,000,000 payable in Applied Common Stock and cash.

     Invetech's management determined that the proposal identified in the above-referenced letter of intent was inadequate because: (i) resale of the Applied Common Stock to be received was restricted for two years;

(ii) indemnification of Applied by the Invetech Shareholders for certain liabilities and breaches of representations and warranties was unlimited; (iii) there was no minimum value for the Applied Common Stock to be received; and (iv) no compensation was allocated to certain noncompetition agreements requested by Applied.

     On January 13, 1997, the Chairman and Vice Chairman of Applied and the Chairman and President of Invetech met in Cincinnati, Ohio to further discuss terms of a possible transaction. On January 29, 1997, Applied delivered to Invetech a revised letter of intent providing for an acquisition of all outstanding Invetech Common Stock at a purchase price of $80 million, payable in a combination of Applied Common Stock and cash, and for J. Michael Moore and James T. Moore II to enter into noncompetition agreements with Applied in exchange for payments totaling $2,900,000 each over five years.

     On February 5, 1997, representatives of Applied and Invetech met in the Detroit offices of Miller, Canfield, Paddock and Stone, P.L.C. to discuss the terms of Applied's offer. During these meetings, Applied submitted a revised letter of intent providing for an acquisition of all outstanding Invetech Common Stock for $83 million payable in Applied Common Stock and cash, and for J. Michael Moore and James T. Moore II to enter into non-competition agreements with Applied on terms mutually acceptable to such parties. The revised Letter of Intent dated February 5, 1997 also provided for: (i) registration of the Applied Common Stock by Applied; (ii) limitations on Invetech's indemnification of Applied for certain liabilities and breaches of representations and warranties; and (iii) a minimum value for the Applied Common Stock to be received.

     On February 8, 1997, after receiving advice from Oppenheimer that the transaction set forth in the February 5, 1997 letter of intent appeared to be fair to the Invetech Shareholders from a financial point of view, the Board of Directors of Invetech approved the letter of intent and caused the letter of intent to be executed by a duly authorized representative of Invetech. On February 18, 1997, Applied and Invetech issued a joint press release announcing execution of the letter of intent.

     Thereafter, Applied and Invetech entered into negotiations with respect to the Merger Agreement through the end of April 1997. In addition, beginning in early February, 1997 and continuing until execution of the Merger Agreement, Applied, its representatives and its legal counsel conducted legal, business and other due diligence with respect to Invetech.

     On March 27, 1997, the Board of Directors of Applied held a meeting at which the directors, after receiving advice from members of Applied's management and the TransAction Group and reviewing the terms of the Merger Agreement, authorized and approved the Merger Agreement, the Merger and the other transactions contemplated thereby. On March 31, 1997, the Invetech Board held a special meeting at which, after receiving advice from Oppenheimer and reviewing the terms of the Merger Agreement the Invetech Board voted unanimously to approve the Merger Agreement, subject to satisfactory resolution of the then outstanding terms and conditions and receipt of a satisfactory fairness opinion from Oppenheimer, and to recommend to the Invetech Shareholders that they approve and adopt the Merger Agreement. On April 23, 1997, the Invetech Board held another special meeting at which, after review of the then-current draft of the Merger Agreement, the Invetech Board again voted unanimously to approve the Merger Agreement, subject to satisfactory resolution of any outstanding terms and conditions, and receipt of a satisfactory fairness opinion, and to recommend the Merger to the Invetech Shareholders. On April 29, 1997, Applied, Merger Sub and Invetech executed the Merger Agreement.

APPROVAL OF APPLIED BOARD OF DIRECTORS; REASONS FOR MERGER

     The Board of Directors of Applied views the Merger as a means to increase the value of the combined company to Applied's shareholders. In evaluating the proposed Merger, the Board of Directors of Applied considered and discussed a wide variety of factors, including the terms of the Merger Agreement and Applied's and Invetech's respective operations and the opportunity for synergies between those operations. The Board of Directors of Applied also discussed the terms of the Merger Agreement in light of its fairness to Applied's shareholders, projected dilution to existing Applied shareholders resulting from the Merger and the effects of and requirements for a tax-free transaction which qualifies as a reorganization under Section 368(a) of the Code. In addition, the Board of Directors of Applied considered the advantages and disadvantages that the Merger would present to Applied's achievement of its strategic objectives. As part of the evaluation process, the Board of Directors of Applied reviewed information about the business, operations and future prospects of both Invetech and Applied, and the relative assets, revenues and results of operations of Applied and Invetech. In connection with its consideration of the Merger, the Board of Directors of Applied received financial advice with respect to the Merger from its financial advisor, the TransAction Group.

     Significant factors leading to the Board's approval of the Merger were the Board's beliefs that Invetech's branch locations in Michigan and the Rocky Mountain states would enable Applied to serve certain existing and potential national account customers better, that the acquisition of Invetech would present significant new customer opportunities to Applied, especially in the automobile industry, and would result in Applied being able to market a broader product offering to customers of the combined company. The Applied Board also determined that a combination of Applied and Invetech would present the combined company with opportunities to service their respective customers better and more cost-efficiently, to consolidate field operations in areas with overlapping branch locations and to eliminate certain management and other overhead expenses through the closing of Invetech's headquarters.

     The Board of Directors of Applied also considered the following potentially negative factors: (i) the possibility that the Merger might not be consummated, and the effects of the public announcement of the Merger on Applied's revenues and operating results, (ii) the possible effects of the public announcement of the Merger on the market price of Applied Common Stock, (iii) the risk that the anticipated benefits of the Merger will not be realized, and (iv) the other risks described above under "Risk Factors."

     After considering the foregoing factors, the Board of Directors of Applied unanimously approved the Merger Agreement and the transactions contemplated thereby.

RECOMMENDATION AND APPROVAL OF INVETECH BOARD OF DIRECTORS; REASONS FOR MERGER

     The Invetech Board believes that the Merger is in the best interests of Invetech Shareholders and that the Merger would allow Invetech and its shareholders to realize the objectives described below.

     In approving the Merger, the Invetech Board considered that the Merger would provide the Invetech Shareholders with cash and a public market for their remaining equity ownership in Invetech. The Invetech Board considered the alternative of an initial public offering of Invetech Common Stock but determined that, in light of the costs of such a transaction and the absence of any assurances that an offering would be successfully completed, the Merger provided a preferable means to: (i) provide the Invetech Shareholders liquidity for their current investment in Invetech for which there is no public market, notwithstanding that the Applied Common Stock to be received by the Invetech Shareholders may only be sold by the Invetech Shareholders after January 1, 1998 when certain transfer restrictions expire or upon presentation of an opinion of counsel as described in the "lock up" letter attached as Exhibit B to the Merger Agreement; and (ii) address the need for Invetech to rapidly expand its business. The Invetech Board also concluded that, at the same time as providing enhanced liquidity to the Invetech Shareholders, the Merger will allow Invetech Shareholders to retain an investment in Invetech's business by becoming shareholders of Applied. In addition, the cash component of the Merger Consideration would provide Invetech Shareholders with an immediate return on their investment in Invetech.

     In reaching its conclusion, the Invetech Board evaluated a number of factors, including the terms and conditions of the Merger Agreement, the amount of cash and Applied Common Stock offered by Applied, the business operations and prospects of Applied on a historical basis and of Invetech and Applied on a pro forma combined basis, and the fact that Applied submitted the highest acquisition offer. The Invetech Board did not consider one factor more than the others, or assign relative weights to the factors it considered in arriving at its determination.

     After considering the foregoing factors, the Invetech Board unanimously adopted and approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger and the issuance of the Merger Consideration pursuant thereto were in the best interests of Invetech and the Invetech

Shareholders. The Invetech Board has therefore recommended that the Invetech Shareholders approve the Merger.

OPINION OF INVETECH'S FINANCIAL ADVISOR

     Invetech retained Oppenheimer to act as its financial advisor in connection with a potential sale of Invetech, to investigate the proposed consideration offered by Applied, and to provide an opinion as to the fairness, from a financial point of view, to the Invetech shareholders of the consideration to be paid in connection with the Merger.

     The consideration to be paid by Applied in connection with the Merger was determined following extensive negotiations between the management of Applied and Invetech, and was approved by the Invetech Board of Directors. Oppenheimer advised Invetech with respect to the potential form and amount of consideration that was proposed to be paid in connection with the Merger and also advised Invetech with respect to the relative merits, from a financial point of view, of the various proposals made by the potential acquirors of Invetech. Oppenheimer played a significant role in the negotiation of the terms of the letter of intent between Applied and Invetech.

     At the request of Invetech, Oppenheimer rendered an opinion dated April 29, 1997 to the Invetech Board of Directors that, based upon and subject to the considerations set forth therein and on other factors Oppenheimer deemed relevant, as of such date, Oppenheimer was of the opinion that the consideration to be received by the Invetech Shareholders pursuant to the Merger Agreement was fair, from a financial point of view, to such shareholders. Oppenheimer's opinion is not a recommendation to any current or prospective Invetech Shareholders as to any investment decision such person may make. Oppenheimer expressed no opinion as to what the value of the Applied Common Stock actually will be when issued to the Invetech Shareholders pursuant to the Merger Agreement or the price at which the Applied Common Stock will trade subsequent to the Merger. The full text of the opinion of Oppenheimer, which sets forth certain assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C hereto and is incorporated herein by reference and should be read in its entirety in connection with this Prospectus. The summary of Oppenheimer's opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. No limitations were imposed by the Invetech Board of Directors upon Oppenheimer with respect to the investigations made or procedures followed by Oppenheimer in rendering its opinion. Oppenheimer has consented to the inclusion of its opinion in this Prospectus and has reviewed the following summary of its opinion.

     In rendering its opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to Oppenheimer by Invetech and its employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Invetech provided to Oppenheimer, Oppenheimer assumed, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgment of Invetech's management. In rendering its opinion, Oppenheimer neither made nor obtained any independent evaluation of appraisals of the assets or liabilities of Invetech, Applied, or such other affiliated entities. Oppenheimer assumed, without independent verification, the accuracy of the advice and conclusions of Invetech's legal counsel and accountants with respect to tax matters as provided to Oppenheimer by Invetech's management including, without limitation, the treatment of the Merger as a tax-free reorganization for federal income tax purposes.

     In rendering the Oppenheimer Opinion, Oppenheimer: (a) reviewed the draft Plan and Agreement of Merger, dated April 29, 1997; (b) reviewed Invetech's audited financial statements for the fiscal years ended December 31, 1992, 1993, 1994, 1995 and 1996; (c) reviewed Applied's audited financial statements for the fiscal years ended June 30, 1992, 1993, 1994, 1995 and 1996, and the unaudited financial statements for the six months ended December 31, 1995 and 1996; (d) reviewed financial information of Invetech prepared by Invetech's management;
(e) reviewed financial information for Applied, including both stand-alone and pro forma combined financial information with Invetech, provided to Oppenheimer by Applied's management; (f) reviewed the historical market prices and trading volume for Applied Common Stock; (g) held discussions with senior management of Applied and Invetech with respect to the business and prospects for future growth and the integration of the two companies; (h) reviewed and analyzed the pro forma impact of the combination of Invetech and Applied; (i) performed discounted cash flow analyses of Invetech and Applied, both on a stand-alone, and a combined entity basis using certain assumptions of future performance provided to Oppenheimer by the managements of Invetech and Applied; (j) reviewed and analyzed certain publicly available financial data for certain companies deemed by Oppenheimer to be comparable to Invetech and Applied; (k) reviewed certain publicly available financial data for transactions that Oppenheimer deemed comparable to the Merger; (l) reviewed public information concerning Invetech and Applied; and (m) performed such other analyses and reviewed such other information as Oppenheimer deemed appropriate.

     The summary set forth above does not purport to be a complete description of the analysis performed by Oppenheimer in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relative methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description.

     Oppenheimer was selected to act as Invetech's financial advisor based upon its qualifications, expertise and reputation. Oppenheimer, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. Oppenheimer Capital, an affiliate of Oppenheimer, has advised Invetech regarding its 401(k) profit sharing plan since 1979. Julius Nicolai, an employee of Oppenheimer Capital, serves on the Invetech Board of Directors.

APPRAISAL RIGHTS

     Invetech Shareholders are not entitled to appraisal or dissenters' rights in connection with the Merger pursuant to Section 762(2)(b) of the Michigan Business Corporation Act.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The Merger is intended to qualify as a reorganization (a "Reorganization") for federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Consummation of the Merger is conditioned upon receipt by Invetech of an opinion from its legal counsel to that effect. Receipt of the aforementioned legal opinion may be waived by Invetech as a condition to consummation of the Merger. Invetech currently intends to obtain the aforementioned opinion from Deloitte & Touche LLP. The Merger will have no tax consequences to shareholders of Applied.

     Under current law, assuming that the Merger takes place as described in the Merger Agreement, Applied believes that:

          (i) Gain will be recognized by Invetech Shareholders that exchange Invetech Common Stock for Applied Common Stock and cash, but not in excess of the amount of cash actually received (excluding any amounts deposited into the Escrow Account). Such gain will be treated either as the receipt of a dividend or as gain on the sale of Invetech Common Stock, as provided in section 356 of the Code, the regulations thereunder, and judicial authorities interpreting such section. Such gain will be capital gain to the extent that the Invetech Common Stock was a capital asset at the Effective Time. No loss will be recognized upon the exchange. Invetech Shareholders will not recognize any gain with respect to cash deposited into the Escrow Account until such time as cash is distributed to the Invetech Shareholders. At the time that cash is distributed from the Escrow Account, a portion of such cash may be treated as the receipt of imputed interest income as provided in sections 1274 and 1275 of the Code, the regulations thereunder, and judicial authorities interpreting such sections. The remainder of such cash received will be treated, to the extent of gain realized from the disposition of the shareholder's Invetech Common Stock, as the receipt of a dividend or as gain from the sale of such Invetech Common Stock, as provided above. An amount treated as gain from the sale of Invetech Common Stock will be capital gain to the extent that the Invetech Common Stock was a capital asset at the Effective Time.

          (ii) The tax basis of the shares of Applied Common Stock received by the Invetech Shareholders will be the same as the basis of the Invetech Common Stock surrendered in the exchange, decreased by the amount of cash received (excluding any cash treated as imputed interest), and increased by the amount of cash treated as a dividend (if any) and by the amount of gain recognized on the exchange (excluding any portion of the gain treated as a dividend).

          (iii) The holding period of the shares of Applied Common Stock in the hands of Invetech Shareholders will include the holding period of their shares of Invetech Common Stock exchanged therefor, provided such shares of Invetech Common Stock are held as capital assets at the Effective Time.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL, OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER, AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE OPINIONS OF COUNSEL OR ACCOUNTANTS DESCRIBED ABOVE ARE NOT BINDING UPON THE INTERNAL REVENUE SERVICE AND NO RULINGS OF THE INTERNAL REVENUE SERVICE WILL BE SOUGHT OR OBTAINED. THERE IS NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THE OPINIONS DESCRIBED ABOVE. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

     ALL INVETECH SHAREHOLDERS SHOULD READ CAREFULLY THE DISCUSSION UNDER "The Merger -- Certain Federal Income Tax Consequences of the Merger" and "The Merger Agreement -- Conditions to the Merger." See "Risk Factors -- Potential Unavailability of "Reorganization" Tax Treatment.

ACCOUNTING TREATMENT

     The Merger will be accounted for by Applied using the purchase method of accounting in accordance with generally accepted accounting principles. Accordingly, the assets and liabilities of Invetech will be adjusted to fair value and the results of operations of Invetech will be included in the results of operations of Applied for periods subsequent to the Effective Time.

REGULATORY MATTERS

     On March 28, 1997, Applied and Invetech filed pre-merger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder. Early termination of the waiting period was granted on April 7, 1997. Other than (i) the Commission's declaring effective the Registration Statement containing this Prospectus, (ii) approvals in connection with compliance with applicable Blue Sky or state securities laws and
(iii) the filing of certificates of merger with the Secretary of State of the State of Ohio and with the Corporation, Securities and Land Development Bureau of the State of Michigan, neither the management of Applied nor the management of Invetech believes that any filing with or approval of any government authority is necessary in connection with the consummation of the Merger.

                            INVETECH SPECIAL MEETING

     The Merger is conditioned upon, among other things, approval of the Merger Agreement by the Invetech Shareholders at a special meeting called for that purpose. A special meeting of the Invetech Shareholders has been called and will be held at Invetech's headquarters, 1400 Howard Street, Detroit, Michigan, on
June   , 1997, at   a.m., local time (the "Special Meeting"). At the Special
Meeting, the Invetech Shareholders will be asked to approve the Merger Agreement among Invetech, Applied and Merger Sub pursuant to which Invetech would be merged with and into Merger Sub, a wholly-owned subsidiary of Applied.

     Invetech's Board of Directors unanimously voted to adopt the Merger Agreement and determined that the consummation of the Merger would be in the best interests of Invetech and the Invetech Shareholders. The Board of Directors of Invetech has recommended that the Invetech Shareholders vote to approve the Merger Agreement.

     Invetech Class A Shareholders and Invetech Class B Shareholders of record
at the close of business on June   , 1997, will be entitled to vote on the
approval of the Merger and any other matter that may be brought before the
Special Meeting on June   , 1997, and any adjournment thereof. As of May 31,
1997, there were 20,000 shares of Invetech Class A Common Stock and 2,075,391 shares of Invetech Class B Common Stock outstanding.

     Each share of Invetech Class A Common Stock and Invetech Class B Common Stock is entitled to one vote regarding approval of the Merger Agreement. The affirmative vote of the holders of at least a majority of the shares of the outstanding Invetech Class A Common Stock and the Invetech Class B Common Stock, voting separately as classes, is required for approval of the Merger Agreement. Pursuant to the Merger Agreement, J. Michael Moore and James T. Moore II, directors and executive officers of Invetech, who together beneficially own 100% of the outstanding shares of Invetech Class A Common Stock and approximately 26.7% of Invetech Class B Common Stock, have agreed to vote their respective shares in favor of the Merger. Invetech Shareholders will not be entitled to appraisal or dissenters' rights in connection with the Merger.

     The Board of Directors of Invetech intends to solicit proxies for approval of the Merger Agreement in connection with the Special Meeting, and expenses incurred in connection with the solicitation of proxies will be borne by Invetech. Applied does not intend to solicit proxies in connection with the Special Meeting.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain directors and executive officers of Invetech have interests in the Merger in addition to their interests as Invetech Shareholders generally. The Invetech Board of Directors was aware of these interests and considered them in approving the Merger Agreement and the transactions contemplated thereby.

     As described below, J. Michael Moore, James T. Moore, II, Steven P. Mellos, Steven L. Laten and Thomas P. Moore, II are participants in Invetech's phantom stock plan (the "Phantom Stock Plan"). The Phantom Stock Plan was adopted to provide a means to attract, reward and retain management and to align the interests of managers participating in the Phantom Stock Plan with the interests of shareholders. Awards have been made to participants in the Phantom Stock Plan since 1988 based upon recommendations of the salary and bonus committee of the Invetech Board of Directors and the attainment of certain goals established by such committee. Each award vests over a five year period and increases in value based upon Invetech's annual consolidated return on its equity. Participants in the Phantom Stock Plan were encouraged to increase shareholder value by meeting the goals necessary to receive awards under the Phantom Stock Plan and thereafter by increasing Invetech's return on equity. In addition, the Phantom Stock Plan provides that upon a change in control of Invetech (such as the Merger) each active employee's account will become fully vested and is to be promptly paid with the value of the account adjusted to reflect the consideration to be received by the holders of Invetech Class B Common Stock.

     Pursuant to the Merger Agreement, at the Closing, J. Michael Moore (Chairman of the Board and Chief Executive Officer of Invetech) and a consulting corporation to be formed and wholly owned by Mr. Moore will enter into a Consulting, Noncompetition and Confidentiality Agreement with Applied, pursuant to which: (i) Mr. Moore's corporation will perform certain consulting services for Applied for a period of five (5) years in exchange for an annual fee of $70,000; (ii) Mr. Moore has agreed not to compete with Applied during the longer of (x) the five year period following the date of the agreement and (y) the one year period following the date of termination of all of Mr. Moore's relationships with Applied (other than as a shareholder) in exchange for $2,550,000 payable in five equal annual installments of $510,000; (iii) Mr. Moore and his corporation have agreed to maintain the confidentiality of all non-public information pertaining to Applied during the five year period following the date of termination of any of Mr. Moore's and his corporation's relationships with Applied (other than as a shareholder); (iv) Mr. Moore and Applied agree to amend the Salary Continuation

Agreement between Mr. Moore and Invetech to (x) provide that the benefits payable thereunder shall be payable to Mr. Moore beginning at an age not earlier than age 55 designated by Mr. Moore and (y) increase the aggregate benefits payable thereunder by $500,000; and (v) during the term of Mr. Moore's and his spouse's lives, Applied shall pay to Mr. Moore's corporation $700 per month for the cost of health insurance to be obtained and maintained by Mr. Moore's corporation for himself, his spouse and his eligible children. In addition, as a result of the termination and payment of the Phantom Stock Plan, Mr. Moore will receive an aggregate amount of approximately $689,000 (assuming that the value of Applied's stock is $32.00 on the date the Merger is consummated). Mr. Moore will also receive a special bonus from Invetech of property with a value of $32,500. Also, pursuant to the terms of the Merger Agreement, Applied has agreed to recommend to the Nominating Committee of its Board of Directors that Mr. Moore be nominated for election as a director at Applied's next annual meeting.

     Pursuant to the Merger Agreement, at the Closing, James T. Moore, II (President and Chief Executive Officer of Invetech) and a consulting corporation to be formed and wholly-owned by Mr. Moore, II will enter into a Consulting, Noncompetition and Confidentiality Agreement with Applied, pursuant to which:
(i) Mr. Moore, II's corporation will perform certain consulting services for Applied for a period of five (5) years in exchange for an annual fee of $70,000 during the first two years and $40,000 during the remaining three years; (ii) Mr. Moore, II has agreed not to compete with Applied during the longer of (x) the five year period following the date of the Agreement and (y) the one year period following the date of termination of any and all of Mr. Moore, II's relationships with Applied (other than as a shareholder) in exchange for $2,700,000 payable in five equal annual installments of $540,000; (iii) Mr. Moore, II and his corporation have agreed to maintain the confidentiality of all non-public information pertaining to Applied during the five year period following the date of termination of any of Mr. Moore, II's and his corporation's relationships with Applied (other than as a shareholder); (iv) Mr. Moore, II and Applied agree to amend the Salary Continuation Agreement between Mr. Moore, II and Invetech to (x) provide that the benefits payable thereunder shall be payable to Mr. Moore, II beginning at an age not earlier than age 55 designated by Mr. Moore, II and (y) increase the aggregate benefits payable thereunder by $500,000; (v) during the term of Mr. Moore, II's and his spouse's lives, Applied shall pay to Mr. Moore, II's corporation $700 per month for the cost of health insurance to be obtained and maintained by Mr. Moore, II's corporation for himself, his spouse and his eligible children; and (vi) Applied has agreed to reimburse Mr. Moore, II's corporation for the reasonable travel expenses of Mr. Moore, II and Mr. Moore, II's corporation has agreed to cause Mr. Moore, II to attend (x) the annual meetings of the Bearings Specialists Association as a representative of Applied and (y) during the first year of the Agreement (and, thereafter, at the discretion of Applied) the annual meeting of the Power Transmission Distributors Association. In addition, as a result of the termination and payment of the Phantom Stock Plan, Mr. Moore, II will receive an aggregate amount of approximately $689,000 (assuming that the value of Applied's stock is $32.00 on the date the Merger is consummated). Mr. Moore will also receive a special bonus from Invetech of property with a value of $32,600.

     Steven P. Mellos (Senior Vice President and Chief Financial Officer of Invetech) intends to enter into an agreement with Applied, pursuant to which:
(i) Mr. Mellos will agree not to compete with Applied for a period of one year in exchange for a payment of $145,000; and (ii) Mr. Mellos will provide consulting services to Applied for a period of four months in exchange for payments of $27,916 per month. In addition, pursuant to the terms of the Merger Agreement, Invetech is required to terminate and pay all benefits due under certain of the Salary Continuation Agreements between Invetech and its employees. As a result of the termination and payment of such agreements and the Phantom Stock Plan, Mr. Mellos will receive an aggregate amount of approximately $439,500 (assuming that the value of the Applied Common Stock is $32.00 on the date the Merger is consummated). Mr. Mellos will also receive a special bonus from Invetech of cash and property with an aggregate value of $284,700.

     Steven L. Laten (Vice President of Operations of Invetech), intends to enter into a two-year employment agreement with Applied pursuant to which he will receive an annual base salary of $130,000 and will be entitled to participate in an annual incentive program. In addition, pursuant to the terms of the Merger Agreement, Invetech is required to terminate and pay all benefits due under certain of the Salary Continuation Agreements between Invetech and its employees. As a result of the termination and payment of such agreements and the Phantom Stock Plan, Mr. Laten will receive an aggregate amount of approximately $112,900 (assuming that the value of Applied's stock is $32.00 on the date the Merger is consummated).

     Thomas P. Moore, II (a director of Invetech) is a participant in the Phantom Stock Plan. As a result of the termination and payment of the Phantom Stock Plan, Mr. Moore, II will receive an aggregate amount of approximately $224,000 (assuming that the value of Applied's stock is $32.00 on the date the Merger is consummated).

     Invetech will pay to each of its directors (including J. Michael Moore, James T. Moore, II and Thomas P. Moore, II) an amount equal to Invetech's standard monthly director's fee of $1,700 multiplied by the number of full months between the Effective Time and December 31, 1997.

     In considering the recommendation of the Invetech Board, Invetech Shareholders should be aware that certain directors, officers and advisors of Invetech have interests in the Merger that are different from, or in addition to, the interests of Invetech Shareholders generally.

     Oppenheimer acted as financial advisor to Invetech in connection with the Merger and, in connection therewith, rendered an opinion as to the fairness, from a financial point of view, to the Invetech Shareholders of the consideration to be paid by Applied in the Merger. Oppenheimer Capital, an affiliate of Oppenheimer has also advised Invetech regarding its 401(k) profit sharing plan since 1979. In addition, Julius Nicolai, an employee of Oppenheimer Capital, serves as a director of Invetech. Oppenheimer will receive fees in
connection with the transaction of approximately $          .

     Miller, Canfield, Paddock and Stone, P.L.C. acted as legal counsel to Invetech in connection with the Merger and will receive fees in connection with
the transaction of approximately $          . Bruce D. Birgbauer, Esq. is a
senior principal in the law firm of Miller, Canfield, Paddock and Stone, P.L.C. and serves as Secretary and as a director of Invetech.

                         RESALE OF APPLIED COMMON STOCK

     The shares of Applied Common Stock to be issued in the Merger will have been registered under the Securities Act pursuant to the Registration Statement on Form S-4 of which this Prospectus is a part, thereby allowing such shares to be traded without restriction under federal securities laws by all former holders of Invetech Common Stock who (i) are not deemed "affiliates" of Invetech prior to the Merger and (ii) do not become "affiliates" of Applied after the Merger.

     Rule 145 promulgated under the Securities Act regulates the disposition of securities of "affiliates" of Invetech in connection with the Merger. Pursuant to the Merger Agreement, Invetech has agreed to request each of its affiliates enter into a written agreement to the effect that such affiliate will not sell, transfer or otherwise dispose of Applied Common Stock issued to the affiliate in the Merger unless such sale, transfer or other disposition (i) has been registered under the Securities Act, (ii) is made in compliance with the requirements of Rule 145 under the Securities Act or (iii) in the opinion of counsel reasonably acceptable to Applied, is otherwise exempt from registration under the Securities Act.

     In addition to the limitations imposed by Rule 145 under the Securities Act, for the purpose of ensuring qualification of the Merger as a tax-free reorganization for federal income tax purposes, in connection with the Merger, each Invetech Shareholder will be required to execute a "lock up" letter in the form attached as Exhibit B to the Merger Agreement. The lock up letter prohibits each Invetech Shareholder from disposing of any shares of Applied Common Stock obtained in the Merger prior to January 1, 1998, without first delivering an opinion of counsel satisfactory in form and substance to Applied to the effect that such disposition will not violate the continuity of shareholder interest requirement set forth in Section 1.368-1 of the official Treasury Department interpretation of the Code.

                              THE MERGER AGREEMENT

     The following paragraphs summarize, among other things, the material terms of the Merger Agreement, which is attached hereto as Annex A and incorporated by reference herein. Invetech Shareholders are urged to read the Merger Agreement in its entirety for a more complete description of the Merger.

GENERAL

     This Merger Agreement generally provides for the merger of Invetech with and into Merger Sub. The Merger will become effective upon the later to occur of the filing of a certificate of merger with the Secretary of State of the State of Ohio and the filing of a certificate of merger with the Corporations, Securities and Land Development Bureau of the State of Michigan. It is anticipated that such filing will be made immediately after the Closing. By approving the Merger and the Merger Agreement, the Invetech Shareholders shall also thereby agree to be bound by the terms of the Escrow Agreement and the lock-up letter attached as Exhibit B to the Merger Agreement. In addition, by virtue of the Merger, at the Effective Time, all existing stock redemption agreements and shareholder agreements between Invetech and any Invetech Shareholder(s) shall be deemed to have been terminated and shall have no further force or effect.

MERGER CONSIDERATION

     In the Merger, all of the outstanding shares of the Invetech Common Stock will be converted into the right to receive shares of Applied Common Stock and cash, in the proportion designated by Invetech based upon preference specification forms solicited by Invetech from the Invetech Shareholders in connection with the Special Meeting. The aggregate value of Applied Common Stock and cash to be paid to Invetech Shareholders will be Eighty-Three Million Dollars ($83,000,000) (the "Merger Consideration"); provided, however, in no event shall more than Two Million Three Hundred Thousand (2,300,000) shares of Applied Common Stock be issuable in connection with the Merger. The Merger Consideration is allocable (i) 15% to the holders of Invetech Class A Common Stock and (ii) 85% to the holders of Invetech Class B Common Stock, on a pro rata basis to each holder's percentage interest in each class of Invetech Common Stock. For purposes of computing the Merger Consideration, each share of Applied Common Stock will be assigned a value of Twenty-Eight Dollars and Sixty-Two Cents ($28.62), which was the average closing sale price of Applied Common Stock on NYSE for the twenty business days preceding February 5, 1997 (the day Applied executed the letter of intent relating to the Merger). The Merger Consideration is subject to adjustment on a dollar for dollar basis to the extent that the shareholders' equity of Invetech, as reflected on the Closing Balance Sheet, reduced as provided in the Merger Agreement for all transaction costs and certain other expenses incurred by Invetech in connection with the Merger, is greater than or less than Forty-Six Million Dollars ($46,000,000). In addition, Applied shall pay interest on the Merger Consideration, as adjusted, in an amount equal to the product of (x) the Merger Consideration, as adjusted, (y) the number of days elapsed between the date of the Closing Balance Sheet and the date of the Closing, and (z) 0.0002191.

     No fractional shares of Applied Common Stock will be issued in connection with the Merger. Each Invetech Shareholder otherwise entitled to a fractional share of Applied Common Stock will receive an amount of cash in lieu thereof, rounded up to the nearest cent, determined by multiplying (i) Twenty-Eight Dollars and Sixty-Two Cents ($28.62) by (ii) the fractional interest to which such Invetech Shareholder would otherwise be entitled.

ELECTION PROCEDURES REGARDING MERGER CONSIDERATION

     In connection with seeking approval by the Invetech Shareholders of the Merger Agreement and the Merger, Invetech will deliver to each Invetech Shareholder a merger consideration election form (the "Preference Specification"). The Preference Specification allows each Invetech Shareholder to indicate his or her preference with respect to the portions of the Merger Consideration that such Invetech Shareholder would like to receive in Applied Common Stock and cash. Each Invetech Shareholder will be given the choice to elect to receive 78%, 70%, 60% or 50% of the aggregate Merger Consideration payable to such Invetech Shareholder in Applied Common Stock (at a value of $28.62 per share), with the balance of such Merger Consideration to be payable in cash. From such amounts, cash equal to approximately 12.05% of the Merger Consideration payable to each Invetech Shareholder will be deposited in escrow by Applied. See "The Merger -- Escrow Amount" and "-- Indemnification." The Preference Specification completed by each Invetech Shareholder will apply to all shares of Invetech Common Stock held by such Invetech Shareholder. A Preference Specification will only be effective if Invetech shall have received the Preference Specification properly completed and signed not less than five
(5) business days prior to the Effective Time. In the event that a properly completed and signed Preference Specification for any Invetech Shareholder is not received by Invetech by such date, such Invetech Shareholder shall be entitled to receive Merger Consideration allocated fifty percent (50%) to Applied Common Stock (at a value of $28.62 per share) and fifty percent (50%) to cash.

ESCROW AMOUNT

     At the Effective Time, Ten Million Dollars ($10,000,000) of the Merger Consideration (the "Escrow Amount") will be deposited into an escrow account (the "Escrow Account") to secure the indemnification obligations of Invetech under the Merger Agreement. Subject to the prior lien of any claims for indemnification asserted by Applied which have not yet been paid, the Escrow Amount will be reduced to Five Million Dollars ($5,000,000) on January 1, 2000 and Two Million Five Hundred Thousand Dollars ($2,500,000) on April 1, 2001 and all amounts held in excess of the then applicable Escrow Amount shall be distributed to Invetech Shareholders in proportion to their respective interests. Unless the entire Escrow Amount shall have been paid to Applied in satisfaction of the indemnification obligations of Invetech (upon which the escrow will terminate), the escrow will terminate on the later of (i) five years following the Effective Time, and (ii) the date upon which all claims for indemnification made by Applied pursuant to the Merger Agreement and Escrow Agreement have been resolved and all amounts then held in the Escrow Account will be distributed to the Invetech Shareholders. See "The Merger
Agreement -- Indemnification."

CLOSING DATE

     The Closing of the transactions contemplated by the Merger Agreement shall take place as soon as practicable after the satisfaction or waiver of each of the conditions to Merger, unless Applied and Invetech agree that the Closing should occur at some other time, as specified in the Merger Agreement. See "The Merger Agreement -- Conditions to the Merger."

CONVERSION AND EXCHANGE OF SHARES

     At the Effective Time, each outstanding share of Invetech Common Stock will be converted into and exchanged for the right to receive the Merger Consideration consisting of Applied Common Stock and cash. See "The
Merger -- General."

     As promptly as practicable after the Effective Time, Applied will cause Harris Trust and Savings Bank (the "Exchange Agent") to mail to each Invetech Shareholder of record as of the Effective Time transmittal materials for use in exchanging certificates of Invetech Common Stock for certificates of Applied Common Stock and cash. The transmittal materials will contain information and instructions with respect to the surrender of Invetech Common Stock certificates in exchange for new certificates representing Applied Common Stock and cash. Certificates should not be surrendered until the transmittal materials are received. Pending delivery to the Exchange Agent of certificates representing Invetech Common Stock, any dividends on the Applied Common Stock to be issued as a result of the Merger that are payable prior to the delivery of such certificates will be held by the Exchange Agent. Such dividends will be paid, without interest, to the persons entitled thereto upon delivery of such Invetech stock certificates to the Exchange Agent.

     Fractional shares of Applied Common Stock will not be issued in the Merger. Instead, each Invetech Shareholder who would otherwise be entitled to a fraction of a share will receive, in lieu thereof, an amount of cash (rounded to the nearest cent) equal to the product of such fractional interest multiplied by Twenty-Eight Dollars and Sixty-Two Cents ($28.62). All certificates representing shares of Invetech Common Stock shall be aggregated prior to determining the number of fractional shares.

BUSINESS OF INVETECH PENDING THE MERGER

     Pending the consummation of the Merger, and except as otherwise consented to or approved in advance by Applied in writing, Invetech has agreed that it will, among other things, (i) carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as it has been conducted, (ii) maintain adequate insurance coverage and maintain its properties and assets in good repair, in all cases consistent with past practice, and (iii) use its reasonable efforts to preserve substantially intact its business organization, its relationships with employees, consultants, customers and suppliers.

     In addition, Invetech has agreed not to take certain actions without the prior written consent of Applied, including (without limitation) the following:
(i) amend its Articles of Incorporation or By-laws, (ii) issue, sell, pledge or otherwise dispose of any securities of Invetech or its subsidiaries, (iii) increase the compensation payable to any director, officer, consultant or employee of Invetech except in a manner consistent with past practice or as may be required by law or collective bargaining agreement, (iv) make any tax election inconsistent with past practice, (v) elect to be covered by the provisions of Section 780 of the Michigan Business Corporation Act, or take any action which could cause the Invetech to be covered by Section 790 of the Michigan Business Corporation Act, (vi) adopt any resolution which would grant Invetech Shareholders dissenters' rights under the Michigan Business Corporation Act, (vii) maintain its books, records, machinery, equipment and other assets in a manner other than as consistent with past practice, or (viii) enter into any agreement in excess of $100,000 connected with the purchase or lease of real property, computer software, or non-resale items, or any commitments to make any capital expenditures.

SOLICITATION OF ALTERNATIVE TRANSACTIONS

     Until the Effective Time, Invetech has agreed that it will not, directly or indirectly, solicit any proposals or offers from any third party relating to any possible acquisition of Invetech, or participate (except to the extent reasonably required by fiduciary obligations) in any negotiations regarding or furnish to any person (except to the extent reasonably required by fiduciary obligations) any information with respect to, or otherwise cooperate with, any effort by any person to do any such transaction. However, Invetech has agreed that if an unsolicited acquisition proposal shall be received by the Board of Directors of Invetech, then Invetech shall immediately notify Applied upon receipt of any such proposal.

CORPORATE STRUCTURE AND RELATED MATTERS AFTER THE MERGER

     At the Effective Time, Invetech will merge with and into Merger Sub, which will survive as a wholly owned subsidiary of Applied. Following the Merger, the Articles of Incorporation and Code of Regulations of Merger Sub, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation and Regulations of the surviving corporation until thereafter amended as provided by Ohio General Corporation Law and such Articles of Incorporation and Regulations.

     The directors and the officers of Merger Sub immediately prior to the Effective Time will be the initial directors and officers of the surviving corporation, in each case until their respective successors are duly elected or appointed and qualified.

CERTAIN COVENANTS

     Applied, Invetech and Merger Sub have made certain additional covenants under the Merger Agreement. A complete list of such covenants is set forth in the Merger Agreement attached hereto as Annex A. These covenants include the following:

          (a) Invetech has agreed to afford Applied and its representatives reasonable access to its properties, books and other information concerning its business, properties and personnel as Applied and its representatives may reasonably request.

          (b) Applied and Invetech will use all reasonable efforts to obtain all necessary federal and state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by the Merger Agreement.

          (c) Applied has agreed to use its best efforts to cause the Applied Common Stock to be issued in connection with the Merger to be listed on NYSE prior to the Effective Time.

          (d) Invetech has agreed to call a meeting of its shareholders to be held as soon as practicable for the purpose of obtaining the shareholder approvals required in connection with the Merger Agreement.

     Subject to the directors' applicable fiduciary duties, the Board of Directors of Invetech will recommend to its shareholders that they vote to approve the Merger Agreement and the Merger.

          (e) Applied or the Merger Sub shall offer consulting and employment agreements to certain key employees of Invetech on terms and conditions reasonably agreeable to Applied or the Merger Sub, respectively.

          (f) Invetech will use its reasonable efforts to obtain, and Applied will cooperate with Invetech in obtaining, all consents, waivers, approvals, authorizations or orders required in connection with the consummation of the transactions contemplated in the Merger Agreement.

          (g) Applied and Merger Sub will prepare, execute and file all tax returns and other documents necessary to constitute the Merger as a Reorganization under Section 368(a) of the Code.

          (h) Invetech shall terminate all salary continuation agreements and other postemployment benefit arrangements (other than those pertaining to J. Michael Moore, James T. Moore II, Robert Maxon, Raymond Ranch, Lester Schroeder, and Thomas P. Moore II) and shall satisfy and discharge any and all obligations arising thereunder.

INDEMNIFICATION

     By Invetech. At the Effective Date, Applied will cause to be deposited, from the Merger Consideration, immediately available funds in the amount of Ten Million Dollars ($10,000,000) (the "Escrow Amount") into the Escrow Account with NBD Bank, as Escrow Agent pursuant to the Escrow Agreement. The Escrow Amount will be available to indemnify Applied and Merger Sub from and against any losses or expenses incurred by Applied and Merger Sub arising out of any breach of the representations, warranties, covenants or agreements given or made by Invetech under the Merger Agreement. In general, Invetech's indemnification obligation is subject to an aggregate deductible of One Hundred Sixty Thousand Dollars ($160,000).

     If the Merger is consummated, the Escrow Amount shall be the exclusive remedy of Applied and Merger Sub for any breach of any representation, warranty, covenant or agreement of Invetech under the Merger Agreement.

     Subject to the prior lien of any claims for indemnification asserted by Applied, the Escrow Amount will be reduced to Five Million Dollars ($5,000,000) on January 1, 2000 and Two Million Five Hundred Thousand Dollars ($2,500,000) on April 1, 2001 and all amounts held in excess of the then applicable Escrow Amount shall be distributed to Invetech Shareholders in proportion to their respective interests. Unless the entire Escrow Amount shall have been paid to Applied in satisfaction of the indemnification obligations of Invetech (upon which the escrow will terminate), the escrow will terminate on the later of (i) five years following the Effective Time, and (ii) the date upon which all claims for indemnification made by Applied pursuant to the Merger Agreement and Escrow Agreement have been resolved and all amounts then held in the Escrow Account will be distributed to the Invetech Shareholders.

     Pursuant to the terms of the Escrow Agreement, Thomas P. Moore II and Dennis P. Moore will be appointed the Shareholder Representatives and shall each have the discretion to make decisions and take actions on behalf of, and without the consent of, the Invetech Shareholders. Such decisions and actions of each of the Shareholder Representatives will be final, binding and conclusive upon all Invetech Shareholders. Such agency may be changed pursuant to the terms of the Escrow Agreement. BY APPROVING THE MERGER AGREEMENT, INVETECH SHAREHOLDERS WILL BE DEEMED TO HAVE CONSENTED TO THE APPOINTMENT OF THOMAS P. MOORE II AND DENNIS
P. MOORE EACH TO ACT AS SHAREHOLDER REPRESENTATIVES ON BEHALF OF INVETECH SHAREHOLDERS, TO GIVE AND RECEIVE COMMUNICATIONS, TO AUTHORIZE DELIVERY TO APPLIED OF THE ESCROW AMOUNT FROM THE ESCROW ACCOUNT, TO OBJECT TO SUCH DELIVERIES, TO AGREE TO, NEGOTIATE, AND ENTER INTO SETTLEMENTS AND COMPROMISES OF SUCH CLAIMS, AND TO TAKE CERTAIN OTHER ACTIONS ON BEHALF OF INVETECH SHAREHOLDERS, ALL AS MORE FULLY DESCRIBED IN THE ESCROW AGREEMENT.

     If Applied claims that it is entitled to indemnification under the Merger Agreement, Applied must provide written notice (a "Notice of Claim") of such claim specifying with particularity the factual basis of the claim, to the extent then known, to the Shareholder Representatives and the Escrow Agent. Applied and the Shareholder Representatives shall discuss each Notice of Claim in good faith to determine the validity and (if the claim is then liquidated) the value of such claim for indemnification. If Applied and the Shareholder Representatives cannot agree on the validity of the claim for indemnification and/or (if the claim is then liquidated) the value of the claim specified in the Notice of Claim, then the claim may be submitted by either party to an arbitrator, and the decision of such arbitrator shall be final and binding upon the parties.

     In the event Applied or Merger Sub becomes aware of the commencement of any claim, action or proceeding ("Proceeding") against either of them (including, but not limited to a Proceeding regarding any federal, state or local tax) which either of them believes may result in a claim for indemnification under the Merger Agreement, Applied will give notice to the Shareholder Representatives of the commencement of such Proceeding, and the Shareholder Representatives will be entitled to participate in such Proceeding. No compromise or settlement of such claims may be effected by Applied if a Shareholder Representative participates and reasonably objects to the compromise.

     Indemnification by Applied. Pursuant to the terms of the Merger Agreement, Applied agrees to indemnify the Invetech Shareholders from any losses and expenses incurred by them by reason of any breach of any representation, warranty, covenant or agreement made in the Merger Agreement by Applied or the Merger Sub. Notwithstanding the above, the liability of Applied under such indemnification shall not exceed Ten Million Dollars ($10,000,000) with respect to claims for indemnification first asserted within the thirty month period following the Effective Time; shall not exceed the lesser of (i) Five Million Dollars ($5,000,000) or (ii) together with the aggregate of all claims for indemnification first asserted within the thirty month period following the Effective Time, Ten Million Dollars ($10,000,000) with respect to claims for indemnification first asserted within the fifteen month period following the first aforementioned thirty month period; and shall not exceed the lesser of (i) Two Million Five Hundred Thousand Dollars ($2,500,000) or (ii) together with the aggregate of all claims for indemnification first asserted within the forty-five month period following the Effective Time, Ten Million Dollars ($10,000,000) with respect to claims for indemnification first asserted within the fifteen month period following the aforementioned forty-five month period. In general, Applied's indemnification obligation is subject to an aggregate deductible of One Hundred Sixty Thousand Dollars ($160,000).

CONDITIONS TO THE MERGER

     Consummation of the Merger is subject to the satisfaction of various conditions, including, without limitation, (i) the approval of the Merger Agreement and the transactions contemplated therein by the Invetech Shareholders, (ii) the listing of the Applied Common Stock to be issued as part of the Merger Consideration on NYSE, (iii) obtaining the requisite regulatory approvals, and (iv) the absence of any restraining order, injunction or other order issued by a court of competent jurisdiction prohibiting the Merger, or of any law, statute, rule or regulation making the Merger or any of the transactions contemplated in the Merger Agreement illegal.

     The obligations of Applied and Merger Sub to consummate the Merger are subject to, among other things, (i) the continuing accuracy as of the Effective Time of the representations and warranties made by Invetech, (ii) the performance by Invetech of all of its obligations required of it prior to the Closing Date under the Merger Agreement, (iii) Applied being satisfied with the environmental condition of the real property of Invetech, (iv) the receipt by Applied and Merger Sub of duly executed consulting and non-competition agreements between Applied or an affiliate of Applied and certain key employees,
(v) Applied being reasonably satisfied that all material customers, vendors, suppliers, sales representatives and employees of Invetech will continue their respective relationships with Invetech's business following the Effective Time,
(vi) Applied being satisfied that the shareholders equity of Invetech as of December 31, 1996 and as of the Closing Date is not less than Forty-One Million Dollars ($41,000,000) nor greater than Fifty-One Million Dollars ($51,000,000),
(vii) Applied being reasonably satisfied that it may assume all material contracts, approvals, permits and leases of Invetech and its subsidiaries, and that no such contracts or leases will conflict with or result in a material breach or default under any material contract, approval, permit or agreement with Applied, (viii) Applied being satisfied that certain benefit plans and agreements to which Invetech and any of its current or former directors, officers or employees were parties have been terminated and all obligations thereunder have been discharged, (ix) Deloitte & Touche LLP having completed its annual audit of Invetech's financial statements for the fiscal year ended December 31, 1996 and issued an unqualified audit opinion with respect thereto, and the absence of an occurrence or nonoccurrence of any event which might result in a material adverse change in the financial condition, assets, business or future prospects of Invetech, (x) the execution of certain employment, consulting, noncompetition and confidentiality agreements between Applied and certain shareholders, directors, officers and employees of Invetech, (xi) the receipt by Applied and the Merger Sub of legal opinions reasonably satisfactory to it pertaining to the Merger and the transactions contemplated in the Merger Agreement, (xii) the closing price of Applied Common stock not having exceeded $38.00 on any day subsequent to April 29, 1997 and prior to the Effective Time, and (xiii) the receipt by Invetech of the consent of the inventor to Invetech's assignment of a patent application relating to a certain Motion Roller/Bearing Assembly to MRBA Company, which assignment shall have been filed with the United States Patent and Trademark Office.

     The obligation of Invetech to consummate the Merger is subject to, among other things, (i) the continuing accuracy as of the Effective Time of the representations and warranties made by Applied and the Merger Sub, (ii) the performance by Applied and the Merger Sub of all of its obligations required of it prior to the Effective Time under the Merger Agreement, (iii) the receipt by Invetech of certain legal opinions reasonably satisfactory to it regarding tax and other matters pertaining to the Merger and the transactions contemplated in the Merger Agreement, (iv) the closing price of Applied Common Stock not having been less than $24.875 on any day subsequent to April 29, 1997 and prior to the Effective Time, and (v) control of Applied not having been transferred to persons other than those persons in control of Applied on the date of this Agreement.

TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT; TERMINATION FEE

     The Merger Agreement may be terminated and the Merger may be abandoned prior to the Effective Time under certain circumstances specified in the Merger Agreement, including, without limitation, (i) by mutual written agreement of Applied and Invetech, (ii) by either Applied or Invetech if the Merger shall not have been consummated by July 31, 1997, (iii) by either party if a court of competent jurisdiction or administrative agency shall have issued an order, rule or injunction restraining or prohibiting the Merger, (iv) by Applied, if the Board of Directors of Invetech shall have changed its approval or recommendation of the Merger Agreement or the Merger or shall have recommended to shareholders an alternate acquisition proposal, (v) by Invetech, if the Board of Directors of Invetech, acting in good faith, determines that it is required, in order to discharge properly its fiduciary duties to the Invetech Shareholders, to withdraw, modify or change its approval of the Merger Agreement or the transactions set forth therein, (vi) by either Applied or Invetech if the Invetech Shareholders, at a meeting of such Invetech Shareholders, fail to approve such Merger, or (vii) by either Applied or Invetech if the other party shall have breached the Merger Agreement, which breach results or reasonably would be expected to result in an adverse effect to the terminating party of $3,000,000 or more (before taxes).

     In the event, prior to termination of the Merger Agreement, any person other than Applied or its affiliates shall have commenced, proposed or communicated to Invetech a proposal to acquire all or substantially all of the stock or assets of Invetech, and, within one year of the termination of the Merger Agreement, a definitive agreement is entered into between Invetech and such person, Invetech shall pay to Applied the sum of $3,000,000.

FEES AND EXPENSES

     Except as set forth above (see "-- Termination or Amendment of the Merger Agreement"), all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the Merger is consummated. Notwithstanding the above, Applied shall be responsible for the payment of all printing and registration fees associated with this Registration Statement on Form S-4 Registration Statement and Prospectus.

CONFIDENTIALITY AGREEMENTS

     Each party to the Merger Agreement has agreed to keep confidential information provided by the other party pursuant to the Merger Agreement, including information with respect to the business and intellectual properties of the party furnishing such information. Such information is only to be used by the parties for the purpose of effecting the Merger.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements ("pro forma financial statements") give effect to the merger of Applied and Invetech. The Merger is subject to the approval of the Invetech Shareholders. The unaudited pro forma combined condensed balance sheet has been prepared as if the acquisition was consummated as of March 31, 1997 and is to be accounted for as a purchase. The purchase price consideration is projected to be paid through the issuance of 2,300,000 shares of Applied Common Stock (valued at $30.16 per share for purchase accounting purposes) along with an estimated $18.8 million of cash. The purchase price has been allocated to the acquired assets of Invetech based on a preliminary analysis of the fair value of assets acquired and liabilities assumed.

     The following unaudited pro forma combined condensed income statements for the year ended June 30, 1996 and for the nine months ended March 31, 1997 give effect to the acquisition as if the transaction was completed at the beginning of the year ended June 30, 1996. These pro forma income statements do not include the impact of an estimated $3.7 million pre-tax nonrecurring charge for the accrual of estimated costs associated with the acquisition of Invetech, including the consolidation of operations of certain facilities, along with costs relating to certain duplicative assets. This charge principally includes accruals for certain severance costs, lease termination costs, and write-off of capital assets. The charge will be recorded in the period in which the acquisition is consummated. These pro forma statements do not include any potential favorable effect on selling, distribution and administrative expenses resulting from the projected reduction in expenses, primarily salaries and employee benefits, upon consolidation of certain facilities and administrative functions of the two companies. The impact of these reductions is estimated to be approximately $15 million per year prior to any income tax impact.

     The pro forma financial statements are provided for illustrative purposes and are not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the acquisition occurred on the dates indicated, nor do the pro forma financial statements represent a forecast of the combined financial position or results of operations for any future period. The pro forma financial statements should be read in conjunction with the historical financial statements and accompanying notes for Applied and Invetech.

                     APPLIED INDUSTRIAL TECHNOLOGIES, INC.
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                              AS OF MARCH 31, 1997

                                                                                  PRO FORMA
                                                                          -------------------------
                                                  APPLIED     INVETECH    ADJUSTMENTS      COMBINED
                                                  --------    --------    -----------      --------
ASSETS
  Current assets
     Cash and temporary investments.............  $ 15,521    $  1,072                     $ 16,593
     Accounts receivable, net...................   152,335      42,663                      194,998
     Inventories................................   118,172      30,047     $  20,700(1)     168,919
     Other current assets.......................     7,226       3,056        10,000(2)      20,282
                                                  --------    --------     ---------       --------
  Total current assets..........................   293,254      76,838        30,700        400,792
  Property, net.................................    84,242      12,272            50(3)      96,564
  Other assets..................................    20,283      14,959        27,846(4)      63,088
                                                  --------    --------     ---------       --------
          TOTAL ASSETS..........................  $397,779    $104,069     $  58,596       $560,444
                                                  ========    ========     =========       ========
LIABILITIES
  Current liabilities
     Notes payable..............................  $ 20,897                 $  18,820(5)    $ 39,717
     Current portion of long-term debt..........    11,429    $ 13,636                       25,065
     Accounts payable...........................    62,860      17,239                       80,099
     Other accrued liabilities..................    34,532       9,688        14,190(6)      58,410
                                                  --------    --------     ---------       --------
  Total current liabilities.....................   129,718      40,563        33,010        203,291
  Long-term debt................................    57,143       8,517                       65,660
  Other liabilities.............................    11,577       6,451         4,810(7)      22,838
                                                  --------    --------     ---------       --------
          TOTAL LIABILITIES.....................   198,438      55,531        37,820        291,789
SHAREHOLDERS' EQUITY
  Common stock..................................    10,000         210          (210)(8)     10,000
  Additional paid-in capital....................     9,365         314        69,000(8)      78,679
  Income retained for use in the business.......   209,694      48,014       (48,014)(8)    209,694
  Treasury shares -- at cost....................   (23,467)                                 (23,467)
  Other.........................................    (6,251)                                  (6,251)
                                                  --------    --------     ---------       --------
          TOTAL SHAREHOLDERS' EQUITY............   199,341      48,538        20,776        268,655
                                                  --------    --------     ---------       --------
          TOTAL LIABILITIES AND SHAREHOLDERS'
            EQUITY..............................  $397,779    $104,069     $  58,596       $560,444
                                                  ========    ========     =========       ========

See notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                     APPLIED INDUSTRIAL TECHNOLOGIES, INC.
            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                            YEAR ENDED JUNE 30, 1996

                                                                                  PRO FORMA
                                                                         ---------------------------
                                              APPLIED       INVETECH     ADJUSTMENTS       COMBINED
                                             ----------     --------     -----------      ----------
Net Sales..................................  $1,143,749     $310,847                      $1,454,596
Cost and Expenses
  Cost of sales............................     848,682      233,855                       1,082,537
  Selling, distribution and
     administrative........................     245,786       70,475       $ 2,150(1)        318,411
                                             ----------     --------       -------        ----------
                                              1,094,468      304,330         2,150         1,400,948
                                             ----------     --------       -------        ----------
Operating Income...........................      49,281        6,517        (2,150)           53,648
Interest
  Interest Expense.........................       8,975        2,290         1,223(2)         12,488
  Interest Income..........................        (528)        (237)                           (765)
                                             ----------     --------       -------        ----------
                                                  8,447        2,053         1,223            11,723
Income Before Income Taxes.................      40,834        4,464        (3,373)           41,925
Income Taxes...............................      17,500          875          (893)(3)        17,482
                                             ----------     --------       -------        ----------
Net Income.................................  $   23,334     $  3,589       $(2,480)       $   24,443
                                             ==========     ========       =======        ==========
Net Income per share.......................  $     1.90     $   1.71           N/A        $     1.67
                                             ==========     ========       =======        ==========
Average common shares outstanding..........      12,303        2,095           205(4)         14,603
                                             ==========     ========       =======        ==========

See notes to Unaudited Pro Forma Combined Condensed Financial Statements.

                     APPLIED INDUSTRIAL TECHNOLOGIES, INC.
            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                        NINE MONTHS ENDED MARCH 31, 1997

                                                                                 PRO FORMA
                                                                        ---------------------------
                                              APPLIED      INVETECH     ADJUSTMENTS       COMBINED
                                              --------     --------     -----------      ----------
Net Sales...................................  $854,431     $237,974                      $1,092,405
Cost and Expenses
  Cost of sales.............................   630,791      180,149                         810,940
  Selling, distribution and
     administrative.........................   188,766       51,934       $ 1,612(1)        242,312
                                              --------     --------       -------          --------
                                               819,557      232,083         1,612         1,053,252
                                              --------     --------       -------          --------
Operating Income............................    34,874        5,891        (1,612)           39,153
Interest
  Interest Expense..........................     4,829        1,275           917(2)          7,021
  Interest Income...........................      (695)        (141)                           (836)
                                              --------     --------       -------          --------
                                                 4,134        1,134           917             6,185
Income Before Income Taxes..................    30,740        4,757        (2,529)           32,968
Income Taxes................................    12,577        1,279          (792)(3)        13,064
                                              --------     --------       -------          --------
Net Income..................................  $ 18,163     $  3,478       $(1,737)       $   19,904
                                              ========     ========       =======          ========
Net Income per share........................  $   1.47     $   1.66           N/A        $     1.35
                                              ========     ========       =======          ========
Average common shares outstanding...........    12,390        2,095           205(4)         14,690
                                              ========     ========       =======          ========

See notes to Unaudited Pro Forma Combined Condensed Financial Statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following pro forma adjustments have been made for the balance sheet dated March 31, 1997:

          (1) Reflects the net adjustment of inventory to fair value.

          (2) Reflects a reclassification of a $10 million non-current asset to current as the intent is to liquidate this asset within a twelve month period.

          (3) Reflects the net adjustment of property to fair value.

          (4) Reflects the allocation of the purchase price to goodwill and certain covenants not to compete. In addition, $10 million of assets have been reclassified to current as they are intended to be realized within a twelve month period.

          (5) Reflects short-term borrowing to finance the estimated cash portion of the purchase price.

          (6) Reflects accrual of direct acquisition costs, the current portion of the liability for certain covenants not to compete, and the deferred tax liability associated with the pro forma adjustments.

          (7) Reflects the long-term portion of the liability for certain covenants not to compete.

          (8) Reflects the elimination of Invetech Common Stock, additional paid-in capital and retained earnings and the projected issuance of 2.3 million shares of Applied Common Stock.

     The following pro forma adjustments have been made for the income statement for the year ended June 30, 1996 and the nine months ended March 31, 1997:

          (1) Reflects amortization of goodwill and certain covenants not to compete on a straight line basis over 30 and 5 years, respectively.

          (2) Reflects the interest cost of funds borrowed to finance the estimated cash portion of the purchase price.

          (3) Reflects the impact of the above adjustments on income tax expense. No tax benefit has been included for nondeductible goodwill amortization.

          (4) Reflects the net impact on the average common shares outstanding of the elimination of the Invetech Common Stock outstanding and the projected issuance of 2.3 million shares of Applied Common Stock in the Merger.

                APPLIED MANAGEMENT'S DISCUSSION AND ANALYSIS OF
             FINANCIAL CONDITION AND RESULTS OF OPERATIONS OVERVIEW

YEAR ENDED JUNE 30, 1996 VS. 1995

     Applied sales in 1996 increased 8% to $1,143.7 million from 1995 sales of $1,054.8 million. The sales increased approximately 4% due to price increases and 4% due to volume increases. Net income for the fiscal year ended June 30, 1996 improved 38% over the prior year. In 1996, Applied continued to implement its strategy, which began in 1992, of selling additional products to its existing customers, as well as better penetration of the market with products beyond the traditional bearing product lines. Applied expects to continue expanding its business through acquisitions of other distributors.

     Gross margin (net sales less cost of sales) as a percent of sales was 25.8% in 1996 and 1995. Margins remained constant, even though the benefits from favorable LIFO cost adjustments were significantly lower in 1996 than 1995 (see
Note 3 to the Consolidated Financial Statements). The lower LIFO benefits were offset by a change in product mix.

     Selling, distribution and administrative expenses as a percent of sales were 21.5% in 1996 and 22.3% in 1995. The decrease in expenses as a percent of sales was the result of a continued effort to control expenses and improved productivity. While these expenses decreased as a percent of sales, they did increase 5% in absolute dollars primarily due to higher compensation costs from an increase in the number of associates, costs associated with acquisitions and the accelerated vesting of performance accelerated restricted stock (PARS) based upon the price performance of Applied Common Stock during the year.

     Operating income increased to $49.3 million in 1996 from $36.9 million in 1995. As a percent of sales, operating income increased to 4.3% in 1996 from 3.5% in 1995. This improved operating margin resulted from higher sales volume and improved productivity.

     The number of associates was 4,133 at June 30, 1996 and 4,080 at June 30, 1995.

     Interest expense for 1996 increased $1.3 million as a result of increased borrowings and higher interest rates on short-term debt.

     Income tax expense as a percentage of income before income taxes was 42.9% in 1996. The effective tax rate was greater than the federal statutory rate primarily due to state and local income taxes and non-deductible expenses.

YEAR ENDED JUNE 30, 1995 VS. 1994

     Sales increased to $1,054.8 million from 1994 sales of $936.3 million, an increase of 13%. The increase in sales was mainly due to additional volume. Price increases averaged 4% for most product lines over the course of the fiscal year. Results for the fiscal year ended June 30, 1995, continued to improve with net income improving 33% over the prior year.

     Gross margin as a percent of sales was 25.8% in 1995 and 26.9% in 1994. The gross margin percentage decreased in fiscal 1995 due to a reduction in favorable LIFO cost adjustments and delays in passing along certain price increases due to contract timing and the competitive environment.

     Selling, distribution and administrative expenses as a percent of sales were 22.3% in 1995 and 23.9% in 1994. The decrease in expenses as a percent of sales was the result of an active effort to control expenses and the rise in sales volume. In fiscal 1995, Applied incurred higher expenses for hospitalization, and sales commissions paid to account representatives. Expenses decreased due to accelerated vesting in the prior year of performance accelerated restricted stock (PARS).

     The number of associates was 4,080 at June 30, 1995 and 4,066 at June 30, 1994.

     Interest expense for 1995 increased $1.3 million over the prior year. This increase was due, in part, to higher average interest rates on short-term borrowings. Further, Applied in fiscal 1994 partially offset interest expense by net interest income earned under interest rate swap agreements. In 1995, Applied incurred additional interest expense from the termination of an interest rate swap agreement. (See Note 5 to the Consolidated Financial Statements).

     Income tax expense as a percent of income before income taxes was 43.0% in 1995. The effective tax rate was greater than the federal statutory rate primarily due to state and local income taxes and non-deductible expenses.

LIQUIDITY AND WORKING CAPITAL

     Applied generated cash from operating activities in the amount of $36.4 million and $13.4 million in 1996 and 1995, respectively.

     Cash flow from operations depends primarily upon generating operating income, controlling the investment in inventory and receivables, and managing the timing of payments to suppliers. Applied's growth in accounts receivable and inventory in 1996 was necessary to service the increased sales volume, including greater sales of non-bearing products.

     Investments in property totaled $23.5 million and $15.1 million in 1996 and 1995, respectively. These capital expenditures were primarily made for building and upgrading branch facilities, construction of a new distribution center in Atlanta which opened in the fall of 1996, acquisition of data processing equipment, and vehicles.

     Working capital at June 30, 1996, was $152.0 million compared to $153.6 million at June 30, 1995. The current ratio was 2.1 at June 30, 1996 and 2.4 at June 30, 1995.

CAPITAL RESOURCES

     Capital resources are obtained from income retained in the business, indebtedness under Applied's lines of credit and long-term debt and from operating lease arrangements. Average combined short-term and long-term borrowing was $111.8 million in 1996 and $97.9 million in 1995. Effective interest rates on short-term borrowings were 6.2% in 1996 and 5.9% in 1995. Applied has short-term lines of credit totaling $110 million. Applied had $30.1 million of borrowings under these short-term lines of credit at June 30, 1996.

     Applied sold its Dixie Bearings Aircraft Division business early in fiscal 1997. The initial proceeds from the sale of $9.1 million were used to reduce short-term borrowings. This transaction is not anticipated to have a material effect on the Consolidated Financial Statements.

     Applied is obligated for rental payments for operating leases on 176 of its 354 branch, distribution center and other operating locations. See Note 9 to the Consolidated Financial Statements for annual rental commitments.

     Management expects that capital resources provided from operations, available lines of credit, long-term debt and operating leases will be sufficient for the foreseeable future to finance normal working capital needs, business acquisitions and enhancement of facilities and equipment. Management also believes that additional long-term debt and line of credit financing could be obtained if desired.

OTHER MATTERS

     The name of the company was changed from Bearings, Inc. to Applied Industrial Technologies, Inc., effective January 1, 1997. The Bearings, Inc. name no longer reflected the full scope of Applied's diverse business. Anticipated expenses to promote, communicate and market the new corporate identity are not expected to have a material impact on the fiscal 1997 results of operations.

     The 1990 agreement for the acquisition of King Bearing included specific indemnification of Applied and King for any financial damages or losses related to a lawsuit pending against King in the Superior Court of Orange County, California. The indemnification was also guaranteed by the ultimate parent of King's former owner, a Fortune 500 company with stockholders' equity exceeding five billion dollars at June 30, 1996. A $32.4 million judgment relating to this lawsuit was rendered against King in June 1992. As further explained in Note 10 to the Consolidated Financial Statements, management believes that the outcome of this matter will not have a material adverse affect on the consolidated financial position or results of operations of Applied due to the indemnification and guarantee.

THREE MONTHS AND NINE MONTHS ENDED MARCH 31, 1997

     The following is Management's discussion and analysis of certain significant factors which have affected the Company's: (1) financial condition at March 31, 1997 and June 30, 1996, and (2) results of operations and cash flows during the three month and nine month periods ended March 31, 1997.

FINANCIAL CONDITION

LIQUIDITY AND WORKING CAPITAL

     Cash provided by operating activities was $27.5 million in the nine months ended March 31, 1997. This compares to $4.3 million provided by operating activities in the same period a year ago.

     Cash flow from operations depends primarily upon generating operating income and controlling the investment in inventory and receivables, and managing the timing of payments to suppliers. The company has continuing programs to monitor and control these investments. During the nine month period ended March 31, 1997, inventories (excluding inventories sold with the Dixie Bearings Aircraft Division) decreased approximately $3.8 million. Accounts receivable increased by $0.4 million.

     Investments in property totaled $10.9 million and $13.2 million in the nine months ended March 31, 1997 and 1996 respectively. These capital expenditures were primarily made for building and upgrading branch and distribution center facilities, and acquiring data processing equipment and vehicles. A new company-owned distribution center in Atlanta was opened during the quarter ended September 30, 1996. Construction was started on a new distribution center in Fort Worth, Texas. This build-to-suit facility will be financed under an operating lease and is expected to open in May of 1997.

     Working capital at March 31, 1997 was $163.5 million compared to $152.0 million at June 30, 1996. This increase is primarily due to an increase in cash provided from operations, the receipt of proceeds from the sale of the Aircraft Division, and the refund of insurance deposits.

CAPITAL RESOURCES

     Capital resources are obtained from income retained in the business, indebtedness under the Company's lines of credit and long-term debt agreements, and operating lease arrangements.

     Average combined short-term and long-term borrowing was $90.7 million for the nine months ended March 31, 1997 and $111.8 million during the year ended June 30, 1996. The average effective interest rate on the short-term borrowings for the nine months ended March 31, 1997 increased to 6.5% from an average rate of 6.1% for the nine months ended March 31, 1996 due to higher interest rates on short-term debt. The Company has $105 million of short-term lines of credit with commercial banks which provide for payment of interest at various interest rate options, none of which are in excess of the banks' prime rate. The Company has an agreement with the Prudential Insurance Company of America for an uncommitted shelf facility to borrow up to $50 million in additional long term financing, at its sole discretion, with terms ranging from seven to twenty years. The Company had $18.9 million of borrowings outstanding under short-term bank lines of credit and none under the shelf facility agreement at March 31, 1997. Unused lines of credit of totaling $136.1 million are available for future short-term financing needs. In addition, the Company also has $2.0 million of other short-term notes payable outstanding outside of these bank line of credit arrangements.

     The Board of Directors has authorized the purchase of up to 420,000 shares of the Company's common stock to fund employee benefit programs and stock option and award programs. These purchases are made in open market and negotiated transactions, from time to time, depending upon market conditions. The Company acquired 150,500 shares of its common stock for $4.1 million during the nine months ended March 31, 1997.

     The acquisition of Invetech will be financed by a combination of cash and stock valued at $83 million. At least 50% but not more than 78% of the price for all outstanding shares of Invetech Common Stock will be paid with Applied Common Stock. The remainder will be financed through available lines of credit. It is anticipated that a charge of $3.7 million to record restructuring of operations, and consolidation expenses will be recorded at the consummation of the acquisition.

     Management expects that capital resources provided from operations, available lines of credit and long-term debt and operating leases will be sufficient for the foreseeable future to finance normal working capital needs, business acquisitions, enhancement of facilities and equipment and the purchase of additional Company common stock. Management also believes that additional long-term debt and line of credit financing could be obtained if desired.

RESULTS OF OPERATIONS

     A summary of the period-to-period changes in principal items included in the statements of consolidated income follows:

                              INCREASE (DECREASE)
                             (DOLLARS IN THOUSANDS)

                                                    THREE MONTHS ENDED       NINE MONTHS ENDED
                                                        MARCH 31,                MARCH 31,
                                                      1997 AND 1996            1997 AND 1996
                                                    ------------------      -------------------
                                                    AMOUNT      CHANGE      AMOUNT       CHANGE
                                                    ------      ------      -------      ------
Net sales.........................................  $1,126         .4 %     $ 6,168         .7 %
Cost of sales.....................................   1,537         .7           247          0
Selling, distribution and administrative
  expenses........................................      89         .1         5,272        2.9
Operating income..................................    (500)      (3.9)          649        1.9
Interest expense -- net...........................    (678)     (30.4)       (2,370)     (36.4)
Income before income taxes........................     178        1.7         3,019       10.9
Income taxes......................................    (455)      (9.9)          682        5.7
Net income........................................     633       10.3         2,337       14.8

THREE MONTHS ENDED MARCH 31, 1997 VS. 1996

     The sales increase of 0.4% for the quarter was lower than in previous quarter to quarter comparisons due to an overall slowing in certain industries that exhibited strength in the prior year, particularly in the paper and machine tools industries. These decreases were offset in part by increases in sales to the aluminum, wood products, construction and food products industries. Our comparative sales amounts were also negatively impacted by the sale of the Dixie Bearings Aircraft Division earlier this year and by having fewer business days than in the same quarter last year.

     Selling, distribution and administrative expenses remained constant with a modest increase of 0.1%.

     Interest expense-net for the quarter decreased by 30.4% primarily as a result of a decrease in average borrowings.

     Income taxes as a percentage of income before taxes was 38.0% in the three months ended March 31, 1997 and 42.9% in the three months ended March 31, 1996. The decrease is primarily attributed to tax savings from lower effective state and local income tax rates and from Federal income tax credits.

     As a result of the above factors, net income increased by 10.3% compared to the same quarter of last year.

NINE MONTHS ENDED MARCH 31, 1997 VS. 1996

     The sales increase of 0.7% for the period was lower than in the prior nine month comparison due to an overall slowing in certain industries that exhibited strength in the prior year, particularly in the paper and machine tools industries. These decreases were offset in part by increases in sales to the aluminum, wood products, construction and food products industries. The decline in sales growth was also affected by the sale of Dixie Bearings Aircraft Division during the quarter ended September 30, 1996. Gross profit, as a percentage of sales, increased from 25.7% to 26.2% primarily due to changes in the product mix as sales of lower margin bearing products declined and sales in non-bearing products continue to grow. In addition, lower freight costs also favorably impacted the gross profit percentage.

     Selling, distribution and administrative expenses increased by 2.9%, primarily from higher compensation expense and health care costs.

     Interest expense-net for the period decreased by 36.4% primarily from a decrease in average borrowings.

     Income taxes as a percentage of income before taxes was 40.9% in the nine months ended March 31, 1997 and 42.9% in the nine months ended March 31, 1996. The decrease is primarily attributed to tax savings from lower effective state and local income tax rates and from Federal income tax credits.

     As a result of the above factors, net income increased by 14.8% compared to the same period last year. Income per share increased by 14.0% due to an increase in income and an increase in the average number of shares outstanding.

                             INFORMATION CONCERNING
                     APPLIED INDUSTRIAL TECHNOLOGIES, INC.

DESCRIPTION OF BUSINESS

     Applied, directly and through its wholly owned operating subsidiaries, is engaged in the business of selling and distributing bearings, mechanical and electrical drive system products, industrial rubber products, fluid power products and specialty maintenance and repair products manufactured by others. Applied and its predecessor companies have been engaged in this business since 1923. Applied was incorporated pursuant to the laws of Delaware in 1928 and reincorporated from Delaware to Ohio in 1988. Applied (formerly known as Bearings, Inc.) adopted its current name as of January 1, 1997.

GENERAL DEVELOPMENT OF THE BUSINESS

     In fiscal 1996, Applied continued to enter into strategic business combinations to improve its market position in non-bearing products and services. Applied exchanged 486,000 shares of Applied Common Stock for all of the outstanding shares of Engineered Sales, Inc., an applied-technology distributor of hydraulic, pneumatic and electro-hydraulic systems and components based in St. Louis, in February 1996. Earlier in the year, Applied purchased the assets of Flood Industries, Inc. a two-branch distributor in the Upper Peninsula of Michigan, and the Power Transmission Equipment Division of Hines Motor Supply, Inc., located in Billings, Montana. In addition, in August 1996 Applied sold its aircraft bearing distribution business, located in Atlanta, in order to concentrate further on the core business of distribution to industrial markets.

     Applied opened a new 155,000 square foot distribution center in Douglas County, Georgia, replacing the former facility in that area. The center is Applied's largest distribution center. In addition, a new 127,000 square foot distribution center opened in May 1997 in Fort Worth, Texas replacing the current Fort Worth facility. Applied has also substantially completed construction of its new 145,000 square foot headquarters facility in Cleveland's Midtown Corridor. The complex is expected to open in June 1997 and will replace Applied's current headquarters complex of five buildings spread over three blocks in the Midtown Corridor.

     Effective January 1, 1997, Applied changed its name from Bearings, Inc. to Applied Industrial Technologies, Inc. The new name reflects the widening range of products and services offered by Applied.

     Further information regarding developments in Applied's business are set forth under "Applied Management's Discussion and Analysis of Financial Condition and Results of Operations" herein.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

     Applied considers its business to involve only one industry segment.

NARRATIVE DESCRIPTION OF THE BUSINESS

     Products. Applied engages in the distribution and sale of ball, roller, thrust, plane and linear type bearings, mechanical and electrical drive system products, industrial rubber products, fluid power products and specialty items used in connection with the foregoing such as seals, lubricants, locking devices, sealing compounds, adhesives and maintenance tools. Although Applied does not generally manufacture the products that it sells, it does assemble filter carts, fluid power components, hydraulic power units, hydraulic and pneumatic cylinders, speed reducers and electrical panels, modify conveyor belts and rebuild precision machine tool spindles.

     Applied is a non-exclusive distributor for numerous manufacturers of the products which it sells. The principal bearing lines distributed by Applied are:
American, Barden, Cooper, FAG, Heim/RBC, INA, Kaydon, MB Manufacturing, McGill, MRC, Sealmaster, SKF, Symmco, Thomson, Timken and Torrington/Fafnir. The principal drive system product lines distributed by Applied are: Baldor, Browning, Electron, Falk, FMC, Foote Jones, Jeffrey, Kop-Flex, Lincoln Electric, Lovejoy, Martin, Morse, Reliance/Dodge, Rexnord/Link-Belt, Saftronics, Stephens Adamson, U.S. Electrical Motors and Winsmith. The principal industrial rubber product lines distributed by Applied are: Aeroquip, Boston, Dixon, Flexco, Gates,

Globe, Goodyear, Habasit and Weatherhead. The principal fluid power product lines distributed by Applied are: Dana, Denison, Donaldson, Eaton Char-Lynn, Ingersoll Rand-ARO and Schrader Bellows. Specialty items, including seals, sealants, fluid sealing, "O" rings, retaining rings, adhesives, lubricants, maintenance equipment, skin care products and tools, are purchased from various manufacturers. The principal specialty items lines distributed by Applied are:
CR Industries, Dow Corning, Garlock, Gojo, Keystone, Loctite, Lubriplate, National/Federal Mogul, OTC/Power Team, Parker Hannifin, Rotor Clip and Skil/Bosch. Applied believes that its relationships with its suppliers are generally good and that Applied can continue to represent these suppliers. The loss of certain of these suppliers could have an adverse effect on Applied's business.

     Based upon Applied's analysis of product dollar sales volume for the period from June 30, 1996 through April 30, 1997, bearings represented 41%, drive system products represented 31%, specialty items represented 12%, and other items, including industrial rubber and fluid power products, represented 16% of sales. For the fiscal year ended June 30, 1996, bearings represented 43%, drive system products represented 30%, specialty items represented 11%, and other items, including industrial rubber and fluid power products, represented 15% of sales. For the year ended June 30, 1995, bearings represented 45%, drive system products represented 30%, specialty items represented 12%, and other items, including industrial rubber and fluid power products, represented 13% of sales. For the year ended June 30, 1994, bearings represented 50%, drive system products represented 27%, specialty items represented 12%, and other items, including industrial rubber and fluid power products, represented 12% of sales.

     Applied rebuilds precision machine tool spindles at its Spindle Lab in Cleveland, Ohio. Mechanical shops located in Corona, California; Tracy, California; Atlanta, Georgia; Florence, Kentucky; Worcester, Massachusetts; Iron Mountain, Michigan; Butte, Montana; Charlotte, North Carolina; Cleveland, Ohio; Carlisle, Pennsylvania; Fort Worth, Texas; and Longview, Washington rebuild and assemble speed reducers, pumps, valves, cylinders and hydraulic motors, provide custom machining and assemble electrical panels and fluid power systems to customer specifications. Fluid power centers located in Corona, California; Tracy, California; Baltimore, Maryland; Worcester, Massachusetts; Maryland Heights, Missouri; Limerick, Pennsylvania; Richmond, Virginia; and Kent, Washington assemble fluid power systems and components and provide customers with technical expertise. Applied also operates rubber shops in Tucson, Arizona; Corona, California; Tracy, California; Atlanta, Georgia; Crestwood, Illinois; Billings, Montana; Dayton, New Jersey; Fort Worth, Texas; Longview, Washington; and Appleton, Wisconsin to modify conveyor belts and provide hose assemblies in accordance with customer requirements.

     Services. Applied's sales personnel advise and assist customers with respect to product selection and application. Applied considers this advice and assistance to be an integral part of its overall sales efforts. Beyond acting as a mere distributor, Applied markets itself to selected customers as a "single-source" applied technology supplier, offering product and process solutions involving multiple product technologies, which solutions reduce production downtime and overall procurement and maintenance costs for customers. By providing a high level of service, product knowledge and technical support, while at the same time offering competitive pricing, Applied believes it will develop closer, longer-lasting and more profitable relationships with its customers.

     Applied sales personnel consist of inside customer service and field account representatives assigned to each branch, in addition to representatives assigned as industry and product specialists. Inside customer service representatives receive, process and expedite customer orders, provide pricing and product information, and provide assistance to field account representatives in servicing customers. Field account representatives make on-site calls to customers and potential customers to provide product and pricing information, make surveys of customer requirements and recommendations, and assist in the implementation of maintenance programs. The representatives will measure and document for a customer the value to the customer of the services and advice Applied provides, through cost savings or increased productivity. Specialists assist with applications particular to their areas of technical expertise.

     Applied maintains inventory levels in each branch that are tailored to meet the immediate needs of its customers and maintains back-up inventory in its distribution centers, thereby enabling customers to minimize their own inventories. Such inventories consist of certain standard items stocked at most branches as well as other items related to the specific needs of customers in the particular locale. As a result, the business of each branch is concentrated largely in the geographic area in which it is located.

     Timely delivery of products to customers is an integral part of the service that Applied provides. Branches and distribution centers utilize the most effective method of transportation available to meet customer needs including both surface and air common carrier and courier services. Applied also maintains a fleet of delivery vehicles to provide for delivery to customers. These transportation services and delivery vehicles are also utilized for movement of products between suppliers, distribution centers and branches to assure availability of merchandise for customer needs.

     Applied's ability to service its customers is enhanced by its computerized inventory and sales information systems. Applied's point-of-sale OMNEX(R) 2.0 computer system gives all Applied locations on-line access to inventory, sales analysis and data. Inventory and sales information is updated as transactions are entered. The OMNEX(R) 2.0 system permits direct access for order entry, pricing and price-auditing, order expediting and back order review. Applied's computer system also permits Electronic Data Interchange (EDI) with participating customers and suppliers.

     Applied's operations contrast sharply with those of manufacturers whose products it sells in that the manufacturers generally confine their direct sales activities to large-volume transactions with original equipment manufacturers who incorporate the components purchased into the products they make. The manufacturers generally do not sell replacement components directly to the customer but refer the customer to Applied or another distributor, although there is no assurance that this practice will continue.

     There is a trend among large industrial customers towards reducing the number of suppliers of maintenance and repair products with whom they deal. Applied is responding to this trend by, among other things, continuing to broaden its product offering and developing new methods for marketing its products, such as through various integrated supply channels. Applied continues to develop marketing strategies to anticipate and address evolving customer needs and concerns.

     Patents, trademarks and licenses do not have a significant effect on Applied's business.

     Markets and Methods of Distribution. Applied purchases from over 100 major suppliers of bearings, drive system products, industrial rubber products, fluid power products and specialty items and resells to customers in a wide variety of industries, including industrial machinery, forest products, primary metals, agriculture and food processing, chemical processing, transportation, mining, textiles and utilities. Its customers range from the largest industrial concerns in the country to the smallest. Applied's business is not significantly dependent upon a single customer or group of customers, the loss of which would have a material adverse effect upon Applied's business as a whole, and no single customer of Applied accounts for more than 3% of Applied's net sales.

     On April 30, 1997, Applied had 331 branches in 42 states. Applied has no operations outside the continental United States.

     Applied's export business during the fiscal year ended June 30, 1996 and prior fiscal years was less than 2% of net sales, and is not concentrated in any one geographic area.

     Competition. Applied considers its overall business to be highly competitive. In addition, such markets present few economic or technological barriers to entry. Applied's principal competitors are other specialized bearing, drive system product, industrial rubber product, fluid power and specialty item distributors, and, to a lesser extent, mill supply houses. These competitors include single and multiple branch operations, some of which are divisions or subsidiaries of larger organizations that may have greater financial resources than Applied. There is a trend in the industry toward larger multiple branch operations. Applied also competes with the manufacturers of original equipment and their distributors in the sale of maintenance and replacement bearings, power transmission components and related items. Some of these manufacturers may have greater financial resources than Applied. The competitors and the number of competitors vary throughout the geographic areas in which Applied does business. Applied continues to develop and implement marketing strategies to maintain a competitive position.

     Applied is one of the leading distributors of replacement bearings, drive system products, industrial rubber products, fluid power products and specialty items in the United States, but Applied's share of the market for those products is relatively small compared to the portion of that market serviced by original equipment manufacturers and other distributors. Applied may not be the largest distributor in each of the geographic areas in which a branch is located.

     Backlog and Seasonality. Applied does not have a substantial backlog of orders and backlog is not significant in the business of Applied since prompt delivery of the majority of Applied's products is essential to Applied's business. Applied does not consider its business to be seasonal.

     Raw Materials and General Business Conditions. Applied's operations are dependent upon general industrial activities and economic conditions and would be adversely affected by the unavailability of raw materials to its suppliers or by any prolonged recession or depression that has an adverse effect on American industrial activity generally.

     Number of Employees. On April 30, 1997, Applied had 4,074 employees. None of Applied's employees are covered by collective bargaining. Applied considers its relationship with its employees to be generally favorable.

     Working Capital. Applied's working capital position is disclosed in this Prospectus under the heading "Applied Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Applied requires substantial working capital related to accounts receivable and inventories. Significant amounts of inventory are required to be carried to meet rapid delivery requirements of customers. Applied generally requires all payments for sales on account within 30 days and generally customers have no right to return merchandise. Returns are not considered to have a material effect on Applied's working capital requirements. Applied believes that such practices are consistent with prevailing industry practices in these areas.

     Environmental Laws. Applied believes that compliance with federal, state and local provisions regulating the discharge of materials into the environment or otherwise relating to the protection of the environment will not have a material adverse effect upon capital expenditures, earnings or competitive position of Applied.

     Financial Information About Foreign and Domestic Operations and Export Sales. Applied has no operations outside the continental United States. Applied's export business during the fiscal year ended June 30, 1996, and prior fiscal years, was less than 2% of net sales, and is not concentrated in any one geographic area.

PROPERTIES

     Applied owns or leases the properties in which its offices, branches, distribution centers, shops and corporate facilities are located. As of April 30, 1997, the real properties at 175 locations were owned by Applied, while 171 locations were leased by Applied. Certain property locations may contain multiple operations, such as a branch and a distribution center.

     The principal real properties owned by Applied (each of which has more than 20,000 square feet of floor space) are: the corporate headquarters office building in Cleveland, Ohio; the corporate finance and information services office building in Cleveland, Ohio; the Cleveland East branch in Cleveland, Ohio; the Atlanta Distribution Center, mechanical shop and rubber shop in Atlanta, Georgia; the Prospect mechanical shop in Cleveland, Ohio; the Midwest Distribution Center in Florence, Kentucky; the John R. Cunin Distribution Center in Carlisle, Pennsylvania; and the Portland branch and Portland Distribution Center in Portland, Oregon. The principal real properties leased by Applied (each of which has more than 20,000 square feet of floor space) are: the new corporate headquarters facility in Cleveland, Ohio (to open in June 1997); the Corona offices and Corona Distribution Center in Corona, California; the Long Beach branch in Long Beach, California; the San Jose branch in San Jose, California; the Tracy fluid power shop, rubber shop and mechanical shop in Tracy, California; the Worcester branch and fluid power center in Worcester, Massachusetts; the Fort Worth Distribution Center, mechanical shop and rubber shop in Fort Worth, Texas; the Longview branch and Longview Distribution Center in Longview, Washington; the Appleton offices, branch and rubber shop in Appleton, Wisconsin; and the Milwaukee branch and distribution center in Milwaukee, Wisconsin. Applied intends to sell its current corporate buildings in Cleveland following the completion of the new headquarters facility.

     Applied considers the properties owned or leased to be generally sufficient to meet its requirements for office space and inventory stocking. The size of the buildings in which Applied's branches are located is primarily influenced by the amount of inventory required to be carried to meet the needs of the customers of the branch. All of the real properties owned or leased by Applied are being utilized by Applied in its business except for certain properties, which in the aggregate are not material and are either for sale or lease to third parties due to relocation or closing of a facility. Unused portions of buildings may be leased or subleased to others.

     Generally, when opening a new branch, Applied will initially lease space. Then, as the business develops, suitable property may be purchased or leased for relocation of the branch. A new general purpose office-storeroom building may be constructed. However, Applied has no fixed policy in this regard, and in each instance the final decision is made on the basis of availability and cost of suitable property in the local real estate market, whether purchased or leased. Applied does not consider any one of its properties to be material, because it believes that if it becomes necessary or desirable to relocate any of its branches and distribution centers, other suitable properties could be found.

PENDING LEGAL PROCEEDINGS

     In 1994, Dixie Bearings, Incorporated (now known as Applied Industrial Technologies -- Dixie, Inc.), a wholly-owned subsidiary of Applied, was served with a First Amending and Supplemental Petition in a case captioned In Re:
Robert Lee Bickham, et al. v. Metropolitan Life Insurance Company, et al., 22nd Judicial District Court for the Parish of Washington, Louisiana, Case No. 70,760-E, naming it as an additional defendant, along with over 50 other defendants. The action was initially filed in 1993. The petition claims to have been filed on behalf of 1,117 persons or heirs of persons who were allegedly exposed to asbestos-containing products while employed at the Bogalusa, Louisiana, Paper Mill and/or Box Factory, currently operated by Gaylord Container, Inc. Exposure is claimed to have occurred until approximately 1989. Compensatory and punitive damages are sought, but no amount is specified. The Company was subsequently served with Petitions in two related cases pending in the same court as the Bickham case: Ida Mae Williams, et al. v. Metropolitan Life Insurance Company, et al., Case No. 72,986-F; and Bennie L. Adams, et al.
v. Metropolitan Life Insurance Company, et al., Case No. 72,154-B. These cases, involving a total of 123 persons or heirs of persons who worked at the same Bogalusa facility, are essentially identical to the Bickham case.

     Preliminary information made available to Applied indicates that Applied has been named a defendant in the foregoing cases only as a supplier of certain products manufactured by others, which products allegedly contained a small percentage of encapsulated asbestos fiber. Applied intends to defend these cases vigorously. Even if liability were assessed, Applied would seek indemnification from its suppliers and its insurance carriers.

     In 1992, a jury in a case captioned King Bearing, Inc., et al. v. Caryl Edmund Oranges, et al., Superior Court of the State of California, County of Orange, Case No. 53-42-31, awarded a $32.4 million judgment against King Bearing, Inc., a wholly-owned subsidiary of Applied (but which has since been merged into Applied). The verdict was based on contractual and other claims asserted by various cross-complainants against King Bearing in a breach of contract and unfair competition case initially filed by King Bearing in 1987. The suit, which involved a former owner of King Bearing, was pending at the time Applied acquired King Bearing in June 1990. All events relative to the judgment occurred prior to Applied's purchase of King Bearing. On September 30, 1996, the California Court of Appeal, Fourth Appellate District, affirmed the trial court's grant of King Bearing's motion for a new trial. The cross-complainants' petition for rehearing by the

Court of Appeal and petition for review by the California Supreme Court were both denied. As a result, the matter was remanded to the trial court for a new trial. Under the 1990 Stock Purchase Agreement relative to the acquisition of King Bearing by Applied, Applied is specifically indemnified by the ultimate parent of the former owner of King Bearing (whose stockholders' equity exceeded $5 billion at June 30, 1996) for any damages or losses relating to this action.

                 INFORMATION REGARDING BENEFICIAL OWNERSHIP OF
                 PRINCIPAL APPLIED SHAREHOLDERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of Applied Common Stock as of February 1, 1997, (i) by each person known by Applied to own beneficially more than five percent of the outstanding shares of Applied's common stock, (ii) by each director of Applied who beneficially owns shares of Applied's common stock, (iii) by the executive officers named in the Summary Compensation Table, and (iv) by all directors and executive officers as a group based upon 12,379,761 shares of Applied Common Stock outstanding as of April 30, 1997.

                                                         AMOUNT AND
                                                         NATURE OF        PERCENT OF       PERCENT
                                                         BENEFICIAL      COMMON STOCK       AFTER
               NAME OF BENEFICIAL OWNER                 OWNERSHIP(1)      OUTSTANDING     MERGER(9)
------------------------------------------------------  ------------     -------------    ----------
The Capital Group Companies, Inc......................      890,000(2)       7.2%            6.1%
  333 South Hope Street
  Los Angeles, CA 90071
The Prudential Insurance Company
  of America..........................................      725,925(3)       5.9%            4.9%
  Three Gateway Center
  Newark, New Jersey 07102-4077
William G. Bares......................................       13,775(4)         *              *
Dr. Roger D. Blackwell................................        5,902            *              *
William E. Butler.....................................        1,350            *              *
John C. Dannemiller...................................      211,894(5)       1.7%            1.4%
Russel B. Every.......................................       14,068            *              *
Russell R. Gifford....................................        3,458            *              *
L. Thomas Hiltz.......................................      571,081(6)       4.6%            3.9%
John J. Kahl..........................................       14,573            *              *
Francis A. Martins....................................       25,921(7)         *              *
John C. Robinson......................................      108,593(5)         *              *
Robert C. Stinson.....................................       52,932(5)         *              *
Dr. Jerry Sue Thornton................................        1,046            *              *
John R. Whitten.......................................       52,604(5)         *              *
All directors and executive officers as group (16
  persons)............................................    1,114,560(8)       8.9%            7.5%

---------------

* Less than one percent.

(1) Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Beneficial ownership may be disclaimed for other purposes.

(2) The Capital Group Companies, Inc. filed a Schedule 13G dated February 12, 1997 indicating it had, as of December 31, 1996, sole voting power for 275,950 shares and sole dispositive power for 890,000 shares.

(3) The Prudential Insurance Company of America filed a Schedule 13G dated January 28, 1997 indicating it had, as of December 31, 1996, sole voting and dispositive power for 302,400 shares, and shared voting and dispositive power for 423,525 shares.

(4) Includes 1,500 shares owned by Mr. Bares' spouse, who has sole voting and dispositive power.

(5) Includes shares that could be acquired within 60 days after February 1, 1997, pursuant to the exercise of stock options as follows: Mr. Dannemiller -- 82,050; Mr. Robinson -- 41,589; Mr. Stinson -- 23,576; and Mr. Whitten -- 23,276.

(6) Includes 553,500 shares held by the H.C.S. Foundation, a charitable trust of which L. Thomas Hiltz is one of five trustees, with sole voting and dispositive power. Pursuant to a Schedule 13D filed by the

    H.C.S. Foundation dated December 20, 1989, the trustees, including Mr. Hiltz, disclaimed beneficial ownership of those shares.

(7) Includes 375 shares owned by Mr. Martins' son, who has sole voting and dispositive power.

(8) Includes 171,241 shares that could be acquired within 60 days after February 1, 1997, pursuant to the exercise of stock options. In determining the percentage of share ownership, the 171,241 stock option shares are added to both the denominator and the numerator, pursuant to Instruction 1 to Item 403 of Regulation S-K and Rule 13-3(d)(1) under the Securities Exchange Act of 1934.

(9) Assuming the issuance of 2,300,000 shares of Applied Common Stock in connection with the Merger.

MANAGEMENT OF APPLIED: EXECUTIVE OFFICERS AND DIRECTORS

  Executive Officers

     The Executive Officers of Applied are elected for a term of one year, or until their successors are chosen and qualified, at the organizational meeting of the Board of Directors held immediately following the annual meeting of shareholders. The following is a listing of the Executive Officers of Applied and a description of their business experience during the past five years. Except as otherwise stated, the positions and offices indicated are with Applied and the persons were elected to their present positions on October 22, 1996:

     John C. Dannemiller. Mr. Dannemiller is Chairman (since January 1992), Chief Executive Officer (since January 1992), President (since October 1996) and a Director (since 1985). He is 59 years of age.

     John C. Robinson. Mr. Robinson is Vice Chairman (since October 1996) and a Director (since 1991). He was President (from January 1992 to October 1996), Chief Operating Officer (from January 1992 to October 1996). He is 54 years of age.

     Mark O. Eisele. Mr. Eisele is Controller (since October 1992). He was Manager of Internal Audit (from 1991 to October 1992). He is 40 years of age.

     Francis A. Martins. Mr. Martins is Vice President-Sales & Field Operations (since July 1996). Prior to that he was Vice President-Sales & Marketing (October 1994 to July 1996); and Vice President-Marketing (from May 1992 to October 1994). He is 54 years of age.

     Bill L. Purser. Mr. Purser is Vice President-Marketing & National Accounts (since July 1996). Prior to that he was Vice President-National Accounts (from January 1995 to July 1996); and Director of National Accounts (from December 1994 to January 1995). Before joining Applied, he was Vice President of Business Development for Invetech (from December 1992 to December 1994); and Vice President of Sales for Invetech (from 1990 to December 1992). He is 53 years of age.

     Richard C. Shaw. Mr. Shaw is Vice President-Communications, Organizational Learning & Quality Standards (since July 1996). Prior to that he was Vice President-Communications & Public Relations (from July 1993 to July 1996); and Director of Corporate Communications (from 1989 to July 1993). He is 48 years of age.

     Robert C. Stinson. Mr. Stinson is Vice President-Administration, Human Resources, General Counsel & Secretary (since October 1994) and has served as Secretary since 1990. He was Vice President-General Counsel (from 1989 to October 1994). He is 51 years of age.

     John R. Whitten. Mr. Whitten is Vice President-Finance & Treasurer (since October 1992). He was Vice President (since 1985) and Controller (from 1981 to October 1992). He is 50 years of age.

  Directors

     The Board of Directors is divided into three classes. The terms of directors serving in Class I expire in 1997, the terms of directors serving in Class II expire in 1998, and the terms of directors serving in Class III expire in 1999. The following is a listing of the directors of Applied and a description of their business experience during the past five years.

  CLASS I DIRECTORS

  JOHN C. DANNEMILLER (a)(b)
  (Director since 1985)

     Mr. Dannemiller is Chairman (since January 1992), Chief Executive Officer (since January 1992), and President (since October 1996) of Applied. He is 59 years of age.

  JOHN C. ROBINSON (a)
  (Director since 1991)

     Mr. Robinson is Vice Chairman (since October 1996) of Applied. He has also served as President (from January 1992 to October 1996) and Chief Operating Officer (from January 1992 to October 1996). He is 54 years of age.

  DR. JERRY SUE THORNTON (d)(e)
  (Director since 1994)

     Dr. Thornton is President (since January 1992) of Cuyahoga Community College, the largest community college in Ohio. She is 50 years of age.

  CLASS II DIRECTORS

  WILLIAM G. BARES (b)(c)(e)
  (Director since 1986)

     Mr. Bares is Chairman (since April 1996), President (since 1982) and Chief Executive Officer (since January 1996) of The Lubrizol Corporation, a specialty chemical company. Lubrizol specializes in products created through the application of advanced chemical, mechanical and biological technologies for use in specialty additive systems for gasoline and diesel engine oils, automatic transmission fluids, gear oils, marine and tractor lubricants, and specialty products for industrial fluids, fuel additives and process chemicals. He was Chief Operating Officer (from 1987 to December 1995) and has served as a director of that company since 1981. He is 55 years of age and also serves as a director of Oglebay Norton Company and KeyCorp.

  DR. ROGER D. BLACKWELL
  (Director since 1996)

     Dr. Blackwell is a Professor of Marketing at the Ohio State University College of Business and President of Blackwell Associates, Inc., a consulting firm in Columbus, Ohio. He is 56 years of age and also serves as a director of Checkpoint Systems, Inc., Cheryl & Co., Inc., Intimate Brands, Inc., Max & Erma's Restaurants, Inc., and Worthington Foods, Inc., and as a trustee of The Flex-funds.

  RUSSEL B. EVERY (c)(d)
  (Director since 1986)

     Mr. Every has been a business consultant since his retirement as Chairman of The Lamson & Sessions Co. in 1989. In furtherance of his consulting business, he was hired as President and Chief Executive Officer in October 1991 by the Board of Directors of Sudbury, Inc., a diversified manufacturer of industrial products, for the purpose of restructuring that company. When Sudbury, Inc. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code in January 1992, Mr. Every was elected Chairman and director to continue the restructuring of that company and to find a new Chief Executive Officer. A plan of reorganization was confirmed and a new Chief Executive Officer selected; therefore, Mr. Every's assignment with Sudbury, Inc. concluded in August 1992. He served as a director of The Lamson & Sessions Co. from 1979 to April 1995. The Lamson & Sessions Co. is a supplier of a variety of fabricated and machined metal components and parts for use by original equipment manufacturers principally in the transportation equipment industry. Its Carlon Division is a leading domestic producer of thermoplastic conduit, ducts, fittings, enclosures and accessories used principally in electrical applications. He is 72 years of age.

  JOHN J. KAHL (b)(d)
  (Director since 1992)

     Mr. Kahl is Chairman and Chief Executive Officer of Manco, Inc., a manufacturer of pressure sensitive tapes for household and automotive repair, including Duck(R) Brand Tapes, mailing and shipping supplies for both home and office under the CareMail(R) brand, weatherstripping and related home energy products for the "do-it-yourselfer" and labels for both home and office. He is 56 years of age and also serves as a director of Royal Appliance Mfg. Co.

  CLASS III DIRECTORS

  WILLIAM E. BUTLER (b)(c)
  (Director since 1987)

     Mr. Butler was Chairman, from January 1992 until his retirement in December 1995, of Eaton Corporation, a global manufacturer of highly engineered products which serve vehicle, industrial, construction, commercial, aerospace and marine markets. Principal products include truck transmissions and axles, engine components, hydraulic products, electrical power distribution and control equipment, ion implanters and a wide variety of controls. He was Chief Executive Officer (from September 1991 to September 1995), and served as a director of that company from 1989 until his retirement. He is 66 years of age and also serves as a director of Ferro Corporation, The Goodyear Tire & Rubber Co., Pitney Bowes, Inc. and Zurn Industries, Inc.

  RUSSELL R. GIFFORD (d)(e)
  (Director since 1992)

     Mr. Gifford was President of CNG Energy Services Corp., a subsidiary of Consolidated Natural Gas Company, from September 1994 until his retirement in September 1996. CNG Energy Services Corp. is an unregulated energy services marketing company. He was also President and Chief Executive Officer (from 1989 to September 1994) of The East Ohio Gas Company, the largest distribution subsidiary of Consolidated Natural Gas Company. Mr. Gifford is 57 years of age and serves as a trustee of First Union Real Estate Equity and Mortgage Investments.

  L. THOMAS HILTZ (a)(b)(c)(e)
  (Director since 1981)

     Mr. Hiltz is an attorney in Covington, Kentucky and is one of five trustees of the H.C.S. Foundation, a charitable trust which has sole voting and dispositive power with respect to 553,500 shares of Applied Common Stock. He is 51 years of age.
---------------

(a) Member of the Executive Committee.
(b) Member of the Director Nominating Committee.
(c) Member of the Executive Organization & Compensation Committee.
(d) Member of the Audit Committee.
(e) Member of the Corporate Governance Committee.

                       COMPENSATION OF EXECUTIVE OFFICERS
                           SUMMARY COMPENSATION TABLE

     The following table summarizes compensation earned during the fiscal years ended June 30, 1996, 1995 and 1994, by those persons who were, during the fiscal year ended June 30, 1996, the Chief Executive Officer and the four other most highly compensated executive officers of Applied.

                              ANNUAL COMPENSATION

                           NAME AND
                      PRINCIPAL POSITION                     YEAR      SALARY      BONUS(1)
    -------------------------------------------------------  ----     --------     --------
    John C. Dannemiller....................................  1996     $439,167     $435,960
      Chairman, Chief                                        1995      411,117      451,153
      Executive Officer & President                          1994      374,567      379,771
    John C. Robinson.......................................  1996      303,533      241,444
      Vice Chairman                                          1995      283,333      241,027
                                                             1994      258,333      224,602
    John R. Whitten........................................  1996      186,830      131,680
      Vice President --                                      1995      175,667      117,429
      Finance & Treasurer                                    1994      165,000      124,932
    Robert C. Stinson......................................  1996      179,067      131,572
      Vice President -- Administration, Human                1995      165,000      132,874
      Resources, General Counsel & Secretary                 1994      151,333       82,802
    Francis A. Martins.....................................  1996      170,640      126,903
      Vice President --                                      1995      158,000      114,704
      Sales & Field Operations                               1994      146,667       96,439

                                   LONG-TERM
                              COMPENSATION AWARDS

                        NAME AND                                   RESTRICTED           NUMBER
                   PRINCIPAL POSITION                  YEAR     STOCK AWARD(S)(2)     OF OPTIONS
    -------------------------------------------------  ----     -----------------     ----------
    John C. Dannemiller..............................  1996         $       0              0
      Chairman, Chief                                  1995           952,500              0
      Executive Officer & President                    1994                 0              0
    John C. Robinson.................................  1996                 0              0
      Vice Chairman                                    1995           476,250              0
                                                       1994                 0              0
    John R. Whitten..................................  1996                 0              0
      Vice President --                                1995           238,125              0
      Finance & Treasurer                              1994                 0              0
    Robert C. Stinson................................  1996                 0              0
      Vice President -- Administration, Human          1995           238,125              0
      Resources, General Counsel & Secretary           1994                 0              0
    Francis A. Martins...............................  1996                 0              0
      Vice President --                                1995           238,125              0
      Sales & Field Operations                         1994                 0              0

                               NAME AND                                         ALL OTHER
                          PRINCIPAL POSITION                        YEAR     COMPENSATION(3)
    --------------------------------------------------------------  ----     ---------------
    John C. Dannemiller...........................................  1996         $41,994
      Chairman, Chief                                               1995          42,168
      Executive Officer & President                                 1994          36,394
    John C. Robinson..............................................  1996          27,245
      Vice Chairman                                                 1995          21,651
                                                                    1994          26,163
    John R. Whitten...............................................  1996          16,457
      Vice President --                                             1995          11,379
      Finance & Treasurer                                           1994           7,486
    Robert C. Stinson.............................................  1996          16,726
      Vice President -- Administration, Human                       1995          12,189
      Resources, General Counsel & Secretary                        1994          11,691
    Francis A. Martins............................................  1996           9,874
      Vice President --                                             1995          14,111
      Sales & Field Operations                                      1994          12,185

---------------

(1) Amounts reported in this column are earnings pursuant to the annual Management Incentive Plan, described in the Executive Organization & Compensation Committee Report. Pursuant to the Deferred Compensation Plan, described herein, the following named executive officers deferred, and had invested in Applied Common Stock in August 1996, the corresponding percentages of their earnings under the 1996 Management Incentive Plan: Mr. Dannemiller, 80%; Mr. Robinson, 64%; Mr. Whitten, 50%; Mr. Stinson, 50%; and Mr. Martins, 20%.

(2) Amounts reported in this column represent Performance-Accelerated Restricted Stock awards ("PARS") under the 1990 Long-Term Performance Plan described in the Executive Organization & Compensation Committee Report, valued at the closing market price of Applied Common Stock on the dates of grant. Dividends are paid on PARS at the same rate paid to all shareholders. One-half of the PARS granted in fiscal 1995 vested during fiscal 1996, except certain of those held by Mr. Dannemiller, for the reason described in the Executive Organization & Compensation Committee Report below. At June 30, 1996, the persons listed above held the following number of unvested PARS, valued at the closing market price of Applied Common Stock on that date: Mr. Dannemiller, 27,961 shares, $754,947; Mr. Robinson, 11,250 shares, $303,750; Mr. Whitten, 5,625 shares, $151,875; Mr. Stinson, 5,625 shares,
    $151,875; and Mr. Martins, 5,625 shares, $151,875.

(3) Amounts reported in this column for fiscal 1996 include the following:

    (a) The contributions made by Applied and credited to the individual accounts of the named executive officers under Applied's Retirement Savings Plan, as follows: Mr. Dannemiller, $7,117; Mr. Robinson, $11,853; Mr. Whitten, $9,873; Mr. Stinson, $10,147; and Mr. Martins, $9,874. These totals are estimated and subject to year-end adjustment.

    (b) Pursuant to the Deferred Compensation Plan, the accounts of certain participants were credited with additional Applied Common Stock equal to 10% of the amount of earnings deferred into Applied Common Stock. The values of the additional shares credited to the accounts of the named executive officers are as follows: Mr. Dannemiller, $34,877; Mr. Robinson, $15,392; Mr. Whitten, $6,584; Mr. Stinson, $6,579; and Mr. Martins, $0.

       AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth information concerning stock option exercises by the Chief Executive Officer and the four other most highly compensated executive officers of Applied in the fiscal year ended June 30, 1996, and the values of in-the-money options held by those individuals on June 30, 1996.

                    NUMBER OF SECURITIES UNDERLYING OPTIONS

                                NAME                               EXERCISED     VALUE REALIZED
    -------------------------------------------------------------  ---------     --------------
    John C. Dannemiller..........................................      0               $0
    John C. Robinson.............................................      0                0
    John R. Whitten..............................................      0                0
    Robert C. Stinson............................................      0                0
    Francis A. Martins...........................................      0                0

              NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS
                               AT FISCAL YEAR END

                                NAME                              EXERCISABLE     UNEXERCISABLE
    ------------------------------------------------------------  -----------     -------------
    John C. Dannemiller.........................................     82,050             0
    John C. Robinson............................................     41,589             0
    John R. Whitten.............................................     23,276             0
    Robert C. Stinson...........................................     23,576             0
    Francis A. Martins..........................................          0             0

                   VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS
                               AT FISCAL YEAR END

                               NAME                              EXERCISABLE     UNEXERCISABLE
    -----------------------------------------------------------  -----------     -------------
    John C. Dannemiller........................................   $1,240,894          $ 0
    John C. Robinson...........................................      601,971            0
    John R. Whitten............................................      359,174            0
    Robert C. Stinson..........................................      363,161            0
    Francis A. Martins.........................................            0            0

                      ESTIMATED RETIREMENT BENEFITS UNDER
               SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS PLAN(1)

     The following table shows estimated annual benefits payable at retirement to certain selected executive officers under Applied's Supplemental Executive Retirement Benefits Plan.

                              YEARS OF SERVICE(2)

REMUNERATION(3)        5           10           15           20
---------------     -------     --------     --------     --------
   $ 125,000        $14,063     $ 28,125     $ 42,188     $ 56,250
     150,000         16,875       33,750       50,625       67,500
     175,000         19,688       39,375       59,063       78,750
     200,000         22,500       45,000       67,500       90,000
     225,000         25,313       50,625       75,938      101,250
     250,000         28,125       56,250       84,375      112,500
     275,000         30,938       61,875       92,813      123,750
     300,000         33,750       67,500      101,250      135,000
     350,000         39,375       78,750      118,125      157,500
     400,000         45,000       90,000      135,000      180,000
     450,000         50,625      101,250      151,875      202,500
     500,000         56,250      112,500      168,750      225,000
     550,000         61,876      123,750      185,626      247,500

---------------

(1) Amounts shown in the table are computed on the basis of a straight life annuity and are not subject to deduction of Social Security or other offset amounts.

(2) Mr. Robinson has in excess of 20 years of service with Applied and is, therefore, entitled to a full retirement benefit under the plan. Messrs. Dannemiller, Stinson and Martins have in excess of five years of service with Applied and Mr. Whitten has in excess of fifteen years of service.

(3) Amounts in this column represent, and benefits are based on, highest average salary for three consecutive years. The salaries for the Chief Executive Officer and the four other most highly compensated executive officers for the past three fiscal years are found in the Summary Compensation Table on pages 52 and 53.

         REPORT OF THE EXECUTIVE ORGANIZATION & COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

OVERVIEW

     The Executive Organization & Compensation Committee (the "Committee") is comprised entirely of independent outside directors. The Committee is responsible for setting Applied's executive officer compensation policies. The purpose of the executive officer compensation program is to attract and retain qualified executives and to provide appropriate incentives, both monetary and stock-based, to achieve Applied's business strategies and ultimately enhance shareholder value over the long term.

     The major components of Applied's executive officer compensation program applicable to the Chief Executive Officer and the other executive officers, including those named in the Summary Compensation Table appearing on pages 52 and 53 hereof, are:

        (a) Annual base salary; and,

        (b) The 1990 Long-Term Performance Plan.

ELEMENTS OF COMPENSATION PROGRAM

  (A) ANNUAL BASE SALARY

     The Committee utilizes an annual competitive pay analysis compiled by an independent nationally recognized compensation and benefits consulting firm (the "Independent Consultant") which provides data on similar positions. The analysis provides the Committee with the market base salary at the 25th, 50th and 75th percentiles for each executive officer position, together with the market total cash compensation (discussed later in this report). The competitive pay analysis is based on survey data primarily from the distribution industry and is more industry-specific to Applied than the published industry index shown in the stock performance graph appearing below. In addition to the competitive pay analysis, the Committee generally considers time and level of experience in the position in setting the annual base salary. As a general rule, annual base salaries have been set by the Committee below the 50th percentile; however, the Committee would consider setting annual base salaries at higher levels coincident with sustained corporate earnings improvement. The Committee's overall executive compensation philosophy is to place greater weight on the performance-driven portions of the compensation package -- namely the awards under Applied's 1990 Long-Term Performance Plan.

  (B) LONG-TERM PERFORMANCE PLAN

     (1) MANAGEMENT INCENTIVE PLAN

     The annual Management Incentive Plan, adopted under the Long-Term Performance Plan, is Applied's program for compensating executive officers for the achievement of goals set for a particular fiscal year. Under the Management Incentive Plan, each executive officer, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, presents the Committee with individual goals for the fiscal year. Corporate goals for the fiscal year are also presented to the Committee. The Committee reviews and discusses the goals with the executive officers and then sets the goals for the year. Both the individual and the corporate goals are expressed in terms of threshold, target (midpoint) and maximum levels of required performance.

     In fiscal 1996, Messrs. Dannemiller and Robinson had the corporate goals as their individual goals. The corporate goals for fiscal 1996 included objectives based on Applied's pre-tax return on assets, pre-tax income, and sales, distribution and administrative expenses as a percentage of net sales. These goals were weighted 40%, 40% and 20%, respectively. The other executive officers, including Messrs. Whitten, Stinson and Martins, had individual goals (in addition to the corporate goals) relating specifically to their job responsibilities. These goals may vary in relative weight. The size of the Management Incentive Plan payment for any of the executive officers depends on the amount of performance achieved on both the individual and the corporate goals. Although all or some of the individual goals under the Plan were met in fiscal 1990, 1991 and

1992, corporate goals were not met and, for that reason, no payments were made under the Plan in those years. Because the corporate goals were met in fiscal 1993, 1994, 1995 and 1996, payments were made pursuant to the Management Incentive Plans in those years.

     Assuming that corporate and individual goals are met, the amount of the individual award is based on a formula, the components of which are the 50th percentile market base salary and a responsibility percentage assigned to the executive officer. The responsibility percentages are set by the Committee. Thus, the Chief Executive Officer target incentive payment set by the Committee in fiscal 1996 was $301,000, being 70% (the responsibility percentage) multiplied by the market base salary. The annual base salary set by the Committee, plus the target incentive payment, has generally been less than the 50th percentile market total cash compensation. For Mr. Dannemiller, the market total cash compensation at the 50th percentile was $810,000 effective for the twelve-month period commencing November 1, 1995, the date on which executive compensation changes are made each year. Mr. Dannemiller's actual annual base salary for fiscal 1996 was $439,167, his target incentive was $301,000, and total cash compensation assuming target performance under the Management Incentive Plan was $740,167. If, however, performance for corporate and individual goals exceeds the target level set by the Committee, the executive officers, including the Chief Executive Officer and the named executive officers, can earn above the 50th percentile for total cash compensation. Thus, because 94% of maximum performance was achieved on his goals in fiscal 1996, Mr. Dannemiller received total cash compensation of $875,127 ($439,167 base salary, plus $435,960 under the Management Incentive Plan), as compared with the 50th percentile market total cash compensation of $810,000. A similar philosophy applies to the other executive officers. Responsibility percentages for the other executive officers during fiscal 1996, including those named in the Summary Compensation Table, ranged from 36% to 50%.

     The Deferred Compensation Plan, approved by the shareholders in October 1993, was adopted in part to encourage increased investment in Applied Common Stock by Applied's executive officers. All but one of the participants in the 1996 Management Incentive Plan elected under the Deferred Compensation Plan to defer a portion of their Management Incentive Plan awards, with deferral percentages ranging from 20% to 85%. All but one of those persons elected to have their deferred awards invested solely in Applied Common Stock, with the remaining participant electing to invest more than one-half of his total award in Common Stock.

     (2) STOCK-BASED AWARDS

     Until fiscal 1993, the only types of awards under Applied's 1990 Long-Term Performance Plan were stock options. In order to align more closely the executive officers with the interests of Applied's shareholders and to compensate the executive officers based on performance measures that directly enhance shareholder value, the Committee chose in October 1992 to make awards of Performance-Accelerated Restricted Stock ("PARS") under the Plan. The awards were intended to replace ongoing stock option grants to executive officers, but would not affect past stock option grants. The PARS were awards of restricted shares of Applied Common Stock, which shares would vest six years from the date of grant; however, the PARS could vest automatically at an earlier date if certain performance hurdles based on stock price and pre-tax return on assets were met. No new stock option or PARS awards could be made to the executive officers until 100% of the PARS had vested, either by meeting the performance hurdles or by passage of the six-year term, and in no event could a new award be made during the two-year period immediately following the date of grant of the previous awards. The initial PARS awards vested in fiscal 1994 as a result of the achievement of stock price performance hurdles.

     In October 1994 new PARS awards were made to the executive officers. At the time the awards were made, the stock price was $21.17 (adjusted for the December 1995 3-for-2 stock split). Once again, the shares would automatically vest six years from the date of grant, although they could vest at an earlier date if certain performance hurdles were met; provided further, with respect to the awards made to Messrs. Dannemiller and Robinson, such awards would not vest early to the extent vesting would result in the non-deductibility of the resulting compensation under Section 162(m) of the Internal Revenue Code. In April 1996, 50% of the PARS awards vested on reaching a stock price of $30.67 per share for ten consecutive trading days. The remaining 50% can vest early on reaching either a pre-tax return on assets of 12%, or a stock price of $36.00 per share for ten consecutive days. According to an independent survey of other companies utilizing stock-based long-term performance awards, which survey was prepared at the time the grants were made, if all of the PARS had vested within the first two years, the awards would have represented the 85th percentile of competitive compensation. If, however, the performance hurdles were not met and the PARS vested only after the full six years, the compensation on a competitive basis would have been in the 20th percentile.

     No new stock option or PARS awards can be made to the executive officers until 100% of the PARS vest, either by meeting the performance hurdles or by passage of the six-year term, and in no event can a new award be made during the two-year period immediately following the date of grant of the previous awards. An exception with respect to the two-year limitation was made in October 1994 for two executive officers. These individuals were granted PARS awards within the previous two years upon assuming their current positions of responsibility. The two-year limitation on the grant of additional awards was waived to permit the grant of new PARS awards to these individuals in October 1994 and to put all of the executive officers on the same award cycle.

     The total amount of all stock-based awards is limited by the annual limitation set forth in the Long-Term Performance Plan of 2% of shares outstanding on the first day of the fiscal year in which the awards are made.

  (C) BENEFITS

     Benefits provided to the executive officers are those generally provided to Applied's other associates with variations consistent with executive benefits in the competitive marketplace.

FEDERAL INCOME TAX DEDUCTIBILITY

     Section 162(m) of the Internal Revenue Code limits the amount of compensation a publicly-held corporation may deduct as a business expense for federal income tax purposes. That limit, which applies to the Chief Executive Officer and the four other most highly compensated executive officers, is $1 million per individual per year, subject to certain exceptions. One of the exceptions is for compensation that is performance-based.

     The Committee has taken steps to ensure that the awards made to the executive officers under the Management Incentive Plan qualify as performance-based under Internal Revenue Service regulations. In the future, the Committee will continue to seek ways to preserve the full deductibility of compensation paid to Applied's executive officers without compromising the Committee's flexibility in designing an effective compensation program.

EXECUTIVE ORGANIZATION & COMPENSATION COMMITTEE

September 16, 1996

William E. Butler
William G. Bares
Russel B. Every
L. Thomas Hiltz

                             DIRECTOR COMPENSATION

     Applied officers do not receive any additional compensation for service as a director. Non-employee directors receive a quarterly retainer of $4,500, a fee of $1,500 for the first directors' meeting or committee meeting attended on a given day, and $500 for each additional meeting attended on the same day, up to a maximum of $2,500 per day. The directors may be similarly compensated if they attend other meetings or conferences at the request of the Chairman. In addition, the directors receive $500 for any action taken by unanimous written consent or via telephone conference of less than 30 minutes in duration, and directors who serve as chairmen of committees receive an additional quarterly retainer of $400. All non-employee directors are eligible to participate in the Deferred Compensation Plan for Non-employee Directors described below. Participants in the plan may elect to receive their director compensation in the form of Applied Common Stock, in which case they receive an additional amount equal to 25% of the compensation so deferred. The amount of compensation received by non-employee directors is reviewed from time to time by Applied's management. If management believes that a change in the amount of non-employee director compensation is required to make the level of such compensation relative to the size and nature of Applied's business, management recommends the change to the Board of Directors and approval of any such change requires the affirmative vote of a majority of the directors then serving in office. The directors participate in Applied's travel accident plan and may also elect to participate in Applied's contributory health insurance plan.

     The purposes of the Applied Deferred Compensation Plan for Non-employee Directors (the "Plan") are to allow non-employee directors to defer receipt of compensation payable for services as a director to promote loyalty to Applied through increased investment in Applied's Common Stock.

     Pursuant to the Plan, a non-employee director may elect, prior to any calendar quarter, to defer payment of his or her compensation for future services as a director. Once an election is made, it is irrevocable with respect to compensation earned. Directors may change their election to receive or defer receipt of compensation for future services commencing with the calendar quarter following the election. Amendments that serve only to change a director's beneficiary are permitted at any time and as often as necessary.

     As directors' compensation would otherwise become due and payable, Applied transfers an amount equal to the compensation deferred pursuant to the Plan to a trust maintained by Key Trust Company of Ohio, N.A., as Trustee. Deferred fees are invested by the Trustee, at a director's option, in a money market fund and/or Applied Common Stock. If a director elects to have his compensation invested in Applied Common Stock, then Applied contributes to the trust an additional amount equal to 25% of the amount so deferred.

     The Plan is administered by a committee consisting of not less than three members, not necessarily members of the Board of Directors, which is authorized to interpret and administer the Plan, but has no discretion with respect to Plan contributions, investment direction or distributions.

     Distribution of a director's account commences as designated by the director in his or her election on a date that is not more than thirty days after (i) the director's termination as a director due to resignation, retirement, death or otherwise, or (ii) the director's attainment of the age (not younger than age 55) specified in his or her deferral election form; or upon a change of control (as defined in the Plan) of Applied.

     There are currently eight non-employee directors of Applied. Of those non-employee directors, Messrs. Bares, Every, Gifford, Hiltz and Kahl and Drs. Blackwell and Thornton currently defer all of their retainer and meeting fees and invest those fees in Applied Common Stock.

           INVETECH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1996 VS. 1995

     Net sales for the year ended December 31, 1996 were $314.3 million compared to $313.9 million for the year ended December 31, 1995. The increase in net sales was due primarily to volume increases. The increase was partially offset by lost revenue from a discontinued line of hose and fittings.

     Invetech gross margins (net sales less related cost of products sold) increased 0.9% to $77.3 million in 1996 from $76.6 million in 1995. The gross margin as a percentage of sales increased from 24.4% to 24.6%.

     Operating, selling, administrative and general expenses decreased 3.0% to $69.0 million in 1996 from $71.2 million in 1995. During 1996 several cost reduction actions were implemented including advertising reductions, staff reductions, elimination of certain outside consultants, re-negotiation of long distance rates, closing of the electrical division, branch consolidations and revision of the cash management system. These actions resulted in cost reductions of $2.1 million during 1996.

     Interest expense decreased $65,000 as a result of decreased borrowings. The overall decrease was partially offset by a higher average borrowing rate during 1996 as compared to 1995.

     Income tax expense decreased 23.4% in 1996. The decrease was due to an adjustment to the liability and income recorded for book purposes which was not taxable. The decrease was partially offset by taxes on increased net earnings before taxes.

     Net earnings in 1996 increased 20.7% over 1995 earnings.

YEAR ENDED DECEMBER 31, 1995 VS. 1994

     Invetech net sales for the year ended December 31, 1995 of $313.9 million increased 12% over sales of $280.3 million for the year ended December 31, 1994. The acquisition of Kentucky Bearings Service, Inc. ("Kentucky Bearings") contributed approximately 4.1% while gain in market share accounted for the remaining increase.

     Invetech gross margins increased to $76.6 million in 1995 from $69.2 million in 1994. Despite increased sales volume, the gross margin as a percentage of sales declined slightly from 24.7% to 24.4% in 1995, due to increased competitive pressure and delays in passing on certain price increases.

     Operating, selling, administrative and general expenses increased 13.7% to $71.2 million in 1995 from $62.6 million in 1994. The increase was attributable to costs associated with the acquisition of Kentucky Bearings and increases in compensation and certain general expenses.

     Interest expense increased $1.4 million from $0.7 million in 1994 to $2.1 million in 1995, an increase of 202.3%. This increase was due to the addition of acquisition financing related to Kentucky Bearings and the addition of debt to finance the redemption of $9.7 million of common stock.

     In 1995, other income of $1.9 million was due to gains on the sale of business properties and from death benefits paid on life insurance policies.

     Income tax expense decreased 36.3% in 1995. Taxes for 1995 decreased as a result of larger portion of non-taxable income from the proceeds of life insurance, capital gains treatment on the sale of land and buildings, and non-taxable increase in the surrender value of life insurance policies.

     Net earnings decreased 9.5% to $4.2 million in fiscal 1995 from $4.7 million in fiscal 1994.

LIQUIDITY AND SOURCES OF CAPITAL

     Working capital was $34.2 million at December 31, 1996 compared to $49.2 million at December 31, 1995. The ratio of current assets to current liabilities was 1.9 and 2.6 at December 31, 1996 and 1995. The decrease in working capital in 1996 is primarily due to a reclassification of $13.5 million in debt from long-term to current.

     Net cash flows from operations of $10.5 million in 1996 and $3.9 million in 1995 have continued to improve the Company's financial position and serve as a primary source of funding capital requirements. The 1996 increase in net cash flows from operations over 1995 was the result of increased earnings, inventory reductions and accounts receivable management. The increase was partially offset by reductions in trade payables during 1996. In addition to internally generated funds, the Company has financing of $18 million available under bank lines of credit and a working capital authorization. Total debt as a percent of shareholders' equity was 47.3% and 70.2%, at December 31, 1996 and 1995, respectively.

     During 1995, the Company repurchased 780,755 shares of common stock for a total cost of $9.7 million. Long term debt was issued to fund the repurchase.

     During 1995, the Company acquired the assets and certain liabilities of Kentucky Bearings for a purchase price of approximately $3.1 million. Long-term debt was issued to fund the purchase.

THREE MONTHS ENDED MARCH 31, 1997 VS. 1996

     Net sales for the three months ended March 31, 1997 were $83.3 million compared to $80.8 million for the three months ended March 31, 1996. The increase in net sales was due primarily to volume increases.

     Invetech's gross margins (net sales less related cost of products sold) decreased slightly to $20.1 million in 1997 from $20.2 million in 1996. The gross margin as a percentage of sales decreased from 25.1% in 1996 to 24.1% in 1997.

     Operating, selling, administrative and general expenses decreased $0.4 million to $17.2 million in 1997 from $17.6 million in 1996. Expenses continue to decrease due to continued cost reduction efforts.

     Interest expense decreased $174,000 as a result of decreased borrowings.

     Income tax expense increased $475,000 in 1997. The increase was primarily due to an adjustment of the tax liability in 1996. The increase was also partially due to an increase in earnings before taxes in 1997.

     Net earnings in 1997 decreased 0.3% from 1996 earnings.

LIQUIDITY AND SOURCES OF CAPITAL

     Working capital was $37.2 million at March 31, 1997 compared to $34.2 million at December 31, 1996. The ratio of current assets to current liabilities was 1.9 at both March 31, 1997 and December 31, 1996.

     Net cash flows provided by operations was $1.6 million during the three month period ended March 31, 1997. In addition to internally generated funds, Invetech has financing of $18 million available under bank lines of credit and a working capital authorization. Total debt as a percent of shareholder's equity was 45.6% and 47.3%, at March 31, 1997 and December 31, 1996, respectively.

            INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL
                      INVETECH SHAREHOLDERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of Invetech Class A Common Stock as of May 1, 1997, (i) by each person known by Invetech to own beneficially more than five (5%) percent of the outstanding shares of Invetech Class A Common Stock; (ii) by each director of Invetech who beneficially owns shares of Invetech Class A Common Stock; (iii) by each executive officer of Invetech who beneficially owns shares of Invetech Class A Common Stock; and (iv) by all directors and executive officers as a group. The number of shares of Invetech Class A Common Stock outstanding as of May 1, 1997 was 20,000 shares.

                                                                     PERCENT OF CLASS A
          NAME & ADDRESS OF            AMOUNT AND NATURE OF             COMMON STOCK
          BENEFICIAL OWNER             BENEFICIAL OWNERSHIP             OUTSTANDING
--------------------------------------------------------------    ------------------------
J. Michael Moore                           10,000 Shares                     50%
4376 Oak Grove Drive
Bloomfield Hills, MI 48302
James T. Moore II                          10,000 Shares                     50%
1988 Crosswick
Bloomfield Hills, MI 48301
All Directors and Executive                20,000 Shares                    100%
Officers as a Group (2 Persons)

     The following table sets forth certain information with respect to beneficial ownership of Invetech Class B Common Stock as of May 1, 1997, (i) by each person known by Invetech to own beneficially more than five (5%) percent of the outstanding shares of Invetech Class B Common Stock; (ii) by each director of Invetech who beneficially owns shares of Invetech Class B Common Stock; (iii) by each executive officer of Invetech who beneficially owns shares of Invetech Class B Common Stock; and (iv) by all directors and executive officers as a group. The number of shares of Invetech Class B Common Stock outstanding as of May 1, 1997 was 2,075,391 shares.

                                                                     PERCENT OF CLASS B
          NAME & ADDRESS OF            AMOUNT AND NATURE OF             COMMON STOCK
          BENEFICIAL OWNER            BENEFICIAL OWNERSHIP(1)           OUTSTANDING
--------------------------------------------------------------    ------------------------
J. Michael Moore                          243,425 Shares                   11.73%
4376 Oak Grove Drive
Bloomfield Hills, MI 48302
James T. Moore, II                       310,658 shares(2)                 14.97%
1988 Crosswick Bloomfield Hills, MI
48301
Dennis P. Moore and                       203,585 shares                    9.81%
Susan L. Moore 131 Hall Place Gross
Point Farms, MI 48236

---------------

     (1)This information is based upon Invetech's records as of May 1, 1997 and information supplied by its directors. The number of shares stated in the column includes shares owned directly as well as by spouses, dependent children, minor children in trust, trusts of which the named individual has sole or shared voting and investment power, and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power, unless otherwise noted.

     (2)Includes 106,900 shares as to which Mr. Moore II shares voting and investment power with Marion G. Moore, his mother and Sterling Bank, as co-trustees.

                                                                     PERCENT OF CLASS B
          NAME & ADDRESS OF            AMOUNT AND NATURE OF             COMMON STOCK
          BENEFICIAL OWNER            BENEFICIAL OWNERSHIP(1)           OUTSTANDING
--------------------------------------------------------------    ------------------------
Margaret Anne Luyat                      179,844 shares(3)                  8.67%
c/o James Williams Miller, Canfield,
Paddock and Stone, P.L.C. 1400 North
Woodward Avenue Bloomfield Hills, MI
48303-2014
Mary E. Squires                           227,096 shares                   10.94%
3762 S. Quebec Street Denver, CO
80237
Maureen G. Wolohan                        121,221 shares                    5.84%
45889 Turtlehead Plymouth, MI 48170
Elizabeth A. Parravano                    118,406 shares                    5.71%
22210 Olmstead Avenue Dearborn, MI
48124
Thomas P. Moore, II                        92,618 shares                    4.46%
1158 E. Wickford Bloomfield Hills, MI
48302
All Directors and                         646,701 shares                   31.16%
Executive Officers as a Group (3 per-
sons)

---------------

     (1)This information is based upon Invetech's records as of May 1, 1997 and information supplied by its directors. The number of shares stated in the column includes shares owned directly as well as by spouses, dependent children, minor children in trust, trusts of which the named individual has sole or shared voting and investment power, and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power, unless otherwise noted.

     (3)Includes 118,948 shares as to which Ms. Luyat shares voting and investment power with James C. Williams, a senior principal of Miller, Canfield, Paddock and Stone, P.L.C., who serves as a trustee.

                        INFORMATION CONCERNING INVETECH

INVETECH COMPANY

     INVETECH Company, a Michigan corporation, and its wholly owned subsidiaries, American Bearing and Power Transmission, Inc., a Michigan corporation, and Moore Bearing Co., a Michigan corporation (Invetech and its subsidiaries shall be referred to herein collectively as "Invetech") engage in the distribution and sale of bearings, mechanical and electrical drive system products, industrial rubber products and specialty maintenance and repair products manufactured by others. Although Invetech does not manufacture the products that it sells, it assembles hydraulic and general purpose hose assemblies and power transmission products. Invetech has a machine shop at its Fort Street facility in Detroit, Michigan which specializes in bearing reconditioning, reducer rebuilds and repair, and machining and alterations.

     Invetech is a non-exclusive distributor for numerous manufacturers of the products it sells. Invetech purchases from over 100 major suppliers and resells to a wide range of customers, including automotive companies, industrial plants, machine shops, mines, paper mills, textile mills, food processing plants, agricultural concerns and other enterprises.

     Invetech's sales personnel advise and assist customers with respect to product selection and application. Invetech offers product and process solutions involving multiple technologies in an effort to reduce production downtime and overall procurement and maintenance costs for customers. Invetech believes it offers high levels of service, product knowledge and technical support as well as competitive pricing.

     Invetech's sales personnel include inside customer service representatives assigned to each branch who receive, process and expedite customer orders and assist in servicing customers. In addition, each branch has field account representatives who make on-site calls to customers and potential customers to provide product and pricing information, engineering assistance and other cost savings services to its customers. Invetech employs a number of product specialists to assist customers with applications in their particular area of expertise.

     Invetech, formerly Detroit Ball Bearing Company of Michigan, was incorporated in 1917. Invetech's principal executive offices are located at 1400 Howard Street, Detroit, Michigan 48216 and its telephone number is (313) 963-6011.

PROPERTIES

     Invetech owns or leases the properties in which its offices, branches, warehouses and corporate facilities are located. As of April 28, 1997, the real properties at 27 locations were owned by Invetech while 67 locations were leased by Invetech.

     The principal real properties owned by Invetech are the corporate headquarters office building in Detroit, Michigan and adjoining warehouse facility and the office building and shop operation located on Fort Street in Detroit, Michigan. The principal real properties leased by Invetech are the warehouse facilities located in Charlotte, North Carolina and Denver, Colorado.

     Invetech considers the properties owned or leased to be generally sufficient to meet its requirements for office space and inventory stocking. The size of the buildings in which Invetech branches are located is primarily influenced by the amount of inventory required to be carried to meet the needs of the customers of the branch. All of the real properties owned or leased by Invetech are being utilized by Invetech in its business, except for one undeveloped parcel.

NUMBER OF EMPLOYEES

     On May 15, 1997, Invetech had 980 employees of which 124 are represented by Local Union No. 299 affiliated with International Brotherhood of Teamsters, AFL/CIO. Invetech considers its relationship with its employees to be generally favorable.

COMPETITION

     Invetech considers its overall business to be highly competitive. Invetech's principal competitors are other specialized bearing, drive system product, industrial rubber products and specialty item distributors. These competitors include single and multiple branch operations, some of which are divisions or subsidiaries of larger organizations that may have greater financial resources than Invetech. There is a trend in the industry toward larger multiple branch operations. Invetech also competes with the manufacturers of original equipment and their distributors in the sale of maintenance and replacement bearings, power transmission components and related items. Some of these manufacturers may have greater financial resources than Invetech. The competitors and the number of competitors vary throughout the geographic areas in which Invetech does business. Invetech continues to develop and implement marketing strategies to maintain a competitive position.

     Invetech is one of the leading mid-size distributors of replacement bearings, drive system products, industrial rubber products and specialty items in the United States, but Invetech's share of the market for those products is relatively small compared to the portion of that market serviced by original equipment manufacturers and other distributors. Invetech may not be the largest distributor in each of the geographic areas in which a branch is located.

LEGAL PROCEEDINGS

     Invetech is subject to claims and lawsuits arising in the ordinary course of business. In the opinion of Invetech's management, all such pending claims are either adequately covered by insurance or, if not insured, will not have a material adverse effect on Invetech.

                      DESCRIPTION OF APPLIED CAPITAL STOCK

     The authorized capital stock of Applied consists of 30,000,000 shares of Common Stock, without par value, and 2,500,000 shares of Preferred Stock, without par value.

COMMON STOCK

     The holders of Applied Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding shares of Applied Preferred Stock, the holders of Applied Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Applied, the holders of Applied Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior rights of holders of Applied Preferred Stock then outstanding, if any. The Applied Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the Applied Common Stock. All outstanding shares of Applied Common Stock are fully paid and non-assessable.

     At April 30, 1997, 12,379,761 shares of Applied Common Stock were outstanding and held of record by 1,337 shareholders. In addition, options to purchase an aggregate of 758,106 shares of Applied Common Stock were outstanding at April 30, 1997.

PREFERRED STOCK

     The Board of Directors has the authority to issue up to 2,500,000 shares of Preferred Stock and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Applied without further action by the shareholders and may adversely affect the voting and other rights of the holders of Applied Common Stock. At present, no shares of Applied Preferred Stock are issued or outstanding, and Applied has no plans to issue any shares of Applied Preferred Stock.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Applied Common Stock is Harris Trust and Savings Bank.

            COMPARISON OF RIGHTS OF HOLDERS OF APPLIED COMMON STOCK
                           AND INVETECH COMMON STOCK

     Upon consummation of the Merger, holders of common stock of Invetech, a Michigan corporation, whose rights are currently governed by Michigan law and Invetech's Articles of Incorporation and By-Laws, will become shareholders of Applied to the extent such holders receive Applied Common Stock. Upon becoming shareholders of Applied, the rights of such shareholders shall be governed by Ohio law, and Applied's Articles of Incorporation, Code of Regulations and the agreement of merger and plan of reorganization between Bearings, Inc. (Ohio) and Bearings, Inc. (Delaware) dated as of September 6, 1988.

     Certain differences exist between the applicable laws of Michigan and Ohio and the respective organizational documents of Applied and Invetech. The following discussion is not intended to be a complete statement of all differences affecting the rights of shareholders and is qualified in its entirety by reference to the Articles of Incorporation of Applied and Invetech, the Code of Regulations of Applied, the By-laws of Invetech, the agreement of merger and plan of reorganization between Bearings, Inc. (Ohio) and Bearings, Inc. (Delaware) dated as of September 6, 1988 and the laws of the States of Ohio and Michigan.

  Preemptive Rights

     Holders of Applied Common Stock have no right to purchase or subscribe for any additional unissued shares or treasury shares of the capital stock of Applied.

     The Invetech Articles of Incorporation do not grant holders of Invetech Common Stock the right to purchase or subscribe for any additional unissued shares or treasury shares of the capital stock of Invetech.

  Number and Term of Directors

     Pursuant to the Applied Code of Regulations, the Applied Board of Directors (the "Applied Board") is to be comprised of no fewer than nine (9) and no more than twelve (12) directors divided into three classes, which classes are to be as nearly equal in size as possible. Currently, the Applied Board consists of 10 members, divided into two classes of three members each and one class of four members. Each director serves a three-year term. Terms of office expire on a staggered basis and, as a result, it would generally take two annual meetings to effect a change in membership of a majority of the Applied Board.

     Pursuant to the Invetech By-laws, the Invetech Board of Directors (the "Invetech Board") is to be comprised of no fewer than one (1) and no more than twelve (12) directors, all of which serve for one-year terms. Currently, the Invetech Board consists of 8 members. The holders of Invetech Class A Common Stock have the sole voting power exercisable in the election of directors.

  Cumulative Voting

     Neither the holders of Applied Common Stock nor the holders of Invetech Class A Common Stock have cumulative voting rights. As a result, in the case of each of Applied and Invetech, the holders of more than 50% of the voting power of all securities outstanding voting for the election of directors can elect 100% of the directors if they choose to do so. In such event, the holders of the remaining voting power will not be able to elect any person or persons to the respective company's Board.

  Antitakeover Provisions

     Certain of the provisions of the Applied Articles of Incorporation summarized in the succeeding paragraphs may be deemed to have an antitakeover effect and may delay a tender offer or takeover attempt which an Applied shareholder might consider in such shareholder's best interest, including attempts which might result in the payment to shareholders of a premium over the market price for Applied's common stock.

     The rights of Applied shareholders are governed by Applied's Articles of Incorporation and Code of Regulations, the agreement of merger and plan of reorganization between Bearings, Inc. (Ohio) and Bearings, Inc. (Delaware) dated as of September 6, 1988 and Ohio law (including Chapters 1701, 1704 and 1707 of the

Ohio Revised Code). Chapter 1704 of the Ohio Revised Code, among other things, prohibits certain mergers, sales of assets, issuances or purchases of securities, liquidation or dissolution, or reclassification of the then outstanding shares of an Ohio corporation involving, or for the benefit of, certain holders of stock representing 10% or more of the voting power (other than current 10% shareholders who do not increase their present proportional interest), unless (a) such transactions are approved by the directors of such corporation prior to the 10% shareholder becoming such, or (b) the acquisition of 10% of the voting power is approved by the directors of such corporation prior to the 10% shareholder becoming such, or (c) the transaction involves a 10% shareholder which has been such for at least three years and is approved by holders of two-thirds of the voting power of the company and the holders of a majority of the voting power not owned by the 10% shareholder or certain minimum price and form of consideration requirements are met; and Section 1707.043 of the Ohio Revised Code provides Ohio corporations, or in certain circumstances the shareholders of an Ohio corporation, a cause of action to recover profits realized under certain circumstances by persons who dispose of securities of a corporation within 18 months of proposing to acquire such corporation. Chapter 1704 and Section 1707.043 of the Ohio Revised Code may have the effect of deterring certain potential acquisitions of Applied which might be beneficial to Applied's shareholders.

     The Applied Articles of Incorporation include a fair price provision (the "Fair Price Provision") which is similar in many ways to the provisions of Chapter 1704 described above. The Fair Price Provision, in certain circumstances, requires a Business Combination between Applied and a Related Person (as such terms are defined in the Applied Articles of Incorporation) to meet specified criteria as to price and procedural requirements. Specifically, the Fair Price Provision requires that any Business Combination with a Related Person receive the prior approval of the holders of not less than eighty percent (80%) of the voting power of Applied, unless such Business Combination is a merger or consolidation and the per share consideration to be received by Applied shareholders meets certain fair price requirements set forth in the Applied Articles of Incorporation. For purposes of the Fair Price Provision, the term "Business Combination" includes mergers or consolidations of Applied or its subsidiaries with other entities, a sale, lease exchange or transfer of a substantial part of the Assets of Applied or any of its subsidiaries, the issuance of Applied securities to any Related Person, or any reclassification or recapitalization which would have the effect of increasing the voting power of any Related Person. The term "Related Person", for purposes of the Fair Price Provision, includes any entity which, together with its affiliates, beneficially owns twenty percent (20%) or more of the outstanding voting power of Applied. The eighty percent shareholder vote generally required to approve a Business Combination with a Related Person may have the effect of foreclosing mergers and other business combinations which a majority of Applied shareholders deem desirable, and places the power to prevent such a merger or combination in the hands of a minority of shareholders.

     The Applied Articles of Incorporation include a control share acquisition provision (the "Control Share Acquisition Provision"), pursuant to which the purchase of shares with certain levels of voting power of Applied (one-fifth or more, one-third or more, or a majority) can be made only with the prior authorization of (i) the holders of at least a majority of the total voting power of Applied and (ii) the holders of at least a majority of the total voting power held by shareholders other than the proposed acquiror, officers of Applied elected or appointed by the Applied Board, and directors of Applied who are also employees of Applied. Chapter 1701 of the Ohio Revised Code contains a similar control share acquisition provision; Applied, however, has elected not to be subject to such provision for such times as the Control Share Acquisition Provision described above remains substantially in full force and effect. The Control Share Acquisition Provision may have the effect or deterring certain potential acquisitions of Applied which might be beneficial to Applied's shareholders.

  Removal of Directors

     The Applied Code of Regulations provides that one or more directors may be removed, with or without cause, upon the affirmative vote of the holders of eighty percent (80%) of the Applied Common Stock entitled to vote on the matter present in person or represented by proxy at any annual or special meeting of shareholders. The Invetech By-laws provide that one or more directors may be removed at any time, with or without cause, upon the affirmative vote of the holders of a majority of the Invetech Common Stock entitled to vote on such removal.

 Amendment of Articles of Incorporation, Code of Regulations and By-Laws

     Under Ohio law and the Applied Articles of Incorporation, the Applied Articles of Incorporation may be amended by the affirmative vote of the holders of one-half of the Applied shares entitled to vote on the matter, except that amendments to the articles relating to the Control Share Acquisition Provision and the Fair Price Provision require the approval of the holders of at least eighty percent (80%) of such shares.

     Under Ohio law and the Applied Code of Regulations, the Applied Code of Regulations may be amended by the affirmative vote of the holders of one-half of the Applied shares entitled to vote on the matter. Notwithstanding the previous sentence, amendments relating to the number, classification, term, and removal of directors must be approved by the affirmative vote of the holders of at least eighty percent (80%) of the Applied shares entitled to vote on the matter, present in person or by proxy, at any annual meeting or special meeting duly called for the purpose of acting on such amendment, unless such amendment has been recommended by at least two-thirds of the members of the Applied Board, in which case such amendment shall require the approval of the holders of one-half of the Applied shares entitled to vote on the matter.

     Under Michigan law and the Invetech Articles of Incorporation, the Invetech Articles of Incorporation may be amended by the affirmative vote of the holders of a majority of each class of the Invetech Common Stock entitled to vote on the matter.

     Under Michigan law and the Invetech By-laws, the Invetech By-laws may be amended by the affirmative vote of the holders of a majority of the Invetech Class A Common Stock.

  Liability of Directors

     Under the laws of both Ohio and Michigan, a director of a corporation is required to perform his duties as a director in good faith, and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. To impose liability on a director, however, the law of Ohio requires a showing of clear and convincing evidence that such director violated the duties set forth above. This evidentiary burden imposed under Ohio law is greater than that imposed under Michigan law.

                                    EXPERTS

     The consolidated financial statements of Applied as of June 30, 1996 and 1995, and for each of the three years in the period ended June 30, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Invetech as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Applied Common Stock issuable pursuant to the Merger and certain other legal matters relating thereto will be passed upon for Applied by Squire, Sanders & Dempsey L.L.P. Miller, Canfield, Paddock and Stone, P.L.C. is acting as counsel for Invetech in connection with certain legal matters relating to the Merger and the transactions contemplated thereby.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Audited Consolidated Financial Statements of Applied Industrial Technologies, Inc. and
  its subsidiaries:
  Independent Auditors' Report........................................................   F-2
  Consolidated Balance Sheets as of June 30, 1996 and June 30, 1995...................   F-3
  Statements of Consolidated Income for each of the years in the three-year period
     ended June 30, 1996..............................................................   F-4
  Statements of Consolidated Shareholders' Equity for each of the years in the
     three-year period ended June 30, 1996............................................   F-5
  Statements of Consolidated Cash Flows for each of the years in the three-year period
     ended June 30, 1996..............................................................   F-6
  Notes to Consolidated Financial Statements..........................................   F-7

Unaudited Consolidated Financial Statements of Applied Industrial Technologies, Inc.
  and its subsidiaries:
  Consolidated Balance Sheets as of March 31, 1997 and June 30, 1996..................  F-15
  Statements of Consolidated Income for the three months and nine months ended March
     31, 1997 and 1996................................................................  F-16
  Statements of Consolidated Shareholders' Equity for the nine months ended March 31,
     1997 and the year ended June 30, 1996............................................  F-17
  Statements of Consolidated Cash Flows for the nine months ended March 31, 1997 and
     1996.............................................................................  F-18
  Notes to Consolidated Financial Statements..........................................  F-19

Audited Consolidated Financial Statements of INVETECH Company and its subsidiaries:
  Independent Auditors' Report........................................................  F-21
  Consolidated Balance Sheets as of December 31, 1996 and December 31, 1995...........  F-22
  Consolidated Statements of Earnings for each of the years in the three-year period ended December 31, 1996..........................................................  F-23
  Consolidated Statements of Stockholders' Equity for each of the years in the three-year period ended December 31, 1996.................................  F-24
  Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 31, 1996...................................................  F-25

  Notes to Consolidated Financial Statements..........................................  F-26

Unaudited Consolidated Financial Statements of INVETECH Company and its subsidiaries:
  Consolidated Balance Sheets as of March 31, 1997 and December 31, 1996..............  F-32
  Consolidated Statements of Earnings for three month periods ended March 31, 1997 and
     March 31, 1996...................................................................  F-33
  Consolidated Statements of Cash Flows for three month periods ended March 31, 1997 and March 31, 1996...............................................................  F-34
  Consolidated Statements of Stockholders' Equity for three month periods ended March
     31, 1997 and the year ended December 31, 1996....................................  F-35

  Notes to Unaudited Consolidated Financial Statements................................  F-36

                          INDEPENDENT AUDITORS' REPORT

Shareholders and Board of Directors
Applied Industrial Technologies, Inc.

     We have audited the accompanying consolidated balance sheets of Applied Industrial Technologies, Inc. (formerly Bearings, Inc.) and its subsidiaries (the "Company") as of June 30, 1996 and 1995 and the related statements of consolidated income, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Cleveland, Ohio
August 6, 1996

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (AMOUNTS IN THOUSANDS)

                                                                                JUNE 30
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
ASSETS
Current assets
  Cash and temporary investments.......................................  $  9,243     $  4,789
  Accounts receivable, less allowance of $2,400 and $2,300.............   155,524      145,680
  Inventories..........................................................   127,937      112,596
  Other current assets.................................................     2,434        2,307
                                                                         --------     --------
Total current assets...................................................   295,138      265,372
                                                                         --------     --------
Property -- at cost
  Land.................................................................    13,529       11,783
  Buildings............................................................    64,441       57,365
  Equipment............................................................    71,938       68,926
                                                                         --------     --------
                                                                          149,908      138,074
  Less accumulated depreciation........................................    63,574       58,802
                                                                         --------     --------
Property -- net........................................................    86,334       79,272
                                                                         --------     --------
Other assets...........................................................    22,600       14,587
                                                                         --------     --------
          TOTAL ASSETS.................................................  $404,072     $359,231
                                                                         ========     ========
LIABILITIES
Current liabilities
  Notes payable........................................................  $ 30,056     $ 18,575
  Current portion of long-term debt....................................    11,429        5,714
  Accounts payable.....................................................    67,652       53,722
  Compensation and related benefits....................................    19,081       18,248
  Other current liabilities............................................    14,964       15,558
                                                                         --------     --------
Total current liabilities..............................................   143,182      111,817
Long-term debt.........................................................    62,857       74,286
Deferred income taxes..................................................                    918
Other liabilities......................................................     8,741        6,809
                                                                         --------     --------
          TOTAL LIABILITIES............................................   214,780      193,830
                                                                         --------     --------
SHAREHOLDERS' EQUITY
Preferred stock -- no par value; 2,500 shares authorized; none issued or outstanding
Common stock -- no par value; 30,000 shares authorized; 13,954 shares
  issued...............................................................    10,000       10,000
Additional paid-in capital.............................................     7,528       11,311
Income retained for use in the business................................   197,232      177,402
Treasury shares -- at cost (1,577 and 2,266 shares)....................   (21,260)     (29,253)
Shares held in trust for deferred compensation plans...................    (3,008)      (1,426)
Unearned restricted common stock compensation..........................    (1,200)      (2,633)
                                                                         --------     --------
          TOTAL SHAREHOLDERS' EQUITY...................................   189,292      165,401
                                                                         --------     --------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...................  $404,072     $359,231
                                                                         ========     ========

See notes to consolidated financial statements.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

                       STATEMENTS OF CONSOLIDATED INCOME

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    YEAR ENDED JUNE 30
                                                          --------------------------------------
                                                             1996           1995          1994
                                                          ----------     ----------     --------
NET SALES...............................................  $1,143,749     $1,054,809     $936,254
                                                          ----------     ----------     --------
COST AND EXPENSES
  Cost of sales.........................................     848,682        783,105      684,213
  Selling, distribution and administrative..............     245,786        234,781      224,224
                                                          ----------     ----------     --------
                                                           1,094,468      1,017,886      908,437
                                                          ----------     ----------     --------
OPERATING INCOME........................................      49,281         36,923       27,817
                                                          ----------     ----------     --------
INTEREST EXPENSE........................................       8,975          7,650        6,385
INTEREST INCOME.........................................        (528)          (386)        (225)
                                                          ----------     ----------     --------
                                                               8,447          7,264        6,160
                                                          ----------     ----------     --------
INCOME BEFORE INCOME TAXES..............................      40,834         29,659       21,657
                                                          ----------     ----------     --------
INCOME TAX EXPENSE
  Federal...............................................      14,250         10,630        7,172
  State and local.......................................       3,250          2,120        1,798
                                                          ----------     ----------     --------
                                                              17,500         12,750        8,970
                                                          ----------     ----------     --------
NET INCOME..............................................  $   23,334     $   16,909     $ 12,687
                                                          ==========     ==========     ========
NET INCOME PER SHARE....................................  $     1.90     $     1.46     $   1.12
                                                          ==========     ==========     ========

See notes to consolidated financial statements.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

                STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY

                    YEARS ENDED JUNE 30, 1996, 1995 AND 1994

                             (AMOUNTS IN THOUSANDS)

                                                                                         SHARES HELD
                                SHARES OF                           INCOME               IN TRUST FOR    UNEARNED
                                 COMMON              ADDITIONAL    RETAINED    TREASURY    DEFERRED     RESTRICTED      TOTAL
                                  STOCK     COMMON    PAID-IN     FOR USE IN   SHARES-   COMPENSATION  COMMON STOCK  SHAREHOLDERS'
                               OUTSTANDING   STOCK    CAPITAL    THE BUSINESS  AT COST      PLANS      COMPENSATION     EQUITY
                               -----------  -------  ----------  ------------  --------  ------------  ------------  ------------
BALANCE AT JULY 1, 1993........    11,273   $10,000   $  5,357     $157,784    $(31,947)                 $ (2,189)     $139,005
  Net income...................                                      12,687                                              12,687
  Cash dividends -- $.43 per
    share......................                                      (4,739)                                             (4,739)
  Purchases of common stock for
    treasury...................       (88)                                       (1,945)                                 (1,945)
  Treasury shares issued for:
      401(k) Savings Plan
        contributions..........        84                  503                    1,007                                   1,510
      Exercise of stock
        options................        19                   74                      237                                     311
      Restricted common stock
        awards.................        19                   53                      233                      (286)
      Other....................        12                   64                      137                                     201
  Amortization of restricted
    common stock
    compensation...............                            911                                              2,475         3,386
  Other........................                                          75                                                  75
                                   ------   -------   --------     --------    --------    --------      --------      --------
BALANCE AT JUNE 30, 1994.......    11,319   10,000       6,962      165,807     (32,278)                                150,491
  Net income...................                                      16,909                                              16,909
  Cash dividends -- $.47 per
    share......................                                      (5,397)                                             (5,397)
  Purchases of common stock for
    treasury...................      (180)                                       (3,874)                                 (3,874)
  Treasury shares issued for:
      401(k) Savings Plan
        contributions..........       140                1,124                    1,788                                   2,912
      Exercise of stock
        options................       225                1,565                    2,789                                   4,354
      Restricted common stock
        awards.................       138                1,232                    1,727                    (2,959)
      Deferred compensation
        plans..................        46                  428                      595    $ (1,023)
  Amortization of restricted
    common stock
    compensation...............                                                                               326           326
  Other........................                                          83                    (403)                       (320)
                                   ------   -------   --------     --------    --------    --------      --------      --------
BALANCE AT JUNE 30, 1995
  As previously reported.......    11,688   10,000      11,311      177,402     (29,253)     (1,426)       (2,633)      165,401
  Pooling of interests with
    Engineered Sales, Inc......       486               (6,499)       3,024       6,408                                   2,933
                                   ------   -------   --------     --------    --------    --------      --------      --------
BALANCE AS RESTATED............    12,174   10,000       4,812      180,426     (22,845)     (1,426)       (2,633)      168,334
  Net income...................                                      23,334                                              23,334
  Cash dividends -- $.54 per
    share......................                                      (6,528)                                             (6,528)
  Purchases of common stock for
    treasury...................       (86)                                       (2,212)                                 (2,212)
  Treasury shares issued for:
      Retirement Savings Plan
        contributions..........       138                1,692                    1,805                                   3,497
      Exercise of stock
        options................       107                  391                    1,390                                   1,781
      Restricted common stock
        awards.................         1                   13                       19                       (32)
      Deferred compensation
        plans..................        43                  416                      583        (999)
  Amortization of restricted
    common stock
    compensation...............                            204                                              1,465         1,669
  Other........................                                                                (583)                       (583)
                                   ------   -------   --------     --------    --------    --------      --------      --------
BALANCE AT JUNE 30, 1996.......    12,377   $10,000   $  7,528     $197,232    $(21,260)   $ (3,008)     $ (1,200)     $189,292
                                   ======   =======   ========     ========    ========    ========      ========      ========

See notes to consolidated financial statements.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                YEAR ENDED JUNE 30
                                                          -------------------------------
                                                           1996        1995        1994
                                                          -------     -------     -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income............................................    $23,334     $16,909     $12,687
Adjustments to reconcile net income to cash provided
  by (used in) operating activities:
     Depreciation.....................................     13,478      13,275      13,586
     Deferred income taxes............................     (1,444)     (3,345)      2,448
     Provision for losses on accounts receivable......      2,123       1,710       1,418
     (Gain) loss on sale of property..................     (1,119)     (1,412)       (775)
     Amortization of restricted common stock
       compensation and goodwill......................      1,959         680       2,779
     Treasury shares contributed to employee benefit
       and deferred compensation plans................      4,496       3,935       1,510
     Changes in current assets and liabilities:
       Accounts receivable............................     (9,132)    (16,313)    (14,344)
       Inventories....................................    (12,889)     (5,075)     (2,042)
       Other currents assets..........................      1,722          (4)        885
       Accounts payable and accrued expenses..........     13,908       2,548       9,810
     Other -- net.....................................                    513       2,547
                                                          -------     -------     -------
NET CASH PROVIDED BY OPERATING ACTIVITIES.............     36,436      13,421      30,509
                                                          -------     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Property purchases..................................    (23,536)    (15,055)    (16,585)
  Proceeds from property sales........................      4,803       4,081       4,901
  Acquisition of businesses, less cash acquired.......     (4,328)     (1,852)
  Deposits and other..................................     (7,729)       (164)       (519)
                                                          -------     -------     -------
NET CASH USED IN INVESTING ACTIVITIES.................    (30,790)    (12,990)    (12,203)
                                                          -------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings (repayments) under:
       Line-of-credit agreements -- net...............     11,481      (1,230)     (5,321)
       Long-term debt.................................     (5,714)
  Exercise of stock options...........................      1,781       3,924
  Dividends paid......................................     (6,528)     (5,397)     (4,739)
  Purchases of treasury shares........................     (2,212)     (3,874)     (1,945)
                                                          -------     -------     -------
NET CASH USED IN FINANCING ACTIVITIES.................     (1,192)     (6,577)    (12,005)
                                                          -------     -------     -------
Increase (decrease) in cash and temporary
  investments.........................................      4,454      (6,146)      6,301
Cash and temporary investments at beginning of year...      4,789      10,935       4,634
                                                          -------     -------     -------
CASH AND TEMPORARY INVESTMENTS AT END OF YEAR.........    $ 9,243     $ 4,789     $10,935
                                                          =======     =======     =======
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
     Income taxes.....................................    $17,842     $14,827     $ 3,697
     Interest.........................................    $ 8,291     $ 8,411     $ 5,928

See notes to consolidated financial statements.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    YEARS ENDED JUNE 30, 1996, 1995 AND 1994

            (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. BUSINESS AND ACCOUNTING POLICIES

NAME CHANGE

     On October 22, 1996 shareholders approved a change in the company's name from Bearings, Inc. to Applied Industrial Technologies, Inc. effective January 1, 1997.

BUSINESS

     The Company distributes bearings, electrical and mechanical drive systems products, fluid power products and systems, industrial rubber products, general maintenance products and related specialty items. The Company offers technical application support for these products and provides creative solutions to help customers minimize downtime and reduce overall procurement costs. Although the Company does not generally manufacture the products it sells, it does assemble and repair certain products and systems. Most of the Company's sales are in the maintenance and replacement markets, to customers in a wide range of industries principally in the United States.

CONSOLIDATION

     The consolidated financial statements include the accounts of Bearings, Inc. (Applied Industrial Technologies, Inc., effective January 1, 1997) and its wholly-owned subsidiaries Bruening Bearings, Inc., Dixie Bearings, Incorporated, King Bearing, Inc., Mainline Industrial Distributors, Inc., and for the year ended June 30, 1996, Engineered Sales, Inc. (see Note 2). All significant intercompany transactions and balances have been eliminated in consolidation.

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results may differ from the estimates and assumptions used in preparing the consolidated financial statements.

CASH EQUIVALENTS

     The Company considers all temporary investments with maturities of three months or less from date purchased to be cash equivalents for purposes of the statements of consolidated cash flows.

GOODWILL

     Goodwill is recorded for the purchase price of acquired operations in excess of the fair value of identifiable net assets. Goodwill is amortized on a straight-line basis over 15 to 20 years.

INVENTORIES

     Inventories are valued at the lower of cost or market, using the last-in, first-out (LIFO) method. See Note 3 for further information regarding inventories.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

DEPRECIATION

     Depreciation of buildings and equipment is computed using the straight-line method over the estimated useful lives of the assets. Buildings are depreciated over 30 years and equipment over 3.75 to 8 years.

INCOME TAXES

     Income taxes are determined based upon income and expenses recorded for financial reporting purposes. Deferred income taxes are recorded for estimated future tax effects of differences between the bases of assets and liabilities for financial reporting and income tax purposes giving consideration to enacted tax laws.

NET INCOME PER SHARE

     Net income per share is computed using the weighted average number of common shares outstanding for the period. Net income per share has not been adjusted for the effect of stock options as the dilutive effect would be less than 3% for each year. All shares and per-share data have been restated to reflect a three-for-two stock split effective December 4, 1995.

2. BUSINESS COMBINATIONS

     On February 9, 1996 the Company exchanged 486,000 shares of the Company's common stock for all of the outstanding shares of Engineered Sales, Inc., a distributor of hydraulic, pneumatic and electro-hydraulic components, systems and related fluid power engineering services. This business combination was accounted for as a pooling of interests. The fiscal 1996 consolidated financial statements include results of operations of Engineered Sales for the entire fiscal year. The prior years' consolidated financial statements have not been restated as the effects are not material. Separate 1996 results of operations for Engineered Sales prior to the acquisition are not presented as the amounts are not material.

     In addition, during fiscal 1996 the Company acquired the assets of a distributor of drive products and a distributor of rubber products, for a total of $4,328. During fiscal 1995, the Company acquired the assets of a distributor of fluid power products, and of a distributor of bearings and drive systems products, for a total of $3,255. The acquisitions of these businesses were accounted for as purchases and their results of operations are included in the accompanying consolidated financial statements from their respective acquisition dates. Results of operations for these acquisitions are not material for all periods presented. Goodwill recognized in connection with these combinations is being amortized over 15 years.

     In fiscal 1994, the Company exchanged 294,000 shares of its common stock for Mainline Industrial Distributors, Inc., an applied technology distributor of drive systems, rubber products and bearings. The business combination was accounted for as a pooling of interests and the consolidated financial statements include Mainline's results of operations for each of the three years ended June 30, 1996.

3. INVENTORIES

CURRENT COST

     The current cost of inventories exceeded the LIFO cost as follows:

                                                                           JUNE 30
                                                                    ---------------------
                                                                      1996         1995
                                                                    --------     --------
LIFO cost.......................................................    $127,937     $112,596
Excess of current cost over LIFO cost...........................     100,835       94,670
                                                                    --------     --------
Current cost....................................................    $228,772     $207,266
                                                                    ========     ========

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

LIFO LIQUIDATIONS

     During the years ended June 30, 1996, 1995 and 1994, the Company liquidated LIFO inventory quantities carried at lower costs prevailing in prior years. The effect of these liquidations reduced cost of sales and increased net income and net income per share, respectively, by $946, $515, and $.04 per share during 1996, $3,127, $1,692, and $.15 per share during 1995 and $6,784, $3,841 and $.34 per share during 1994.

4. OTHER ASSETS

     Other assets consist of the following:

                                                                          JUNE 30
                                                                    -------------------
                                                                     1996        1995
                                                                    -------     -------
Deposits and investments........................................    $12,024     $ 5,495
Goodwill -- net of amortization.................................      5,281       4,554
Other...........................................................      5,295       4,538
                                                                    -------     -------
Total...........................................................    $22,600     $14,587
                                                                    =======     =======

     Substantially all investments are restricted and consist of money-market or similar liquid investments which have fair values approximately equal to their carrying values.

5. NOTES PAYABLE AND LONG-TERM DEBT

NOTES PAYABLE

     The Company has $110,000 of short-term lines of credit which require payment of interest at various interest rate options, none of which is in excess of the banks' prime rate at interest determination dates. Borrowings under these lines of credit totaled $30,056 at June 30, 1996. The remaining unused lines available for short-term borrowings at June 30, 1996 totaled $79,944.

LONG-TERM DEBT

     The Company has $74,286 of long-term Senior Unsecured Term Notes, including $11,429 due during fiscal 1997. Interest is payable quarterly at a fixed interest rate of 7.82%. The principal amount is to be paid in semi-annual installments of $5,714 through 2003. These notes contain certain restrictive covenants regarding liquidity, tangible net worth, financial ratios and other covenants. At June 30, 1996, the most restrictive of these covenants required that the Company maintain a minimum tangible net worth of $122,000. Based upon current market rates for debt of similar maturities, the Company estimates that the fair value of its long-term debt is more than its carrying value at June 30, 1996 by $1,000.

INTEREST RATE SWAPS

     Effective March 1, 1996 the Company entered into a two year interest rate swap agreement with a major bank that effectively converts $15,000 of variable rate borrowings to a fixed rate. Under this agreement, the Company receives payments at variable rates based on LIBOR as determined at monthly intervals and makes payments at a fixed interest rate of 5.29%. Net interest earned under this agreement reduces interest expense. The interest rate swap agreement has a nominal fair value at June 30, 1996.

     During fiscal 1995, the Company terminated a two year interest rate swap agreement initiated in fiscal 1994. Costs to terminate were amortized to interest expense over the original term of the swap agreement.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

6. INCOME TAXES

PROVISION

     The provision (benefit) for income taxes consists of:

                                                                YEAR ENDED JUNE 30
                                                          -------------------------------
                                                           1996        1995        1994
                                                          -------     -------     -------
Current...............................................    $18,944     $16,095     $ 6,522
Deferred..............................................     (1,444)     (3,345)      2,448
                                                          -------     -------     -------
Total.................................................    $17,500     $12,750     $ 8,970
                                                          =======     =======     =======

     The exercise of non-qualified stock options during fiscal 1996 and 1995 resulted in $501 and $431, respectively, of income tax benefits to the Company derived from the difference between the market price at the date of exercise and the option price. Also, the accelerated vesting of Performance Accelerated Restricted Stock (PARS) in fiscal 1996 and 1994 resulted in $204 and $911, respectively, of income tax benefits. These tax benefits were credited to additional paid-in capital.

EFFECTIVE TAX RATES

     The following is a reconciliation between the federal statutory income tax rate and the Company's effective tax rate:

                                                               YEAR ENDED JUNE 30
                                                             ----------------------
                                                             1996     1995     1994
                                                             ----     ----     ----
Statutory tax rate.......................................    35.0%    35.0%    35.0%
Effects of:
  State and local income taxes...........................     5.2      4.7      5.4
  Non-deductible expenses................................     2.0      2.3      1.8
  Other, net.............................................      .7      1.0     (0.8)
                                                             ----     ----     ----
Effective tax rate.......................................    42.9%    43.0%    41.4%
                                                             ====     ====     ====

BALANCE SHEET

     The significant components of the Company's deferred tax assets (liabilities) as of June 30, 1996 and 1995 are as follows:

                                                                          JUNE 30
                                                                    -------------------
                                                                     1996        1995
                                                                    -------     -------
Depreciation and differences in property bases..................    $(4,526)    $(4,771)
Inventory.......................................................     (8,301)     (8,180)
Compensation liabilities not currently deductible...............      5,121       4,298
Reserves not currently deductible...............................      4,226       3,474
Goodwill........................................................      1,393       1,502
Tax loss carried forward........................................         94         526
Other...........................................................      1,427       1,086
Valuation allowance.............................................       (266)       (404)
                                                                    -------     -------
Net deferred tax liability......................................    $  (832)    $(2,469)
                                                                    =======     =======

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

7. STOCK INCENTIVE PLANS

     The 1990 Long-Term Performance Plan (the "1990 Plan") provides for granting of stock options, stock awards, cash awards, and such other awards or combination thereof as the Executive Organization and Compensation Committee of the Board of Directors may determine. The number of shares of Common Stock which may be awarded in each fiscal year under the 1990 Plan is two percent (2%) of the total number of shares of Common Stock outstanding on the first day of each year for which the plan is in effect. Common Stock available for distribution under the 1990 Plan, but not distributed, may be carried over to the following year.

     Under the 1990 Plan, the Company had awarded PARS and stock options to officers and other key associates. PARS recipients are entitled to receive dividends and have voting rights on their respective shares but are restricted from selling or transferring the shares prior to vesting. The restricted stock vests after a period of six years, with accelerated vesting based upon achievement of certain return on asset objectives or minimum stock price levels. The aggregate fair market value of the restricted stock is considered unearned compensation at the time of grant and is amortized over the six year vesting period or until such time as acceleration of vesting takes place. In fiscal 1996 and 1994 the Company recognized accelerated vesting of 64,000 and 230,000 shares, respectively, of previously awarded PARS.

     The following is a summary of transactions with respect to the stock incentive plans:

                                                                          NUMBER OF SHARES
                                                             ------------------------------------------
                                                                                             AVAILABLE
                                            OPTION PRICE                                     FOR FUTURE
                                             PER SHARE       OUTSTANDING     EXERCISABLE       GRANTS
                                           --------------    -----------     -----------     ----------
Balance at July 1, 1993.................                        722,931         435,630          3,261
Additional available....................                                                       219,573
Became exercisable......................                                        172,575
Canceled upon exercise..................   $9.46-$20.00        (148,192)       (148,192)
Expired/canceled........................   $9.46-$20.00         (30,488)        (24,713)
Options granted.........................   $14.62-$21.54        179,175                       (179,175)
PARS common stock awards................                                                       (19,500)
                                                               --------        --------       --------
Balance at June 30, 1994................                        723,426         435,300         24,159
Additional available....................                                                       226,383
Became exercisable......................                                        124,429
Canceled upon exercise..................   $9.46-$20.00        (224,581)       (224,581)
Expired/canceled........................   $9.46-$20.00          (9,673)         (3,039)
Options granted.........................   $22.29                 2,400                         (2,400)
PARS common stock awards................                                                      (138,000)
                                                               --------        --------       --------
Balance at June 30, 1995................                        491,572         332,109        110,142
Additional available....................                                                       233,762
Became exercisable......................                                         72,005
Canceled upon exercise..................   $9.46-$21.54        (107,597)       (107,597)
Expired/canceled........................   $9.46-$21.54         (16,500)           (375)
Options granted.........................   $21.71-$22.88        217,275                       (217,275)
PARS common stock awards................                                                        (1,500)
                                                               --------        --------       --------
Balance at June 30, 1996................                        584,750         296,142        125,129
                                                               ========        ========       ========

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

     At June 30, 1996 option prices related to outstanding options ranged from $9.46 to $22.88 per share.

     The Financial Accounting Standards Board has issued Statement of Financial Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", which the Company will be required to adopt for the fiscal year ending June 30, 1997. As permitted by SFAS 123, the Company does not intend to change its method of accounting for stock-based compensation. The Company has not yet determined the pro forma disclosures for employee awards granted in the fiscal year ending June 30, 1996, which will be presented in the notes to financial statements for the year ending June 30, 1997.

8.  BENEFIT PLANS

QUALIFIED RETIREMENT PLANS

     Substantially all associates of the Company are covered by the Applied Industrial Technologies Inc. (formerly Bearings, Inc.) Retirement Savings Plan. This plan is the result of a combination, effective July 1, 1995, of the Employees' Profit-Sharing Trust and the Bearings, Inc. 401(k) Savings Plan. The Company makes a discretionary profit-sharing contribution to the Retirement Savings Plan generally based upon a percentage of the Company's income before income taxes and before the amount of the contribution. The Company also partially matches contributions by participants, who may elect to contribute up to 15 percent of their compensation. The matching contribution is made with the Company's Common Stock and is determined quarterly using rates based on achieving certain quarterly earnings per share levels.

     The Company's expense for contributions to the above plans was $4,953, $3,958, and $2,602 for the years ended June 30, 1996, 1995, and 1994, respectively.

RETIREE MEDICAL BENEFITS

     The Company provides health care benefits to eligible retired associates who elect to pay the Company a specified monthly premium. Premium payments are based upon current insurance rates for the type of coverage provided and are adjusted annually. Certain monthly health care premium payments are partially subsidized by the Company. At June 30, 1996 and 1995 the accumulated post-retirement benefit obligation was $830 and $685, respectively. The costs recognized for post-retirement benefits for fiscal 1996, 1995, and 1994 were not material.

SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFIT PLAN (SERP)

     The Company has a non-qualified pension plan to provide supplemental retirement benefits to certain officers. Benefits are payable at retirement based upon a percentage of the participant's compensation. The plan specifies minimum annual retirement benefits for certain participants.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

     The funded status of the SERP plan is:

                                                                                  JUNE 30
                                                                             -----------------
                                                                              1996       1995
                                                                             ------     ------
Projected benefit obligation...............................................  $4,852     $4,629
Unrecognized net transition obligation.....................................               (262)
Unrecognized net loss......................................................    (802)      (796)
Unrecognized prior service cost............................................    (145)      (207)
Adjustment required to recognize minimum liability.........................                418
                                                                             ------     ------
Accrued pension liability, included in other liabilities on the
  Consolidated Balance Sheets..............................................  $3,905     $3,782
                                                                             ======     ======
Accumulated benefit obligation, fully vested...............................  $3,905     $3,782
                                                                             ======     ======

     Periodic pension cost for the SERP consists of:

                                                                          YEAR ENDED JUNE 30
                                                                        ----------------------
                                                                        1996     1995     1994
                                                                        ----     ----     ----
Service cost -- benefits earned.......................................  $132     $115     $ 91
Interest cost on projected benefit obligation.........................   368      350      347
Net amortization and deferral.........................................   349      361      483
                                                                        ----     ----     ----
Total.................................................................  $849     $826     $921
                                                                        ====     ====     ====

     Pension cost and benefit obligations shown above were determined using a discount rate of 8.0% and a rate of increase in compensation levels of 5.5%. At June 30, 1996 there were no assets under the plan. The Company funds the benefits when payments are made to participants.

DEFERRED COMPENSATION PLANS

     The Company has deferred compensation plans that enable certain associates of the Company to defer receipt of a portion of their compensation and non-employee directors to defer receipt of director fees. The Company funds these deferred compensation liabilities by contributing to rabbi trusts common stock of the Company and investments in money market and mutual funds. While held in trust, the common stock is reported as a contra-equity account and the money market and mutual fund investments are included in other assets in the accompanying consolidated balance sheets. The deferred compensation liabilities of $3,286 and $1,461 at June 30, 1996 and 1995, respectively, are recorded in other liabilities in the consolidated balance sheets.

9.  COMMITMENTS, LEASE OBLIGATIONS AND RENT EXPENSES

     The Company leases certain branch and distribution center facilities and computer equipment under non-cancelable lease agreements. The minimum annual rental commitments under operating leases, including the lease commitment described below, are $8,779 in 1997; $9,035 in 1998; $6,129 in 1999; $4,430 in
2000; $3,157 in 2001 and $41,549 after 2001.

     During fiscal 1996 the Company entered into a twenty year lease agreement with the Cleveland-Cuyahoga County Port Authority (the Port) in connection with the construction of a new corporate headquarters facility. Lease payments are to begin upon completion of construction in July 1997 and the facility portion of the lease will be accounted for as an operating lease. The Company will also have a capital

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES lease for $2,000 of furniture, fixtures and equipment as part of the agreement. In connection with the lease agreement the Company has also agreed to guarantee repayment of $5,678 of bonds issued by the Port and Cuyahoga County to fund construction of the new headquarters facility.

     Rental cost, principally from leases for real property, vehicles and computer equipment was $12,077 in 1996, $10,756 in 1995, and $10,013 in 1994.

10.  LITIGATION

     The 1990 agreement for the acquisition of King Bearing, Inc. (King) included specific indemnification of Applied Industrial Technologies, Inc. (effective January 1, 1997) and King for any financial damages or losses related to a lawsuit pending against King in the Superior Court of Orange County, California. The indemnification was also guaranteed by the ultimate parent of King's former owner, a Fortune 500 company with stockholders' equity exceeding five billion dollars at June 30, 1996. A $32,400 judgment relating to this lawsuit was rendered against King in June 1992. The judgment is being strongly contested by counsel retained by the indemnitor on behalf of King, and in September 1992 the trial court granted the motion of King for a new trial as to all but $219 in damages returned by the jury. A notice of appeal was filed by the cross-complainants, and the case is now pending in the California Court of Appeal, Fourth Appellate District. All alleged events relevant to the judgment occurred prior to the Company's purchase of King, and the jury found no liability on the part of the Company. Due to the indemnification and guarantee, management believes that the outcome of this matter will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

     The Company is a defendant in several lawsuits for product and employment related matters. The Company is vigorously defending these lawsuits, which management believes are without merit. Although management cannot predict the outcomes of these lawsuits, they are not expected to have a material adverse affect on the Company's consolidated financial position, results of operations or cash flows.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (AMOUNTS IN THOUSANDS)

                                                                                  MARCH 31,      JUNE 30,
                                                                                    1997           1996
                                                                                 -----------     --------
                                                                                 (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and temporary investments...............................................   $  15,521      $  9,243
  Accounts receivable, less allowance of $2,002 and $2,400.....................     152,335       155,524
  Inventories (at LIFO)........................................................     118,172       127,937
  Other current assets.........................................................       7,226         2,434
Total current assets...........................................................     293,254       295,138
                                                                                  ---------      --------
Property -- at cost
  Land.........................................................................      12,972        13,529
  Buildings....................................................................      64,798        64,441
  Equipment....................................................................      75,493        71,938
                                                                                  ---------      --------
                                                                                    153,263       149,908
  Less accumulated depreciation................................................      69,021        63,574
                                                                                  ---------      --------
Property -- net................................................................      84,242        86,334
                                                                                  ---------      --------
Other assets...................................................................      20,283        22,600
                                                                                  ---------      --------
  TOTAL ASSETS.................................................................   $ 397,779      $404,072
                                                                                  =========      ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Notes payable................................................................   $  20,897      $ 30,056
  Current portion of long-term debt............................................      11,429        11,429
  Accounts payable.............................................................      62,860        67,652
  Compensation and related benefits............................................      20,424        19,081
  Other accrued liabilities....................................................      14,108        14,964
                                                                                  ---------      --------
      Total current liabilities................................................     129,718       143,182
Long-term debt.................................................................      57,143        62,857
Other liabilities..............................................................      11,577         8,741
                                                                                  ---------      --------
TOTAL LIABILITIES..............................................................     198,438       214,780
                                                                                  ---------      --------
SHAREHOLDERS' EQUITY
  Preferred stock -- no par value; 2,500 shares authorized; none issued or outstanding
  Common stock -- no par value; 30,000 shares authorized; 13,954 shares
    issued.....................................................................      10,000        10,000
  Additional paid-in capital...................................................       9,365         7,528
  Income retained for use in the business......................................     209,694       197,232
  Less 1,579 and 1,577 treasury shares -- at cost..............................     (23,467)      (21,260)
  Less shares held in trust for deferred compensation plans....................      (5,202)       (3,008)
  Less unearned restricted common stock compensation...........................      (1,049)       (1,200)
                                                                                  ---------      --------
TOTAL SHAREHOLDERS' EQUITY.....................................................     199,341       189,292
                                                                                  ---------      --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.....................................   $ 397,779      $404,072
                                                                                  =========      ========

See notes to consolidated financial statements.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

                       STATEMENTS OF CONSOLIDATED INCOME

                                  (UNAUDITED)

                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   THREE MONTHS ENDED         NINE MONTHS ENDED
                                                        MARCH 31,                 MARCH 31,
                                                  ---------------------     ---------------------
                                                    1997         1996         1997         1996
                                                  --------     --------     --------     --------
Net Sales.......................................  $297,190     $296,064     $854,431     $848,263
                                                  --------     --------     --------     --------
Cost and Expenses
  Cost of sales.................................   221,991      220,454      630,791      630,544
  Selling, distribution and administrative......    62,752       62,663      188,766      183,494
                                                  --------     --------     --------     --------
                                                   284,743      283,117      819,557      814,038
                                                  --------     --------     --------     --------
Operating Income................................    12,447       12,947       34,874       34,225
                                                  --------     --------     --------     --------
Interest
  Interest expense..............................     1,673        2,426        4,829        6,879
  Interest income...............................      (124)        (199)        (695)        (375)
                                                  --------     --------     --------     --------
                                                     1,549        2,227        4,134        6,504
                                                  --------     --------     --------     --------
Income Before Income Taxes......................    10,898       10,720       30,740       27,721
                                                  --------     --------     --------     --------
Income Taxes
  Federal.......................................     3,379        3,665       10,338        9,563
  State and local...............................       764          933        2,239        2,332
                                                  --------     --------     --------     --------
                                                     4,143        4,598       12,577       11,895
                                                  --------     --------     --------     --------
Net Income......................................  $  6,755     $  6,122     $ 18,163     $ 15,826
                                                  ========     ========     ========     ========
Net Income per share............................  $   0.55     $   0.50     $   1.47     $   1.29
                                                  ========     ========     ========     ========
Cash dividends per common share.................  $   0.16     $   0.14     $   0.46     $   0.40
                                                  ========     ========     ========     ========

See notes to consolidated financial statements.

             APPLIED INDUSTIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

                STATEMENTS OF CONSOLIDATED SHAREHOLDERS' EQUITY

              FOR THE NINE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)
                          AND YEAR ENDED JUNE 30, 1996

                             (AMOUNTS IN THOUSANDS)

                                                                                         SHARES HELD
                           SHARES OF                              INCOME                   IN TRUST       UNEARNED
                            COMMON                ADDITIONAL     RETAINED     TREASURY   FOR DEFERRED    RESTRICTED      TOTAL
                             STOCK      COMMON     PAID-IN      FOR USE IN    SHARES --  COMPENSATION   COMMON STOCK   SHAREHOLDERS'
                          OUTSTANDING    STOCK     CAPITAL     THE BUSINESS   AT COST       PLANS       COMPENSATION     EQUITY
                          -----------   -------   ----------   ------------   --------   ------------   ------------   ----------
Balance at July 1,
  1995...................    12,174     $10,000     $4,812       $180,426     $(22,845)    $ (1,426)      $ (2,633)     $168,334
  Net income.............                                          23,334                                                 23,334
  Cash dividends -- $.54
    per share............                                          (6,528)                                                (6,528)
  Purchase of common
    stock for treasury...       (86)                                            (2,212)                                   (2,212)
  Treasury shares issued
    for:
    Retirement Savings
      Plan
      contributions......       138                  1,692                       1,805                                     3,497
    Exercise of stock
      options............       107                    391                       1,390                                     1,781
    Deferred compensation
      plans..............        43                    416                         583         (999)
    Restricted common
      stock awards.......         1                     13                          19                         (32)
  Amortization of
    restricted common
    stock compensation...                              204                                                   1,465         1,669
  Other..................                                                                      (583)                        (583)
                             ------     -------     ------       --------     ---------    --------       --------     ---------
Balance at June 30,
  1996...................    12,377      10,000      7,528        197,232      (21,260)      (3,008)        (1,200)      189,292
  Net income.............                                          18,163                                                 18,163
  Cash dividends -- $.46
    per share............                                          (5,701)                                                (5,701)
  Purchase of common
    stock for treasury...      (162)                                            (4,434)                                   (4,434)
  Treasury shares issued
    for:
    Retirement Savings
      Plan
      contributions......        84                  1,307                       1,195                                     2,502
    Exercise of stock
      options............        39                    (28)                        538                                       510
    Deferred compensation
      plans..............        33                    500                         438         (938)
    Restricted common
      stock awards.......         4                     58                          56                        (114)
  Amortization of
    restricted common
    stock compensation...                                                                                      265           265
  Other..................                                                                    (1,256)                      (1,256)
                             ------     -------     ------       --------     ---------    --------       --------     ---------
Balance at March 31,
  1997...................    12,375     $10,000     $9,365       $209,694     $(23,467)    $ (5,202)      $ (1,049)     $199,341
                             ======     =======     ======       ========     =========    ========       ========     =========

See notes to consolidated financial statements.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                  (UNAUDITED)

                             (AMOUNTS IN THOUSANDS)

                                                                                      NINE MONTHS ENDED
                                                                                          MARCH 31
                                                                                     -------------------
                                                                                      1997        1996
                                                                                     -------     -------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.......................................................................  $18,163     $15,826
  Adjustments to reconcile net income to cash provided by (used in) operating activities:
    Depreciation...................................................................   10,178      10,193
    Provision for losses on accounts receivable....................................      599       1,966
    Gain on sale of property.......................................................     (399)       (889)
    Amortization of restricted common stock compensation and goodwill..............      606         723
    Treasury shares contributed to employee benefit plans..........................    2,502       2,402
    Changes in current assets and liabilities, net of effects from acquisition and disposal of businesses:
         Accounts receivable.......................................................     (426)     (9,539)
         Inventories...............................................................    3,765     (17,329)
         Other current assets......................................................   (4,792)      1,537
         Accounts payable and accrued expenses.....................................   (3,637)     (1,583)
         Other -- net..............................................................      938         956
                                                                                     -------     -------
NET CASH PROVIDED BY OPERATING ACTIVITIES..........................................   27,497       4,263
                                                                                     -------     -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Property purchases...............................................................  (10,855)    (13,210)
  Proceeds from property sales.....................................................    3,068       3,667
  Proceeds from sale of Aircraft Division..........................................    9,090
  Acquisition of businesses, less cash acquired....................................               (4,328)
  Deposits and other...............................................................    1,976      (8,451)
                                                                                     -------     -------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES................................    3,279     (22,322)
                                                                                     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (repayments) under Line-of-credit agreements......................   (9,159)     31,450
  Long-term debt repayments........................................................   (5,714)
  Exercise of stock options........................................................      510       1,219
  Dividends paid...................................................................   (5,701)     (4,799)
  Purchase of treasury shares......................................................   (4,434)     (1,362)
                                                                                     -------     -------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES................................  (24,498)     26,508
                                                                                     -------     -------
Increase in cash and temporary investments.........................................    6,278       8,449
Cash and temporary investments at beginning of period..............................    9,243       4,789
                                                                                     -------     -------
CASH AND TEMPORARY INVESTMENTS AT END OF PERIOD....................................  $15,521     $13,238
                                                                                     =======     =======
SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid during the period for:
    Income taxes...................................................................  $16,740     $12,933
    Interest.......................................................................  $ 5,161     $ 6,297

See notes to consolidated financial statements.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (AMOUNTS IN THOUSANDS)

                                  (UNAUDITED)

1.  NAME CHANGE

     Effective January 1, 1997, the Company changed its name from Bearings, Inc. to Applied Industrial Technologies, Inc.

2.  BASIS OF PRESENTATION

     In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position as of March 31, 1997 and June 30, 1996, and the results of operations for the three months and nine months ended March 31, 1997 and 1996, and cash flows for the nine months ended March 31, 1997 and 1996.

     The results of operations for the three and nine month periods ended March 31, 1997 are not necessarily indicative of the results to be expected for the fiscal year.

     Cost of sales for interim financial statements are computed using estimated gross profit percentages which are adjusted throughout the year based upon available information. Adjustments to actual cost are made based on the annual physical inventory and the effect of year-end inventory quantities on LIFO costs.

3.  NET INCOME PER SHARE

     Net income per share was computed using the weighted average number of common shares outstanding for the period.

     Average shares outstanding for the computation of net income per share were as follow:

THREE MONTHS ENDED       NINE MONTHS ENDED
     MARCH 31,               MARCH 31,
-------------------     -------------------
 1997         1996       1997         1996
------       ------     ------       ------
12,354       12,341     12,390       12,285

4.  SALE OF DIVISION

     On August 9, 1996 the Company sold the Dixie Bearings Aircraft Division located in Atlanta, Georgia to Aviation Sales Company for $9,090. The assets were sold at their approximate net book value. The sale did not have a material effect on the consolidated financial statements.

5.  RECENTLY ISSUED ACCOUNTING STANDARD

     In October 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", which the Company will be required to adopt for the fiscal year ending June 30, 1997. As permitted by SFAS No. 123, the Company does not intend to change its method of accounting for stock-based compensation. The Company has not yet determined the pro forma disclosure for employee awards granted in the nine months ended March 31, 1997 and the fiscal year ending June 30, 1996 which will be presented in the notes to financial statements for the year ending June 30, 1997.

     In February 1997 the FASB issued SFAS No. 128, "Earnings Per Share." This statement simplifies the current standard for computing earnings per share
(EPS). At March 31, 1997 the Company has stock options outstanding, which would currently have a less than 3% dilution effect for reporting Diluted EPS under SFAS No. 128. SFAS No. 128 becomes effective for interim and annual financial statements issued after December 15, 1997 and earlier application is not permitted.

             APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES

6.  LONG-TERM DEBT

     The Company has entered into an agreement with Prudential Insurance Company of America for an uncommitted shelf facility enabling the Company to borrow up to $50,000 in additional long-term financing. The Company may make long-term borrowings at its sole discretion, with terms ranging anywhere from seven to twenty years under this agreement. At March 31, 1997 there were no borrowings under this agreement.

7.  LITIGATION

     As reported in the Notes to the Consolidated Financial Statements contained in the 1996 Annual Report to shareholders, a $32,400 judgment was rendered against King Bearing, Inc. (King) in June 1992 in a lawsuit pending in the Superior Court of Orange County, California. The 1990 agreement for the Company's acquisition of King included specific indemnification of the Company for any financial damages or losses related to the lawsuit. The indemnification was also guaranteed by the ultimate parent of King's former owner, a Fortune 500 company with stockholders' equity exceeding five billion dollars at June 30, 1996. The judgment was strongly contested by counsel retained by the indemnitor on behalf of King, and in September 1992 the trial court granted King's motion for a new trial as to all but $219 in damages returned by the jury. In September 1996 the California Court of Appeals, Fourth Appellate District, affirmed the trial court's grant of King's motion for a new trial and reversed its exclusion of the $219 in damages from the new trial order. As a result, a new trial will be scheduled. Due to the indemnification and guarantee, management believes that the outcome of this matter will not have a material adverse effect on the consolidated financial position, results of operations or cash flows of the Company.

8.  SUBSEQUENT EVENT

     In April, 1997 the Company signed a definitive agreement to acquire Invetech Company, a distributor of industrial components, for a combination of cash and stock valued at $83 million. The acquisition is expected to close near the end of the fourth quarter. This business combination is anticipated to be accounted for as a purchase.

                       INVETECH COMPANY AND SUBSIDIARIES

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
INVETECH Company
Detroit, Michigan

We have audited the accompanying consolidated balance sheets of INVETECH Company and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of INVETECH Company and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Detroit, Michigan
February 10, 1997
(April 29, 1997 as to Note 12)

                       INVETECH COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1996 AND 1995

                                                                      1996           1995
                                                                   -----------    -----------
                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...................................... $    583,110   $    285,731
  Trade accounts receivable, less allowance for doubtful accounts
     of $450,000 in 1996 and 1995................................   36,536,006     37,040,040
  Inventories (Note 2)...........................................   33,273,283     39,377,687
  Income tax receivable..........................................    1,272,959        604,332
  Deferred income taxes (Note 10)................................    1,358,000      1,736,000
  Other current assets...........................................      844,825        723,354
                                                                  ------------   ------------
            Total current assets.................................   73,868,183     79,767,144
PROPERTY, PLANT AND EQUIPMENT (Notes 3 and 4):
  Land...........................................................    1,160,726      1,195,778
  Buildings and improvements.....................................   11,782,247     11,952,113
  Furniture and equipment........................................   18,647,245     18,710,031
                                                                  ------------   ------------
            Total................................................   31,590,218     31,857,922
  Less accumulated depreciation..................................   18,867,598     17,454,683
                                                                  ------------   ------------
            Total property, plant and equipment..................   12,722,620     14,403,239
OTHER ASSETS:
  Deferred income taxes (Note 10)................................    1,756,000        806,000
  Goodwill -- net of accumulated amortization....................      445,970        472,660
  Cash surrender value of life insurance.........................   12,054,338     11,323,067
  Covenants not to compete -- net of accumulated amortization....      456,288        762,406
  Miscellaneous..................................................      173,444        162,810
                                                                  ------------   ------------
            Total other assets...................................   14,886,040     13,526,943
                                                                  ------------   ------------
TOTAL ASSETS..................................................... $101,476,843   $107,697,326
                                                                   ===========    ===========
              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Trade accounts payable......................................... $ 17,246,277   $ 19,781,179
  Compensation and related payroll taxes.........................    6,337,549      6,037,309
  Taxes, other than income taxes.................................      503,407        806,000
  Current portion of long-term debt (Note 3).....................   13,684,273      1,904,466
  Dividends payable..............................................      649,571        440,032
  Other current liabilities......................................    1,255,919      1,643,029
                                                                   -----------    -----------
            Total current liabilities............................   39,676,996     30,612,015
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATION (Note 3).............    8,516,876     28,161,830
DEFERRED COMPENSATION (Note 1)...................................    1,887,558      1,655,416
ACCRUED POST-RETIREMENT BENEFITS (Note 8)........................    4,475,000      4,452,000
COMMITMENTS (Note 6)
STOCKHOLDERS' EQUITY:
  Common stock, $.10 par value:
       Class A (voting), authorized 30,000 shares, issued and
          outstanding 20,000 shares..............................        2,000          2,000
       Class B (non-voting), authorized 5,000,000 shares, issued
          and outstanding 2,075,391 shares (Note 9)..............      207,539        207,539
  Additional paid-in capital.....................................      314,309        314,309
  Retained earnings..............................................   46,396,565     42,292,217
                                                                   -----------    -----------
            Total stockholders' equity...........................   46,920,413     42,816,065
                                                                  ------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................... $101,476,843   $107,697,326
                                                                  ============   ============

See notes to consolidated financial statements.

                       INVETECH COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                           1996           1995           1994
                                                       ------------   ------------   ------------
REVENUES:
  Net sales..........................................  $314,317,708   $313,912,918   $280,313,261
  Other income.......................................       225,911        340,740        373,083
                                                       ------------   ------------   ------------
     Total...........................................   314,543,619    314,253,658    280,686,344
COSTS AND EXPENSES:
  Cost of products sold..............................   237,028,272    237,338,271    211,133,216
  Operating, selling, administrative, and general....    69,021,165     71,172,822     62,614,019
                                                       ------------   ------------   ------------
     Total...........................................   306,049,437    308,511,093    273,747,235
INCOME FROM OPERATIONS...............................     8,494,182      5,742,565      6,939,109
OTHER INCOME (EXPENSE):
  Interest income....................................       231,528        192,661        175,741
  Interest expense...................................    (2,064,179)    (2,128,803)      (704,158)
  Other..............................................      (393,349)     1,948,511        663,186
                                                       ------------   ------------   ------------
EARNINGS BEFORE INCOME TAXES.........................     6,268,182      5,754,934      7,073,878
INCOME TAXES:
  Current............................................     1,790,000      2,154,000      2,199,000
  Deferred...........................................      (611,000)      (614,000)       220,000
                                                       ------------   ------------   ------------
     Total...........................................     1,179,000      1,540,000      2,419,000
                                                       ------------   ------------   ------------
NET EARNINGS.........................................  $  5,089,182   $  4,214,934   $  4,654,878
                                                       ============   ============   ============
NET EARNINGS PER SHARE...............................  $       2.43   $       2.01   $       1.62
                                                       ============   ============   ============

See notes to consolidated financial statements.

                       INVETECH COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                       COMMON     COMMON    ADDITIONAL
                                                        STOCK     STOCK      PAID-IN      RETAINED
                                                       CLASS A   CLASS B     CAPITAL      EARNINGS
                                                       -------   --------   ----------   -----------
BALANCE, JANUARY 1, 1994.............................  $ 2,000   $285,615    $ 431,422   $44,424,666
  Net earnings.......................................                                      4,654,878
  Cash dividends, $.32 per share.....................                                       (764,216)
                                                       -------   --------    ---------   -----------
BALANCE, DECEMBER 31, 1994...........................    2,000    285,615      431,422    48,315,328
  Net earnings.......................................                                      4,214,934
  Cash dividends, $.37 per share.....................                                       (775,295)
  Stock repurchase (Note 9)..........................             (78,076)    (117,113)   (9,462,750)
                                                       -------   --------    ---------   -----------
BALANCE, DECEMBER 31, 1995...........................    2,000    207,539      314,309    42,292,217
  Net earnings.......................................                                      5,089,182
  Cash dividends, $.47 per share.....................                                       (984,834)
                                                       -------   --------    ---------   -----------
BALANCE, DECEMBER 31, 1996...........................  $ 2,000   $207,539    $ 314,309   $46,396,565
                                                       =======   ========    =========   ===========

See notes to consolidated financial statements.

                       INVETECH COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                             1996          1995          1994
                                                          -----------   -----------   -----------
CASH FLOWS FROM OPERATIONS:
Net earnings............................................  $ 5,089,182   $ 4,214,934   $ 4,654,878
Adjustments to reconcile net earnings to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.........................    3,558,500     3,509,492     3,098,838
  (Increase) decrease in cash surrender value of life
     insurance..........................................     (731,271)      472,545    (1,313,116)
  (Decrease) increase in allowance for doubtful
     accounts...........................................           --      (280,000)       30,000
  Loss (gain) on sales of equipment.....................       62,386    (1,703,642)   (1,046,186)
  Increase in deferred compensation.....................      232,142       129,753        65,057
  Decrease (increase) in deferred income tax............     (572,000)     (614,000)      220,000
Changes in working capital items affecting operations:
  Decrease (increase) in accounts receivable............      504,034       947,824    (5,663,581)
  Decrease (increase) in inventories....................    6,104,404    (4,525,501)   (1,493,449)
  (Increase) decrease in income tax receivable..........     (668,627)       15,568      (619,900)
  (Increase) decrease in other current assets...........     (121,471)      109,740      (129,104)
  (Decrease) increase in accounts payable...............   (2,534,902)    1,202,538      (729,328)
  (Decrease) increase in other current liabilities......     (387,110)      298,122      (849,138)
  Increase in other accrued expenses....................       10,013       118,579       663,756
                                                          -----------   -----------   -----------
     Total adjustments..................................    5,456,098      (318,982)   (7,766,151)
                                                          -----------   -----------   -----------
     Net cash provided by (used in) operations..........   10,545,280     3,895,952    (3,111,273)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from the sale of property, plant and
     equipment..........................................      636,827     4,018,265     1,454,211
  Proceeds from land held for sale......................                                  700,000
  Capital expenditures..................................   (2,244,286)   (6,526,857)   (3,631,469)
  Acquisition of Kentucky Bearings Service, Inc.........                 (3,096,596)           --
  Other.................................................           --            --      (150,064)
                                                          -----------   -----------   -----------
     Net cash used in investing activities..............   (1,607,459)   (5,605,188)   (1,627,322)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term borrowings....................           --    21,000,000    10,500,000
  Repayment of note.....................................      (15,899)      (13,161)           --
  Repayment of short-term debt..........................   (1,700,000)   (2,000,000)   (5,500,000)
  Repayment of long-term debt...........................   (6,202,876)   (6,191,563)     (556,406)
  Payments on life insurance policy loans...............           --      (696,285)           --
  Borrowings against life insurance policies............       53,628        53,628       874,888
  Cash paid for repurchase of common stock..............           --    (9,657,939)           --
  Dividends paid........................................     (775,295)     (754,341)     (575,229)
                                                          -----------   -----------   -----------
     Net cash (used in) provided by financing
       activities.......................................   (8,640,442)    1,740,339     4,743,253
NET INCREASE IN CASH AND CASH EQUIVALENTS...............      297,379        31,103         4,658
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..........      285,731       254,628       249,970
                                                          -----------   -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR................  $   583,110   $   285,731   $   254,628
                                                          ===========   ===========   ===========
OTHER CASH FLOW INFORMATION:
  Interest paid.........................................  $ 2,208,000   $ 1,650,000   $ 1,011,000
                                                          ===========   ===========   ===========
  Income taxes paid.....................................  $ 2,430,000   $ 2,030,000   $ 2,540,000
                                                          ===========   ===========   ===========

See notes to consolidated financial statements.

                       INVETECH COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     GENERAL -- INVETECH Company ("Invetech") is an industrial distributor of bearings, pneumatic products, power transmission components, and other industrial related products. Invetech has service centers in 20 states throughout the continental United States.

     CONSOLIDATED FINANCIAL STATEMENTS -- The consolidated financial statements include the accounts of Invetech and its wholly owned subsidiaries. All material intercompany transactions, profits, and balances have been eliminated.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH AND CASH EQUIVALENTS -- Invetech considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

     INVENTORIES represent finished goods and are stated at the lower of cost, last-in, first-out method, or market.

     PROPERTY, PLANT AND EQUIPMENT are stated at cost. Invetech provides for depreciation by the straight-line method based on estimated useful lives. Expenditures for repairs and maintenance are charged to operations as incurred.

     GOODWILL -- The excess of acquisition cost over fair value of net assets acquired is amortized on a straight-line basis over ten or forty years. Invetech evaluates the recoverability of goodwill based upon cash flows and other financial factors. Accumulated amortization of goodwill was $399,000 and $372,000 at December 31, 1996 and 1995 respectively.

     REVENUE RECOGNITION -- Invetech recognizes revenue when title to the goods sold passes to the buyer, which is generally at the time of shipment. Approximately 10% of Invetech's sales are derived from companies in the automotive industry.

     DEFERRED COMPENSATION relates to amounts earned by branch managers, divisional management and executives under incentive compensation plans whereby those participants have elected to defer payments into future years. Interest accumulates on the unpaid balance under the incentive compensation agreements at the rate of the longest term certificate of deposit established by a regional bank as of the beginning of each year.

     NET EARNINGS PER SHARE is based on the weighted average number of shares of Invetech Common Stock outstanding during each year.

     INCOME TAXES -- Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is generally the tax payable or refundable, if any, for the period plus or minus the change during the period in deferred tax assets and liabilities.

                       INVETECH COMPANY AND SUBSIDIARIES

2.  INVENTORIES

     Inventories are valued using the last-in, first-out (LIFO) method of inventory accounting, which essentially charges to cost of goods sold the most recent costs of goods purchased, resulting in the matching of current costs to revenues. On a supplemental basis, if inventories had been valued by the first-in, first-out method, inventories would have been approximately $24,000,000 higher at December 31, 1996, and $23,200,000 higher at December 31, 1995.

     During 1996, the quantities of inventory were reduced resulting in a partial liquidation of LIFO inventory layers. These liquidations increased net earnings and net earnings per share by $256,000 and $0.12, respectively.

3.  LONG-TERM DEBT, CAPITAL LEASE OBLIGATION AND LINES OF CREDIT

     Long-term debt, capital lease obligation and lines of credit consist of the following:

                                                                       1996            1995
                                                                    -----------     -----------
Term loans........................................................  $21,500,000     $27,500,000
Capital lease obligation -- warehouse and office additions........           --       1,700,000
Note assumed in Kentucky Bearings Service, Inc. purchase, payable
  in monthly principal installments of $2,172.....................      122,128         138,025
Noninterest bearing obligation with an imputed interest rate of
  6%, payable in monthly installments of $15,000..................       96,855         266,011
Noninterest bearing obligation with an imputed interest rate of
  9%, payable in annual installments..............................      321,283         355,005
Policy loans......................................................      160,883         107,255
                                                                    -----------     -----------
          Total...................................................   22,201,149      30,066,296
Less current portion..............................................   13,684,273       1,904,466
                                                                    -----------     -----------
Total long-term debt..............................................  $ 8,516,876     $28,161,830
                                                                    ===========     ===========

     At December 31, 1996, Invetech has $13,500,000 in borrowings outstanding under term loan agreements maturing on December 1, 1997 with interest at 7.4%.

     Invetech also has a $10,000,000 working capital authorization with $8,000,000 in related debt outstanding at December 31, 1996. The outstanding debt matures on December 21, 1998 and bears interest at 5.97%.

     In addition, Invetech has a $5,000,000 revolving line of credit and two unsecured lines of credit aggregating $11,000,000 with no related debt outstanding at December 31, 1996. The bank has been granted a security interest in all of Invetech's deposit accounts maintained with the bank. Interest on any borrowings under these agreements is at negotiated rates not to exceed the prime rate at the date of borrowing.

     The capital lease obligation relates to warehouse and office facilities financed by the proceeds of industrial development bonds. Interest payments at 68% of the prime interest rate are due semiannually. A lump-sum principal payment was paid in 1996, at the end of the obligation. Invetech purchased the facilities in 1996 upon satisfaction of the capital lease amounts.

     A note was assumed, in connection with the purchase of Kentucky Bearings Service, Inc. ("Kentucky Bearings") with an interest rate of 1%. The note has been discounted to reflect an imputed interest of 8%. The note balloons on October 1, 1999.

                       INVETECH COMPANY AND SUBSIDIARIES

     The noninterest bearing obligations relate to covenants not to compete pursuant to the acquisitions of Kentucky Bearings in 1995 and Southern Bearings Services, Inc. in 1991. The obligations have been discounted to reflect an imputed interest rate of 9% and 6% respectively.

     In 1996 and 1995, policy loans represent open ended policy loans against the cash surrender value of certain life insurance policies at interest rates ranging from 6% to 8%. During 1995, a portion of the policy loans were repaid.

     Based on the borrowing rates currently available to Invetech for bank loans with similar terms and average maturities, the fair value of Invetech's long-term debt approximates carrying value.

     Financial covenants in certain of Invetech's term loan agreements, lines of credit and the capital lease obligation require Invetech to maintain certain financial ratios and tangible net worth amounts and restrict dividends to 50% of Invetech's net earnings. Management believes Invetech has complied with the covenants.

     Maturities of long-term debt for the years ending December 31 are as follows:

     1997..................................................................  $13,684,231
     1998..................................................................    8,095,546
     1999..................................................................      103,644
     2000..................................................................      113,789
     2001..................................................................       23,980
     Thereafter............................................................      179,959
                                                                             -----------
     Total.................................................................  $22,201,149
                                                                             ===========

4.  PROPERTY, PLANT AND EQUIPMENT

     Included in property, plant and equipment are assets acquired under a capital lease having a net book value of approximately $237,000 and $452,000 at December 31, 1996 and 1995, respectively. The assets are being amortized (included in depreciation) over their estimated useful lives.

     Invetech recorded depreciation expense on property, plant and equipment of approximately $3,121,000, $3,171,000, and $2,832,000 for the years ended December 31, 1996, 1995, and 1994, respectively.

5.  EMPLOYEE RETIREMENT PLANS

     Invetech and its subsidiaries participate in a profit-sharing and 401(k) retirement plan which covers substantially all nonunion employees. Invetech makes matching contributions to the plan equal to 50% of participant contributions to a maximum of 1 1/2% of participant compensation. Semiannual additional contributions are also made by Invetech as determined by the Board of Directors. Total expense amounted to approximately $965,000, $715,400, and $974,900 for the years ended December 31, 1996, 1995, and 1994 respectively.

     Invetech also has a defined benefit plan for union employees. Disclosure of pension expense and the funded status of the plan has been omitted as the amounts are not significant.

                       INVETECH COMPANY AND SUBSIDIARIES

6.  LEASE COMMITMENTS

     Invetech occupies certain facilities and leases equipment under operating leases which expire at various dates through 2009. Future minimum rental commitments as of December 31, 1996, were as follows:

     1997...................................................................  $2,269,000
     1998...................................................................   1,630,000
     1999...................................................................   1,285,000
     2000...................................................................   1,194,000
     2001...................................................................     824,000
     Thereafter.............................................................   1,855,000
                                                                              ----------
     Total..................................................................  $9,057,000
                                                                              ==========

     Lease expense for the years ended December 31, 1996, 1995, and 1994 amounted to approximately $2,962,000, $3,018,000, and $2,605,000, respectively.

7.  ACQUISITION

     Invetech purchased the assets and assumed certain liabilities of Kentucky Bearings on March 30, 1995 for a purchase price of approximately $3,100,000. Kentucky Bearings is a distributor of power transmission products, bearings, and other industrial equipment with locations in Kentucky. In addition, a previous owner of Kentucky Bearings entered into an agreement not to compete with Invetech for a period of five years in exchange for a noninterest bearing obligation of $500,000. The obligation is being paid and amortized over a five year period.

     The acquisition has been accounted for by the purchase method of accounting; accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on the estimated fair values at the date of acquisition. The operating results of Kentucky Bearings are included in Invetech's consolidated results of operations from the date of acquisition.

8.  OTHER POST-RETIREMENT BENEFIT PLANS

     Invetech provides healthcare benefits for certain retirees. Invetech also has agreements with certain key employees ("the Agreements") which take effect at the time of the employee's normal retirement providing the employees continue to work for Invetech until that date. The Agreements stipulate that the employees, subsequent to normal retirement, will perform services at Invetech's convenience and that the employees agree not to compete with Invetech for the duration of the Agreements, generally 10 years.

     Net periodic post-retirement benefit cost for the healthcare costs and the Agreements for the years ended December 31, 1996, 1995, and 1994 included the following components:

                                                             1996        1995        1994
                                                           --------    --------    --------
     Interest cost on accumulated post-retirement benefit
       obligation........................................  $313,000    $360,000    $351,000
     Change in actuarial assumptions.....................   (81,000)    212,000     223,000
                                                           --------    --------    --------
     Net periodic post-retirement benefit cost...........  $232,000    $572,000    $574,000
                                                           ========    ========    ========

                       INVETECH COMPANY AND SUBSIDIARIES

     Invetech's post-retirement benefits are funded on a pay-as-you-go basis. The status of the post-retirement benefits at December 31, is as follows:

                                                                     1996          1995
                                                                  ----------    ----------
     Accumulated post-retirement benefit obligations:
       Retirees.................................................  $3,206,000    $3,201,000
       Fully eligible and other active participants.............   1,269,000     1,251,000
                                                                    --------      --------
     Total accrued post-retirement benefits.....................  $4,475,000    $4,452,000
                                                                    ========      ========

     For measurement purposes, a 12% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 1996 through the year 2004 and decreased to 5% per annum thereafter. The assumptions for the healthcare cost trend rate has an effect on the amount of the obligation and period cost reported. An increase in the assumed healthcare cost trend rates by 1% would increase the accumulated post-retirement benefit obligation by approximately $73,000 and the aggregate of the service and interest cost components of net periodic post-retirement benefit cost by approximately $21,000 for the year.

     The discount rate used in determining the accumulated post-retirement healthcare benefit obligation was 7%. The estimated obligation under the Agreements included in the above table has been recorded in the accompanying financial statements at their present value, currently $1,760,000 in 1996 and $1,770,000 in 1995. These future liabilities have been discounted at 7.70% and 7.25% in 1996 and 1995, respectively. Interest cost attributable to the Agreements was $128,000 in 1996 and $177,000 in 1995.

9. STOCK REPURCHASE

     In October 1994, Invetech extended an offer to purchase 808,407 shares of the Invetech Class B Common Stock at $12.37 per share. On January 2, 1995, 780,755 shares were purchased under the offer at a total cost of $9,657,939. As a result of the stock repurchase, the Invetech Class B Common Stock, additional paid-in capital and retained earnings were reduced by $78,076, $117,113 and $9,462,750, respectively.

                       INVETECH COMPANY AND SUBSIDIARIES

10. INCOME TAXES

     Temporary differences which give rise to the deferred tax assets and liabilities are as follows:

                                                                          1996          1995
                                                                       ----------    ----------
Deferred tax assets:
  Accounts receivable................................................  $  146,000    $  146,000
  Inventory..........................................................     514,000       712,000
  Accrued vacation...................................................     666,000       648,000
  Accrued health.....................................................                   129,000
  Accrued relocation.................................................      25,000       108,000
  Deferred compensation..............................................     642,000       563,000
  Accrued postretirement.............................................   1,515,000     1,514,000
  Other..............................................................     144,000        55,000
                                                                       ----------    ----------
Total deferred tax assets............................................   3,652,000     3,875,000
                                                                       ----------    ----------
Deferred tax liabilities:
  Plant and equipment................................................     401,000       400,000
  Accrued health.....................................................      47,000
  Accrued rent.......................................................      41,000
  Other liabilities..................................................      49,000       933,000
                                                                       ----------    ----------
Total deferred tax liabilities.......................................     538,000     1,333,000
                                                                       ----------    ----------
Net deferred tax asset...............................................   3,114,000     2,542,000
Less: net deferred tax asset -- current..............................   1,358,000     1,736,000
                                                                       ----------    ----------
Net deferred tax asset -- noncurrent.................................  $1,756,000    $  806,000
                                                                       ==========    ==========

Effective Tax Rates

     A reconciliation from statutory tax rate to the effective tax rate is as follows:

                                                                         1996     1995     1994
                                                                         -----    -----    ----
Statutory tax rate.....................................................   34.0%    34.0%   34.0%
Effects of:
  Adjustment of tax liability..........................................  (13.9)    (6.4)
  Other................................................................   (1.3)    (0.8)    0.2
                                                                                           ----
                                                                                              -
                                                                         -----    -----
Effective tax rate.....................................................   18.8%    26.8%   34.2%
                                                                         =====    =====    =====

11. RELATED PARTY TRANSACTIONS

     In the ordinary course of business Invetech purchases services and makes payments to entities who employ certain of Invetech's outside board of directors members. The total payments made to these entities was $269,000, $549,000 and $633,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

12. SUBSEQUENT EVENT

     Invetech signed a letter of intent on February 8, 1997 to exchange all the outstanding common stock of Invetech for cash and Applied Common Stock valued at approximately $83,000,000. On April 29, 1997, Invetech entered into the Merger Agreement with Applied. The transaction is expected to be completed in 1997.

                       INVETECH COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                              MARCH 31,      DECEMBER 31,
                                                                                 1997            1996
                                                                             ------------    ------------
                                                                             (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................................  $  1,072,111    $    583,110
  Trade accounts receivable, less allowance for doubtful accounts of
    $450,000 in 1997 and 1996..............................................    42,663,456      36,536,006
  Inventories..............................................................    30,046,610      33,273,283
  Income tax receivable....................................................     1,053,459       1,272,959
  Deferred income taxes....................................................     1,388,000       1,358,000
  Other current assets.....................................................       614,922         844,825
                                                                             ------------    ------------
    Total current assets...................................................    76,838,558      73,868,183
PROPERTY, PLANT AND EQUIPMENT:
  Land.....................................................................     1,160,726       1,160,726
  Buildings and improvements...............................................    11,717,461      11,782,247
  Furniture and equipment..................................................    17,687,875      18,647,245
                                                                             ------------    ------------
    Total..................................................................    30,566,062      31,590,218
  Less accumulated depreciation............................................    18,294,190      18,867,598
                                                                             ------------    ------------
    Total property, plant and equipment....................................    12,271,872      12,722,620
OTHER ASSETS:
  Deferred income taxes....................................................     1,756,000       1,756,000
  Goodwill -- net of accumulated amortization..............................       439,298         445,970
  Cash surrender value of life insurance...................................    12,233,190      12,054,338
  Covenants not to compete -- net of accumulated amortization..............       385,950         456,288
  Miscellaneous............................................................       144,344         173,444
                                                                             ------------    ------------
    Total other assets.....................................................    14,958,782      14,886,040
                                                                             ------------    ------------
TOTAL ASSETS...............................................................  $104,069,212    $101,476,843
                                                                             ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Trade accounts payable...................................................  $ 17,239,398    $ 17,246,277
  Compensation and related payroll taxes...................................     5,882,847       6,337,549
  Taxes, other than income taxes...........................................  612,681.....         503,407
  Current portion of long-term debt........................................    13,636,123      13,684,273
  Dividends payable........................................................            --         649,571
  Other current liabilities................................................     3,191,748       1,255,919
                                                                             ------------    ------------
    Total current liabilities..............................................    40,562,797      39,676,996
LONG-TERM DEBT AND CAPITAL LEASE OBLIGATION................................     8,516,876       8,516,876
DEFERRED COMPENSATION......................................................     1,980,132       1,887,558
ACCRUED POST-RETIREMENT BENEFITS...........................................     4,471,101       4,475,000
STOCKHOLDERS' EQUITY:
  Common stock, $.10 par value:
    Class A (voting), authorized 30,000 shares, issued and outstanding
     20,000 shares.........................................................         2,000           2,000
    Class B (non-voting), authorized 5,000,000 shares, issued and
     outstanding 2,075,391 shares..........................................       207,539         207,539
  Additional paid-in capital...............................................       314,309         314,309
  Retained earnings........................................................    48,014,458      46,396,565
                                                                             ------------    ------------
    Total stockholders' equity.............................................    48,538,306      46,920,413
                                                                             ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.................................  $104,069,212    $101,476,843
                                                                             ============    ============

See notes to consolidated financial statements.

                       INVETECH COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                  (UNAUDITED)

                                                                        1997           1996
                                                                     -----------    -----------
REVENUES:
  Net sales........................................................  $83,295,962    $80,828,467
  Other income.....................................................       63,990         87,401
                                                                     -----------    -----------
     Total.........................................................   83,359,952     80,915,868
COSTS AND EXPENSES:
  Cost of products sold............................................   63,195,004     60,645,236
  Operating, selling, administrative, and general..................   17,156,592     17,590,250
                                                                     -----------    -----------
     Total.........................................................   80,351,596     78,235,486
INCOME FROM OPERATIONS.............................................    3,008,356      2,680,382
OTHER INCOME (EXPENSE):
  Interest income..................................................       25,580         57,882
  Interest expense.................................................     (462,228)      (636,214)
                                                                     -----------    -----------
EARNINGS BEFORE INCOME TAXES.......................................    2,571,708      2,102,050
INCOME TAXES:
  Current..........................................................      900,000        600,000
  Deferred.........................................................      (30,000)      (205,000)
                                                                     -----------    -----------
     Total.........................................................      870,000        395,000
                                                                     -----------    -----------
NET EARNINGS.......................................................  $ 1,701,708    $ 1,707,050
                                                                     ===========    ===========
NET EARNINGS PER SHARE.............................................  $      0.81    $      0.81
                                                                     ===========    ===========

See notes to consolidated financial statements.

                       INVETECH COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                  (UNAUDITED)

                                                                        1997           1996
                                                                     -----------    -----------
CASH FLOWS FROM OPERATIONS:
  Net earnings.....................................................  $ 1,701,708    $ 1,707,050
  Adjustments to reconcile net earnings to net cash provided by
     (used in)operating activities:
     Depreciation and amortization.................................      857,047        851,554
     Increase in cash surrender value of life insurance............     (178,852)      (118,505)
     Loss (gain) on sales of equipment.............................        7,329        (22,997)
     Increase (decrease) in deferred compensation..................       88,675         (3,691)
     Increase in deferred income tax...............................      (30,000)      (204,422)
     Changes in working capital items affecting operations:
       Increase in accounts receivable.............................   (6,127,450)    (4,099,589)
       Decrease in inventories.....................................    3,226,673      4,456,112
       Decrease in income tax receivable...........................      219,500        163,700
       Decrease in other current assets............................      229,903        182,982
       Decrease in accounts payable................................       (6,879)    (5,289,068)
       Increase (decrease) in other current liabilities............    1,935,829        (37,020)
       (Decrease) increase in other accrued expenses...............     (316,328)     1,863,824
                                                                     -----------    -----------
          Total adjustments........................................      (94,553)    (2,257,120)
                                                                     -----------    -----------
          Net cash provided by (used in) operations................    1,607,155       (550,070)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from the sale of property, plant and equipment..........       83,970        273,384
  Capital expenditures.............................................     (420,588)    (1,784,735)
                                                                     -----------    -----------
     Net cash used in investing activities.........................     (336,618)    (1,511,351)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of note................................................       (4,257)        (1,687)
  Repayment of long-term debt......................................      (43,893)       (41,342)
  Dividends paid...................................................     (733,386)      (523,848)
                                                                     -----------    -----------
     Net cash used in financing activities.........................     (781,536)      (566,877)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...............      489,001     (2,628,298)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD...................      583,110        285,731
                                                                     -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.........................  $ 1,072,111    $(2,342,567)
                                                                     ===========    ===========
OTHER CASH FLOW INFORMATION:
  Interest paid....................................................  $   375,000    $   601,000
                                                                     ===========    ===========
  Income taxes paid................................................     None           None
                                                                     ===========    ===========

See notes to consolidated financial statements.

                       INVETECH COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              THREE MONTH PERIOD ENDED MARCH 31, 1997 (UNAUDITED)

                      AND THE YEAR ENDED DECEMBER 31, 1996

                                                    COMMON
                                                    STOCK      COMMON     ADDITIONAL
                                                    CLASS      STOCK       PAID-IN       RETAINED
                                                      A       CLASS B      CAPITAL       EARNINGS
                                                    ------    --------    ----------    -----------
BALANCE, JANUARY 1, 1996..........................  $2,000    $207,539     $ 314,309    $42,292,217
  Net earnings....................................                                        5,089,182
  Cash dividends, $.47 per share..................                                         (984,834)
                                                    ------    --------      --------    -----------

BALANCE, DECEMBER 31, 1996........................  2,000      207,539       314,309     46,396,565
  Net earnings....................................                                        1,701,708
  Cash dividends, $.04 per share..................                                          (83,815)
                                                    ------    --------      --------    -----------
BALANCE, MARCH 31, 1997...........................  $2,000    $207,539     $ 314,309    $48,014,458
                                                    ======    ========      ========    ===========

See notes to consolidated financial statements.

                       INVETECH COMPANY AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. FINANCIAL STATEMENTS

     The accompanying unaudited consolidated financial statements have been prepared by management and, in the opinion of management, contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly the consolidated financial position of Invetech and its wholly owned subsidiaries as of March 31, 1997 and the results of its operations and its cash flows for the three month periods ended March 31, 1997 and 1996.

     The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements included elsewhere herein. The results of operations for the three month period ended March 31, 1997 may not necessarily be indicative of the operating results of the full year.

                             ANNEXES TO PROSPECTUS

                       RELATING TO THE OFFERING OF UP TO

                                2,300,000 SHARES

                                       OF

                                  COMMON STOCK

                                       OF

                     APPLIED INDUSTRIAL TECHNOLOGIES, INC.

                        IN CONNECTION WITH THE MERGER OF

                         INVETECH COMPANY WITH AND INTO

                             I.C. ACQUISITION CORP.

                                                                         ANNEX A

                          PLAN AND AGREEMENT OF MERGER

                                  BY AND AMONG

                     APPLIED INDUSTRIAL TECHNOLOGIES, INC.,

                           IC ACQUISITION CORPORATION

                                      AND

                                INVETECH COMPANY

                              DATED APRIL 29, 1997

                               TABLE OF CONTENTS

                                                                                 PAGE NO. A-
                                                                                 -----------
ARTICLE I. -- THE MERGER......................................................        1
     1.1   Effective Time; Effect of Merger...................................        1
     1.2   Conversion of Capital Stock........................................        2
     1.3   Escrow Amount......................................................        3
     1.4   Exchange of Certificates...........................................        4
     1.5   Stock Transfer Books...............................................        5
     1.6   No Further Ownership Rights in Company Shares......................        5
     1.7   Lost, Stolen or Destroyed Certificates.............................        5
     1.8   Dissenting Shares..................................................        5
     1.9   Tax Consequences...................................................        5
     1.10  Closing............................................................        5
     1.11  Plan of Merger.....................................................        5
ARTICLE II -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................        6
     2.1   Organization and Standing; Subsidiaries............................        6
     2.2   Organizational Documents and Corporate Records.....................        6
     2.3   Authority; Shareholder Approval; Takeover Laws.....................        7
     2.4   Capitalization.....................................................        7
     2.5   Consents and Approvals; No Violation...............................        8
     2.6   Absence of Undisclosed Liabilities.................................        8
     2.7   Financial Statement; Absence of Certain Changes or Events..........        8
     2.8   Compliance with Laws and Permits...................................        9
     2.9   Litigation and Arbitration.........................................        9
     2.10  Brokers and Fees...................................................        9
     2.11  Territorial Restrictions...........................................       10
     2.12  Registration Statement.............................................       10
     2.13  Taxes..............................................................       10
     2.14  Contracts..........................................................       11
     2.15  Assets; Inventory..................................................       12
     2.16  Environmental and Safety Matters...................................       12
     2.17  Customers, Suppliers and Sales Representatives.....................       13
     2.18  Outstanding Commitments............................................       13
     2.19  Insurance..........................................................       13
     2.20  Employee Benefits..................................................       13
     2.21  Labor Matters; Employees...........................................       14
     2.22  Products; Product Liability........................................       14
     2.23  Real Property......................................................       15
     2.24  Banking Relationships..............................................       15
ARTICLE IIA -- POST-EXECUTION SCHEDULE REVISIONS; CERTAIN MATTERS.............       15
     2.A.1 Schedules and Amendments Thereto...................................       15
     2.A.2 Certain Matters....................................................       16
ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT........       16
     3.1   Organization and Standing; Subsidiaries............................       16
     3.2   Authority..........................................................       16
     3.3   Capitalization.....................................................       16
     3.4   Consents and Approvals; No Violation...............................       16
     3.5   Litigation and Arbitration.........................................       17
     3.6   Registration Statement.............................................       17

                                                                                 PAGE NO. A-
                                                                                 -----------
     3.7   SEC Filings........................................................       17
     3.8   Brokers and Fees...................................................       17
     3.9   Parent Shares......................................................       17
ARTICLE IV -- CONDUCT OF BUSINESS PENDING THE MERGER; FURTHER ASSURANCES; AND
     CERTAIN COVENANTS........................................................       18
     4.1   Conduct of Business by the Company Pending the Merger..............       18
     4.2   No Solicitation....................................................       19
     4.3   Further Assurances; Cooperation....................................       19
     4.4   HSR Act............................................................       19
     4.5   Registration Statement.............................................       20
     4.6   Shareholders Meetings..............................................       20
     4.7   Consents; Approvals................................................       20
     4.8   Agreements with Respect to Affiliates..............................       20
     4.9   Notification of Certain Matters....................................       20
     4.10  Public Announcements...............................................       21
     4.11  Listing of Shares..................................................       21
     4.12  Access to Company Information......................................       21
     4.13  Access to Parent Information.......................................       21
     4.14  Notice of Liabilities..............................................       21
     4.15  MESC Disclosure....................................................       21
     4.16  Ancillary Agreements...............................................       21
     4.17  Consulting and Employment Agreements...............................       21
     4.18  WARN Act Notices...................................................       21
     4.19  Parent Tax Returns.................................................       21
     4.20  Parent Dividends...................................................       22
     4.21  Life Insurance.....................................................       22
     4.22  Notification under Union Agreement.................................       22
     4.23  Amendment or Termination of Certain Plans and Agreements...........       22
     4.24  Inventory Record...................................................       22
     4.25  Certain Employees..................................................       22
     4.26  Nomination as Director.............................................       22
     4.27  Company and Plan Tax Returns.......................................       22
     4.28  Confederation Life Policies........................................       23
ARTICLE V -- SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION......       23
     5.1   Survival of Representations and Warranties.........................       23
     5.2   Indemnification of Parent and Merger Sub...........................       23
     5.3   Indemnification of Shareholders....................................       23
     5.4   Assertion of Claims................................................       24
     5.5   Limitation on Parent Liability.....................................       24
     5.6   Indemnification is Net of Benefits.................................       24
     5.7   Good Faith Claims..................................................       24
ARTICLE VI -- CONDITIONS TO THE MERGER........................................       24
     6.1   Conditions to Obligations of Each Party to Effect the Merger.......       24
     6.2   Additional Conditions to Obligations of Parent and Merger Sub......       25
     6.3   Additional Conditions to Obligations of the Company................       26
ARTICLE VII -- TERMINATION....................................................       27
     7.1   Termination........................................................       27
     7.2   Effect of Termination..............................................       28
     7.3   Fees and Expenses..................................................       28

                                                                                 PAGE NO. A-
                                                                                 -----------
ARTICLE VIII -- MISCELLANEOUS.................................................       28
     8.1   Parties in Interest; No Third Party Beneficiaries..................       28
     8.2   Exhibits and Schedules.............................................       28
     8.3   Entire Agreement...................................................       28
     8.4   Waiver of Compliance...............................................       28
     8.5   Enforceability.....................................................       29
     8.6   Counterparts.......................................................       29
     8.7   Headings...........................................................       29
     8.8   Governing Law......................................................       29
     8.9   Effectiveness of Representations, Warranties and Agreements........       29
     8.10  Notices............................................................       29
     8.11  Confidentiality; Solicitation of Employees.........................       30
     8.12  Dispute Resolution; Arbitration....................................       30
ARTICLE IX -- CERTAIN DEFINITIONS.............................................       31
     9.1   Definitions........................................................       31

                         TABLE OF SCHEDULES & EXHIBITS

  2.1(a)   Organization and Standing; Subsidiaries
  2.2      Organizational Documents and Corporate Records
  2.4      Capitalization
  2.5      Consents and Approvals; No Violation
  2.6      Absence of Undisclosed Liabilities
  2.7      Financial Statement; Absence of Certain Changes or Events
  2.9      Litigation and Arbitration
 2.10      Brokers and Fees
 2.11      Territorial Restrictions
 2.13      Power of Attorney
 2.14      Contracts
 2.15      Assets; Inventory
 2.17      Customers, Suppliers and Sales Representatives
 2.19      Insurance
 2.20      Pension Plans
 2.21      Labor Matters; Employees
 2.22      Products; Product Liability
 2.23      Real Property
 2.24      Banking Relationships
2.A.2      Certain Matters
  3.8      Brokers and Fees
 4.17      Consulting and Employment Agreements
 4.28      Confederation Life Policies

Exhibit A  Escrow Agreement

Exhibit B  Lock-Up Letter

Exhibit C  Preference Specification

Exhibit D  Rule 145 Affiliate Letter

Exhibit E  Consulting, Noncompetition and Confidentiality Agreement between
           Parent and J. Michael Moore

Exhibit F  Consulting, Noncompetition and Confidentiality Agreement between
           Parent and James T. Moore II

Exhibit G  Company Counsel Opinion

Exhibit H  Parent Counsel Opinion

                          PLAN AND AGREEMENT OF MERGER

     This PLAN AND AGREEMENT OF MERGER (this "Agreement") is entered into on this 29th day of April, 1997, by and among APPLIED INDUSTRIAL TECHNOLOGIES, INC., an Ohio corporation (the "Parent"), IC ACQUISITION CORPORATION, an Ohio corporation (the "Merger Sub") and wholly-owned subsidiary of Parent, and INVETECH COMPANY, a Michigan corporation (the "Company").

                                    RECITALS

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective shareholders for Parent and Merger Sub to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger of the Company with and into the Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth herein, in accordance with applicable provisions of the Michigan Business Corporation Act (the "MBCA"), in the case of the Company and the Ohio General Corporation Law (the "OGCL"), in the case of Parent and Merger Sub; and

     WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 EFFECTIVE TIME; EFFECT OF MERGER.

     (a) Upon the terms and subject to the conditions set forth herein, the Company shall be merged into and with Merger Sub. Merger Sub shall be the surviving corporation (the "Surviving Corporation") of the Merger and shall continue to exist and be governed by the laws of the State of Ohio. The Merger shall become effective (the "Effective Time") upon the later of (i) the filing of a certificate of merger (the "Ohio Certificate of Merger") with the Secretary of State of the State of Ohio in accordance with the OGCL and (ii) the filing of a certificate of merger (the "Michigan Certificate of Merger") with the Corporations, Securities and Land Development Bureau of the State of Michigan in accordance with the MBCA.

     (b) At the Effective Time, (i) the separate corporate existence of the Company shall cease; (ii) the Articles of Incorporation and Code of Regulations of Merger Sub shall be the Articles of Incorporation and Code of Regulations of the Surviving Corporation; (iii) the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation; and (iv) Merger Sub shall continue as the Surviving Corporation and a wholly owned subsidiary of Parent. At the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. By approving the Merger and the Merger Agreement, (i) the Shareholders shall also thereby agree to be bound by the terms of the Escrow Agreement attached as Exhibit A (the "Escrow Agreement") hereto and the lock-up letter attached as Exhibit B hereto (the "Lock-up Letter"), and (ii) at the Effective Time, all existing stock redemption agreements and shareholder agreements between the Company and any Shareholder(s) relating to the capital stock of the Company shall be deemed to have been terminated and shall have no further force or effect.

     1.2 CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

     (a) Merger Consideration. The shares of Class A common stock, $0.10 par value, of the Company (the "Company Class A Shares") and the shares of Class B common stock, $0.10 par value, of the Company (the "Company Class B Shares") issued and outstanding immediately prior to the Effective Time (collectively, the "Company Shares") shall be converted into the right to receive shares of common stock, without par value, of Parent ("Parent Shares") and cash consideration (the "Cash Component"). The aggregate value of the Parent Shares and the Cash Component shall be Eighty-Three Million Dollars ($83,000,000) (the "Merger Consideration") with each Parent Share valued at Twenty-Eight Dollars and Sixty-Two Cents ($28.62) per share (the "Parent Share Value"). The Cash Component shall equal Eighty-Three Million Dollars ($83,000,000) less the product of the number of Parent Shares issued as part of the Merger Consideration (which number shall be designated by the Company in accordance with this Section 1.2(a)) and the Parent Share Value. The Merger Consideration shall be allocated in the following manner: (i) 15% to the holders of the Company Class A Shares on a per share pro rata basis, and (ii) 85% to the holders of the Company Class B Shares on a per share pro rata basis. Subject to the limitations described in this Section 1.2(a) above, not less than five business days prior to the Closing (as hereinafter defined), the Company shall designate the number of Parent Shares and the amount of the Cash Component to be delivered by Parent to each Shareholder in consideration of such Shareholder's Company Shares. In connection with seeking approval of this Agreement and the Merger from the Shareholders, the Company shall ask each Shareholder to specify such Shareholder's preference for percentages of Parent Shares and cash to be received in consideration of such Shareholder's Company Shares (the "Preference Specification"). The Preference Specification shall (i) be in the form attached as Exhibit C, (ii) be delivered by the Company to the Shareholders with the notice of the meeting relating to the Merger, (iii) provide for each Shareholder to designate that the Merger Consideration payable to such Shareholder shall be allocated between Parent Shares and Cash Component as described therein, and
(iv) provide that the Preference Specification must be delivered to the Company not less than five business days prior to the Closing to be effective. In the event that an effective and fully completed Preference Specification for any Shareholder is not received by the Company by such date, such Shareholder shall be entitled to receive Merger Consideration allocated 50% to Parent Shares and 50% to Cash Component. If necessary to comply with the limitations described in this Section 1.2(a), or if necessary to preserve the tax-free status of the Merger under Section 368(a) of the Code, the Company shall prorate the Cash Component and the Parent Shares among the Shareholders on a basis intended to respect the preferences for cash or Parent Shares specified by each Shareholder to the extent reasonably possible. Notwithstanding the foregoing, Parent shall not be required to issue more than Two Million Three Hundred Thousand (2,300,000) Parent Shares in connection with the Merger, but rather, may elect, upon written notice delivered to the Company prior to Closing, to pay any portion of the Merger Consideration in cash rather than Parent Shares to the extent Parent would otherwise be required to issue in excess of such number of Parent Shares.

     (b) Adjustment of Merger Consideration. The Merger Consideration shall be subject to adjustment on a dollar for dollar basis to the extent that shareholders equity of the Company as reflected on the Closing Balance Sheet (as hereinafter defined), reduced for any and all liabilities, transaction costs, compensation and termination expenses (including expenses relating to terminations required by Section 4.23), and other costs incurred (other than those of Parent or Merger Sub), arising out of or in any way associated with the transactions contemplated hereby or a change of control of the Company (excluding expenses and costs associated with any termination of leases), is greater than or less than Forty-Six Million Dollars ($46,000,000). In addition, Parent shall pay interest on the Merger Consideration, as adjusted, in an amount equal to the product of (x) the Merger Consideration, as adjusted, (y) the number of days elapsed between the date of the Closing Balance Sheet to and including the date of the Closing, and (z) 0.0002191. As soon as practicable, but not later than seven business days prior to the Closing Date, the Company shall prepare and deliver to Parent a balance sheet of the Company as of the end of the month immediately preceding the Closing (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP"), applied on a basis consistent with the audited balance sheet dated as of December 31, 1996 (the "December Balance Sheet") and the audited balance sheet of the Company dated as of December 31, 1995. Parent shall have five business days from receipt of the Closing Balance Sheet to deliver a written notice of disagreement to the Company (a "Notice of Disagreement"). During such period, the Company shall make the books and accounting records of the Company (including work papers) and appropriate Company accounting personnel reasonably available to Parent. Any such Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If no Notice of Disagreement is delivered within such five day period, the Closing Balance Sheet shall become final and binding upon Parent and the Company. Following delivery of a Notice of Disagreement, the parties shall attempt to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement. If prior to the scheduled Closing Date, the parties fail to reach a written agreement with respect to all such matters, then all such matters as specified in the Notice of Disagreement as to which such written agreement has not been reached (the "Disputed Matters") shall be submitted to and reviewed by an arbitrator (the "Arbitrator"), who shall be an audit partner of any of the "big six" accounting firms (other than Deloitte & Touche LLP) selected by Parent's and the Company's representatives at the Cleveland and Detroit offices of Deloitte & Touche LLP, respectively. The Arbitrator shall act promptly (in no event to exceed 20 days) to resolve all Disputed Matters and his or her decision with respect to all Disputed Matters shall be final and binding upon Parent and the Company. The fees and expenses of the Arbitrator incurred in resolving the Disputed Matters shall be borne equally by Parent and the Company (with the Company's portion of the fees and expenses being a further adjustment to the Merger Consideration). The Closing Date shall be postponed until all Disputed Matters have been resolved by the Arbitrator or waived by the parties.

     (c) Cancellation. Each Company Share held in the treasury of the Company and each Company Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically cease to be outstanding, be canceled and be retired without payment of any consideration therefor and cease to exist.

     (d) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue to be outstanding and shall be unaffected by the Merger and shall constitute an issued and outstanding share of capital stock of the Surviving Corporation.

     (e) Antidilution Adjustments to Merger Consideration. The Merger Consideration payable with respect to each Company Share shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Shares or Company Shares), reorganization, recapitalization or other like change with respect to the Parent Shares or the Company Shares, as appropriate, occurring after the date hereof and prior to the Effective Time.

     (f) Fractional Shares. No certificates or scrip representing fractional Parent Shares shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a shareholder of Parent. In lieu of any such fractional shares, each holder of Company Shares upon surrender of a certificate (a "Certificate") for exchange shall be paid an amount in cash (without interest), rounded up to the nearest cent, determined by multiplying (i) Twenty-Eight Dollars and Sixty-Two Cents ($28.62) by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all Company Shares then held of record by such holder).

     1.3 ESCROW AMOUNT. At the Closing, as security for the general obligations of the Company under this Agreement, immediately available funds in the amount of Ten Million Dollars ($10,000,000) (the "Escrow Amount") shall be delivered by Parent (on behalf of the Shareholders on a pro rata basis as to the total Merger Consideration to be received by each Shareholder and as part of the Merger Consideration) to NBD Bank, as escrow agent (the "Escrow Agent"), to be deposited and held in and released from escrow pursuant to the Escrow Agreement to be entered into at the Closing, and shall be deposited and held in escrow for a period of up to five years following the Effective Time pursuant to the provisions of the Escrow Agreement. By approving the Merger and the Merger Agreement, the Shareholders thereby agree to be bound by the terms of the Escrow Agreement.

     1.4. EXCHANGE OF CERTIFICATES.

     (a) Exchange Agent. At or prior to the Effective Time, Parent shall supply, or shall cause to be supplied, to or for the account of such bank or trust company as shall be designated by Parent and subject to the reasonable approval of the Company (the "Exchange Agent"), in trust for the benefit of the holders of the Company Shares, for exchange in accordance with this Section 1.4 through the Exchange Agent, (i) certificates evidencing the Parent Shares issuable pursuant to Section 1.2(a) in exchange for outstanding Company Shares and (ii) cash in an aggregate amount sufficient to pay (x) the cash portion of the Merger Consideration and (y) for fractional shares pursuant to Section 1.2(f), less the Escrow Amount (the shares and cash so deposited, together with any dividends or distributions with respect to such Parent Shares to which the Shareholders are entitled as shareholders of record of Parent Shares on the record date therefor that are payable after the Effective Time which shall also be deposited with the Exchange Agent, being hereinafter referred to collectively as the "Exchange Fund"). Any interest, dividends or other income earned on the investment of cash or other property (not including Parent Shares) held in the Exchange Fund shall be for the account of and payable to Parent.

     (b) Exchange Procedures. Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of the Company Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Shares, (iii) the Lock-up Letter, and (iv) such other documentation as is customary for transactions of this type. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal and lock-up letter, both of which shall be duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Shares which such holder has the right to receive pursuant to Section 1.2(a) in respect of the Company Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.4(c), and (C) cash in respect of the cash portion of the Merger Consideration and of fractional shares as provided in Sections 1.2(a) and (f) hereof, less such holder's proportionate Escrow Amount (which cash portion shall be disbursed by wire transfer upon receipt by the exchange agent of the documents described above and appropriate wire transfer instructions from a Shareholder) and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Shares which is not registered in the transfer records of the Company as of the Effective Time, Parent Shares, dividends and distributions may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.4(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Company Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the exercise of voting rights and the payment of dividends and subject to Section 1.2(c), to evidence the ownership of the number of full Parent Shares into which such Company Shares shall have been so converted.

     (c) Distributions with Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Shares until the holder of such Certificate shall surrender such Certificate for exchange in accordance with this Section 1.4. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares.

     (d) Transfers of Ownership. If any certificate for Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for Parent Shares in any name other than that of the registered holder of the certificate surrendered, or have established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (e) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Shares as of the date which is six months after the Effective Time shall be delivered to Parent, upon demand, and thereafter such holders of Company Shares who have not theretofore complied with this Section 1.4 shall be entitled to look only to Parent for payment of the Merger Consideration to which they are entitled pursuant hereto.

     (f) No Liability. Except as required by applicable law, none of Parent, Merger Sub or the Company shall be liable to any holder of Company Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Parent Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     1.5. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Company Shares thereafter on the records of the Company.

     1.6. NO FURTHER OWNERSHIP RIGHTS IN COMPANY SHARES. The Merger Consideration delivered upon the surrender for exchange of Company Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares, and there shall be no further registration of transfers of Company Shares which were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.7. LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Shares and cash as may be required pursuant to Section 1.2; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.8 DISSENTING SHARES. No Shareholder shall have dissenter's rights in connection with the Merger pursuant to Section 762(2)(b) of the MBCA.

     1.9 TAX CONSEQUENCES. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.10 CLOSING. The consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Squire, Sanders & Dempsey L.L.P., 4900 Key Tower, 127 Public Square, Cleveland, Ohio 44114-1304, at 10:00 a.m. Cleveland time, as soon as possible following approval of the Shareholders, as set forth in Section 2.3 hereof, or such other time, date and place as the parties may mutually agree (the "Closing Date").

     1.11 PLAN OF MERGER. The designation and number of outstanding shares of the Company are 20,000 Company Class A Shares and 2,075,391 Company Class B Shares. Holders of Company Class A Shares are entitled to vote on all matters submitted to Shareholders, including approval of this Agreement and the Merger. Holders of Company Class B Shares shall vote as a class on approval of this Agreement and the Merger as required by the MBCA. The designation and number of outstanding shares of the Merger Sub are 75 shares of common stock, without par value ("Merger Sub Common Stock"). Parent is the sole holder of the Merger Sub Common Stock and is entitled to vote on all matters submitted to shareholders of the Merger Sub, including approval of this Agreement and the Merger. The number of shares outstanding for the Company and the Merger Sub are not subject to change prior to the Effective Time.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     References to the Company in this Article II shall mean the Company and its Subsidiaries, unless the context otherwise requires. The Company represents and warrants to Merger Sub and Parent as follows:

     2.1 ORGANIZATION AND STANDING; SUBSIDIARIES.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The Company has all requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties and assets it now owns, operates and leases and to carry on its business and operations as currently and heretofore conducted, except where the failure to possess an Approval does not have a material adverse effect on the Company. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to so qualify would have a material adverse effect on the business or properties of the Company.
Schedule 2.1(a) sets forth a true and complete list of all jurisdictions in which the Company is (i) presently doing business and (ii) duly qualified or licensed to do business.

     (b) Schedule 2.1(b) sets forth a true and complete list of each entity in which the Company has any ownership interest, as well as the nature and proportionate amount of such ownership interest (such entities to be hereinafter referred to as "Subsidiaries"), and each jurisdiction in which each Subsidiary is (i) organized, (ii) presently doing business and (iii) duly qualified or licensed to do business. Each Subsidiary is duly organized, validly existing and in good standing in the state of its incorporation and is qualified or licensed to do business as a foreign corporation in each jurisdiction where the failure to so qualify would have a material adverse effect on such Subsidiary. Other than as set forth in Schedule 2.1(b), the Company neither owns nor has a right or obligation to acquire any equity interest (or option therefor) of any corporation, partnership, limited liability company, business trust, or other business or entity. Except as set forth in Schedule 2.1(b), the Company neither participates nor has an interest in any joint venture or collective production, sales or marketing arrangement or agreement.

     2.2 ORGANIZATIONAL DOCUMENTS AND CORPORATE RECORDS.

     (a) The Company has heretofore delivered to Parent true and complete copies of the Articles of Incorporation and Bylaws of the Company, as currently in effect, including all amendments thereto. Except as set forth on Schedule 2.2, the minute books of the Company have been delivered to Parent for its inspection and contain complete and correct records of minutes of all meetings, and consents in lieu of a meeting, of the Company's Board of Directors (and any committees thereof) and of the Company's shareholders held or executed since the Company's incorporation, and such records accurately reflect all transactions referred to therein. The Company is not in violation of any of the provisions of its Articles of Incorporation or Bylaws. There are no dissenters' rights provided for in any provision of the Company's Articles of Incorporation or Bylaws or in any resolution of the Company's Board of Directors. The stock books and ledgers of the Company have been delivered to Parent for its inspection, and such books and ledgers are complete and correct in all material respects.

     (b) The Company has made available to Parent all accounting, corporate and financial books and records (the "Accounting Books and Records") which relate to the business of the Company, and such books and ledgers are true and complete in all material respects.

     2.3 AUTHORITY; SHAREHOLDER APPROVAL; TAKEOVER LAWS.

     (a) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other documents and agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby, subject only, with respect to the Merger, to the approval and adoption of this Agreement by the holders of at least a majority of the outstanding Company Class A Shares and Company Class B Shares, voting separately as classes, in accordance with the MBCA and the Company's Articles of Incorporation and Bylaws. All corporate proceedings on the part of the Company which are necessary to execute, deliver and perform this Agreement and the other documents and agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby have been duly authorized and taken, except, with respect to the Merger, the approval and adoption of this Agreement by the holders of at least a majority of the outstanding Company Class A Shares and Company Class B Shares, voting separately as a class, entitled to vote in accordance with the MBCA and the Company's Articles of Incorporation and Bylaws. This Agreement has been duly authorized, executed and delivered by the Company.

     (b) Approval of the holders of a majority of the outstanding Company Class A Shares and Company Class B Shares, voting separately as a class, is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger, this Agreement and the transactions contemplated hereby. Following such approval and adoption of this Agreement by the Shareholders and assuming due authorization, execution and delivery by Parent and Merger Sub, as applicable, this Agreement and all such other documents and agreements to which the Company is a party will constitute valid and binding obligations of the Company and shall be enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity). No Shareholder has any dissenter's rights or any similar rights in connection with the Merger pursuant to any provision of the MBCA, the Company's organizational documents, any resolution of shareholders or directors of the Company, any agreement or otherwise.

     (c) The Company is not subject to the provisions of any state takeover laws, including Sections 778-784 of the MBCA regarding "Business Combinations" and Sections 790-799 of the MBCA regarding "Control Share Acquisitions." The Company is not an "issuing public corporation" within the meaning of Section 793(1) of the MBCA.

     2.4 CAPITALIZATION. The authorized capital stock of the Company consists of 30,000 Company Class A Shares and 5,000,000 Company Class B Shares. 20,000 Company Class A Shares and 2,075,391 Company Class B Shares are issued and outstanding as of the date hereof, all of which are owned by the Shareholders and in the amounts set forth on Schedule 2.4. The Company has no other class of capital stock authorized or outstanding. None of the Company's shares of capital stock have been reserved for any purpose. All outstanding Company Shares are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as set forth in Schedule 2.4, there are no (i) options, warrants, calls, commitments, or rights of any character to purchase or otherwise acquire shares of its or any of its Subsidiaries' capital stock of any class issued or outstanding, (ii) outstanding securities of the Company that are convertible into or exchangeable or exercisable for any other security, (iii) options, warrants or other rights to purchase any such convertible or exchangeable securities, (iv) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance or transfer of any capital stock of the Company or any of its Subsidiaries, nor (v) options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company or any of its Subsidiaries is or would be subject or bound. Except as set forth in
Schedule 2.4, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company or any Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of Subsidiaries entered into in the ordinary course of business.

     2.5 CONSENTS AND APPROVALS; NO VIOLATION.

     (a) Except as set forth in Schedule 2.5, neither the execution and delivery of this Agreement and the other documents and agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof, will (i) conflict with any provision of the Articles of Incorporation or Bylaws (or other similar organizational documents) of the Company, (ii) violate any Law or any restriction imposed by any Governmental Authority which is applicable to the Company, or by which any of the Company's business, properties or assets are bound or affected, nor (iii) violate, breach, or conflict with, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of any obligation to pay or result in the imposition of any Encumbrance upon any of its property) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, Encumbrance, contract, Permit, Order or other instrument or obligation to which the Company is a party or by which any of the Company's business, properties or assets are bound or affected.

     (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental, judicial or regulatory authority, domestic or foreign, except for (i) pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) filing of the Certificate of Merger as required by the MBCA, and (iii) filing and recordation of the Certificate of Merger as required by the OGCL.

     2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except for those liabilities reflected on the December Balance Sheet, as of the date hereof, and on the Closing Balance Sheet, as of the Closing, and except for liabilities incurred in the ordinary course of business (such as current payables to vendors, employees and taxing authorities and excluding any liability arising from any threatened or pending Proceeding (as hereinafter defined) following the date of the Closing Balance Sheet, Schedule 2.6 sets forth a true, complete and accurate list of all material liabilities of the Company, including all Encumbrances attaching to any of the Company's Assets. Except for such liabilities, (i) the Company has no material liabilities arising from or relating to its business and operations of any nature (whether asserted or unasserted, known or unknown, absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) and (ii) any and all liabilities or obligations incurred since December 31, 1996 were incurred in the ordinary course of business and consistent with past practices.

     2.7 FINANCIAL STATEMENT; ABSENCE OF CERTAIN CHANGES OR EVENTS.

     (a) The audited financial statements of the Company for the years ending December 31, 1996, 1995 and 1994, including the December Balance Sheet, were previously delivered to Parent. All such financial statements (including, in each case, any related notes or schedules thereto) were prepared in accordance with GAAP, applied on a consistent basis throughout and between the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated. The Company's independent auditors have consented to the filing of such financial statements in the Registration Statement (as hereinafter defined).

     (b) Except as set forth on Schedule 2.7(b), since December 31, 1996, (i) the Company has operated its business in the usual and ordinary course consistent with past practice, has not sold or otherwise disposed of any assets (other than the sale of inventory or collection of receivables in the ordinary course of its business) with an aggregate value of $100,000 or more, and has not declared or paid any dividends or made any other distributions on its capital stock or repurchased or agreed to repurchase any of its capital stock; (ii) there has been no material adverse change in the business, results of operations, assets, liabilities, financial condition or prospects of the Company; (iii) the Company has not incurred any material damage, destruction or loss (whether or not covered by insurance) to its owned or leased property or assets; (iv) there have not been any amendments or changes in the Articles of Incorporation or Bylaws of the Company; (v) no Encumbrance has been created upon property of the Company; (vi) there has not been any change by the Company in its accounting methods, principles or practices; and (vii) there has not been any revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business.

     (c) Schedule 2.7(c) contains all adjustments of $200,000 or more, individually or in the aggregate, that were not recorded in the December 31, 1996 financial statements in accordance with generally accepted accounting principles.

     2.8 COMPLIANCE WITH LAWS AND PERMITS.

     (a) The business and operations of the Company, at each of its facilities and branches, have been conducted and are now being conducted in all material respects in compliance with all Laws and Orders of all Governmental Authorities having jurisdiction over the Company and with all Permits relating to any of its properties or applicable to its business.

     (b) The Company possesses all Permits necessary to own and operate its property and assets and to conduct its business as it is currently conducted. Such Permits are valid, subsisting in full force and effect, and the Company has fulfilled its material obligations under each of the Permits, and to the knowledge of the Company, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a default or violation under any of the Permits or would permit revocation or termination of any of the Permits. No proceeding which might involve the revocation or termination of any such Permits is pending or, to the knowledge of the Company, threatened.

     (c) The Company has made all filings and received all approvals relating to the Permits which are necessary in order for the Company to legally and validly own and operate its property and assets and to conduct the Company's business.

     2.9 LITIGATION AND ARBITRATION.

     (a) Except as set forth on Schedule 2.9(a), no claim, action, cause of action, suit, proceeding, inquiry, investigation or Order ("Proceeding") by or before any Governmental Authority, administrative body or arbitration or mediation panel is pending or, to the knowledge of the Company, threatened, against the Company. No order of any Governmental Authority, arbitrator or mediator is outstanding against the Company, its business, operations or assets. The Company has no knowledge of any fact or circumstance which could reasonably be expected to result in any other material claim, action, cause of action, suit, proceeding, inquiry, investigation or Order being filed against the Company.

     (b) To the knowledge of the Company, no claim, action, suit, proceeding, inquiry or investigation has been instituted which threatens to restrain or prohibit or to otherwise challenge the legality or validity of the transactions contemplated by this Agreement or the other documents or agreements contemplated hereby.

     (c) Except as set forth in Schedule 2.9(c), neither the operation of its business nor the products sold by the Company infringe upon the proprietary rights of others, including without limitation any intellectual property rights such as trademarks, service marks, copyrights, patents, and tradenames nor has the Company received any notice alleging that the Company has infringed on any other party's intellectual property rights. Except as set forth in Schedule 2.9(c), the Company has not given any indemnification for infringement of any other party's intellectual property rights. The Company knows of no limitation to the continued and/or expanded use of any trademarks, service marks, tradenames or other intellectual property used by the Company.

     (d) Schedule 2.9(d) sets forth a true and complete list of each claim, action, cause of action, suit, proceeding, inquiry, investigation or Order by or before any Governmental Authority, administrative body or arbitration or mediation panel instituted or prosecuted against the Company since January 1, 1992.

     2.10 BROKERS AND FEES. Except as set forth on Schedule 2.10, neither the Company nor any Shareholder has an obligation to pay any broker, finder, investment banker, financial advisor, attorney or similar fee in connection with this Agreement or the other documents or agreements contemplated hereby or the transactions contemplated hereby or thereby. All amounts which are payable by the Company for such fees are recorded as a liability in the Closing Balance Sheet including amounts disclosed on Schedule 2.10.

     2.11 TERRITORIAL RESTRICTIONS. Except as set forth on Schedule 2.11, the Company is not restricted by any agreement or understanding with any third party or by any writs, judgments or orders of any judicial or administrative body from carrying on or competing with any business anywhere in the world.

     2.12 REGISTRATION STATEMENT. Subject to the accuracy of the representations of Parent in Section 3.6, the information supplied by the Company for inclusion in the Registration Statement pursuant to which the Parent Shares to be issued in the Merger will be registered with the United States Securities and Exchange Commission ("SEC") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time, any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement, the Company shall promptly provide notice to Parent and Merger Sub. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained or incorporated by reference in any of the foregoing documents.

     2.13 TAXES.

     (a) The Company has timely filed all tax and information returns required to be filed by it pursuant to applicable federal, state, local and foreign law and has paid all taxes required to be shown on such returns, or, if not yet due and payable, the Closing Balance Sheet contains an adequate reserve for all taxes payable by the Company accrued but unpaid through the date of Closing, including any interest or penalties. All such returns are true, correct and complete in all material respects. Except as set forth on Schedule 2.13, the Company's federal income tax returns have never been audited by, and the Company has received no notice of audit from, the Internal Revenue Service. Except as set forth on Schedule 2.13, no deficiencies for any taxes have been proposed, asserted or assessed against the Company by any Governmental Authority and the Company is not a party to any action or proceeding for the assessment or collection of taxes, has not received any claim for the assessment or collection of taxes, has not received a claim made by a taxing authority or Governmental Authority in a jurisdiction where it does not file tax returns that it is or may be subject to taxation by that jurisdiction, and has not agreed to extend the period for the assessment or collection of taxes. The federal income tax returns of the Company for all years prior to 1993 are closed and there are no proceedings or claims relating thereto or any facts which could give rise to the reopening thereof. Neither the Company nor any of its affiliates have made any agreement, waiver or other arrangement providing for an extension of time, nor entered into any power of attorney, with respect to the assessment or collection of any tax against the Company or filed a consent with the Internal Revenue Service pursuant to Section 341(f) of the Code, or with any other Governmental Authority to any similar effect.

     (b) The Company has duly withheld and timely paid all withholding taxes required to date with respect to payments to employees and others and has duly collected and paid all applicable sales and use taxes. The Company has paid all workers' compensation and unemployment compensation premiums due to date. The Company has obtained properly completed sales tax exemption certificates for sales where tax is not charged.

     (c) Except as disclosed in Schedule 2.13, neither the Company nor any of its Subsidiaries is obligated under any agreements with respect to industrial development bonds or other obligations with respect to which the excludability from gross income of the holder for federal or state income tax purposes would be affected by the transactions contemplated hereunder. Neither the Company nor any of its subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. To the knowledge of the Company, neither the Company nor any of its Subsidiaries owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

     (d) Except as disclosed in Schedule 2.13, neither the Company nor any of its Subsidiaries (i) is a party to or bound by (nor will it, prior to the Effective Time, become a party to or become bound by) any tax-indemnity, tax sharing or tax allocation agreement (or administrative or accounting practice having substantially the same effect as such an agreement);
(ii) has filed a consent under Section 341(f) of the Code (or any corresponding provision of state, local, or foreign income tax law) or agreed to have Section 341(f) of the Code (or any corresponding provision of state, local, or foreign income tax law) apply to any disposition of any asset owned by it; (iii) has agreed to make or is required to make any material adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iv) has been a member of an affiliated group of corporations, within the meaning of
Section 1504 of the Code, other than the affiliated group of which the Company is the common parent corporation; or (v) owns material assets that directly or indirectly secure debt the interest on which is tax-exempt under Section 103(a) of the Code.

     (e) For purposes of this Agreement, "tax" or "taxes" shall mean all taxes, fees, levies, duties, tariffs, premiums, assessments, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing (or similar) authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes or amounts and additions to tax imposed with respect thereto; and "tax returns" shall mean returns, reports, declarations, information statements and other documents with respect to taxes required to be filed with the IRS or any other taxing (or similar) authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     2.14 CONTRACTS. Schedule 2.14 contains an accurate and complete list of all material plans, arrangements, leases, contracts and agreements (hereinafter referred to as "contracts") to which the Company is a party, by which its property is bound or affecting its business, whether written or oral, express or implied or having any other legally binding basis, including:

     (a) any contract involving commitments to make expenditures, purchases or sales, any supplier contracts, rebate arrangements, and consignment or ledger balance inventory contracts involving $200,000 or more, except contracts terminable by the Company on not more than thirty days' notice without penalty or financial obligation;

     (b) any contract relating to any direct or indirect indebtedness for borrowed money or securing the repayment thereof other than trade payables and other accrued liabilities in the ordinary course of business;

     (c) any contract directly or indirectly benefiting any affiliate of the Company or the Shareholders;

     (d) any collective bargaining, union, employment, or consulting contract;

     (e) any pension, stock option, bonus, incentive compensation, retirement, employee stock purchase, stock ownership, profit sharing, fringe benefit, severance pay, welfare, health, death benefit, disability, dental or any other employee benefit contract;

     (f) any contract containing covenants limiting the freedom of the Company to compete in any line of business, with any person or entity, or in any territory;

     (g) any contract relating to patents, trademarks, tradenames or other intellectual property;

     (h) any contract with any sales agent, manufacturer, dealer, distributor or licensee of any products sold by the Company;

     (i) any tax-sharing contract;

     (j) any indemnity or hold harmless contract;

     (k) any contract relating to the lease or sale to or by others of any of real property; and

     (l) any other contract not in the ordinary course.

True, complete and correct copies of all written contracts and summaries of all oral or implied contracts listed on Schedule 2.14 hereto have been delivered to Parent. All such contracts are valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms and are in full force and effect. No party to any such contract is in material default of its obligations thereunder.

     2.15 ASSETS; INVENTORY.

     (a) Except as set forth in Schedule 2.15, the Company has good and marketable title to all of its assets, free and clear of all Encumbrances of any kind or description, including any conditional sale or other title retention agreements. Except as set forth in Schedule 2.15, all of the Company's assets reflected on the December Balance Sheet or subsequently acquired are presently in service in the Company's business. The Company's assets constitute substantially all of the assets used or held for use by the Company in the conduct of its business as conducted prior to the Closing and are in sufficiently good condition and repair to permit the operation of its business after the Closing in the same manner in all material respects as it was operated prior to the Closing.

     (b) The inventory of the Company reflected on the Closing Balance Sheet or subsequently acquired by the Company has been recorded on the books of the Company in accordance with GAAP, applied on a basis consistent with past practice. Notwithstanding anything else provided herein, Parent shall not be entitled to indemnification for any breach of the representations set forth in this Section 2.15(b).

     2.16 ENVIRONMENTAL AND SAFETY MATTERS.

     (a) The Company and each of its Subsidiaries (i) have obtained all applicable permits, licenses and other authorizations that are required to be obtained under all applicable federal, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder ("Environmental Laws") relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its Subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws, except to the extent any failure of compliance does not have a material adverse effect on the Company's operations at any of its facilities or branches; (iii) have no knowledge, nor have received notice, of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan that is reasonably likely to interfere with or prevent continued compliance with Environmental Laws or that could give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company or any of its Subsidiaries based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste which (as to all matters described in this clause (iii)) would have a material adverse effect on the Company's operations at any of its facilities or branches; and (iv) have taken all actions necessary under applicable Environmental Laws to register or give notice with respect to any products or materials required to be registered or noticed by the Company or its Subsidiaries (or any of their respective agents) thereunder (including without limitation pursuant to any state and local "right to know" Laws).

     (b) Without in any way limiting the generality of the foregoing, no polychlorinated biphenyls (PCB's) or PCB-containing items are used or stored at a property owned or leased by the Company or any of the Subsidiaries.

     (c) The business and operations of the Company, at each of its facilities and branches, have been conducted and are now being conducted in compliance with all material laws, whether federal, state or local, generally relating to the protection of health or safety ("Safety Laws"). For the past ten years, the Company has not received any written notification of any violation of Safety Laws.

     2.17 CUSTOMERS, SUPPLIERS AND SALES REPRESENTATIVES. The Customers, Suppliers and Sales Representatives List attached hereto as Schedule 2.17 contains a listing of all customers, suppliers and sales representatives of the Company which, for the 12 months ended December 31, 1996, accounted for $500,000 or more of the Company's purchases or sales. Except as described in Schedule 2.17, the Company is not aware of any existing or anticipated changes in the policies or conditions, financial or otherwise, of such customers, suppliers or sales representatives which will materially and adversely affect the Company's business. Except as set forth in Schedule 2.17, to the knowledge of the Company, no such customer, supplier or sales representative has reduced, canceled or otherwise terminated its relationship with the Company, or made any written or oral threat to reduce, cancel or terminate its relationship with the Company for any reason, including the consummation of the transactions contemplated hereby. To the knowledge of the Company, no such customer or supplier listed in Schedule
2.17 intends to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its usage of the services or products of the Company.

     2.18 OUTSTANDING COMMITMENTS. The Company is not bound by any commitments for the performance of services or delivery of products in excess of its ability to provide such services or deliver such products during the time available to satisfy such commitments; all outstanding commitments for the performance of services or delivery of products were made on a basis calculated to produce a profit under the circumstances prevailing when such commitments were made.

     2.19 INSURANCE. Schedule 2.19 lists all insurance policies and contracts (including, without limitation, all life insurance, death benefit and similar policies) presently maintained or maintained within the past seven (7) years, indicating the insurer, the types and amounts of coverage, the applicable deductible, the expiration date, any additional loss payees or additional insureds and the cash surrender value (if applicable). Schedule 2.19 also lists any claims filed with respect to such policies within the past twenty-four months and all open claims. All such claims have been timely and properly submitted. The Company has previously delivered true and complete copies of all such insurance policies to Parent. Except as set forth on Schedule 2.19, the Company has not entered into any policy which provides for, and is not otherwise subject to, any retrospective premium adjustment with respect to any such policies.

     2.20 EMPLOYEE BENEFITS.

     (a) Schedule 2.20 lists all Plans currently maintained by the Company (or any ERISA Affiliate) which provide or has provided benefits to or for any employee of the Company within the most recent five years. The Company has delivered or made available to Parent copies of each Plan; all amendments thereto; all related funding arrangements; all actuarial valuation reports for the most recent five years; all Forms 5500 with schedules thereto for the most recent four years; a copy of the most recent determination letter issued by the Internal Revenue Service for each Pension Plan; and a copy of the most recent summary plan description.

     (b) Except as indicated on Schedule 2.20, each Plan and related funding arrangements (i) are in form and have been administered in compliance in all material respects with all applicable laws, including, without limitation, ERISA and the Code; (ii) each Pension Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification or has been submitted timely to the Internal Revenue Service for such a favorable determination; (iii) each trust maintained in conjunction with a Pension Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the exemption thereof under Section 501(a) of the Code; (iv) none of the Pensions Plans or related trusts, or any administrator or, to the knowledge of the Company, trustee thereof, or party-in-interest or disqualified person thereto has engaged in a transaction that could cause any of them to be liable for a civil penalty under Section 409 or 502(i) or any other section of ERISA or result in a tax under Section 4975 or 4976 or any other section of Chapter 43 of Subtitle D of the Code; (v) all amounts required to be paid by the Company to or pursuant to each of the Plans on or before the Closing Date have been paid within the time periods required by the Plans or by law; (vi) no Pension Plan has incurred any "accumulated funding deficiency," as defined in Section 412 of the Code; and (vii) no "reportable event" within the meaning of Title IV of ERISA has occurred with respect to any Pension Plan subject thereto.

     (c) Except as listed in Schedule 2.20, no employees of the Company or of an ERISA Affiliate currently participate, or have participated within the last five years, in any Multiemployer Plan. The Company represents that the consummation of the Merger shall not cause a withdrawal to occur with respect to any Multiemployer Pension Plan. The Company represents that there are no unpaid withdrawal liability claims with respect to the Company or any ERISA Affiliate. No liability under Title IV of ERISA has been incurred by the Company that has not been satisfied in full, and no condition exists that presents a risk to the Company of incurring a liability under Title IV other than liability for premiums due the Pension Benefit Guaranty Corporation. The PBGC has not instituted proceedings to terminate any Pension Plan in which the Company participates, and no condition exists that presents a risk that such proceedings will be instituted.

     (d) Each Welfare Plan that provides medical benefits to employees of the Company has been operated in compliance in all respects with the requirements of Sections 601 through 608 of ERISA and Section 4980B of the Code ("COBRA"), relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease.

     (e) Notice of any Plan or Benefit Arrangement required to be given to the Department of Labor under Section 2520.104.23 of Title 29 of the Code of Federal Regulations has been given.

     (f) Any Plan designed to satisfy the requirements of Section 125, Section 401(k), Section 409, Section 501(c)(9), Section 4975(e)(7), and/or Section 4980B of the Code, satisfies such section in all material respects.

     (g) Except as indicated on Schedule 2.20, there is no audit which is in process by, or for which notification has been received from, the Internal Revenue Service, the Department of Labor or the PBGC, with respect to any Plan.

     2.21 LABOR MATTERS; EMPLOYEES.

     (a) The Company is in compliance at each of its facilities and branches in all material respects with all federal, state and local laws respecting employment and employment practices (including the Americans with Disabilities Act and the Family and Medical Leave Act), terms and conditions of employment, wages and hours, and nondiscrimination in employment, and is not engaged in any unfair labor practice.

     (b) The Company is not a party to, or subject to any obligation, liability or commitment with respect to any written or material oral employment, compensation, consulting, severance pay or similar agreement other than the agreements listed on Schedule 2.21(b). A payroll list as of April 11, 1997, showing as of such date, each employee of the Company, his or her social security number, annual salary and date of hire has been delivered to Parent.

     (c) [Intentionally left blank]

     (d) Except as set forth in Schedule 2.21(d), (i) there are no claims or proceedings pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective employees; (ii) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract; and (iii) the Company is not aware of, and during the past five years there have not been, any strikes, slowdowns, work stoppages, corporate campaigns or threats thereof, representation petitions, representation demands, demands for recognition, lockouts, boycotts, grievances, corporate campaigns or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries.

     2.22 PRODUCTS; PRODUCT LIABILITY. Except as set forth on Schedule 2.22, the Company has not sold any products which have been relabeled or repackaged with a label or package specifying a different country of origin than originally specified. Except as set forth on Schedule 2.22, during the past seven years, the Company has not received notice or information of any claim or allegation of personal death or material personal injury, property or economic damage, any claim for punitive or exemplary damages, any material claim for contribution or indemnification, or any claim for injunctive relief in connection with any product sold or distributed or any service provided by it, except for routine warranty claims.

     2.23 REAL PROPERTY.

     (a) Schedule 2.23 contains a complete listing of all real property owned, leased, used or held for use in connection with the Company's business and all real property otherwise owned, leased or in or to which the Company has any right or interest, along with a description of the Company's interest therein. The Company has a good, marketable and valid fee or leasehold interest, as set forth on such schedule, to all such real property free and clear of all Encumbrances, other than taxes and assessments, both general and special, which are a lien but not yet due and payable and that do not, individually or in the aggregate, materially detract from the value of such real property or materially impair the use and operation thereof in carrying on the Company's business. There are no easements, conditions, reservations, covenants, or restrictions presently of record or otherwise that would adversely affect the use of any such real property by Parent or the Merger Sub after the Effective Time, including, without limitation, in the operation of the business, for the same purposes and uses as such real property has been heretofore used by the Company. No third party has any right with respect to such real property (whether by option to purchase, land contract, or otherwise). There are no pending or, to the knowledge of the Company, threatened proceedings in eminent domain involving any such real property or any portion thereof, or for a sale in lieu thereof, or of any plans for a possible widening of the streets abutting any such real property or the imposition of any special taxes or assessments against any such real property or any portion thereof.

     (b) All leases with respect to the leased real properties are in full force and effect. The Company has heretofore provided to Parent complete, true, and correct copies of all such leases, including any and all modifications or amendments thereof and any supplements thereto. All principal terms, conditions, and provisions of the leases to be performed have been duly and timely performed and complied with by the parties thereto and all insurance, tax, and other payments in respect of the leased property due or payable prior to the Closing Date have been or, as of the Closing Date, will have been paid. There is no default with respect to any principal term on the part of any party thereto and no event has occurred or failed to occur which with the giving of notice, the passage of time, or both, would constitute a default by any party thereto. To the knowledge of the Company, the lessors under such leases have not waived, or extended the time for the performance of, any obligation of the Company under any lease. Except as set forth in Schedule 2.23, there are no security deposits or prepaid rent (including last month's rent in advance) with respect to the leased real property.

     2.24 BANKING RELATIONSHIPS. Schedule 2.24 sets forth a true and complete list of each financial institution with which the Company or any of its Subsidiaries has an account (giving the account number therefor) or safe deposit box and the names of the persons authorized at the date hereof to draw thereon or to have access thereto and all powers of attorney granted or executed on behalf of the Company.

                                  ARTICLE IIA

               POST-EXECUTION SCHEDULE REVISIONS; CERTAIN MATTERS

     2.A.1 SCHEDULES AND AMENDMENTS THERETO. All schedules described in Article II of this Agreement shall be contained in a separately bound Disclosure Statement (the "Disclosure Statement") prepared by the Company, the contents of which Disclosure Statement are hereby incorporated in the same manner as if attached to this Agreement. The initial draft of the Disclosure Statement (the "Initial Disclosure") shall be delivered to Parent and Merger Sub by the Company on the date of this Agreement. The Company shall have the right to amend the Disclosure Statement at any time prior to the third business day immediately preceding the closing. Notwithstanding any amendment of, or supplement to, the Initial Disclosure by the Company: (i) for purposes of indemnification under section 5.2 of this Agreement, the representations and warranties described in
Article II shall be deemed made on and as of the date of this Agreement, without any amendment or supplement to the Initial Disclosure; and (ii) Parent and Merger Sub shall not have the right to terminate this Agreement as a result of any breach of any representation or warranty set forth in Article II which is disclosed by an amendment or supplement to the Initial Disclosure unless such termination is pursuant to the provisions of section 7.1(g).

     2.A.2 CERTAIN MATTERS. Notwithstanding anything else contained in this Agreement, Parent shall be entitled to indemnification pursuant to the provisions of Section 5.2 for Losses incurred relating to the matters set forth on Schedule 2.A.2 as if such matters had not been identified in the Initial Disclosure Schedule.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

Parent and Merger Sub represent and warrant to the Company and the Shareholders as follows:

     3.1 ORGANIZATION AND STANDING; SUBSIDIARIES. Each of Merger Sub and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Each of Merger Sub and Parent has all requisite corporate power and authority and is in possession of all Authorizations necessary to own, lease and operate the properties and assets it now owns, operates and leases and to carry on its business and operations as currently and heretofore conducted, except where the failure to obtain an Authorization does not have a material adverse effect on it. Each of Merger Sub and Parent is duly qualified or licensed to do business and is in good standing in all jurisdictions were the failure to be so qualified would have a material adverse effect on the business or properties of Parent, taken as a whole.

     3.2 AUTHORITY. Each of Merger Sub and Parent has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other documents and agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. All corporate proceedings on the part of Merger Sub and Parent which are necessary to execute, deliver and perform this Agreement and the other documents and agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby have been duly authorized and taken. This Agreement has been duly authorized, executed and delivered by Merger Sub and Parent. No approval of the holders of Parent Shares is necessary to approve the Merger, this Agreement and the transactions contemplated hereby. Following approval and adoption of this Agreement by the Shareholders and assuming due authorization, execution and delivery by the Company and the Shareholders, as applicable, this Agreement and all such other documents and agreements to which Parent or Merger Sub is a party will constitute valid and binding obligations of Parent or Merger Sub and shall be enforceable against Parent or Merger Sub in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

     3.3 CAPITALIZATION. As of the date hereof, the authorized capital stock of Merger Sub consists of 75 shares of common stock, without par value, all of which are issued and outstanding and owned by Parent. As of the date hereof, the authorized capital stock of Parent consists of (i) 30,000,000 shares of common stock, without par value, of which approximately 12,350,000 are issued and outstanding and (ii) 2,500,000 shares of authorized but unissued preferred stock.

     3.4 CONSENTS AND APPROVALS; NO VIOLATION.

     (a) Neither the execution and delivery of this Agreement and the other documents and agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof, will (i) conflict with any provision of the Articles of Incorporation or Code of Regulations (or other similar organizational documents) of Merger Sub or Parent; (ii) violate any Law of any Governmental Authority which is applicable to Merger Sub or Parent, or by which any of their respective businesses, properties or assets may be bound or affected; or (iii) violate, breach, or conflict with, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of any obligation to pay or result in the imposition of any Encumbrance upon any of their respective properties) under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, Encumbrance, contract, Permit, Order or other instrument or obligation to which Merger Sub or Parent is a party or by which any of the business, properties or assets of Merger Sub or Parent are bound or affected.

     (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental, judicial or regulatory authority, domestic or foreign, except for applicable requirements, if any, of the Securities Act, the Exchange Act, and the rules and regulations thereunder, state securities laws ("Blue Sky Laws"), state takeover laws, the pre-merger notification requirements of the HSR Act and the rules and regulations thereunder, the listing requirements of the NYSE and the filing and recordation of the Certificate of Merger or other documents as required by the OGCL and the MBCA.

     3.5 LITIGATION AND ARBITRATION. To the knowledge of Parent and Merger Sub, no claim, action, suit, proceeding, inquiry or investigation has been instituted which threatens to restrain or prohibit or to otherwise challenge the legality or validity of the transactions contemplated by this Agreement or the other documents or agreements contemplated herein.

     3.6 REGISTRATION STATEMENT. Subject to the accuracy of the representations of the Company in Section 2.12, the Registration Statement shall not, at the time the Registration Statement (including amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein not misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained or incorporated by reference in any of the foregoing documents.

     3.7 SEC FILINGS.

     (a) Parent has filed all forms, reports, statements and other documents required to be filed by it with the SEC since January 1, 1994 (such forms, reports, statements and other documents are hereinafter referred to as the "Parent SEC Reports"). To the knowledge of Parent, the Parent SEC Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) The consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Parent SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

     3.8 BROKERS AND FEES. Except as set forth on Schedule 3.8, neither Parent nor its subsidiaries has an obligation to pay any broker, finder, investment banker, financial advisor, attorney or similar fee in connection with this Agreement or the other documents or agreements contemplated hereby or the transactions contemplated hereby or thereby.

     3.9 PARENT SHARES. The Parent Shares, when issued by Parent to the Shareholders as part of the Merger Consideration, shall be duly and validly issued and outstanding, fully paid and nonassessable shares of Parent. Such Parent Shares shall not have been issued in violation of any preemptive rights.

                                   ARTICLE IV

                    CONDUCT OF BUSINESS PENDING THE MERGER;
                   FURTHER ASSURANCES; AND CERTAIN COVENANTS

     4.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company covenants and agrees that, unless Parent shall otherwise agree in writing, (i) the Company shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in the ordinary course of business and in a manner consistent with past practice; (ii) the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to keep in full force and effect adequate insurance coverage consistent with past practice and maintain and keep its properties and assets in good repair, working order and condition, consistent with past practice, normal wear and tear excepted; and (iii) the Company shall use its reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations; provided, however, Parent consents to the Company's purchase of directors and officers insurance following the date hereof to the extent all premiums therefor are accrued for on the Closing Balance Sheet. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

     (a) amend or otherwise change its Articles of Incorporation or Bylaws;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its Subsidiaries;

     (c) except as set forth on Schedule 4.1(c), increase the compensation payable or to become payable to any director, officer, consultant or employee of the Company or any of its Subsidiaries, except for increases in salaries or wages of employees or payments of bonuses which are consistent with past practice or which are required pursuant to collective bargaining agreements or other written agreements entered into prior to the date hereof, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any of its subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees (any of the foregoing being an "Employee Benefit Arrangement"), except, in each case, as may be required by law or collective bargaining agreement or this Agreement and the Exhibits hereto;

     (d) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

     (e) elect, pursuant to Section 783 of the MBCA, to be covered by the provisions of Section 780 of the MBCA or take any action which could cause the Company or the Company Shares held by Parent or any direct or indirect wholly owned subsidiary of Parent to be covered by the provisions of Section 790 et seq. of the MBCA;

     (f) adopt any resolutions of the Board of Directors which would grant the Shareholders dissenters' rights pursuant to the MBCA; or

     (g)(i) record sales and maintain its books of account other than in accordance with its prior practices consistently applied, (ii) maintain the machinery and equipment and other fixed assets used in the business other than in good operating and usable condition, and in a state of good maintenance and repair, consistent with past practice, reasonable wear and tear excepted, and (iii) purchase or enter into any agreement to purchase or lease (including any lease amendment, renewal or extension) any real property, computer software or hardware, or non-resale items or make or enter into any commitments to make any capital expenditures; provided, however, Parent's consent will be required only to the extent such commitments, purchases or leases exceed $100,000 in the aggregate.

     4.2 NO SOLICITATION.

     (a) Neither the Company nor any of its Subsidiaries shall (i) solicit or initiate the submission of, any Acquisition Proposal (as hereinafter defined),
(ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action intended to facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal or (iii) enter into any agreement with respect to, agree to, approve or recommend any Acquisition Proposal, except to the extent that the Board of Directors of the Company reasonably determines that failure to take such action would constitute a breach of its fiduciary duties to the Shareholders.

     (b) The Company shall immediately notify Parent after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any person or entity that informs the Board of Directors of the Company or such Subsidiary that it is considering making, or has made, an Acquisition Proposal.

     (c) As used in this Agreement, "Acquisition Proposal" shall mean any proposal or offer from any person (other than Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent) relating to (i) any direct or indirect acquisition or purchase of any equity interest in, or a substantial amount of assets of, the Company or its Subsidiaries, (ii) any tender offer or exchange offer (including a self-tender offer), (iii) any merger, consolidation, recapitalization, liquidation, business combination or similar transaction involving the Company other than the transactions contemplated by this Agreement or (iv) any other extraordinary transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger.

     (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing, except to the extent that the Board of Directors of the Company reasonably determines that failure to take such action would constitute a breach of its fiduciary duties to the Shareholders. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party. At Closing, the Company shall provide Parent with copies of all such confidentiality agreements (except for the Confidential Proprietary Information Agreements of various dates between Kaman Industrial Technologies Corporation and the Company), including any agreements entered into in connection with the possible sale of the Company.

     (e) The Company shall advise the Company Representatives of the restrictions described in this Section 4.2. For purposes of this Section 4.2, "Company Representatives" shall mean all officers, directors, investment bankers, attorneys, financial advisors or other similar representatives retained by the Company or any of its Subsidiaries.

     4.3 FURTHER ASSURANCES; COOPERATION. The parties shall from time to time after the Closing, upon the request of any other party and without further consideration, execute, acknowledge and deliver in proper form any further instruments or documents, and take such further actions as such other party may reasonably require, to carry out effectively the intent of this Agreement and the other documents and agreements contemplated herein.

     4.4 HSR ACT. The Company and Parent have filed notifications under and in accordance with the HSR Act. Following the date hereof, the Company and Parent shall respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority (foreign or domestic) in connection with antitrust matters.

     4.5 REGISTRATION STATEMENT.

     (a) As promptly as practicable after the execution of this Agreement, Parent (with the cooperation of the Company) shall prepare and file with the SEC under the Securities Act a registration statement on Form S-4 or any other form as may be appropriate (such registration statement, together with any amendments thereof or supplements thereto, the "Registration Statement") with respect to the Parent Shares to be issued by Parent in connection with the Merger. Parent and the Company (with respect to information regarding the Company) will cause the Registration Statement to comply in all material respects with the Securities Act and the rules and regulations thereunder. Each of Parent and the Company shall use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable thereafter, and shall take any and all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of Parent Shares Stock pursuant to the Merger. Without limiting the generality of the foregoing, each of Parent and the Company agrees to use all reasonable efforts, after consultation with the other such party, to respond promptly to any comments made by the SEC with respect to the Registration Statement. Each of Parent and the Company shall, and shall cause its respective representatives to, fully cooperate with the other such party and its respective representatives in the preparation of the Registration Statement, and shall, upon request, furnish the other such party with all information concerning it and its affiliates, directors, officers and shareholders as the other may reasonably request in connection with the Registration Statement.

     (b) Without limiting the generality of the foregoing (i) the Company and Parent shall each notify the other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or a supplement to the Registration Statement, and (ii) the Company and Parent shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings.

     4.6 SHAREHOLDERS MEETINGS. The Company shall call and hold a shareholder meeting as promptly as practicable following the date hereof and in accordance with applicable laws for the purpose of voting upon the approval of the Merger and the adoption of this Agreement. Unless otherwise required under the applicable fiduciary duties of the respective directors of the Company, as determined by such directors in good faith after consultation with and based upon the advice of their legal counsel, the Company shall recommend that Shareholders vote in favor of the approval and adoption of this Agreement, the Merger and the other transactions contemplated herein.

     4.7 CONSENTS; APPROVALS. The Company shall use its reasonable efforts to obtain, and Parent shall cooperate with Company in obtaining, all consents, waivers, approvals, authorizations or orders, and the Company and Parent shall make all filings required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. Prior to the Closing or termination of this Agreement, Parent agrees that it shall not initiate discussions with any suppliers (other than suppliers to Parent or its subsidiaries), employees or customers (other than customers of Parent or its subsidiaries) of the Company regarding the Merger without obtaining the prior consent of the Company pursuant to a mutually agreed upon written plan.

     4.8 AGREEMENTS WITH RESPECT TO AFFILIATES. The Company shall request each person who is identified by the Company as being an "affiliate" of the Company at the time of the Company's shareholders meeting for purposes of Rule 145 under the Securities Act ("Rule 145") to deliver to Parent, prior to the Effective Time, a written agreement in connection with restrictions on affiliates under Rule 145 in the form attached hereto as Exhibit D.

     4.9 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, or (iii) the occurrence or nonoccurrence of any event which might result in a material adverse change in its financial condition, assets, business or future prospects; provided, however, that the delivery of any notice pursuant to this Section 4.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     4.10 PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the reasonable advice of outside legal counsel be required by applicable law or the rules and regulations of the NYSE, if it has used all reasonable efforts to consult with the other party and its counsel and allow such other party and its counsel to comment thereon.

     4.11 LISTING OF SHARES. Parent shall use its best efforts to cause the Parent Shares to be issued in the Merger to be listed, upon official notice of issuance, on the NYSE prior to the Effective Time.

     4.12 ACCESS TO COMPANY INFORMATION. Upon reasonable notice, from and after the date hereof through the Effective Time, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access to all its properties, books, contracts, commitments and records and, during such period, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request, and shall make available to Parent appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company's business, properties and personnel as Parent may reasonably request.

     4.13 ACCESS TO PARENT INFORMATION. Prior to the Closing, Parent shall, promptly after receipt thereof, deliver to the Company copies of all environmental reports obtained by Parent regarding the properties and/or operations of the Company.

     4.14 NOTICE OF LIABILITIES. Prior to the Closing, Parent shall use its best efforts to disclose to the Company actual, liquidated liabilities of the Company which have become known to Parent, but which Parent believes are not known to the Company.

     4.15 MESC DISCLOSURE. Upon receipt thereof, Parent shall acknowledge receipt of the Business Transferor's Notice to Transfer of Unemployment Tax Liability and Rate on Form 1027 from the Company.

     4.16 ANCILLARY AGREEMENTS. At the Closing, Parent shall execute consulting, confidentiality and noncompetition agreements between Parent and J. Michael Moore and James T. Moore II, substantially in the form of Exhibits E and F hereto.

     4.17 CONSULTING AND EMPLOYMENT AGREEMENTS. At the Closing, Parent or Merger Sub shall offer consulting and employment agreements to the key employees identified on Schedule 4.17 on terms and conditions reasonably agreeable to Parent or Merger Sub.

     4.18 WARN ACT NOTICES. Prior to the Closing, at the direction of Parent, the Company shall act as Parent's agent and promptly issue any and all Worker Adjustment and Retraining Notification Act notices requested by Parent to the Company's headquarters personnel, governmental agencies and units, and organizations designated by Parent and in the manner and form directed by Parent. Parent shall provide notices for the Company's use and shall reimburse the Company for the cost of mailing or otherwise delivering the notices. Parent shall hold the Company harmless from Losses arising directly from the giving of any such notice.

     4.19 PARENT TAX RETURNS. Parent and Merger Sub shall prepare, execute, and file all tax returns and other documents necessary to constitute the Merger as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that Parent and Merger Sub shall not be so obligated if Parent or Merger Sub has a reasonable belief that one or more former shareholders of the Company who received Parent Shares in the Merger have (prior to the filing of such tax returns) disposed of sufficient Parent Shares so received so as to violate the "continuity of interest" requirement contained in Treasury Regulation Section 1.368-1(b); provided, further, that after forming a reasonable belief of a violation of such continuity of interest requirement, that Parent and Merger Sub shall prepare, execute, and file all tax returns and other documents necessary to constitute the Merger as a reorganization within the meaning of Section 368(a) of the Code if the Shareholder Representatives (as defined in the Escrow Agreement) deliver an opinion of counsel reasonably acceptable to Parent (as to counsel, substance and form) to the effect that the "continuity of interest" requirements have not been violated and that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code. For purposes of this provision, the "continuity of interest" requirement shall be interpreted so as to require such former Company shareholders to retain (in the aggregate) Parent Shares received in the Merger at least equal to forty percent of the total consideration provided in the Merger until at least January 1, 1998. In the event Parent or Merger Sub proposes to file any tax return or document inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, Parent and Merger Sub agree to notify the Shareholder Representatives as far in advance as possible (but in any event, at least fifteen days in advance of such filing unless delaying such filing to comply with this notice requirement would violate applicable law) of such proposed filing and to consider in good faith any objections raised to the filing of such return or document.

     4.20 PARENT DIVIDENDS. Prior to the Closing, Parent shall not declare or pay any dividends or make any other distributions with regard to any shares of its capital stock on or after the date hereof, except for the payment of cash dividends not to exceed $0.25 per share per calendar quarter.

     4.21 LIFE INSURANCE. For a period of thirty days after the Closing, Merger Sub shall, at the request of any Shareholder who is the insured under a life insurance policy acquired by Merger Sub pursuant to the Merger, sell and transfer such policy to such Shareholder at a cash price equal to the value of such policy as reflected on the Closing Balance Sheet.

     4.22 NOTIFICATION UNDER UNION AGREEMENT. Upon execution of this Agreement, the Company shall give notice of sale and any similar notice required to be given under any collective bargaining agreement to which the Company or its Subsidiaries are a party or by which any of them are bound.

     4.23 AMENDMENT OR TERMINATION OF CERTAIN PLANS AND AGREEMENTS. No later than fifteen days prior to the Closing, the Company shall deliver to Parent forms of all documentation necessary to (i) terminate all salary continuation agreements (other than those with J. Michael Moore, James T. Moore II, Robert Maxon, Raymond Rench, Lester Schroeder and Thomas P. Moore II), phantom stock rights and plans, split dollar and reverse split dollar agreements, death benefit only agreements and all other post-employment benefit arrangements (other than qualified plans) between or among the Company and any of its directors, officers or employees and (ii) satisfy and discharge all obligations arising thereunder. Prior to the Closing, the Company shall effect the transactions contemplated in clauses (i) and (ii) of this Section 4.23 and shall provide Parent with copies of all documentation relating to such action. No later than fifteen days prior to the Closing, the Company shall amend any Plan required to be amended to provide for any withdrawal made by any participant thereunder and shall file full and correct Forms 5500 for the four years ending prior to the Closing with respect to each Pension Plan and Welfare Plan.

     4.24 INVENTORY RECORD. The Company will deliver to Parent a true and complete copy of its perpetual inventory records as of the date of the Closing Balance Sheet and the Effective Time. The Company will deliver to Parent a true and complete schedule of all inventory held on consignment by or which is in the possession of third parties and of any ledger balance or consignment arrangement with any supplier.

     4.25 CERTAIN EMPLOYEES. Prior to the Closing, the Company will use its best efforts to inform Parent of any salaried employee who intends to terminate his or her employment with the Company.

     4.26 NOMINATION AS DIRECTOR. Parent will recommend J. Michael Moore to the Nominating Committee of its Board of Directors for nomination as a director at Parent's next annual meeting.

     4.27 COMPANY AND PLAN TAX RETURNS. Prior to the Closing, the Company shall use its best efforts to file all applicable federal, state, local and foreign tax and information returns, including tax and information returns with respect to any Plan maintained by the Company or any of its Subsidiaries, relating to all tax periods ending on or before December 31, 1996 and shall pay all taxes required to be shown on such returns, whether or not yet due and payable.

     4.28 CONFEDERATION LIFE POLICIES. After the Closing, Parent shall hold for up to thirty months in order to maximize the cash surrender value of, life insurance policies issued by Confederation Life listed on Schedule 4.28 (the "Confederation Life Policies"). Prior to the expiration of such thirty month period, the Shareholder Representatives shall have the sole right to direct the disposition of the Confederation Life Policies.

                                   ARTICLE V

          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     5.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  Except as set forth in
Section 2.15(b), all representations and warranties of the Company, Shareholders, Merger Sub or Parent contained herein or made pursuant hereto shall survive the Closing and any investigation at any time made by or on behalf of any party hereto until five years from the Effective Time. Notwithstanding the foregoing, if a claim with respect to a breach of a representation and warranty is made within the applicable period in accordance with the provisions hereinafter set forth, such claim and any related claim may continue to be asserted after such period. No party shall have liability under this Section 5.1 unless the notice specified in Section 5.4 is given prior to expiration of the period specified in this Section 5.1.

     5.2 INDEMNIFICATION OF PARENT AND MERGER SUB. The Company shall indemnify Parent and Merger Sub from and against any Losses incurred by Parent or Merger Sub (including any Losses incurred by the Company or its Subsidiaries following the Closing) by reason of any breach of any representation, warranty, covenant or agreement of the Company. Following the Closing, the Escrow Amount shall be the sole and exclusive source for the indemnity provided for in this Section 5.2 and such indemnity shall be the sole and exclusive remedy for any Losses incurred by Parent or Merger Sub arising from the Company's breach of any provision of this Agreement. Notwithstanding anything else provided herein, Parent and Merger Sub shall be entitled to indemnification only if, and to the extent, Losses incurred by Parent or Merger Sub (including any Losses incurred by the Company or its Subsidiaries) by reason of any breach of any representation, warranty, covenant or agreement of the Company exceed One Hundred Sixty Thousand Dollars ($160,000) (the "Deductible"); provided, however, although the term "material" is used in certain representations, warranties and covenants, the parties intend that solely for purposes of determining whether or not there has been a breach of any representation, warranty, covenant or agreement of the Company which would entitle Parent or Merger Sub to indemnification under this Section 5.2, no effect shall be given in any such representation, warranty, covenant or agreement to the use of the term "material." For purposes of this Section 5.2, the term "Parent" shall be deemed to include all direct and indirect Subsidiaries and affiliates of Parent. Notwithstanding anything to the contrary provided herein, Parent and Merger Sub shall be entitled to indemnification from the Escrow Amount on a dollar for dollar basis (and without giving effect to the Deductible or any materiality threshold) to the extent that the Adjusted Value of the Confederation Life Policies on the Closing Balance Sheet exceeds the actual cash surrender value received by Parent. Notwithstanding anything to the contrary provided herein, Parent and Merger Sub shall also be entitled to indemnification from the Escrow Amount on a dollar for dollar basis (and without giving effect to the Deductible or any materiality threshold) to the extent that the reserve for workers' compensation liabilities reflected on the Closing Balance Sheet is less than the actual amounts incurred by Parent and its affiliates with respect to any and all workers' compensation claims relating to injuries incurred by employees of the Company and its Subsidiaries prior to the Closing plus a reasonable estimate of any and all future liability with respect to such claims. Notwithstanding anything to the contrary provided herein, Parent and Merger Sub shall not be entitled to indemnification with respect to the adequacy of the reserve on the Closing Balance Sheet for the DEC hardware and related software.

     5.3 INDEMNIFICATION OF SHAREHOLDERS. Parent agrees to indemnify the Shareholders from any Losses incurred by reason of any breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained herein.

     5.4 ASSERTION OF CLAIMS.

     (a) The parties shall be free to bring all differences of interpretation and disputes arising in connection with this Agreement to the attention of the other at any time without prejudicing their harmonious relationship and operations hereunder, and the good offices and facilities of either party shall be available at all times for the prompt and effective adjustment of any and all such differences, either by mail, telephone or personal meeting under friendly and courteous circumstances.

     (b) If a party claims ("Claiming Party") that it is entitled to indemnification under this Article V, written notice of such claim specifying with particularity the factual basis of the claim to the extent known (the "Claim") shall be given to the party from whom the Claiming Party seeks indemnification. The parties shall negotiate in good faith to determine the validity and the value of the Claim. If the parties cannot reach an agreement as to the value of the Claim, then such Claim shall be submitted to a mutually acceptable party for arbitration in accordance with the Commercial Rules of the American Arbitration Association in Toledo, Ohio, and the decision of such arbitrator shall be final and binding upon the parties. The prevailing party in any action brought before an arbitrator or any court shall be entitled to recover all costs, including fees and expenses of counsel; provided, however, following the Closing, if Parent or Merger Sub is the Claiming Party, all matters relating to any Claim shall be noticed, administered and resolved as set forth in the Escrow Agreement.

     5.5 LIMITATION ON PARENT LIABILITY. The aggregate amount of the indemnification payable by Parent pursuant to this Article V shall not exceed Ten Million Dollars ($10,000,000) with respect to claims for indemnification first asserted within the thirty month period following the Effective Time; shall not exceed the lesser of (i) Five Million Dollars ($5,000,000) or (ii) together with the aggregate of all claims for indemnification first asserted within the thirty month period following the Effective Time, Ten Million Dollars ($10,000,000) with respect to claims for indemnification first asserted within the thirty month period following the first aforementioned thirty month period; and shall not exceed the lesser of (i) Two Million Five Hundred Thousand Dollars ($2,500,000) or (ii) together with the aggregate of all claims for indemnification first asserted within the forty-five month period following the Effective Time, Ten Million Dollars ($10,000,000) with respect to claims for indemnification first asserted within the fifteen month period following the aforementioned forty-five month period. Notwithstanding anything else provided herein, Parent and Merger Sub shall be liable to indemnify Shareholders for any Losses incurred by reason of any breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained herein only if, and to the extent, Losses incurred by Shareholders by reason of any breach of any representation, warranty, covenant or agreement of Parent or Merger Sub exceed One Hundred Sixty Thousand Dollars ($160,000).

     5.6 INDEMNIFICATION IS NET OF BENEFITS. Any Claim for indemnification under this Article V shall be net of any tax benefits.

     5.7 GOOD FAITH CLAIMS. Parent and Merger Sub agree that they will use good faith reasonable business judgment in taking any action that results in a Claim by Parent for indemnification under Section 5.2.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

     6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver by the appropriate party at or prior to the Closing of the following conditions:

     (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC. No stop order suspending the effectiveness of the Registration Statement shall have been issued, initiated or threatened by the SEC;

     (b) Shareholder Approval. This Agreement, the Merger and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of the Company;

     (c) Listing. The Parent Shares to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance;

     (d) HSR Act. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

     (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered or enforced which makes the consummation of the Merger illegal.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions, which conditions may be waived by Parent:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date) and (iii) where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not reasonably be expected to result in an adverse effect on the Company or its business of $3,000,000 or more (before taxes). Parent and Merger Sub shall have received a certificate to such effect signed by the President of the Company;

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President of the Company;

     (c) Environmental Condition. Parent shall be reasonably satisfied with the environmental condition of the real property owned or held under lease by the Company and with the Company's compliance with applicable environmental laws and regulations;

     (d) Consulting and Employment Agreements. Parent and Merger Sub shall have received duly executed consulting and employment agreements between Parent (or its designated affiliate) and the key employees identified on Schedule 4.17 on terms reasonably acceptable to Parent;

     (e) Continuity of Business. Parent shall be reasonably satisfied that all material customers, product vendors, suppliers, sales representatives and employees of the Company and its Subsidiaries will continue their respective relationships with the business following the Effective Time;

     (f) Shareholders Equity; Net Income. Parent shall be reasonably satisfied that shareholders equity of the Company as of December 31, 1996 and as of the Closing is not less than Forty-One Million Dollars ($41,000,000) or greater than Fifty-One Million Dollars ($51,000,000) and that the net income after taxes of the Company for the fiscal year ending December 31, 1996 is not less than Three Million Three Hundred Thousand Dollars ($3,300,000);

     (g) Material Contracts, Approvals, Permits and Leases. Parent shall be reasonably satisfied that it or Merger Sub may assume all material contracts, Approvals, Permits and leases of the Company and its Subsidiaries and that no such contracts or leases will conflict with or result in a material breach or default under any material contract, Approval, Permit or agreement of Parent. In the event the Company is unable to obtain consent to the assignment of any material lease, Parent and the Company shall negotiate in good faith an equitable resolution to the issues arising therefrom;

     (h) Amendment or Termination of Certain Plans and Agreements. Parent shall be reasonably satisfied that (i) all salary continuation agreements (other than those with J. Michael Moore, James T. Moore II, Robert Maxon, Raymond Rench, Lester Schroeder and Thomas P. Moore II), phantom stock rights and plans, split dollar and reverse split dollar agreements, death benefit only agreements and all other post-employment benefit arrangements (other than qualified plans) between or among the Company and any of its directors, officers or employees have been terminated and all obligations arising thereunder have been satisfied and discharged and (ii) all Plans required to be amended and all Forms 5500 required to be filed pursuant to Section 4.23 shall have been amended and filed, respectively;

     (i) Audit; Material Adverse Change. Deloitte & Touche LLP shall have completed its annual audit of the Company's financial statements for the fiscal year ended December 31, 1996 and issued an unqualified audit opinion with respect thereto and there shall not have been an occurrence or nonoccurrence of any event which results or might reasonably be expected to result in an adverse effect on the Company or its business of $3,000,000 or more (before taxes);

     (j) Consulting, Noncompetition and Confidentiality Covenants. Parent and Merger Sub shall have received duly executed (i) consulting, noncompetition and confidentiality agreements between Parent and J. Michael Moore and James T. Moore II, respectively, substantially in the form of Exhibits E and F hereto, and (ii) a duly executed confidentiality agreement between Parent and Dennis P. Moore in a form satisfactory to Parent;

     (k) Company Counsel Opinion. Parent and Merger Sub shall have received an opinion of counsel to the Company substantially in the form of Exhibit G hereto; and

     (l) Price of Parent Common Stock. Prior to the Effective Time and after the date of this Agreement, the closing price of Parent Shares on the New York Stock Exchange for a single trading day shall not have been more than $38.00 per share.

     (m) Assignment of Motion Roller/Bearing Assembly. Prior to Closing, the Company shall obtain the written consent of Richard K. Goldy ("Goldy") to the assignment, without recourse to the Company, of all of the Company's rights and obligations under the Assignment Agreement between Goldy and the Company dated June 1, 1996 (which agreement assigned all of Goldy's right, title and interest to and with respect to the Variable Curvilinear Recirculating Element Bearing and a Traveling Windlass Drive Mechanism, also referred to as the Motion Roller/Bearing Assembly, and the patent application relating thereto), to INVETECH Holding Company, now known as MRBA Company and shall file an effective assignment of the patent application with the United States Patent and Trademark Office, each in a form reasonably acceptable to Parent. Parent and Merger Sub hereby consent to such assignments and waive any rights in such intellectual property.

     (n) Termination of Regionalization Program. Parent shall be reasonably satisfied that all benefits and expenses incurred in connection with the Regionalization and Consolidation programs undertaken with respect to the Detroit Metro Region and the Denver Region have been paid or have been reserved for on the Closing Balance Sheet, that no person currently or in the future shall be eligible to receive benefits or payments under such programs except as reserved for on the Closing Balance Sheet, and that all steps necessary to terminate such programs shall have been taken by the Company prior to the Closing.

     6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the following conditions, which conditions may be waived by the Company:

     (a) Representations and Warranties. The representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date) and (iii) where the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, does not result or would not reasonably be expected to result in a material adverse effect on Parent. The Company shall have received a certificate to such effect signed by an executive officer of Parent.

     (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by an executive officer of Parent.

     (c) Tax Opinion. The Company shall have received a written opinion of its legal counsel or accountants (addressed to the Company and the Shareholders) in form and substance reasonably satisfactory to the Company to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

     (d) Parent Counsel Opinion. The Company shall have received an opinion of counsel to Parent substantially in the form of Exhibit H hereto.

     (e) Price of Parent Common Stock. Prior to the Effective Time and after the date of this Agreement, the closing price of Parent Shares on the New York Stock Exchange for a single trading day shall not have been less than $24.875 per share.

     (f) Change of Control of Parent. Prior to the Effective Time, control of Parent shall not be transferred to persons other than those persons in control of Parent on the date of this Agreement.

                                  ARTICLE VII

                                  TERMINATION

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the Shareholders:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

     (b) by either Parent or the Company, if the Merger shall not have been consummated by July 31, 1997 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to use all reasonable efforts to expedite a Closing or to fulfill any material obligation under this Agreement has been the cause of or a substantial contributor to the failure of the Merger to occur on or before such date);

     (c) by either Parent or the Company, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations hereunder and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action);

     (d) by Parent, if (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so; or (ii) the Board of Directors of the Company shall have recommended to the Shareholders of the Company an Acquisition Proposal;

     (e) by the Company, if (i) the Board of Directors of the Company shall determine in good faith, based upon advice of outside legal counsel, that it is required, in order to discharge properly its fiduciary duties, to withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so and (ii) the Board of Directors of the Company shall have recommended to the Shareholders of the Company an Acquisition Proposal; provided, that, the Company shall not be entitled to exercise any termination rights under clause (ii) of this Section 7.1(e) unless (x) any action of the Board of Directors in order to discharge its fiduciary duties is taken in good faith upon advice of outside legal counsel and
(y) the Company has complied with its other obligations hereunder;

     (f) by Parent or the Company, if, at a duly held meeting of the shareholders of the Company (including any adjournment thereof) held for the purpose of voting on the Merger, this Agreement and the consummation of the transactions contemplated hereby, the holders of the requisite number of Company Shares shall not have approved the Merger, this Agreement and the consummation of the transactions contemplated hereby; or

     (g) by Parent or the Company, upon a breach or breaches of this Agreement by the other party, individually or in the aggregate, which results or would reasonably be expected to result in an adverse effect on such party or its business of $3,000,000 or more (before taxes).

     7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in
Section 7.3 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof.

     7.3 FEES AND EXPENSES.

     (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent shall pay and be responsible for the filing fee and printing fees to be paid in connection with the Registration Statement and Prospectus.

     (b) In order to induce Parent to enter into this Agreement, the Company agrees that if: (x) prior to termination of this Agreement, any person other than Parent and its affiliates shall have commenced, proposed or communicated to the Company an Acquisition Proposal (a "Pre-Termination Acquisition Proposal") and (y) within one year of the termination of this Agreement, such person, or any affiliate of such person, enters into any definitive agreement to effect a transaction contemplated by an Acquisition Proposal (which is related to such Pre-Termination Acquisition Proposal), then the Company shall pay to Parent within five business days following the consummation of the transaction that was contemplated by the Acquisition Proposal a fee of $3,000,000 in cash; provided, however, that in no event shall the Company be obligated to pay more than one such fee with respect to all such occurrences and provided further, no such fee shall be payable if there has been a material misrepresentation by or material breach of any material obligation of Parent hereunder which would entitle the Company to terminate this Agreement under Section 7.1.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES.

     (a) This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. This Agreement and the rights and obligations of the Company, Shareholders, Merger Sub and Parent hereunder may not be assigned by any of the parties hereto without the prior written consent of the other parties, except that Parent may assign its rights and obligations hereunder to a designated wholly owned subsidiary at any time.

     (b) This Agreement is not intended, nor shall it be construed, to confer any rights or remedies under or by reason of this Agreement upon any Person except the parties hereto and their heirs, representatives, successors and permitted assigns.

     8.2 EXHIBITS AND SCHEDULES. All exhibits and schedules attached hereto and referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

     8.3 ENTIRE AGREEMENT. This Agreement, including all Exhibits, documents, schedules, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. This Agreement supersedes all prior agreements, arrangements and understandings of the parties with respect to such transaction.

     8.4 WAIVER OF COMPLIANCE. No amendment, modification, alteration, supplement or waiver of compliance with any obligation, covenant, agreement, provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing executed by all of the parties hereto, or, in the case of a waiver the party against whom enforcement of any waiver is sought. Any waiver or failure to insist upon strict compliance with such obligations, covenant, agreement, provision or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     8.5 ENFORCEABILITY. If any term, provision, covenant or restriction of this Agreement or the application thereof to any person or circumstance should be held by an administrative agency or court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of this Agreement and the application of such term, provision, covenant, or restriction to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law. Further, it is the intent of the parties that if any term, provision, covenant, or restriction of the Agreement should be held to be invalid, void, or unenforceable as applied to any person or circumstance, then such term, provision, covenant, or restriction shall be modified to the extent necessary in order to render the same enforceable, consistent with the expressed objectives of the parties hereto for entering into this Agreement.

     8.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     8.7 HEADINGS. The table of contents, article and section headings contained in this Agreement are for convenience only and shall not control or affect in any way the meaning or interpretation of the provisions of this Agreement.

     8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Ohio, without giving effect to the conflicts of law principles thereof.

     8.9 EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement.

     8.10 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) at the time of delivery if personally delivered or telecopied (with confirmation of receipt), (ii) the next day, if delivered by nationally-recognized overnight express service, or (iii) in five (5) days, if sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

    (a) If to Parent or Merger Sub to:

     Applied Industrial Technologies, Inc.
     3600 Euclid Avenue
     Cleveland, Ohio 44115-1925
     Telephone Number: (216) 881-8900
     Facsimile Number: (216) 391-6217
     Attn: Robert C. Stinson, Esq.

     with copy to:

     Squire, Sanders & Dempsey L.L.P.
     4900 Key Tower
     127 Public Square
     Cleveland, Ohio 44114-1304
     Telephone Number: (216) 479-8500
     Facsimile Number: (216) 479-8780
     Attn: David A. Zagore, Esq.

    (b) if to the Company:

     INVETECH Company
     1400 Howard Street
     Detroit, Michigan 48216
     Telephone Number: (313) 963-6011
     Facsimile Number: (313) 963-5427
     Attn: Mr. J. Michael Moore
    with a copy to:

    Miller, Canfield, Paddock and Stone, P.L.C.
     150 West Jefferson, Suite 2500
     Detroit, Michigan 48226
     Telephone Number: (313) 963-4240
     Facsimile Number: (313) 496-7500
     Attn: Bruce D. Birgbauer, Esq.

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address shall be, deemed given only upon receipt.

     8.11 CONFIDENTIALITY; SOLICITATION OF EMPLOYEES. Each party to this Agreement will maintain in confidence, hold in trust for the other, and not use in any way except as expressly permitted, any information obtained from such other party or such other party's Subsidiaries in connection with this Agreement or the Merger, and each party to this Agreement will cause its respective Subsidiaries, directors, officers, employees, agents, and advisers to do the same, unless: (a) such information is or becomes publicly available through no fault of the party disclosing or using such information; (b) the use of such information is necessary or appropriate in making any filing or obtaining any requisite regulatory approval; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings; provided, however, that the responding party shall first have given notice to the other party hereto and shall have made a reasonable effort to obtain a protective order to limit the disclosure. Information will be disclosed only on a need to know basis and will only be used to the extent required to accomplish the Merger. Information shall not be reproduced in any form except as required to accomplish the Merger. If the Merger is not consummated, each party will return or destroy such information of the other party (and all copies or extracts) as the other party may request in writing and the chief executive officers of the Company and Parent shall promptly execute and deliver certifications to the other party that, at their request and to their knowledge, all such information has been destroyed or returned to the other party. Each party hereby acknowledges and agrees that in the event of any breach of this Section by the other party, including, without limitation, the actual or threatened disclosure or unauthorized use of a disclosing party's information, in violation of this Section, the disclosing party will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, each party hereby agrees that the other party shall be entitled to specific performance of the receiving party's obligations under this Section as well as such further relief as may be granted by a court of competent jurisdiction. If the Merger is not consummated, until the earlier of (x) August 1, 1998 or (y) the acquisition of the other party by a third party, each party further agrees that it shall not initiate or maintain contact (except for those contacts made in the ordinary course of business) with any director, officer or employee of the other party with respect to the employment of any such director, officer or employee by the first party; provided that, this provision shall not operate to prevent either party from hiring any person who responds to an advertisement or makes an unsolicited contact for employment. This Section 8.11 shall survive termination of this Agreement.

     8.12 DISPUTE RESOLUTION; ARBITRATION. Parent and the Company shall be free to bring all differences of interpretation and disputes arising in connection with this Agreement to the attention of the other at any time without prejudicing their harmonious relationship and operations hereunder, and the good offices and facilities of either party shall be available at all times for the prompt and effective adjustment of any and all such differences, either by mail, telephone or personal meeting under friendly and courteous circumstances. To the extent any differences with respect to or arising out of the terms of this Agreement cannot be resolved between the parties in accordance with the procedures set forth in the previous sentence, either party may deliver a written notice of disagreement (a "Notice of Disagreement") to the other specifying with particularity the nature of the disagreement and the facts related thereto.

Following delivery of a Notice of Disagreement, the parties shall attempt to resolve any differences which they may have with respect to any matter specified in the Notice of Disagreement. If prior to the scheduled Closing Date, the parties fail to reach a written agreement with respect to all such matters, then all such matters as specified in the Notice of Disagreement as to which such written agreement has not been reached (the "Disputed Matters") shall be submitted to and reviewed by an arbitrator (the "Arbitrator"), who shall be appointed in accordance with the Commercial Rules of the American Arbitration Association. The Arbitrator shall act promptly (in no event to exceed twenty days) to resolve all Disputed Matters and shall issue a written decision resolving the disputed matters applying such reasonable and equitable principles (consistent with this Agreement and applicable law) as he or she deems appropriate. The Arbitrator's decision with respect to all Disputed Matters shall be final and binding upon Parent and the Company. The arbitration shall be conducted in Toledo, Ohio in accordance with the Commercial Rules of the American Arbitration Association, and the decision of such Arbitrator shall be final and binding upon the parties. The Arbitrator shall issue a written decision with respect to any disputes relating to any Notice of Disagreement submitted for arbitration. The decision of the Arbitrator shall be final and binding upon the parties and judgment in accordance with such decision may be entered in any court of competent jurisdiction. The fees and expenses of the Arbitrator incurred in resolving the Disputed Matters shall be borne equally by Parent and the Company (with the Company's portion of the fees and expenses being a further adjustment to the Merger Consideration).

                                   ARTICLE IX

                              CERTAIN DEFINITIONS

     9.1 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Adjusted Value" shall mean (i) the amount recorded with respect to the Confederation Life Policies on the Closing Balance Sheet (which includes a 15% reserve), minus (ii) in the event any death benefit is paid under any such policies, an amount equal to the cash surrender value of such policies, including any dividends credited thereto and without deduction for any loans (or interest thereon), plus (iii) interest on the amount determined by subtracting
(ii) from (i) at a rate of 7% per annum (compounded annually), minus (iv) any unpaid loans (and interest thereon) debited against the cash surrender value of such policies to the extent recorded on the Closing Balance Sheet, plus (v) the amount of any premium payments due after the Closing and not deducted directly from the cash surrender value of such policies.

"Benefit Arrangements" means all bonus, incentive compensation, individual employment contract, consulting contracts, termination, severance pay, holiday, vacation, termination, severance pay, sick pay, sick leave, disability, tuition refund, relocation, fringe benefit, collective bargaining agreements and other policies or practices of the Company providing employee or executive compensation or benefits to employees of the Company.

"Closing" shall have the meaning set forth in Section 1.10 hereof.

"Closing Date" shall have the meaning set forth in Section 1.10 hereof.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"The Company" shall mean INVETECH Company, a Michigan corporation.

"Encumbrance" shall mean any lien, encumbrance, proxy, voting trust arrangement, pledge, security interest, collateral security agreement, financing statement (and similar notices) filed with any Governmental Authority, claim (including any claim as defined in the Code), charge, equities, mortgage, pledge, objection, title defect, option, restrictive covenant or restriction on transfer of any nature whatsoever, and the interest of the lessor in any property subject to a capital lease.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations promulgated thereunder.

"ERISA Affiliate" means an entity that would be treated as a single employer with the Company under Section 414 of the Code.

"Governmental Authority" shall mean any government or political subdivision thereof, whether federal, state, local or foreign, or any agency, department, commission, board, bureau, court, tribunal, body, administrative or regulatory authority or instrumentality of any such government or Political subdivision.

"knowledge" means actual knowledge after reasonable investigation.

"Law" shall mean any law (including common law), rule, regulation, restriction (including building or zoning code), code, statute, ordinance, order, writ, injunction, judgment, decree or other requirement of a Governmental Authority.

"Losses" shall mean and include all demands, claims, actions, causes of action, assessments, damages, losses, liabilities, judgments, settlements, fines, penalties, sanctions, costs and expenses (including, without limitation, interest, penalties, reasonable attorneys' fees and expenses as incurred, and all other reasonable costs of investigating and defending third party claims as incurred). With respect to Parent, "Losses" shall not include (and shall be net
of) any amounts reserved, if any, on the Company's Closing Balance Sheet specifically with respect to such Losses or, to the extent paid, any amounts relating to Losses which are payable through insurance, other than self-insurance, maintained by the Company prior to the Closing which insurance is not continued by Parent following the Closing.

"material" or "materiality" means, as applied in any particular representation, warranty, covenant, in an effect, individually or in the aggregate, of $200,000 or more or substantial interference with the conduct of business at any facility or branches for more than forty-eight hours.

"Merger" shall have the meaning set forth in the Recitals hereof.

"Merger Sub" shall mean IC Acquisition Corporation, an Ohio corporation and a wholly-owned subsidiary of Parent.

"Multiemployer Plan" means a Plan which is a multiemployer pension plan as defined in Section 3(37)(A) of ERISA.

"Order" shall mean any order, judgment, injunction, award, decree, writ, rule or similar action of any Governmental Authority.

"Parent" shall mean Applied Industrial Technologies, Inc.

"Parent Shares" shall mean the shares of common stock, without par value, of Applied Industrial Technologies, Inc.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

"Pension Plan" means any Plan that is an "employee benefit pension plan" as such term is defined in Section 3(2) of ERISA.

"Permits" shall mean any franchise, license, certificate, approval, number, registration, permit, authorization, order or approval of, and any required registration with, any Governmental Authority.

"Person" shall mean any individual, partnership, firm, trust, association, corporation, joint venture, joint stock company, unincorporated organization, Governmental Authority or other entity.

"Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation day, or dependent care, legal services, educational assistance, relocation assistance, cafeteria, life, health, accident, disability, workers compensation or other insurance, death benefit agreements, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including but not limited to an "employee benefit plan" within the meaning of Section 393 of ERISA, which provides compensation or benefits to employees of the Company.

"Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Shareholders" shall mean the shareholders of the Company immediately preceding the Closing as set forth on Schedule 2.4.

"Welfare Plans" means all plans which are employee welfare benefit plans as defined in Section 3(1) of ERISA.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.

The Company:

INVETECH COMPANY

By: /s/ J. Michael Moore
    --------------------------------
    Chairman and Chief Executive
    Officer

Parent:

APPLIED INDUSTRIAL TECHNOLOGIES,
INC.

By: /s/ John C. Dannemiller
    --------------------------------
Name: John C. Dannemiller
Title: Chairman, Chief Executive
Officer and President

Merger Sub:

IC ACQUISITION CORPORATION

By: /s/ John C. Dannemiller
    --------------------------------
Name: John C. Dannemiller
Title: Chairman, Chief Executive
Officer and President

                                LIMITED JOINDER

The undersigned have executed this Agreement, as of the day and year first written above, solely to evidence their agreement to vote all Company Shares beneficially owned by them in favor of the authorization, approval and adoption of the Merger and this Agreement by the Shareholders.

                                            /s/ J. Michael Moore
                                            ------------------------------------
                                            J. Michael Moore

                                            /s/ James T. Moore II
                                            ------------------------------------
                                            James T. Moore II

                                 SCHEDULE 2.A.2

                                CERTAIN MATTERS

Matters disclosed in the Initial Disclosure Statement relating to Encumbrances, environmental, Plans, employee benefits, ERISA, equal employment opportunity, labor, government contracts, affirmative action, taxes, and pending or threatened Proceedings.

                                   EXHIBIT B

                                                       , 1997

Invetech Company

------------------------------------

------------------------------------

------------------------------------

GENTLEMEN:

     This letter is delivered pursuant to the terms and provisions of that
certain Plan and Agreement of Merger dated April   , 1997, among Invetech
Company, a Michigan corporation ("Invetech"), Applied Industrial Technologies, Inc., an Ohio corporation ("Applied") and IC Acquisition Corporation, an Ohio corporation (the "Merger Agreement"), a copy of which has been provided to the undersigned. Capitalized terms not otherwise defined in this letter have the meanings assigned to them in the Merger Agreement.

     All shares of Applied Stock which the undersigned receives pursuant to the Merger Agreement are referred to in this letter as "Merger Shares." The Merger Shares and any other consideration to be received by the undersigned upon consummation of the Merger are referred to collectively in this letter as "Merger Consideration."

     1. TAX MATTERS. The undersigned hereby agrees and represents that the undersigned will at no time prior to January 1, 1998, sell or otherwise dispose of any Merger Shares (other than a disposition by will or under the laws of descent and distribution) unless the undersigned has first furnished to Applied an opinion of nationally recognized tax counsel, satisfactory to Applied and its counsel as to form and substance, to the effect that such disposition will not violate the continuity of shareholder interest requirement set forth in Section 1.368-1 of the official Treasury Department interpretation of the Internal Revenue Code of 1986, as amended, found in Title 26 of the Code of Federal Regulations.

     Any legal counsel issuing an opinion described in the preceding paragraph:
(a) must assume, for purposes of determining whether a disposition will violate the continuity of shareholder interest requirement, that (i) each person that held shares of Invetech Stock immediately before the Effective Time (other than the undersigned) and who received shares of Applied Common Stock in connection with the Merger effected one or more sales or other dispositions of the shares of Applied Common Stock received by such person in connection with the Merger,
(ii) such sales or other dispositions reduced the aggregate fair value of such shares of Applied Common Stock (with such fair value measured as of the Effective Time) retained by such person to 40% (provided, however, that if such person actually owns less than 40%, the actual percentage owned shall be substituted for 40%) of the aggregate fair market value of the shares of Invetech Stock held by such person immediately before the Effective Time, and
(iii) such sales or other dispositions were effected promptly following the Effective Time pursuant to a plan or intention in existence immediately before the Effective Time; and (b) may rely on the representations and warranties contained in the Merger Agreement and the tax opinion of issued pursuant to the Merger Agreement, provided that in the preparation of such opinion, the opinion giver has made due inquiry of Applied as to whether Applied has been advised that such representations and warranties were true and correct when made.

     2. LEGEND. The undersigned agrees to: (a) the placement of a legend on the certificates evidencing the Merger Shares which shall state that any transfer of such shares is subject to the terms of this letter; and (b) the issuance by Applied of a stop- transfer order for a period of six months from the Effective Time to the transfer agent for the Applied Common Stock.

     3. WARRANTIES AND REPRESENTATIONS. The undersigned warrants and represents to Applied as follows:

          (a) The undersigned has full power to execute this letter, to make the representations, warranties, and agreements herein, and to perform the undersigned's obligations hereunder.

          (b) The undersigned has consulted such legal counsel and financial advisers as the undersigned deems appropriate in connection with the execution of this letter.

     4. BINDING EFFECT; RELIANCE. This letter shall be binding upon and enforceable against the undersigned, any administrators, executors, representatives, heirs, legatees, and devisees of the undersigned, and any pledgee holding any Merger Shares of the undersigned as collateral. The undersigned acknowledges that the representations, warranties, and agreements of the undersigned contained herein are part of the terms and conditions of the Merger Agreement.

     5. TERMINATION OF CERTAIN AGREEMENTS. The undersigned hereby agrees to the termination of all existing stock redemption agreements and shareholder agreements between Invetech and any shareholder(s) of Invetech relating to the capital stock of Invetech.

     6. ESCROW AGREEMENT.  The undersigned hereby agrees to be bound by the
terms of the Escrow Agreement attached as Exhibit   to the Merger Agreement.

                                            Very truly yours,

                                            ------------------------------------
                                            (Please type or print name)

                                            ------------------------------------
                                            (Signature)

                                                                         ANNEX B

                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT is made and entered into on                , 1997
("Escrow Agreement") by and among NBD Bank (the "Escrow Agent"), INVETECH Company, a Michigan corporation ("INVETECH"), Applied Industrial Technologies, Inc., an Ohio corporation ("Applied"), IC Acquisition Corporation, an Ohio corporation ("Merger Sub") and Thomas P. Moore II and Dennis P. Moore (the "Shareholder Representatives"). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement (as hereinafter defined).

                                    RECITALS

     WHEREAS, Applied, Merger Sub and INVETECH are parties to a Plan and Agreement of Merger, dated as of April 29, 1997 (the "Merger Agreement"), pursuant to which, at the Effective Time, INVETECH will merge with and into Merger Sub; and

     WHEREAS, pursuant to Section 1.3 of the Merger Agreement, at the Closing, Applied has agreed to deposit with the Escrow Agent, Ten Million Dollars ($10,000,000) in immediately available funds (as reduced from time to time pursuant to the terms hereof, the "Escrow Amount"); and

     WHEREAS, INVETECH and Applied wish to enter into this Escrow Agreement specifying the terms and conditions upon which the Escrow Amount will be held, invested and disbursed by the Escrow Agent, and the Escrow Agent wishes to act as escrow agent pursuant to the terms and conditions of this Escrow Agreement;

     NOW, THEREFORE, in consideration of the premises and intending to be legally bound hereby, the parties hereto agree as follows:

     1. DEPOSITS INTO ESCROW ACCOUNT.

     (a) On the date hereof, Applied has delivered to the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of, the Escrow Amount. The Escrow Agent shall deposit the Escrow Amount into an escrow account under the account name "Applied-INVETECH Escrow Account" (the "Escrow Account") and shall hold the Escrow Amount separate and apart from its other funds and accounts and shall keep an accurate record of all the transactions with respect thereto.

     (b) After the date hereof, Applied shall deposit into the Escrow Account for distribution to Shareholders any amount received prior to expiration of the term of this Agreement from Wayne Fielding ("Fielding").

     (c) After the date hereof, Applied shall deposit into the Escrow Account for distribution to Shareholders any amount received by Applied in respect of the cash surrender value of the Confederation Life Policies to the extent such amount exceeds the Adjusted Value of the Confederation Life Policies on the date such amount is received.

     (d) Prior to the date which is sixty months following the date hereof, Applied shall deposit into the Escrow Account for distribution to Shareholders the amount, if any, by which the reserve for workers' compensation liabilities reflected on the Closing Balance Sheet exceeds the actual amounts incurred by Applied and its affiliates with respect to any and all workers' compensation claims relating to injuries incurred by INVETECH and its Subsidiaries' employees prior to the Closing Date plus a reasonable estimate of any and all future liability with respect to such claims.

     (e) After the date hereof, Applied shall deposit in the Escrow Account for distribution to Shareholders one-half of the net proceeds received by Applied, if any, from the sale of the assets identified on Schedule 1(e).

     2. PURPOSE OF ESCROW. The Escrow Amount shall be held by the Escrow Agent for the purpose of securing the payment and performance of the indemnification obligations of INVETECH set forth in Section 5.2 of the Merger Agreement.

     3. INVESTMENT AND EARNINGS.

     (a) During the term of this Escrow Agreement, the Escrow Agent shall invest and reinvest cash, whether received as a portion of the Escrow Amount or as proceeds thereof or earnings thereon, in U.S. treasury securities, interest-bearing accounts maintained at, or interest bearing instruments issued by, commercial banks designated in writing by Applied and the Shareholder Representative (as hereinafter defined) or failing such designation, in U.S. treasury securities. Any such investments comprising any portion of the Escrow Amount shall be registered in the name of the Escrow Agent. The Escrow Agent shall not be responsible for any loss arising out of or resulting from any such investments, except for intentional wrongdoing or gross negligence. The Escrow Agent is hereby authorized and directed to receive and hold in escrow pursuant to the terms hereof, in its capacity as Escrow Agent, all proceeds and earnings to which the cash and other property comprising the Escrow Amount would be entitled. Subject to Section 3(b) hereof, all earnings (but not proceeds) on the Escrow Amount and amounts, if any, deposited into the Escrow Account pursuant to Sections 1(b), (c), (d) and (e) above shall be distributed to the Shareholders by the Escrow Agent annually on or before December 31 each year in accordance with the terms of the Escrow Release Instructions set forth on Schedule 4(b). For purposes of this Escrow Agreement, "earnings" shall mean the amount, if any, by which the property held by the Escrow Agent in the Escrow Account exceeds the Escrow Amount (as reduced from time to time pursuant to the terms hereof).

     (b) To the extent required by law, during the term of this Escrow Agreement, all federal, state and local income or other taxes assessed on any proceeds, interest or income received on, or on the value of, the Escrow Amount which are required to be withheld, paid or deducted by the Escrow Agent shall be withheld, paid, and deducted by the Escrow Agent from earnings, if any, prior to distribution to the Shareholders in accordance with Section 3(a) or 4. During the term of this Agreement, the Escrow Agent may retain such accountants, attorneys and other experts as it shall deem advisable in connection with any audits by any taxing authorities concerning the Escrow Amount. All reasonable out-of-pocket costs, expenses or advances incurred by the Escrow Agent as a result thereof shall be borne equally by Applied and the Shareholders; provided, however, any such amounts to be borne by the Shareholders shall be deducted and paid by the Escrow Agent first from any earnings on the Escrow Amount prior to distribution to the Shareholders in accordance with Section 3(a) or 4, or if earnings on the Escrow Amount shall be inadequate, then from the Escrow Amount. All such amounts to be borne by Applied shall be paid directly by Applied upon written request of the Escrow Agent. The Escrow Agent shall have no personal liability for any such taxes or costs.

     4. ESCROW DISTRIBUTIONS AND DELIVERY.

     (a) The Escrow Agent shall hold the Escrow Amount until such time or times as the Escrow Agent is directed to distribute all or any portion of the Escrow Amount to the Shareholders or Applied pursuant to the terms hereof or pursuant to the joint written instructions of Applied and the Shareholder Representative. The respective percentage amounts of any distribution that, subject to the terms and condition contained herein, shall be paid to each of the Shareholders in a distribution to Shareholders, is set forth in Schedule 4(a) hereto. All distributions by the Escrow Agent to the Shareholders pursuant to this Agreement shall be divided among the Shareholders in proportion of the respective percentages set forth on Schedule 4(a) corresponding to their respective names.

     (b) On the dates set forth on Schedule 4(b) hereto, if no Notice of Claim for indemnification has been submitted by Applied that remains pending pursuant to the terms hereof, the Escrow Amount shall be reduced to the amount set forth on Schedule 4(b) corresponding to such date. After payment of or provision for all amounts to be borne and paid by the Shareholders hereunder, the Escrow Agent shall disburse to the Shareholders from the Escrow Account an amount equal to the excess of the fair cash value of all property held in the Escrow Account (determined by the Escrow Agent in accordance with its ordinary practices) in excess of the then applicable Escrow Amount (each amount to be so released, an "Interim Release Amount") in accordance with the terms of the "Escrow Release Instructions" set forth on Schedule 4(b). If any

Notice(s) of Claim for indemnification have been submitted by Applied which remain pending, the Escrow Agent shall distribute from the Escrow Account to the Shareholders in accordance with the terms of the Escrow Release Instructions the difference (if such amount is greater than zero) between (x) the Interim Release Amount and (y) the aggregate amount of all pending claims for indemnification specified in the Notice(s) of Claim for indemnification which have been submitted by Applied and which remain pending pursuant to the terms hereof.

     (c) On the date which is sixty months following the date hereof, if no Notice of Claim for indemnification has been submitted by Applied that remains pending pursuant to the terms hereof, the Escrow Agent shall distribute to the Shareholders all amounts held in the Escrow Account (the "Final Release Amount") in accordance with the terms of the Escrow Release Instructions. If any Notice(s) of Claim for indemnification have been submitted by Applied which remain pending, the Escrow Agent shall distribute from the Escrow Account to the Shareholders in accordance with the terms of the Escrow Release Instructions the difference (if such amount is greater than zero) between (x) the Final Release Amount and (y) the aggregate amount of all pending claims for indemnification specified in the Notice(s) of Claim for indemnification which have been submitted by Applied and which remain pending pursuant to the terms hereof.

     (d) Upon receipt of joint written instructions from Applied and the Shareholder Representative, the Escrow Agent shall deliver the Escrow Amount, or such portion thereof as is specified in such instructions, according to the instructions contained therein.

     (e) In the event that any amounts are withheld from distribution to the Shareholders as a result of pending claims for indemnification under subsections 4(b) and (c) above and, thereafter, indemnification relating such pending claims are determined pursuant to section 5(a) below to be payable in an amount less than the amount specified in the applicable Notice of Claim, Applied and the Shareholder Representative shall promptly execute joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver the difference to the Shareholders in accordance with the terms of the "Escrow Release Instructions" set forth on Schedule 4(b).

     5. ASSERTION OF CLAIMS.

     (a) If Applied claims that it is entitled to indemnification under the Merger Agreement, written notice (a "Notice of Claim") of such claim specifying with particularity the value and factual basis of the claim, to the extent then known, shall be given to the Shareholder Representative and the Escrow Agent. Applied and the Shareholder Representative shall discuss each Notice of Claim in good faith to determine the validity and (if the claim is then liquidated) the value of such claim for indemnification. If Applied and the Shareholder Representative agree on the validity and the value of the claim for indemnification, Applied and the Shareholder Representative shall execute joint written instructions to the Escrow Agent instructing that the Escrow Agent shall deliver to Applied such portion of the Escrow Amount as is specified in such instructions, in accordance with the instructions contained therein. If Applied and the Shareholder Representative cannot agree on the validity of the claim (which shall include both the validity of the nature and amount of the claim asserted) for indemnification and/or (if the claim is then liquidated) the value of the claim specified in the Notice of Claim, then the claim may be submitted by either party to an arbitrator, who shall be appointed in accordance with the Commercial Rules of the American Arbitration Association, for arbitration in Toledo, Ohio in accordance with the Commercial Rules of the American Arbitration Association, and the decision of such arbitrator shall be final and binding upon the parties. The arbitrator shall issue a written decision with respect to any disputes relating to any Notice of Claim submitted to arbitration. Upon the rendering of any such decision, Applied and the Shareholder Representative shall promptly execute joint written instructions consistent with such decision notifying the Escrow Agent of the resolution of such Notice of Claim and, as and if appropriate, instructing the Escrow Agent to make distributions from the Escrow Account consistent with such decision. Judgment in accordance with the decision of the arbitrator may be entered in any court of competent jurisdiction.

     (b) During the time that any portion of the Escrow Amount is held by the Escrow Agent and until distribution by the Escrow Agent to the Shareholders or Applied, neither the Shareholders nor Applied shall be entitled to the Escrow Amount and the Escrow Amount shall not be subject to any lien, security interest or encumbrance of any kind placed thereon by any of them.

     (c) Applied and the Shareholder Representative shall be free to bring all differences of interpretation and disputes arising in connection with this Agreement to the attention of the other at any time without prejudicing their harmonious relationship and operations hereunder, and the good offices and facilities of either party shall be available at all times for the prompt and effective adjustment of any and all such differences, either by mail, telephone or personal meeting under friendly and courteous circumstances.

     (d) Promptly after receipt by Applied or Merger Sub of notice of the commencement of any claim, action or proceeding ("Proceeding") against either of them (including, but not limited to a Proceeding regarding any federal, state or local tax) which either of them believes may result in a claim for indemnification under the Merger Agreement, Applied will give notice to the Shareholder Representative of the commencement of such Proceeding, but the failure to notify the Shareholder Representative will not impair Applied's right to indemnification, except to the extent that the Shareholder Representative demonstrates that the defense of such action is prejudiced by Applied's failure to give such notice.

     (e) If any Proceeding referred to in Section 5(d) is brought against Applied or Merger Sub and Applied gives notice to the Shareholder Representative of the commencement of such Proceeding, the Shareholder Representative will be entitled to participate in such Proceeding and his/her reasonable legal fees and expenses shall be payable from the Escrow Amount. If notice is given to the Shareholder Representative of the commencement of a Proceeding and the Shareholder Representative does not, within thirty days after such notice is given, give notice to Applied of its election to participate in the defense of such Proceeding, the Shareholder Representative will be bound by any determination made in such Proceeding or any compromise or settlement effected by Applied or the Merger Sub. If the Shareholder Representative does so elect to participate in the defense of such Proceeding, Applied or Merger Sub shall give notice to the Shareholder Representative of any proposed settlement or compromise and will not compromise or settle such Proceeding if within seven days of Applied giving such notice, the Shareholder Representative objects to the terms of such compromise or settlement; provided, further, under no circumstances shall Shareholder Representative unreasonably withhold consent to any compromise or settlement.

     6. TERMINATION. Unless a Notice of Claim has been received by the Escrow Agent and no joint instruction providing notice of resolution has subsequently been received by the Escrow Agent indicating that the dispute has been resolved, this Escrow Agreement shall terminate five years following the Effective Time and the Escrow Agent shall deliver the Escrow Amount, or the portion thereof remaining in the Escrow Account, to the Shareholders in accordance with the terms of the Escrow Release Instructions.

     7. SHAREHOLDER REPRESENTATIVE. As used herein, the term "Shareholder Representative" shall mean Thomas P. Moore II and Dennis P. Moore, or their duly appointed successors, and either shall be and hereby are severally empowered to act with full authority of the Shareholder Representative under this Agreement. If either Shareholder Representative dies, resigns or otherwise ceases to be a Shareholder Representative, the remaining Shareholder Representative may appoint a successor Shareholder Representative or, if no successor is appointed within ninety days or there is no remaining Shareholder Representative, then a majority in interest of the Shareholders may appoint a successor Shareholder Representative.

     8. THIRD PARTY BENEFICIARIES. The provisions of this Escrow Agreement shall be binding upon, inure to the benefit of and be enforceable by the Escrow Agent, Applied, Merger Sub, INVETECH, the Shareholder Representatives and the Shareholders and each of their respective heirs, representatives, executives, administrators, successors and assigns. No person is intended to be a third party beneficiary hereunder.

     9. INDEMNIFICATION; EXPENSES. The Shareholders and Applied jointly and severally agree to hold the Escrow Agent harmless and indemnify it from any loss or claim whatsoever arising in conjunction with the performance of the duties of the Escrow Agent, but only to the extent that the Escrow Agent has fully complied with the provisions of this Escrow Agreement. Said indemnification shall survive the termination of this Escrow Agreement. The Shareholders and Applied shall bear equally the fees and expenses of the Escrow Agent as set forth on Schedule 9 hereto; provided, however, any such amounts to be borne by the

Shareholders shall be deducted and paid by the Escrow Agent first from any earnings on the Escrow Amount prior to distribution to the Shareholders in accordance with Section 3(a) or 4, or if earnings on the Escrow Amount shall be inadequate, then from the Escrow Amount.

     10. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) at the time of delivery if personally delivered or telecopied (with confirmation of receipt), (ii) the next day, if delivered by a nationally-recognized overnight express service, or (iii) in five (5) days, if sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

    (a) If to Applied to:

        Applied Industrial Technologies, Inc.
        3600 Euclid Avenue
        Cleveland, Ohio 44115-1925
        Telephone Number: (216) 881-8900
        Facsimile Number: (216) 391-6217
        Attn: Robert C. Stinson, Esq.

        with copy to:

        Squire, Sanders & Dempsey L.L.P.
        4900 Key Tower
        127 Public Square
        Cleveland, Ohio 44114-1304
        Telephone Number: (216) 479-8500
        Facsimile Number: (216) 479-8780
        Attn: David A. Zagore, Esq.

    (b) if to INVETECH or the Shareholder Representative:

        INVETECH Company
        1400 Howard Street
        Detroit, Michigan 48216
        Telephone Number: (313) 963-6011
        Facsimile Number: (313) 963-5427
        Attn: Thomas P. Moore II
              Dennis P. Moore

        with a copy to:

        Miller, Canfield, Paddock and Stone, P.L.C.
        150 West Jefferson, Suite 2500
        Detroit, Michigan 48226
        Telephone Number: (313) 963-4240
        Facsimile Number: (313) 496-8451
        Attn: Bruce D. Birgbauer, Esq.

    (c) if to Escrow Agent:

        NBD Bank
        [Address]

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.

     11. ENTIRE AGREEMENT. This Escrow Agreement is the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

     12. AMENDMENTS; WAIVER. This Escrow Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, the party waiving compliance.

     13. ASSIGNMENT. No assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express written consent of all of the other parties hereto. No Shareholders may assign any rights under this Escrow Agreement.

     14. COUNTERPARTS. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     15. GOVERNING LAW. This Escrow Agreement shall be governed by and construed in accordance with the laws of the state of Ohio, without giving effect to the conflicts of law principles thereof.

     IN WITNESS WHEREOF, the parties hereto have affixed their signatures to this Escrow Agreement upon the date first set forth above.

APPLIED:

APPLIED INDUSTRIAL TECHNOLOGIES,
INC.

By:
    --------------------------------
    Name:
    --------------------------------
    Title:
    --------------------------------

INVETECH:

INVETECH COMPANY

By:
    --------------------------------
    Name:
    --------------------------------
    Title:
    --------------------------------

ESCROW AGENT:

NBD BANK

By:
    --------------------------------
    Name:
    --------------------------------
    Title:
    --------------------------------

SHAREHOLDER REPRESENTATIVES:

------------------------------------
Thomas P. Moore II

------------------------------------
Dennis P. Moore

MERGER SUB:

IC ACQUISITION CORPORATION

By:
    --------------------------------
    Name:
    --------------------------------
    Title:
    --------------------------------

                                 SCHEDULE 4(b)

                         DATE                           ESCROW AMOUNT
------------------------------------------------------  -------------
Effective Time........................................   $10,000,000
January 1, 2000.......................................   $ 5,000,000
April 1, 2001.........................................   $ 2,500,000

                                                                         ANNEX C

                            [OPPENHEIMER LETTERHEAD]

                           [To be filed by amendment]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Applied's Code of Regulations provides that Applied shall indemnify its directors and officers to the fullest extent permitted by Ohio law, including circumstances in which indemnification is otherwise discretionary under Ohio law. Applied has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Ohio Law. The indemnification agreements may require Applied, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities arising from willful misconduct or willful disregard of duties), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain director's insurance if available on reasonable terms.

     Applied believes that the indemnification provisions in its Code of Regulations and the indemnification agreements will facilitate Applied's ability to continue to attract and retain qualified individuals to serve as directors and officers of Applied. It is the opinion of the Commission that indemnification provisions such as those contained in the Applied Code of Regulations and these agreements have no effect on a director's or officer's liability under the federal securities laws.

     Applied has also obtained directors and officers' liability insurance covering, subject to certain exceptions, actions taken by Applied's directors and officers in their capacities as such.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

     The following exhibits are filed herewith.

EXHIBIT NO.                                       DESCRIPTION
-----------     --------------------------------------------------------------------------------
      2(a)      Plan and Agreement of Merger among Applied, Merger Sub and Invetech dated as of
                April 29, 1997 included as Annex A to the Prospectus filed as part of this
                Registration Statement.
      3(a)      Amended and Restated Articles of Incorporation of Applied.
      3(b)      Code of Regulations of Applied adopted September 6, 1988.
      4(a)      Certificate of Merger of Bearings, Inc. (Ohio) and Bearings, Inc. (Delaware)
                filed with the Ohio Secretary of State on October 18, 1988, including an
                Agreement of Merger and Plan of Reorganization between Bearings, Inc. (Ohio) and
                Bearings, Inc. (Delaware) dated September 6, 1988.
      4(b)      $80,000,000 Maximum Aggregate Principal Amount Note Purchase and Private Shelf
                Facility dated October 31, 1992 between Applied and The Prudential Insurance
                Company of America (as amended and restated).
      5(a)      Opinion of Squire, Sanders & Dempsey L.L.P. as to the legality of the Applied
                Common Stock being registered hereby.
     10(a)      Form of Executive Severance Agreement between Applied and each of its executive officers, together with schedule pursuant to Instruction 2 of Item 601(a) of
                Regulation S-K identifying the officers and setting forth the material details in which the agreements differ from the form of agreement that is filed.
     10(b)      Consulting, Noncompetition and Confidentiality Agreement between Applied and J.
                Michael Moore (to be entered into as of the Closing Date).
     10(c)      A written description of Directors' Compensation Program.

EXHIBIT NO.                                       DESCRIPTION
-----------     --------------------------------------------------------------------------------
     10(d)      Applied Deferred Compensation Plan for Non-Employee Directors (January 1, 1997
                Restatement).
     10(e)      A written description of Applied's Non-Contributory Life and Accidental Death
                and Dismemberment Insurance for executive officers.
     10(f)      A written description of Applied's Long-Term Disability Insurance for executive officers.
     10(g)      Form of Director and Officer Indemnification Agreement entered into between
                Applied and its directors and its executive officers, together with a schedule pursuant to Instruction 2 of Item 601(a) of Regulation S-K identifying the directors and executive officers executing such Agreements.
     10(h)      Applied Supplemental Executive Retirement Benefits Plan (July 1, 1993
                Restatement) currently covering 7 executive officers of Applied (as well as certain retired executive officers).
     10(i)      First Amendment to Applied Supplemental Executive Retirement Benefits Plan (July
                1, 1993 Restatement).
     10(j)      Applied Deferred Compensation Plan (January 1, 1997 Restatement).
     10(k)      Applied 1990 Long-Term Performance Plan.
     10(l)      A written description of Applied's Management Incentive Plan.
     10(m)      Applied Supplemental Defined Contribution Plan (January 1, 1997 Restatement).
     10(n)      Lease dated as of March 1, 1996 between Applied and the Cleveland-Cuyahoga Port
                Authority.
     11(a)      Computation of Net Income Per Share of Applied Common Stock.
     11(b)      Computation of Net Income Per Share of Invetech Common Stock.
     21         Subsidiaries of Applied.
     23(a)      Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5(a)).
     23(b)      Consent of Deloitte & Touche LLP.
     23(c)      Consent of Deloitte & Touche LLP.
     24         Power of Attorney.
     27         Financial Data Schedule.

     (B) FINANCIAL STATEMENT SCHEDULES.

                     APPLIED INDUSTRIAL TECHNOLOGIES, INC.

               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS
                FOR THE YEARS ENDED JUNE 30, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                              COLUMN C
                                               COLUMN B      ----------      COLUMN D       COLUMN E
                                              ----------     ADDITIONS      ----------     ----------
                    COLUMN A                  BALANCE AT     CHARGED TO     DEDUCTIONS      BALANCE
    ----------------------------------------  BEGINNING      COSTS AND         FROM          AT END
                  DESCRIPTION                 OF PERIOD       EXPENSES       RESERVE       OF PERIOD
    ----------------------------------------  ----------     ----------     ----------     ----------
    YEAR ENDED JUNE 30, 1996:
    Reserve deducted from assets to which it
      applies -- allowance for doubtful
      accounts..............................    $2,300         $2,123         $2,023(A)      $2,400

    YEAR ENDED JUNE 30, 1995:
    Reserve deducted from assets to which it
      applies -- allowance for doubtful
      accounts..............................    $1,900         $1,710         $1,310(A)      $2,300

    YEAR ENDED JUNE 30, 1994:
    Reserve deducted from assets to which it
      applies -- allowance for doubtful
      accounts..............................    $2,000         $1,418         $1,518(A)      $1,900

---------------

     (A) Amounts represent uncollectible accounts charged off.

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-4 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF OHIO, ON MAY 23, 1997.

                                        APPLIED INDUSTRIAL TECHNOLOGIES, INC.

                                        By: /s/ JOHN C. DANNEMILLER
                                           -------------------------------------
                                           (Chairman, Chief Executive Officer &
                                                       President)

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT ON FORM S-4 HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

                  NAME                                TITLE                        DATE
----------------------------------------  ------------------------------   ---------------------

/s/ JOHN C. DANNEMILLER                   Chairman, Chief Executive            May 23, 1997
----------------------------------------  Officer & President
John C. Dannemiller

/s/ JOHN C. ROBINSON                      Vice Chairman                        May 23, 1997
----------------------------------------
John C. Robinson

/s/ JOHN R. WHITTEN                       Vice President-Finance &             May 23, 1997
----------------------------------------  Treasurer (Principal Financial
John R. Whitten                           Officer)

/s/ MARK O. EISELE                        Controller (Principal                May 23, 1997
----------------------------------------  Accounting Officer)
Mark O. Eisele

*                                         Director                             May 23, 1997
----------------------------------------
William G. Bares

*                                         Director                             May 23, 1997
----------------------------------------
William E. Butler

*                                         Director                             May 23, 1997
----------------------------------------
Russel B. Every

*                                         Director                             May 23, 1997
----------------------------------------
L. Thomas Hiltz

*                                         Director                             May 23, 1997
----------------------------------------
Dr. Roger D. Blackwell

*                                         Director                             May 23, 1997
----------------------------------------
Russell R. Gifford

*                                         Director                             May 23, 1997
----------------------------------------
John J. Kahl

*                                         Director                             May 23, 1997
----------------------------------------
Dr. Jerry Sue Thornton

*By: /s/ ROBERT C. STINSON
     ---------------------------------
Robert C. Stinson,
     as Attorney-in-fact

                                  EXHIBIT LIST

                                                                                        LOCATION OF
                                                                                        EXHIBIT IN
                                                                                        SEQUENTIAL
                                                                                         NUMBERING
EXHIBIT NO.                                 DESCRIPTION                                   SYSTEM
-----------   ------------------------------------------------------------------------  -----------
      2(a)    Plan and Agreement of Merger among Applied, Merger Sub and Invetech dated as of April 29, 1997 included as Annex A to the Prospectus filed as part of this Registration Statement.
      3(a)    Amended and Restated Articles of Incorporation of Applied Industrial
              Technologies, Inc., an Ohio corporation, dated January 1, 1997.
      3(b)    Code of Regulations of Applied adopted September 6, 1988.
      4(a)    Certificate of Merger of Bearings, Inc. (Ohio) and Bearings, Inc.
              (Delaware) filed with the Ohio Secretary of State on October 18, 1988, including an Agreement of Merger and Plan of Reorganization between
              Bearings, Inc. (Ohio) and Bearings, Inc. (Delaware) dated September 6,
              1988.
      4(b)    $80,000,000 Maximum Aggregate Principal Amount Note Purchase and Private
              Shelf Facility dated October 31, 1992 between Applied and The Prudential
              Insurance Company of America (as amended and restated).
      5(a)    Opinion of Squire, Sanders & Dempsey L.L.P. as to the legality of the
              Applied Common Stock being registered hereby.
     10(a)    Form of Executive Severance Agreement between Applied and each of its executive officers, together with schedule pursuant to Instruction 2 of
              Item 601(a) of Regulation S-K identifying the officers and setting forth the material details in which the agreements differ from the form of agreement that is filed.
     10(b)    Consulting, Noncompetition and Confidentiality Agreement between Applied and J. Michael Moore (to be entered into as of the Closing Date of the
              Merger).
     10(c)    A written description of Directors' Compensation Program.
     10(d)    Applied Deferred Compensation Plan for Non-Employee Directors (January
              1, 1997 Restatement).
     10(e)    A written description of Applied's Non-Contributory Life and Accidental
              Death and Dismemberment Insurance for executive officers.
     10(f)    A written description of Applied's Long-Term Disability Insurance for executive officers.
     10(g)    Form of Director and Officer Indemnification Agreement entered into between Applied and its directors and its executive officers, together with a schedule pursuant to Instruction 2 of Item 601(a) of Regulation
              S-K identifying the directors and executive officers executing such
              Agreements.
     10(h)    Applied Supplemental Executive Retirement Benefits Plan (July 1, 1993
              Restatement) presently covering 7 executive officers of Applied (as well as certain retired executive officers).
     10(i)    First Amendment to Applied Supplemental Executive Retirement Benefits
              Plan (July 1, 1993 Restatement).
     10(j)    Applied Industrial Technologies, Inc. Deferred Compensation Plan
              (January 1, 1997 Restatement).
     10(k)    Applied 1990 Long-Term Performance Plan adopted by Shareholders on
              October 16, 1990.

                                                                                        LOCATION OF
                                                                                        EXHIBIT IN
                                                                                        SEQUENTIAL
                                                                                         NUMBERING
EXHIBIT NO.                                 DESCRIPTION                                   SYSTEM
-----------   ------------------------------------------------------------------------  -----------
     10(l)    A written description of Applied's Management Incentive Plan.
     10(m)    Applied Supplemental Defined Contribution Plan (January 1, 1997
              Restatement).
     10(n)    Lease dated as of March 1, 1996 between Applied and the
              Cleveland-Cuyahoga Port Authority.
     11(a)    Computation of Net Income Per Share of Applied Common Stock.
     11(b)    Computation of Net Income Per Share of Invetech Common Stock.
     21       Subsidiaries of Applied.
     23(a)    Consent of Squire, Sanders & Dempsey L.L.P. (included in Exhibit 5(a)).
     23(b)    Consent of Deloitte & Touche LLP.
     23(c)    Consent of Deloitte & Touche LLP.
     24       Power of Attorney.
     27       Financial Data Schedule.